As filed with the Securities and Exchange Commission on October 31, 2006
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Highland Financial Trust
(Exact name of registrant as specified in its charter)

Delaware	6199	75216725
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
(972) 628-4100
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

J. Kevin Ciavarra
General Counsel
Highland Capital Management, L.P.
Two Galleria Tower
13455 Noel Road, Suite 800
Dallas, Texas 75240
(972) 628-4100
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Goldschmidt, Esq.	Jay L. Bernstein, Esq.
Skadden, Arps, Slate, Meagher & Flom	Andrew S. Epstein, Esq.
Four Times Square	Clifford Chance US LLP
New York, New York 10036-6522	31 West 52nd Street
(212) 735-3000	New York, New York 10019
(212) 878-8000

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.
      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐
      If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
      If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of	Proposed Maximum	Amount of
Securities to be Registered	Aggregate Public Offering Price	Registration Fee

Common Shares, par value $0.01 per share	$50,000,000	$5,350

      The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 31, 2006
PROSPECTUS
                  Common Shares
$         Per Share
     Highland Financial Trust (the “Trust”) is a Delaware statutory trust organized in January 2006 by our manager, Highland Capital Management, L.P. (“Highland Capital”), to own substantially all of the common partnership units (“LP units”) of Highland Financial Partners, L.P. (the “LP”). The LP is a holding company formed to provide the Trust’s common shareholders with the earnings from its leveraged credit subsidiaries and other assets. The LP primarily owns structured finance subsidiaries commonly known as collateralized debt obligation issuers (“CDOs”). The LP is externally managed by Highland Capital, subject to oversight by the board of directors of the LP (the “Board”), which enables the LP to access the diverse leveraged credit expertise of Highland Capital.
     This is the initial public offering of shares of the Trust. Prior to this offering, there has been no public market for our common shares. We currently estimate the initial public offering price to be between $         and $         per common share. We intend to have our common shares listed on the New York Stock Exchange under the symbol “                  ”. We are selling                    common shares and the selling shareholders named in this prospectus are selling                    common shares. We will not receive any proceeds from the sale of any shares by selling shareholders.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
      Investing in the Trust’s common shares involves risks. See “Risk Factors” beginning on page 15 of this prospectus for risks that we think may be significant regarding an investment in the Trust’s common shares.

	Per Share	Total

Public Offering Price	$	$
Underwriting Discounts	$	$
Proceeds, before expenses, to us(1)	$	$
Proceeds to selling shareholders

(1)	We estimate that we will incur approximately $ in expenses in connection with this offering.
     The Trust has granted the underwriters an option to purchase an additional          common shares at the public offering price, less the underwriting discounts, within 30 days after the date of this prospectus to cover over-allotments.
     The underwriters expect to deliver the shares to purchasers on or about                   , 2007.

Citigroup	JPMorgan
                      , 2007

i

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.
MARKET DATA
      Market data used in this prospectus has been obtained from independent industry sources and publications as well as from research reports prepared for other purposes. We have not independently verified the data obtained from these sources and we cannot assure you of the accuracy or completeness of the data. Forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this prospectus.
CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS
      This prospectus contains certain forward-looking statements which are subject to various risks and uncertainties, including without limitation, statements relating to the operating performance of our assets and financing needs. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “project,” “predict,” “continue” or other similar words or expressions. Forward-looking statements are based on certain assumptions, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that the expectations reflected in such forward-looking statements are based on reasonable assumptions, our actual results and performance could differ materially from those set forth in the forward-looking statements. Factors which could have a material adverse effect on our operations and future prospects include, but are not limited to:

•	our limited operating history;

•	our inability to effectively deploy the proceeds raised in this offering;

•	changes in economic conditions generally;

•	our dependence on Highland Capital and inability to find a suitable replacement if Highland Capital were to terminate its management agreement with us;

•	the existence of conflicts of interest in our relationship with Highland Capital and/or its affiliates, which could result in decisions that are not in the best interests of our shareholders;

•	limitations imposed on our business by our exemptions under the Investment Company Act of 1940, as amended (the “1940 Act”);

•	changes in our business strategy;

•	general volatility of the securities markets and the market price of the Trust’s common shares;

•	availability of qualified personnel;

•	changes in our industry, interest rates or the general economy;

•	the degree and nature of our competition; and

•	changes in governmental regulations, tax laws and tax rates and other similar matters which may affect us and holders of our common shares.
      When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. Readers are cautioned not to place undue reliance on any of these forward-looking statements, which reflect our management’s views as of the date of this prospectus.

ii

The “Risk Factors” and other factors noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statement.
      Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

iii

SUMMARY
      The following summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including “Risk Factors,” before making a decision to invest in the Trust’s common shares. In this prospectus, unless the context suggests otherwise, references to “we,” “us” and “our” refer to collectively Highland Financial Trust, a Delaware statutory trust, Highland Financial Partners, L.P., a Delaware limited partnership, and their subsidiaries; reference to the “Trust” means Highland Financial Trust; reference to “Highland Capital” means Highland Capital Management, L.P., a Delaware limited partnership, and our manager; reference to the “LP” means Highland Financial Partners, L.P.; reference to “LP units” means the limited partner interests in the LP; reference to “common shares” and “shares” mean the common shares of beneficial interest of Highland Financial Trust. Unless indicated otherwise, the information included in this prospectus assumes no exercise by the underwriters of their option to purchase an additional           common shares to cover over-allotments.
Overview
      The Trust is a Delaware statutory trust organized in January 2006 by our manager, Highland Capital, to own substantially all of the LP units. The LP is a holding company formed to provide the Trust’s common shareholders with the earnings from its leveraged credit subsidiaries and other assets. The LP primarily owns structured finance subsidiaries commonly known as collateralized debt obligation issuers (“CDOs”). The LP has utilized a portion of its capital to acquire (i) Highland CDO Holding Company (“CDO Holdco”), a wholly-owned subsidiary that holds equity interests in CDOs, (ii) a 45% economic stake and a 51% voting stake in Highland Financial Real Estate Corp. (“HFT REIT”), a Maryland corporation that expects to elect and qualify to be taxed as a real estate investment trust (“REIT”) for U.S. federal income tax purposes that acquires equity interests in real property and other real estate related assets, (iii) a 25% economic and voting interest in Highland Financial Corp. (“HFC”), a newly organized originator of loans primarily to middle-market companies, (iv) Highland Special Opportunities Holding Company (“SOHC”), a wholly-owned subsidiary which acquires and holds assets that may not be appropriate for the LP’s other subsidiaries, including non-rated debt and stressed and/or distressed assets and (v) interests in other operating companies, limited in the case of domestic companies to minority interests (by value). The LP is expected to utilize the net proceeds from this offering to purchase a majority of the equity of additional CDOs and to further the business strategies of its subsidiaries.
      We seek to leverage the core competencies and resources of Highland Capital to implement a differentiated business strategy across various credit markets in order to provide a high level of risk-adjusted earnings to our shareholders. The LP’s income is primarily generated by the distributions that it receives from CDO Holdco which includes distributions from its CDO subsidiaries after payment of CDO related expenses and debt service payments and warehousing income related to warehouse arrangements entered into by HFP CDO Construction Corp. (“HFP Corp.”), a subsidiary of CDO Holdco, in connection with the procedures used to fund in-process CDO transactions. Our other subsidiaries’ activities, including those in stressed and/or distressed assets, our interest in HFT REIT and our minority ownership of operating companies, will generate similar income and may generate gains.
      In implementing our business strategy, we intend to use leverage at our subsidiaries in order to increase the potential return on shareholders’ equity. Although our business policies do not provide for any minimum or maximum limitations on leverage, the actual amount of leverage that we will utilize will depend upon a variety of factors, including type and maturity of assets, cost of financing, credit profile of the underlying assets and general economic and market conditions.
      In February 2006, we completed our initial private offering of common shares, pursuant to which we raised approximately $241 million in net proceeds. As of September 1, 2006, we utilized approximately $139 million of the net proceeds from our initial private offering to acquire a majority of the equity of four CDOs structured for us by Highland Capital. These acquisitions provide us with immediate income from the net cash flows from approximately $4.9 billion in underlying collateral. Our current CDO subsidiaries include: (i) Tierra Alta Funding I, Ltd., an asset-backed CDO that owns residential mortgage-backed securities (“RMBS”) and the debt tranches of third-party CDOs, (ii) Rockwall CDO Ltd., a collateralized loan obligation issuer (“CLO”) that owns corporate leveraged loans and debt tranches of third-party CLOs,

(iii) Red River CLO Ltd., a CLO that owns senior secured loans of U.S. borrowers and (iv) Highlander Euro CDO B.V., a CDO that owns senior secured, second lien and mezzanine loans of European borrowers. The remaining proceeds from our initial private offering in February 2006 were used to capitalize SOHC, make investments in HFC and HFT REIT and for working capital.
      In October 2006, we completed an additional private placement of our common shares which generated net proceeds of approximately $162.5 million. We expect to use the net proceeds from the October 2006 private offering, primarily to purchase a majority of the equity of several of the eight additional CDOs that Highland Capital is structuring on our behalf. As of September 1, 2006, the eight additional CDOs consist of a diversified asset pool of over $3.1 billion of underlying collateral, which is currently being held in warehouse facilities. Immediately after purchasing the majority of the equity of each CDO, we will be provided with the proportionate income from the net cash flows generated by these underlying assets. In addition, we expect to earn warehousing income related to warehousing arrangements entered into by HFP Corp. in connection with the procedures to fund our prospective CDO transactions. For further information on the eight additional CDOs that Highland Capital is structuring on our behalf, see “Our Company — Collateralized Debt Obligation Issuers — Prospective CDO Subsidiaries.”
      We have taken multiple steps to structure our relationship with Highland Capital so that our interests and those of Highland Capital are closely aligned. Highland Capital owns approximately 10.9% of our common shares outstanding prior to this offering. These shares, together with 66,667 LP units owned by Highland Capital and 175,953 restricted LP units owned by Highland Capital, represent approximately 13.1% of the Trust’s fully diluted common shares prior to this offering, and      % upon completion of the offering. The exclusivity provisions of the management agreement with Highland Capital mandate that we will be the only publicly traded entity sponsored by Highland Capital that is primarily engaged in the business of owning all or a majority of the equity interests of CDO subsidiaries. These provisions also provide that, subject to certain specified exceptions, until 75% of the proceeds from this offering have been deployed by us in accordance with our business strategies, Highland Capital will not sponsor or act as collateral manager for any newly created eligible CDO other than on our behalf. Furthermore, at all times, the management agreement mandates that our company be allocated opportunities in accordance with Highland Capital’s asset allocation procedures which operate on a principle of fair allocation with respect to par bank debt to all of Highland Capital’s clients over time. In addition, Highland Capital Special Allocation Co. (“HSAC”), a wholly-owned subsidiary of Highland Capital, will receive an incentive allocation and corresponding distribution from the LP in addition to Highland Capital’s base management fee only after the net income of the LP allocable to LP units in any quarter exceeds an equivalent annual return equal to the greater of 8% or 2% above the U.S. Ten-Year Treasury Rate in effect for such quarter. We believe that these steps will create an incentive for Highland Capital and us to operate with the objective of maximizing earnings for our shareholders.
      We believe that our access to the resources, infrastructure and expertise of Highland Capital provides us with a wide variety of business opportunities and significant competitive advantages. We believe that this access, together with Highland Capital’s general philosophy of diversification and rigorous credit analysis for acquiring fixed-income assets, will position us to create a diversified portfolio that is designed to achieve our business objective. We expect Highland Capital to acquire assets for our benefit based on various factors, including: relative value, leveraged risk-adjusted earnings, current and projected credit fundamentals analysis, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity and cost of financing and compliance with relevant regulatory requirements.
Highland Capital
      The LP and its subsidiaries are externally managed by Highland Capital pursuant to a management agreement and are subject to oversight by the board of directors of the LP (the “Board”), which includes a majority of independent directors. All of the LP’s executive officers are employees of Highland Capital or one or more of its affiliates, except its controller, who is a full-time employee of the LP.
      Founded in 1993, Highland Capital specializes in managing credit, structured product and special situation opportunities utilizing a fundamental research-driven, value-oriented approach. Highland Capital is a leading manager of alternative and credit sensitive debt products with over $30.9 billion in assets under management as of September 1, 2006. We believe that our access to the resources, infrastructure and expertise of Highland Capital will provide us with a wide variety of business opportunities and significant competitive advantages that will position us to produce attractive risk-adjusted earnings for our shareholders. Over the past few years, Highland Capital and/or its affiliates have been diversifying their business within traditional investment advisory activities and in other businesses, including the acquisition of NexBank SSB, a state chartered savings bank. The formation of the Trust and the LP primarily to own and operate CDOs and the formation of HFC to engage in the loan origination business represents further diversification by Highland Capital beyond investment management activities.
      Highland Capital currently manages assets through a variety of structures, including CDOs, separate accounts, structured financial products other than CDOs, hedge funds and registered investment companies. Since Highland Capital’s inception, Highland Capital and its affiliates have invested more than $500 million of their own capital in the equity tranches of its CDOs and other funds and accounts that it manages. The managed accounts of Highland Capital and its affiliates have investments in approximately 1,400 credit positions across approximately 36 industries. Highland Capital, or one of its affiliates or predecessors, has been an SEC-registered investment advisor since April 1993.
      Highland Capital believes it is one of the largest sponsors of CDOs in the United States. Since 1996, Highland Capital and its affiliates have sponsored 16 CDOs, including issuing approximately $3.2 billion of CDO securities in 2005, and approximately $4.9 billion in 2006, and manage over $15.5 billion in CDO assets (including warehouse facilities relating to in-process CDO transactions) as of September 1, 2006.

Competitive Advantages
      Experienced Management Team. The LP’s Management Committee consists of three senior managers of Highland Capital who together have more than 50 years of combined experience in the fields of corporate finance, leveraged loans, capital markets, risk management, credit analysis, structured product and special situation investing. We expect that the extensive experience of these executives, and their ability to utilize all functional areas, capabilities, and processes of Highland Capital, provides us with the ability to generate acquisition opportunities across all of our targeted asset classes and effectively structure and finance our portfolio.
      Depth of Experience within Targeted Asset Classes. As of September 1, 2006, Highland Capital and its affiliates managed 19 CDOs, 16 of which Highland Capital sponsored. Highland Capital has structured for us four CDOs which we have acquired since February 2006. We expect to use the net proceeds from our October 2006 private placement to purchase a majority of the equity of the eight additional CDOs that Highland Capital is structuring on our behalf. As of September 1, 2006, Highland Capital and its affiliates manage portfolios with over $15.5 billion in CDO assets (including warehouse facilities relating to in-process CDO transactions), purchase and sell more than $1.9 billion per month in principal amount of credit assets, and hold approximately 1,400 credit positions across 36 industries. Highland Capital Real Estate Advisors (“HCREA”), a real estate investment division of Highland Capital, will assist the LP’s subsidiaries in acquiring real property and real estate related assets. HCREA is responsible for managing approximately $376 million in real estate related assets as of September 1, 2006. Highland Capital also has opportunistically acquired minority interests in third-party sponsored CDOs as well as a variety of other fixed-income assets and equity and debt issued by operating companies.
      Flexible organizational structure. Our organizational structure provides us with the flexibility to structure a variety of CDOs and make other acquisitions across a broad range of industries and asset classes, further enhancing the diversification of our overall portfolio. The underlying collateral of CDOs can be opportunistically selected based on yields, expected credit performance, diversification objectives and the cost of match-term funding the assets. We believe our flexible organizational structure enables us to provide our shareholders with attractive risk-adjusted earnings in a tax efficient manner across a range of economic conditions and interest rate and credit cycles.
      Access to Highland Capital’s Infrastructure. We believe we have a significant competitive advantage through our access to Highland Capital and its affiliates. Highland Capital’s operational infrastructure professionals assist us in operating our CDO and other subsidiaries. Highland Capital’s real estate team assist the LP’s subsidiaries in acquiring real property and real estate related assets. We have access to Highland Capital’s credit trading group comprised of two senior traders, one bond trader and one portfolio analyst, as well as the structured products and portfolio management group.
      Access to Highland Capital’s Deal Flow. We recognize that acquiring assets in our targeted classes is highly competitive, and that we compete with many other participants for opportunities in these areas. Accordingly, we believe the ability to identify such opportunities is important to our success, and distinguishes us from many of our competitors. We believe that the strengths of Highland Capital and our ability to leverage these strengths give us a competitive advantage over our competitors. We expect to source the majority of our assets through Highland Capital’s relationships with a large and diverse group of financial intermediaries, including commercial and investment banks.
      Benefits of Highland Capital’s Management of each CDO. By acting as sponsor and manager of each of our CDOs we provide our shareholders with several advantages over direct CDO equity investors. We purchase equity at a lower cost basis than direct CDO investors (i.e., net of underwriting or placement fees). We expect this to result in higher internal rates of return and higher dividend yields than would a direct investment in otherwise comparable CDO equity. In addition, because an investment in the Trust offers exposure to a wide array of underlying assets held by the Trust, the Trust’s shares provide diversification benefits that are not typically available to investors investing directly in individual CDO transactions.

Business Strategy
      Our business strategy is to allocate our capital primarily to majority-owned special purpose structured finance subsidiaries that will be structured as CDOs, which are owned by CDO Holdco. These CDOs will focus on the four major CDO sectors: (i) CLOs, (ii) asset-backed, (iii) commercial real estate and (iv) trust preferred securities (“TruPs”). Within these sectors, our subsidiaries will own a broad range of fixed-income assets across a variety of industries. We also own (i) a 45% economic stake and a 51% voting stake in HFT REIT, (ii) a 25% economic and voting interest in HFC, (iii) a 100% interest in SOHC and (iv) interests in other operating companies, limited in the case of domestic companies to minority interests (by value).
      CDOs. Within each of the four major CDO sectors, we will select assets that meet our objectives as majority holders of the equity. We have detailed below the CDO sectors that will be our primary focus, as well as the types of collateral that we will target within each sector:

CDO Sector	Primary Collateral Pool Components

• CLOs	• Corporate Leveraged Loans (U.S. Dollar and Euro denominated)
• High Yield Bonds
• Structured Finance Obligations (first lien and second lien)

• Asset-Backed	• Residential Mortgage-Backed Securities
• Asset-Backed Securities
• Collateralized Debt Obligations

• Commercial Real Estate	• Commercial Real Estate Leveraged Loans
• Commercial Mortgage-Backed Securities
• Commercial Real Estate Mezzanine Loans
• Other Commercial Real Estate Assets
• B-Notes and Other Commercial Real Estate Subordinated Debt

• TruPs	• REIT Trust Preferred CDOs
• Bank Trust Preferred CDOs
      Highland Financial Real Estate Corp. We own a 45% equity interest in HFT REIT. The interest also represents 51% of the voting power in HFT REIT. The remaining equity interest is currently owned by Highland Capital. In the future, it is expected that some or all of the remaining equity interest will be owned by third party investors, Highland Capital affiliates and/or funds managed by Highland Capital. Our interest in HFT REIT provides a tax efficient means for our investors to participate in a professionally managed portfolio of real estate assets. HFT REIT expects to elect and qualify to be treated as a REIT under Section 856 of the Code beginning with its taxable year ending on December 31, 2006, which generally allows it not to be subject to corporate level tax to the extent it currently distributes earnings. HFT REIT invests in vehicles that generate cash flows from real estate and real estate related assets and may invest in other REIT-qualifying real estate assets.
      Highland Financial Corp. We own a 25% interest in HFC which provides the LP with indirect access to proprietary loan origination and enables us to participate indirectly in associated loan origination fees and interest income. HFC intends to leverage Highland Capital’s relationships with approximately 1,400 corporate borrowers and knowledge of future financing needs. We anticipate that HFC will originate corporate leveraged loans, asset-backed loans typically secured by receivables and inventory, exit facilities for corporate borrowers emerging from bankruptcy, debtor in possession loans and real estate related loans. It is intended that HFC will originate and syndicate these loans to third-party financial institutions, accounts managed by Highland Capital and our subsidiaries. The remaining 75% ownership interest in HFC is owned by Highland Capital, Nexbank SSB and Highland Credit Opportunities Fund, LP.
      Highland Special Opportunities Holding Company. We own a 100% interest in SOHC, a Cayman Islands limited company treated as a corporation for U.S. federal income tax purposes. SOHC owns assets which are not appropriate for inclusion in our CDO subsidiaries. The investment objective of SOHC is to deliver attractive risk-adjusted returns by employing a multi-strategy investment approach to exploit relative value and arbitrage opportunities within the credit markets. Highland Capital opportunistically executes directional, relative value, capital structure arbitrage and event-driven investment strategies across various credit markets where it holds significant investment experience: primarily the leveraged loan, high yield, structured products and distressed markets. SOHC seeks to create a diversified portfolio of holdings that will maintain a low correlation to the broader equity and corporate bond markets, as well as to other alternative investment strategies.
      Direct Holdings. Periodically, we may purchase direct equity interests in operating companies that are treated as corporations for U.S. federal income tax purposes. Any such holding in a domestic operating company will not be greater than 50% of the value of such operating company. The remaining ownership interest in these companies may be owned by affiliates or accounts of Highland Capital or third parties. We may also purchase direct equity interests in non-U.S. operating companies.
Summary Risk Factors
      An investment in the Trust’s common shares involves various material risks. You should consider carefully the risks discussed under “Risk Factors” before purchasing the Trust’s common shares.
Material U.S. Federal Income Tax Considerations
      Subject to the discussion in “Material U.S. Federal Income Tax Considerations,” the Trust will not be classified as an association or a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. Instead, the Trust expects that it will be classified as a grantor trust for U.S. federal income tax purposes. As such, owners of the Trust will be treated as beneficial owners of a pro rata portion of the interests in the LP held by the Trust. Subject to the discussion in “Material U.S. Federal Income Tax Considerations,” the LP will be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Accordingly, neither the LP nor the Trust will incur U.S. federal income tax liability; rather, each beneficial owner of common shares will be required to take into account its allocable share of the LP’s income, gain, loss, deduction and other items for the LP’s taxable year ending with or within such owner’s taxable year, regardless of whether any cash or other distributions are made. It is expected that the LP’s method of operation will not result in the LP generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. investors or unrelated business taxable income (“UBTI”) with respect to tax-exempt investors, although there can be no assurance in this regard. For more information regarding the material U.S. federal income tax considerations applicable to an investment in the Trust, prospective investors are urged to consult their tax advisors and to review the sections of this prospectus entitled “Risk Factors — Risks Related to Taxation” and “Material U.S. Federal Income Tax Considerations.”

1940 Act Exclusion
      We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(C) of the 1940 Act (“Section 3(a)(1)(C)”) defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company provided by Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. We expect that most of our CDO subsidiaries and our REIT subsidiary will themselves not be investment companies as a result of exceptions or exemptions for structured finance companies and real estate finance companies and that our interests in these subsidiaries will constitute a substantial majority of our assets. Accordingly, we will not own or propose to acquire investment securities having a value in excess of 40% of the value of our total assets on an unconsolidated basis.
Our Corporate Information
      Our principal executive offices are located at Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240. Our telephone number is (972) 628-4100.

Our Organizational Structure
      The following chart illustrates our expected corporate structure and ownership upon the closing of this offering. All percentages reflect anticipated actual ownership.*

 * Excludes options to purchase 1,100,790 LP units granted to Highland Capital.
Our Management Structure and Corporate Governance
      Our corporate governance structure is substantially similar to that of a traditional holding company formed as a Delaware corporation. Accordingly, although the LP has a general partner (the “General

Partner”), the General Partner has irrevocably delegated substantially all of its authority to the Board, a majority of which are independent. Our Board is not staggered and all of our directors are subject to re-election annually. Holders of the Trust’s common shares have authority (with the requisite minimum number of votes) to call special meetings of partners of the LP, on a pass-through voting basis, to elect and remove the directors of the LP, consent to amendments to the LP Agreement, and to take certain other actions and exercise certain other rights of the holders of LP units. Under our organizational documents, the Trust is required to vote all of its LP units in proportion to the manner in which holders of common shares vote their common shares. The directors will owe substantially similar fiduciary duties to the LP and its equity holders as the directors of a Delaware business corporation owe to the corporation and its stockholders. The directors supervise the activities of the LP and its subsidiaries, including through adoption of various guidelines applicable to Highland Capital as our manager. The directors have established various board committees, including an audit committee, a compensation committee and a nominating and corporate governance committee, to assist them in supervising the activities of the LP and its subsidiaries, all of the members of which are independent. The Trust and the LP will also adopt a code of ethics relating to the conduct of business by our officers and directors. In addition, in general neither the Trust nor the LP is permitted, without the approval of holders of at least a majority of the outstanding LP units or common shares, as applicable, to take any action that a Delaware corporation could not take under the mandatory provisions of the Delaware Business Corporation Law without obtaining the approval of its stockholders.
      The Trust itself holds no assets other than its interest in the LP and pursuant to its terms, is prohibited from acquiring any assets other than interests in the LP.
Management Agreement
      The LP and its subsidiaries are parties to a management agreement with Highland Capital, pursuant to which Highland Capital is responsible for structuring and determining the asset composition of the LP’s subsidiaries and supervising their activities. Highland Capital also assists in obtaining and coordinating appropriate administration assistance for the LP’s activities and assets and certain day-to-day operations. Pursuant to the management agreement, Highland Capital makes asset purchase and sale decisions on behalf of the LP and its subsidiaries. Highland Capital may at any time assign or delegate its duties under the management agreement, or all of its rights and obligations under the management agreement, to any entity which is an affiliate of Highland Capital at the time of assignment provided that Highland Capital will be liable for all acts or omissions of the assignee following any such assignment. See “Highland Capital and the Management Agreement.”
      Highland Capital and/or its affiliates receive the following compensation and incentive allocation in connection with the management services provided to us:

Fee	Summary Description and Method of Computation

Base Management Fee	Payable quarterly in arrears in an amount equal to 0.4375% of the LP’s equity (as defined in the management agreement), which is equal to 1.75% on an annualized basis.

Fee	Summary Description and Method of Computation

Incentive Allocation	Payable quarterly in arrears in an amount equal to (i) 25% of the dollar amount by which (a) the LP’s net income (as determined by U.S. generally accepted accounting principles (“GAAP”)), before accounting for the incentive allocation, per weighted average LP unit for such quarter, exceeds (b) an amount equal to the weighted average of the price per LP unit for all issuances of LP units, after deducting any underwriting discounts and commissions and other costs and expenses relating to such issuances multiplied by the greater of 2% or 0.50% plus one-fourth of the U.S. Ten Year Treasury Rate for such quarter, multiplied by (ii) the weighted average number of LP units outstanding during the quarter, provided that the foregoing calculation of the incentive allocation will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between Highland Capital and the independent directors on the Board and approval by a majority of these independent directors.

Reimbursement of Expenses	Highland Capital will be entitled to be reimbursed by the LP for certain expenses incurred by Highland Capital or its affiliates on behalf of the LP or in connection with the provision of services under the management agreement.

CDO Fees	Highland Capital has agreed to waive the fees payable to it pursuant to the terms and conditions of the governing agreements related to each of our CDO subsidiaries. Each of these waivers and any future waiver will expire on February 3, 2008. Following February 3, 2008, it will be within Highland Capital’s sole discretion whether to continue to waive any portion or all of such fees.

Term and Termination	The term of the management agreement is two years from its commencement in February 2006 and shall be automatically renewed for a one year term on each anniversary date after the initial two year term unless at least two-thirds of the independent directors or two-thirds of the holders of our outstanding common shares determine by resolution that there has been unsatisfactory performance by Highland Capital that is materially detrimental to us or the compensation payable to Highland Capital is unfair and the parties are unable to negotiate an acceptable compensation arrangement. The Board may also terminate the management agreement at any time for cause (as defined in the management agreement). Any such termination will result in automatic termination of the incentive allocation as well.

Fee	Summary Description and Method of Computation

Termination Fee	Unless we terminate Highland Capital for cause we must (i) make a termination payment to Highland Capital equal to the product of (A) four times (B) the management fee earned by Highland Capital during the 24 month period preceding such termination divided by two, and (ii) redeem the special units held by Highland Capital or one of its affiliates at a price equal to the product of (A) four times (B) the amount of the incentive allocation allocated to Highland Capital or one of its affiliates in respect of the special units during the 24 month period preceding such termination divided by two, in each case calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.
Conflicts
      The management services provided by Highland Capital under the management agreement are not exclusive to the LP. Highland Capital and/or its affiliates engage in and may continue to engage in additional management or investment opportunities that overlap with our business. For instance, Highland Capital and/or its affiliates sponsor and manage other CDOs, hedge funds, registered investment companies and separate accounts that invest in leveraged loans, real estate and our other interests. In addition, subject to the exclusivity provisions of the management agreement, Highland Capital may sponsor new companies whose business objectives overlap with the business plan of the LP. Highland Capital and/or its affiliates will act in a manner which they consider fair and equitable in the allocation of business opportunities and Highland Capital’s compliance and legal department have designed and oversee Highland Capital’s conflicts resolution system, which includes controls designed to prevent any client from receiving unduly favorable treatment over time; however, because the decision to offer any business opportunity to us lies within Highland Capital’s discretion, it is possible that we may not be given the opportunity to participate in certain acquisitions made by other clients or affiliates of Highland Capital which meet our business objective. In addition, conflicts may be present when the LP co-purchases assets alongside Highland Capital and/or its affiliates or purchases or sells assets from or to Highland Capital and/or its affiliates or entities in which Highland Capital and/or its affiliates have a significant economic interest. Transactions where Highland Capital has a principal interest and certain transactions where the terms may not reflect market rates require approval by the independent directors.

Summary Financial Data
      In the table below, we provide you with summary financial of the Trust. We have prepared this information as at June 30, 2006 or for the period from February 3, 2006 (commencement of operations) to June 30, 2006 using our consolidated financial statements for the period from February 3, 2006 (commencement of operations) to June 30, 2006, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. Results for the period from February 3, 2006 (commencement of operations) to June 30, 2006 are not necessarily indicative of results that may be expected for the entire year.
      When you read this summary financial and other data, it is important that you read along with it the consolidated financial statements and related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included in this prospectus.

As of
Consolidated Balance Sheet	June 30, 2006

(In thousands)
Assets
Cash and cash equivalents	$101,227
Due from brokers	79,482
Trading securities and loans held for sale	91,162
Securities, available for sale — pledged	2,946,536
Loans, held-for-investment — pledged	3,773,673
Derivative financial instruments	1,220
Interest receivable	55,165
Prepaid expenses	183
Investments in equity of unconsolidated subsidiaries	6,061
Unamortized debt issue costs	33,070

Total assets	$7,087,779

Liabilities and Shareholders’ Equity
Notes payable	$3,262,278
Due to brokers	3,443,297
Accounts payable and accrued expenses	2,251
Management fee payable	1,910
Accrued interest payable	42,854
Other liabilities	18,709

Total liabilities	6,771,299
Minority interest in equity of consolidated subsidiaries	54,054

Shareholders’ Equity
Common shares ($0.01 par value, unlimited shares authorized; 16,467,335 common shares issued and outstanding)	165
Additional paid-in-capital	243,024
Accumulated other comprehensive income	1,351
Retained earnings	17,886

Total shareholders’ equity	262,426

Total liabilities and shareholders’ equity	$7,087,779

From February 3, 2006
(Commencement of Operations)
Consolidated Statement of Income	to June 30, 2006

(In thousands except for share
and per share amounts)
Revenue:
Interest income	$90,568
Other income	10,040

Total revenue	100,608

Operating expenses:
Interest expense	65,424
Management fees	1,910
Professional fees	7,949
Compensation expense	2,205
Other operating expenses	1,711

Total operating expenses	79,199

Operating income	21,409

Equity in income of unconsolidated subsidiaries	61
Realized loss and unrealized gain from investments:
Net realized loss on investment transactions	(67)
Net change in unrealized gain on investments	5,137

Total realized loss and unrealized gain from investments	5,070

Income before minority interest in income of consolidated subsidiaries	26,540
Minority interest in income of consolidated subsidiaries	(8,654)

Net income	$17,886

Net income per common share:
Basic	$1.09

Diluted	$1.01

Weighted average number of common shares outstanding:
Basic	16,419,137

Diluted	17,755,283

The Offering

Common shares we are offering	shares.

Common shares to be sold by selling shareholders

Common shares to be outstanding after this offering	shares.(1)

Use of proceeds	We intend to use the net proceeds of this offering primarily to purchase a majority of the equity of eight additional CDOs that Highland Capital is structuring on our behalf. The net proceeds may also be used for other investments and general corporate purposes. We will not receive any proceeds from any share sold by the selling shareholders.

 (1) Excludes  restricted LP units and options to purchase 822,198 LP units granted to Highland Capital and 66,667 LP units owned by Highland Capital.

Mandatory Exchange of Common Shares
      The LP Agreement and the Trust Agreement provide that holders of the Trust’s common shares must exchange their common shares for LP units in the event that the Board determines in its sole discretion that (1) the Trust or the LP, or both, is, or is reasonably likely to be, treated as a corporation for U.S. federal income tax purposes, if the Trust remains the owner of the LP, (2) the Trust is, or is reasonably likely to be, required to issue IRS Schedules K-1 to holders of the Trust’s common shares, (3) the existence of the Trust otherwise results, or is reasonably likely to result, in a material tax detriment to the Trust, the holders of the Trust’s common shares, the LP or any of its partners, or (4) the burdens of maintaining the existence of the Trust are greater than the benefits derived from maintaining the existence of the Trust. Any such exchange should not be a taxable transaction for U.S. federal income tax purposes, and following such exchange, holders of the Trust’s common shares will be limited partners in the LP and receive IRS Schedules K-1 with respect to their LP units.

RISK FACTORS
      An investment in the Trust’s common shares involves a high degree of risk. You should carefully consider the following information, together with the other information contained in this prospectus, before buying the Trust’s common shares. In connection with the forward-looking statements that appear in this prospectus, you should also carefully review the cautionary statement referred to under “Cautionary Statement Regarding Forward-Looking Statements.”
Risks Related to Our Business

We have a limited operating history and, accordingly, it is difficult to evaluate an investment in the Trust’s common shares.
      We were formed in January 2006 and have a limited operating history prior to this offering. It is difficult to evaluate our future prospects and an investment in the Trust’s common shares due to our limited operating history. We will be subject to the risks generally associated with the formation of any new business. There can be no assurance that we will generate sufficient revenue from operations to pay our expenses and make or sustain distributions to shareholders.

Our subsidiaries operate with a high degree of leverage, which may adversely affect our return on our assets and may reduce cash available for distribution, and our policies do not limit the amount of leverage we may incur at the subsidiary level.
      Our subsidiaries operate on a highly leveraged basis through collateralized financings, private or public offerings of debt, warehouse facilities, bank credit facilities, repurchase agreements, mortgage loans on real estate, and other borrowings. Although our subsidiaries’ actual use of leverage may vary depending on their ability to obtain credit facilities and the lender’s and rating agencies’ estimate of the stability of their cash flows, our policies do not limit the amount of leverage we or any of our subsidiaries may incur. Our return on our assets and cash available for distribution to our shareholders may be reduced to the extent that changes in market conditions cause the cost of these financings to increase relative to the income that can be derived from the assets acquired. Defaults and lower than expected recoveries as well as delays in recoveries on the assets held by our subsidiaries could rapidly erode our equity. Debt service payments will reduce cash flow available for distributions to shareholders. Increased leverage increases the risk that our subsidiaries will not be able to meet their debt service obligations, and consequently increases the risk that they will lose some or all of their assets to foreclosure or sale.

Declines in the credit quality of our subsidiaries’ assets may adversely affect periodic reported results and credit availability, which may reduce earnings and, in turn, cash available for distribution to our shareholders.
      The credit quality of our subsidiaries’ assets may decline for a number of reasons, such as poor operating results of borrowers, declines in the value of the collateral supporting debt they hold and increases in defaults. A decline in credit quality of our subsidiaries’ assets may force our subsidiaries to sell certain assets at a loss, which may reduce their earnings and, in turn, cash available for distribution to our shareholders.

Our subsidiaries rely on external sources of leverage to earn a spread on our assets, and if we encounter difficulty in obtaining such leverage at attractive spreads, we may be unable to earn attractive rates of income.
      We apply a high degree of leverage to the assets held by our subsidiaries in order to earn an incremental amount on the difference between the income on their assets and the cost of their leverage. If we are unable to obtain leverage for these subsidiaries at an attractive cost, and therefore operate with less leverage, our total earnings from our subsidiaries’ unleveraged assets may be substantially less than they would otherwise earn.

The fair value of many of our assets may not be readily determinable because of their illiquid nature, and, accordingly, there can be no assurances that we will be able to realize the value at which such assets are carried if we are required to dispose of them.
      We generally expect that our subsidiaries will hold their assets to maturity and accordingly do not report their assets at fair-value except in the event of impairment. In addition, many of the assets held by our subsidiaries will be highly illiquid and will not be publicly-traded or readily marketable. As a result, we can provide no assurance that any given asset could be sold at a price equal to the amount ascribed to such asset in connection with satisfaction of the overcollateralization covenants or other tests that our subsidiaries may be subject to, which may result in unexpected losses if we are required to sell such assets.

Fluctuations and changes in interest rates may cause losses and negatively affect our financial condition and results of operations.
      Changes in interest rates can affect our subsidiaries’ net interest income, which is the difference between the interest income earned on interest-earning assets and the interest expense incurred on interest-bearing liabilities. Changes in the level of interest rates also can affect, among other things, our ability to acquire assets and create CDOs and the value of our assets. In the event of a significant rising interest rate environment, mortgage and loan defaults may increase and result in credit losses that would affect our liquidity and operating results. Increases in interest rates may increase our cost of borrowing, which may restrict our ability to obtain future debt financings and cause our business structure to be less attractive to potential investors.
      Our subsidiaries’ operating results will depend in large part on differences between the income from our subsidiaries’ assets, net of credit losses, and our subsidiaries’ financing costs. Consequently, changes in interest rates may significantly influence our net income. Increases in these rates will tend to decrease our net income and may decrease the value of our assets. Interest rate fluctuations resulting in our interest expense exceeding interest income would result in operating losses for us and will negatively affect our financial condition and results of operations.
      If market interest rates increase, prospective investors may desire a higher distribution or interest rate on the Trust’s common shares or seek securities paying higher distributions or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of the Trust’s common shares. For instance, if interest rates rise, the market price of the Trust’s common shares may decrease because potential investors may require a higher distribution yield on the Trust’s common shares.

Maintenance of our 1940 Act exclusions imposes limits on our operations.
      We are a holding company that indirectly engages in various businesses through majority owned subsidiaries that rely on various exclusions or exemptions from the 1940 Act and engage in the businesses described in this prospectus. Most of our majority owned subsidiaries rely on the exemption provided to certain structured financing vehicles by Rule 3a-7, although some may rely on the exclusion provided to real estate companies by Section 3(c)(5)(C) of the 1940 Act (“Section 3(c)(5)(C)”), or to companies engaged in receivables or secured financing under Section 3(c)(5)(A) or (B) of the 1940 Act. We and the underwriters have received and, at the closing of this offering, will receive an opinion from our counsel, Skadden, Arps, Slate, Meagher & Flom LLP, to the effect that, subject to the assumptions specified in such opinion, each of our CDO subsidiaries that has been formed since our initial private offering in February 2006 is not an investment company without regard to the provisions of Sections 3(c)(1) and 3(c)(7) of the 1940 Act. In addition, at the closing of this offering, we and the underwriters will receive an opinion from such counsel to the effect that proposed CDO subsidiaries structured in the manner contemplated by, and subject to the assumptions specified in, such opinion will not be investment companies without regard to the provisions of Sections 3(c)(1) and 3(c)(7) of the 1940 Act. Rule 3a-7 is a 1940 Act exemption that was not promulgated under Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. If it were determined that one or more of our CDO subsidiaries could not rely on Rule 3a-7, these CDOs would have to restructure their operations (which their indentures authorize). Restructuring the operations of one or more CDO subsidiaries or in the foregoing manner could adversely affect our earnings. If we fail to meet these requirements, we or one or more of our subsidiaries may be deemed to be an investment company. Therefore, we must monitor the activities of our subsidiaries to ensure that we meet these tests, which will limit the types and nature of business and assets in which we may engage indirectly through our subsidiaries.
      If we cannot rely on any exemption, exception or other exclusion from registration as an investment company, we could, among other things, be required either (a) to substantially change the manner in which we conduct our operations to avoid being required to register as an investment company or (b) to register as an investment company, either of which could have an adverse effect on us and the market price of the Trust’s common shares. If we were required to register as an investment company under the 1940 Act, we would become subject to substantial regulation with respect to our capital structure (including our ability to use leverage), management, operations, transactions with affiliated persons (as defined in the 1940 Act), portfolio composition, including restrictions with respect to diversification and industry concentration, and other matters, and we could be subject to adverse tax consequences, including being treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.

In order for our majority owned CDO subsidiaries to comply with Rule 3a-7, the indentures that govern these CDOs will impose limitations on their ability to purchase and sell assets, including provisions that prohibit assets from being acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes. This may reduce our earnings.
      Most CDO issuers, including the CDOs currently managed by Highland Capital, are excluded from status as investment companies under the 1940 Act by reason of their compliance with Section 3(c)(7). Section 3(c)(7) essentially requires such issuers to engage in private offerings made only to “qualified purchasers” (as defined in the 1940 Act), but places no limitations on the ability of the issuers to purchase or sell assets or otherwise trade the underlying portfolio of securities.
      Rule 3a-7, on the other hand, imposes limitations on the ability of a CDO issuer to purchase or sell assets, including prohibiting the issuer from purchasing or selling assets for the primary purpose of recognizing gains or decreasing losses resulting from market value changes. Thus, provisions in the indentures that govern our CDO subsidiaries will restrict them from purchasing and selling assets in circumstances in which it may otherwise be advantageous for them to do so.
      Rule 3a-7 CDOs provide the manager with less opportunity to manage portfolio assets than Section 3(c)(7) CDOs. This may result in Rule 3a-7 CDOs generating less yield than Section 3(c)(7) CDOs which would result in lower earnings and distributions for equity holders. Highland Capital’s previous CDOs have been structured pursuant to Section 3(c)(7) and there is no guarantee that our CDOs will achieve similar performance results.

Our holding company structure may limit our ability to make regular distributions to our shareholders because we rely on distributions from our subsidiaries and other companies in which our subsidiaries hold assets, which may face constraints in making such distributions.
      We are a holding company with no operations. Therefore, we are dependent upon the ability of our subsidiaries and their initial businesses and assets to generate earnings and cash flows and distribute them to us in the form of dividends or distributions to enable us to meet our expenses and to make distributions to our shareholders. The ability of our subsidiaries and the businesses in which they will hold assets to make distributions or pay dividends will depend on their respective operating results and may be subject to limitations, including, among other things, laws limiting the amount of funds available for the payment of dividends or distributions, and the terms and covenants of any future outstanding indebtedness, contract or agreement. If, as a consequence of these various limitations and restrictions, we are unable to generate sufficient funds for distributions from our subsidiaries and their businesses and assets, we may not be able to make or may have to delay distributions on our shares.

We are highly dependent on information systems and third parties, and systems failures could significantly disrupt our business, which may, in turn, negatively affect the value of the Trust’s common shares.
      Our business is highly dependent on communications and information systems. Any failure or interruption of our systems could cause delays or other problems in our securities trading activities, including mortgage-backed securities trading activities, which could have a material adverse effect on our operating results and negatively affect the value of the Trust’s common shares and our ability to pay dividends.

Foreign assets may involve risks that are not present with domestic assets, such as currency rate exposure and uncertainty of foreign laws and markets.
      We expect to make acquisitions and obtain financing denominated in foreign currencies. Foreign assets involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign companies and markets are subject. These risks may include:

•	seizure by the government of our foreign acquisitions, excessive taxation, withholding taxes on dividends and interest, limitations on the use or transfer of our foreign assets, and political or social instability;

•	enforcing legal rights may be difficult, costly and slow in foreign countries, and there may be special problems enforcing claims against foreign governments;

•	foreign companies may not be subject to accounting standards or governmental supervision comparable to U.S. companies, and there may be less public information about their operations;

•	foreign markets may be less liquid and more volatile than U.S. markets; and

•	costs of buying, selling and holding foreign securities and assets, including brokerage, tax and custody costs, may be higher than those involved in domestic transactions.
      In addition, foreign assets are often denominated in currencies other than the U.S. dollar. Changes in currency exchange rates will affect the value of our foreign assets, the value of dividends and interest earned, and gains and losses realized on the sale of foreign securities. An increase in the strength of the U.S. dollar relative to these other currencies may cause the value of our foreign assets to decline. Certain foreign currencies may be particularly volatile, and foreign governments may intervene in the currency markets, causing a decline in value or liquidity of our securities holdings. Although we may hedge our foreign currency risk, we may not be able to do so successfully and may incur losses in these assets as a result of exchange rate fluctuations.

Hedging transactions may limit our income or result in losses.
      We intend to engage in certain hedging transactions throughout our structure to limit our exposure to changes in interest rates, currency exchange rates and other financial market changes and therefore may expose ourselves to risks associated with such transactions. For instance, our subsidiaries may utilize instruments such as puts and calls on securities or indices of securities, Eurodollar futures contracts and options on such contracts, interest rate swaps and/or swaptions to seek to hedge against mismatches between the cash flows on their assets and the interest payments on their liabilities or fluctuations in the relative values of their portfolio positions, in each case resulting from changes in relevant market rates. Hedging does not eliminate the possibility of fluctuations or prevent losses. Nevertheless, such hedging can establish other positions designed to benefit from those same developments, thereby offsetting the declines. Such hedging transactions may also limit the opportunity for income or gain if rates change favorably. Moreover, it may not be possible to hedge against a rate fluctuation that is so generally anticipated that we are not able to enter into a hedging transaction at an acceptable price.

      The success of our hedging transactions will depend on Highland Capital’s ability to correctly predict movements of relevant market rates. Therefore, while we may enter into such transactions to seek to reduce relevant market rate risks, unanticipated changes in rates may result in reduced overall investment performance than if we had not engaged in any such hedging transactions. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. Any such imperfect correlation may prevent us from achieving the intended hedge and expose us to risk of loss. We will also be exposed to the credit risk of the counterparty with respect to payments under derivative instruments.

We operate in a highly competitive market for business opportunities.
      We may be subject to significant competition in seeking business opportunities. Some of our competitors may have greater resources than us and we may not be able to compete successfully for assets. Furthermore, competition for assets of the types and classes in which our subsidiaries invest may lead to the price of such assets increasing which may further limit our ability to generate our desired returns. In addition, some of our competitors may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. We cannot assure you that the competitive pressures that we face will not have a material adverse effect on our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive business opportunities from time to time, and we can offer no assurance that we will be able to identify and acquire assets that are consistent with our business objective. We cannot assure you that other companies and funds will not be formed to compete with us in pursuing a strategy similar to ours.

We may change our business strategy and operational policies without shareholder consent, which may result in a determination to pursue riskier business activities.
      We may change our business strategy at any time without the consent of our shareholders, which could result in our acquiring subsidiaries or assets that are different from, and possibly riskier than, the strategy described in this prospectus. A change in our business strategy may increase our exposure to interest rate and real estate market fluctuations or other risks. The Board will determine our operational policies and may amend or revise our policies, including our policies with respect to our acquisitions, operations, indebtedness, capitalization and distributions or approve transactions that deviate from these policies, without a vote of, or notice to, our shareholders. Operational policy changes could adversely affect the market price of the Trust’s common shares and our ability to make distributions to our shareholders.

Anti-takeover provisions in our organizational documents could have effects that conflict with the interests of our shareholders.
      Certain provisions of the Trust Agreement and the LP Agreement could make it more difficult or less beneficial for a third party to acquire control of us even if such a change in control would be beneficial to you.
      We have a number of anti-takeover structures in place that will hinder takeover attempts and could reduce the market value of the Trust’s common shares. Our anti-takeover provisions include:

•	removal of directors of the LP requires action by holders of common shares representing at least two-thirds of the common shares;

•	our ability to issue additional shares and incentive interests; and

•	advance notice requirements by shareholders for actions to be taken at annual meetings.

Terrorist attacks may negatively affect our financial condition and results of operations.
      Terrorist attacks across the globe, as well as events occurring in response to or in connection with them, may adversely affect our financial condition and results of operations. A terrorist attack could have a material adverse effect on our financial condition and results of operations. Further, terrorist attacks of significant scale could cause volatility in the financial markets and uncertainty in the economies of the areas where they occur, and even possibly the global economy.
Risks Related to Highland Capital and/or its Affiliates

Our performance is dependent on Highland Capital and we may not find a suitable replacement if the management agreement is terminated.
      All of the executive officers of the LP are also executive officers of Highland Capital. We have no separate facilities, employees or management and are reliant on Highland Capital, which has significant discretion as to the implementation of our operating policies and strategies. We are dependent on Highland Capital for certain services including administrative and business advice. We are subject to the risk that Highland Capital will terminate the management agreement and that no suitable replacement will be found. Investors who are not willing to rely on Highland Capital or the management of Highland Capital should not invest in the Trust’s common shares. These employees, systems and facilities may be utilized by other funds and companies advised by Highland Capital. Highland Capital may not have sufficient access to such employees, systems and facilities in order to comply with its obligations under the management agreement. We believe that our success depends to a significant extent upon the experience of Highland Capital’s executive officers and portfolio managers whose employment is not guaranteed.

The departure of any of the members of senior management of Highland Capital may adversely affect our ability to achieve our business objective; our management agreement does not require the availability to us of any particular individuals.
      We depend on the diligence, skill and network of business contacts of the employees of Highland Capital. The management of Highland Capital will evaluate, negotiate, structure, close and monitor our assets. Our future success depends on the continued service of the management team of Highland Capital, and that continued service is not guaranteed; the management agreement does not obligate that any particular individual’s services be made available to us. The departure of any of the members of the management of Highland Capital could have a material adverse effect on our ability to achieve our business objective.

Highland Capital’s liability is limited and it is indemnified under the management agreement.
      Pursuant to the management agreement, Highland Capital provides for the management of our operations. The management agreement provides that Highland Capital and its directors, officers, employees, members, advisors and agents will not be liable to us, any subsidiary of ours, our directors, our shareholders or any subsidiary’s shareholders for any acts or omissions by any of the foregoing arising from, or in connection with, the provision of services by Highland Capital, or on behalf of Highland Capital, under the management agreement, except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence. We have agreed to indemnify Highland Capital and its directors, officers, employees, members, advisors and agents to the fullest extent permitted by law against all liabilities and expenses arising from acts or omissions of any such indemnified party arising from, or in connection with, the provision of services by Highland Capital, or on behalf of Highland Capital, under the management agreement, except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence.

We may purchase assets from Highland Capital or its affiliates, make co-purchases alongside Highland Capital or its affiliates or otherwise participate in asset acquisitions in which Highland Capital or its affiliates have an interest, which could result in conflicts of interests.
      We may purchase assets from Highland Capital or its affiliates, finance the assets of Highland Capital or its affiliates or make co-purchases alongside Highland Capital or its affiliates. These transactions will not be the result of arms’ length negotiations and will involve conflicts between our interests and the interest of Highland Capital and/or its affiliates in obtaining favorable terms and conditions. Accordingly, certain of these transactions require approval by a majority of the Board’s independent directors. There can be no assurance that any procedural protections, such as obtaining the approval of a majority of the Board’s independent directors, will be sufficient to assure that these transactions will be made on terms that will be at least as favorable to us as those that would have been obtained in an arms’ length transaction.

Highland Capital has broad operational latitude, and even if Highland Capital finds a business opportunity that is appropriate for us, it may allocate, in its discretion, some or all of such opportunity to other accounts managed by it and its affiliates.
      As a registered investment advisor, Highland Capital is required to allocate opportunities equitably among its clients. Highland Capital’s compliance department and legal department have designed and oversee its conflict-resolution system. The program places particular emphasis on the equitable allocation of investment opportunities, situations where Highland Capital is unable to obtain the full amount of the instruments that it wishes to purchase for the relevant client accounts, such as newly-issued debt instruments. Although Highland Capital has agreed with us that it will allocate opportunities among its clients pursuant to its written policies and procedures, there is no assurance that these policies and procedures will mandate that any particular opportunity will be allocated for our benefit.

We may purchase assets in situations where our interests conflict with those of Highland Capital or its affiliates.
      We may purchase assets that are senior or junior to, or have rights and interests different from or adverse to, assets held by other accounts or funds managed by Highland Capital. Certain of these transactions require approval of a majority of the Board’s independent directors. Our interests in such assets may conflict with the interests of such other accounts in related investments at the time of origination or in the event of a default or restructuring of a company, property or other asset. If a default occurs with respect to an asset held by one of our subsidiaries, no material modification or disposition of such asset will be undertaken by Highland Capital without the approval of the Board’s independent directors.

We may compete with Highland Capital’s current and future investment vehicles for access to capital and assets.
      Highland Capital sponsors and manages investment funds and may sponsor or manage additional investment funds in the future. Although these funds have different business objectives and operate differently than we do, we may nonetheless compete with these funds for capital or assets or for access to the benefits that we expect our relationship with Highland Capital to provide to us.

There may be other conflicts of interest in our relationship with Highland Capital and/or its affiliates that could negatively affect our returns.
      Highland Capital and/or its affiliates manage, sponsor and invest in other CDOs, investment funds, hedge funds and separate accounts and may in the future sponsor additional investment funds that may acquire leverage loans, real estate and other of our targeted assets, and some of the members of the Board and some officers of the LP may serve as officers and/or directors of these other entities. This leads to conflicts of interest, including that certain assets appropriate for us may also be appropriate for one or more of these entities, and Highland Capital may decide to allocate a particular opportunity other than to us. Highland Capital will often make asset purchase and sale decisions for the LP and its subsidiaries at the same time as asset purchase and sale decisions are being made for other affiliated entities for which Highland Capital or one of Highland Capital’s affiliates is the investment advisor, in which case Highland Capital will face conflicts in the allocation of business opportunities. Highland Capital and/or its affiliates may also engage in additional management and investment opportunities in the future which may compete with us for business opportunities. In addition, Highland Capital owes no direct fiduciary obligation to our shareholders.
      The indentures governing our CDO subsidiaries will have greater limitations on the disposition and reinvestment of assets than do other accounts managed by Highland Capital. This may result in dispositions and reinvestments not being able to be made on as advantageous a basis as Highland Capital may be able to achieve for such other accounts and such other dispositions and reinvestments may adversely affect the price at which such assets can be sold or purchased on our behalf.

The Board has approved broad business guidelines for Highland Capital and does not approve each business decision made by Highland Capital.
      Highland Capital is authorized to follow a very broad business approach on our behalf. Our policies do not impose any limitations on the relative amount of our interests in any of our asset classes. As a result, we cannot predict with any certainty the percentage of our assets that will be in each category. We may change our business strategy and policies without a vote of shareholders. The Board will periodically review our business approach and our assets. However, the Board does not review each proposed purchase. In addition, in conducting periodic reviews, the Board relies primarily on information provided to it by Highland Capital.

The incentive allocation may induce Highland Capital to engage in riskier activities than it otherwise would.
      The management incentive allocation structure that we have agreed to with Highland Capital may cause Highland Capital to purchase high risk assets or take other risks. In addition to its management fee, HSAC is entitled to receive an incentive allocation and corresponding distribution from the LP based in part upon the LP’s achievement of targeted levels of net income. In evaluating acquisitions and other management strategies, the opportunity to earn an incentive allocation based on net income may lead Highland Capital to place undue emphasis on the maximization of net income at the expense of other criteria, such as preservation of capital, maintaining sufficient liquidity, and/or management of credit risk or market risk, in order to achieve a higher incentive allocation. Assets with higher yield potential are generally riskier or more speculative. This could result in increased risk to the value of our operations.

The management agreement may be difficult and costly to terminate.
      Termination of the management agreement may be difficult and costly. The term of the management agreement is two years from its commencement, and shall be automatically renewed for a one year term on each anniversary date after the initial two year term unless at least two-thirds of the independent directors or two-thirds of the holders of our outstanding common shares determine by resolution that there has been unsatisfactory performance by Highland Capital that is materially detrimental to us or the compensation payable to Highland Capital is unfair and the parties are unable to negotiate an acceptable compensation arrangement. Unless terminated for cause, and even if terminated on an anniversary date by us, Highland Capital will be entitled to a termination payment and the LP will be required to purchase from the holder(s) thereof the limited partnership interest that pays the incentive allocation as described herein. In addition, within 30 days following the termination of the management agreement, our ability to use the word “Highland” and its derivatives in connection with our operations will terminate. These provisions may increase the effective cost to us of terminating the management agreement.

Risks Related to CDOs

We may not be able to acquire eligible collateral securities for a CDO issuance, or may not be able to issue CDO securities on attractive terms that closely match the duration of the assets and liabilities, which may require us to seek more costly financing for these assets or to lose the opportunity to create a CDO subsidiary.
      We operate primarily through ownership of our CDO subsidiaries. Relatively short-term credit facilities are used to finance the acquisition of securities for our CDO subsidiaries until a sufficient quantity of securities is accumulated, at which time the assets are refinanced through a securitization, such as a CDO issuance, or other long-term financing. As a result, we are subject to the risk that we will not be able to acquire, during the period that the short-term facilities are available, a sufficient amount of eligible securities to create a CDO subsidiary that will increase our earnings potential. We also bear the risk that we will not be able to obtain such short-term credit facilities or may not be able to renew any short-term credit facilities after they expire should we find it necessary to obtain extensions for such short-term credit facilities to allow more time to seek and acquire the necessary eligible instruments for a long-term financing. Inability to renew or extend these short-term credit facilities may require us to seek more costly financing for these assets or to lose the ability to utilize them in connection with the creation of a CDO subsidiary. In addition, conditions in the capital markets may make the creation of a CDO subsidiary less attractive to us when we do have available a sufficient pool of collateral.

We enter into warehouse agreements through HFP Corp., which acts as a participant in warehousing facilities in connection with the procedures to fund our in-process CDO transactions. If the investment in the related CDO is not consummated, the applicable warehoused collateral will be sold. If there is a decrease in value of the warehoused collateral, HFP Corp. may have to bear the loss, subject to negotiated limits, if any.
      In connection with our investment in CDOs that Highland Capital structures for us, HFP Corp. enters into warehouse agreements with investment banks or other financial institutions, pursuant to which the institutions initially finance the purchase of the collateral that we expect will be transferred to the CDOs structured for us and HFP Corp. takes exposure to the warehouse economics. Highland Capital will select the collateral. HFP Corp. does not act as lender but participates in the warehouse economics and bears the risk of loss if the related CDO transaction is not consummated and/or there is a decrease in value of the warehoused collateral when sold. In addition, regardless of whether the CDO transaction is consummated, if any of the warehoused collateral is sold before the CDO transaction is consummated, HFP Corp. will have to bear any resulting loss on the sale, subject to negotiated limits, if any. The amount at risk in connection with the warehouse agreements supporting our investments in CDOs, generally is proportional to the amount that we have agreed to invest in the equity securities of the CDO.

The market value of collateral assets is subject to fluctuation during the warehouse period while a CDO is being constructed.
      We will bear the risk, subject to negotiated limits, if any, associated with any change in collateral value during the warehouse period. Although Highland Capital may attempt to hedge against the potential for loss, there is no guarantee that these attempts will be successful. If the market value of collateral assets decreases, the value of the Trust’s common shares may decrease as well.

We may be required to purchase or be responsible for any loss on non-conforming assets held by our CDOs.
      If any of the loans or securities that we originate or acquire and sell or securitize do not comply with representations and warranties that we make about certain characteristics of the loans, the borrowers and the underlying properties, we may be required to repurchase such loans or securities (including from a trust vehicle or Cayman limited company used to facilitate a structured financing of the assets through CDOs and CLOs) or replace them with substitute loans or securities. In addition, in the case of loans or securities that we have sold instead of retained, we may be required to indemnify purchasers for losses or expenses incurred as a result of a breach of a representation or warranty. Any significant repurchases or indemnification payments could materially and adversely affect our liquidity, financial condition and operating results.

The use of CDO financings with over-collateralization requirements may have a negative impact on our cash flow.
      We expect that the terms of CDOs we create will generally provide that the principal amount of assets must exceed the principal balance of the related bonds by a certain amount, commonly referred to as “over-collateralization.” We anticipate that the CDO terms will provide that, if certain delinquencies and/or losses exceed the specified levels based on the analysis by the rating agencies (or any financial guaranty insurer) of the characteristics of the assets collateralizing the bonds, the required level of over-collateralization may be increased or may be prevented from decreasing as would otherwise be permitted if losses or delinquencies did not exceed those levels. Other tests (based on delinquency levels or other criteria) may restrict our ability, as holders of the CDO’s equity interests, to receive cash flow from these investments. We cannot assure you that the performance tests will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, we cannot assure you of the actual terms of the CDO delinquency tests, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the release of cash flow to us. Failure to obtain favorable terms with regard to these matters may materially and adversely affect our liquidity and the value of our equity interests. If assets held by our CDO subsidiaries fail to perform as anticipated, their over-collateralization or other credit enhancement expenses will increase, resulting in a reduction in our income and cash flow from these investments.

We hold equity interests in CDOs; these equity interests are not secured by the assets of the CDO and will lose their entire value before the more senior securities issued by the CDOs suffer impairment to principal.
      The equity interests that we hold in CDOs are not secured by the assets of the CDO, and we rank behind all known or unknown creditors, whether secured or unsecured, of the CDOs. No person or entity other than the CDO is required to make any distributions on the equity interests. Payments on common or preferred shares of the CDOs are subordinate to payments on the debt securities issued by such CDO. To the extent that any losses are incurred by the CDO in respect of any collateral, such losses will be borne first by us as a holder of common or preferred shares.

The different asset classes held by our CDO subsidiaries may subject us to specific risks as described below:
      Corporate Leveraged Loans. Our CDO subsidiaries may hold interests in corporate leveraged loans originated by banks and other financial institutions (as well as in some cases by affiliates of Highland Capital). These loans will be term loans and revolving loans, may pay interest at a fixed or floating rate, may be senior or subordinated and may be secured or unsecured. These loans may be illiquid.
      Our CDO subsidiaries may acquire interests in corporate leveraged loans either directly (by way of sale or assignment) or indirectly (by way of participation). The purchaser of an assignment typically succeeds to all the rights and obligations of the assigning institution and becomes a lender under the credit agreement with respect to the debt obligation; however, its rights can be more restricted than those of the assigning institution. Participation interests in a portion of a debt obligation typically result in a contractual relationship only with the institution participating out the interest, not with the borrower. In purchasing participations, our CDO subsidiaries generally will have no right to enforce compliance by the borrower with the terms of the credit agreement, nor any rights of set-off against the borrower, and our CDO subsidiaries may not directly benefit from the collateral supporting the debt obligation in which it has purchased the participation. As a result, our CDO subsidiaries will assume the credit risk of both the borrower and the institution selling the participation.

      High Yield Bonds. Many of the high yield bonds our CDO subsidiaries may acquire (including the corporate leveraged loans described above) are rated below investment-grade by one or more nationally recognized statistical rating organizations or are unrated but of comparably low credit quality, and have greater credit and liquidity risk than more highly rated bonds. High yield bonds may be unsecured, and may be subordinate to other obligations of the obligor. The lower rating of high yield bonds (or lack of a rating) reflects a greater possibility that adverse changes in the financial condition of the obligor or in general economic conditions (including, for example, a substantial period of rising interest rates or declining earnings) or both may impair the ability of the obligor to make payment of principal and interest. Many issuers of high yield bonds are highly leveraged, and their relatively high debt-to-equity ratios create increased risks that their operations might not generate sufficient cash flow to service their debt obligations. Overall declines in the below investment-grade bond and other markets may adversely affect such issuers by inhibiting their ability to refinance their debt at maturity. High yield bonds are often less liquid than higher rated bonds.
      High yield bonds are often issued in connection with leveraged acquisitions or recapitalizations in which the issuers incur a substantially higher amount of indebtedness than the level at which they had previously operated. High yield bonds have historically experienced greater default rates than has been the case for investment-grade bonds.
      RMBS. At any one time, a portfolio of RMBS may be backed by residential mortgage loans with disproportionately large aggregate principal amounts secured by properties in only a few states or regions. As a result, the residential mortgage loans may be more susceptible to geographic risks relating to such areas, such as adverse economic conditions, adverse events affecting industries located in such areas and natural hazards affecting such areas, than would be the case for a pool of mortgage loans having more diverse property locations. In addition, the residential mortgage loans may include so-called “jumbo” mortgage loans, having original principal balances that are higher than is generally the case for residential mortgage loans. As a result, a portfolio of RMBS may experience increased losses.
      Prepayment rates could negatively affect the value of our mortgage-backed securities, which could result in reduced earnings or losses and negatively affect the cash available for distribution to our shareholders. In the case of residential mortgage loans, there are seldom any restrictions on borrowers’ abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates decline. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates increase. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher prevailing interest rates. This volatility in prepayment rates may affect our ability to maintain targeted amounts of leverage on our mortgage-backed securities portfolio and may result in reduced earnings or losses for us and negatively affect the cash available for distribution to our shareholders. Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of principal and interest related to the mortgage-backed securities we may own, those guarantees do not protect investors against prepayment risks.
      ABS. Holders of ABS bear various risks, including but not limited to credit risk, liquidity risk, interest rate risk, market risk, operations risk, structural risk and legal risk. Credit risk arises from losses due to defaults by the borrowers in the underlying collateral and the issuer’s or servicer’s failure to perform. These two elements may be related, as, for example, in the case of a servicer which does not provide adequate credit-review scrutiny to the serviced portfolio, leading to higher incidence of defaults. Market risk arises from the cash flow characteristics of the security, which for most ABS tend to be predictable. The greatest variability in cash flows comes from credit performance, including the presence of wind-down or acceleration features designed to protect the purchaser in the event that credit losses in the portfolio rise well above expected levels. Interest rate risk arises for the issuer from the relationship between the pricing terms on the underlying collateral and the terms of the rate paid to holders of the CDO securities and from the need to mark to market the excess servicing or spread account proceeds carried on the balance sheet. For the holder of the security, interest rate risk depends on the expected life of the ABS which may depend on prepayments on the underlying assets or the occurrence of wind-down or termination events.
      Liquidity risk may arise from an increase in perceived credit risk. Liquidity can also become a major concern for asset-backed commercial paper programs if concerns about credit quality, for example, lead buyers to avoid the commercial paper issued by the relevant special-purpose entity. For these cases, the securitization transaction may include a “liquidity facility,” which requires the facility provider to advance funds to the relevant special-purpose entity should liquidity problems arise. To the extent that the bank originating the loans is also the provider of the liquidity facility, and that the bank is likely to experience similar market concerns if the loans it originates deteriorate, the ultimate practical value of the liquidity facility to the transaction may be questionable. Other risks arise through the potential for misrepresentation of loan quality or terms by the originating institution, misrepresentation of the nature and current value of the assets by the servicer and inadequate controls over disbursements and receipts by the servicer.
      Synthetic ABS. Our synthetic ABS consist of synthetic securities with respect to which the reference obligations are ABS. Holders of synthetic ABS, including our CDO subsidiaries, bear various risks, including credit risk, liquidity risk, interest rate risk, market risk, operations risk, structural risk and legal risk. Synthetic ABS are debt obligations or debt securities that entitle the holders thereof to receive payments that depend primarily on the cash flow from (a) a specified pool of financial assets, either static or revolving, that by their terms convert into cash within a finite time period, together with rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of such securities or (b) real estate mortgages, either static or revolving, together with rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of such securities.
      Holders of synthetic securities may also bear the risk of the counterparty with respect to the synthetic security. The structure of a synthetic ABS and the terms of the investors’ interest in the collateral can vary widely. Important determinants of the risk associated with issuing or holding the securities include the process by which principal and interest payments are allocated and distributed to investors, how credit losses affect the issuing vehicle and the return to investors in such synthetic ABS, whether collateral represents a fixed set of specific assets or accounts, whether the underlying collateral assets are revolving or closed-end, under what terms (including maturity of the asset backed instrument) any remaining balance in the accounts may revert to the issuing entity and the extent to which the entity that is the actual source of the collateral assets is obligated to provide support to the issuing vehicle or to the investors in such synthetic ABS.
      Collateralized Debt Obligations. The CDO debt securities that we own rely on distributions of the collateral thereof. Interest payments on the CDO debt (other than the most senior tranche or tranches of a given issue) are generally subject to deferral (without causing an event of default or permitting exercise of remedies by the holders thereof). If distributions on the collateral of the CDO or proceeds of such collateral are insufficient to make payments on the CDO debt securities we hold, no other assets will be available for payment of the deficiency. CDO securities are generally privately placed and offer less liquidity than other investment-grade or high-yield corporate debt.
      Commercial Real Estate Leveraged Loans. Typically, borrowers of these loans will be institutions and well-capitalized real estate operating companies and investors. These loans will be secured by commercial real estate assets in a variety of industries with a variety of characteristics. The risks associated with these loans are similar to those of corporate leveraged loans described above and real estate described below.
      CMBS. Holders of CMBS bear various risks, including credit risk, market risk, interest rate risk, structural risk and legal risk. CMBS are securities backed by obligations (including certificates of participation in obligations) that are principally secured by mortgages on real property or interests therein having a multifamily or commercial use, such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, nursing homes and senior living centers. CMBS have been issued in public and private transactions by a variety of public and private issuers using a variety of structures, including senior and subordinated classes.

      Risks affecting real estate purchases include general economic conditions, the condition of financial markets, political events, developments or trends in any particular industry and changes in prevailing interest rates. The cyclicality and leverage associated with real estate-related instruments have historically resulted in periods, including significant periods, of adverse performance, including performance that may be materially more adverse than the performance associated with other instruments. In addition, commercial mortgage loans generally lack standardized terms, tend to have shorter maturities than residential mortgage loans and may provide for the payment of all or substantially all of the principal only at maturity. Additional risks may be presented by the type and use of a particular commercial property. Commercial properties tend to be unique and are more difficult to value than single-family residential properties. Commercial lending is generally viewed as exposing a lender to a greater risk of loss than residential one-to-four family lending since it typically involves larger loans to a single borrower than residential one-to-four family lending.
      A commercial property may not readily be converted to an alternative use in the event that the operation of such commercial property for its original purpose becomes unprofitable. In such cases, the conversion of the commercial property to an alternative use would generally require substantial capital expenditures. Thus, if the borrower becomes unable to meet its obligations under the related commercial mortgage loan, the liquidation value of any such commercial property may be substantially less, relative to the amount outstanding on the related commercial mortgage loan, than would be the case if such commercial property were readily adaptable to other uses. The exercise of remedies and successful realization of liquidation proceeds may be highly dependent on the performance of CMBS servicers or special servicers, of which there may be a limited number and which may have conflicts of interest in any given situation. The failure of the performance of such CMBS servicers or special servicers could result in cash flow delays and losses on the related issue of CMBS.
      Mortgage loans underlying a CMBS issue may lack regular amortization of principal, resulting in a single “balloon” payment due at maturity. If the underlying mortgage borrower experiences business problems, or other factors limit refinancing alternatives, such balloon payment mortgages are likely to experience payment delays or even default. As a result, the related issue of CMBS could experience delays in cash flow and losses.
      Commercial Real Estate Mezzanine Loans. Commercial real estate mezzanine loans take the form of subordinated loans secured by second mortgages on real property or other business assets or revenue streams or loans secured by a pledge of the ownership interests of either the entity owning the real property or other business assets or revenue streams or a pledge of the ownership interests of the entity that owns the interest in the entity owning the real property or other business assets or revenue streams. These types of instruments involve a higher degree of risk than secured senior loans because the instrument may become unsecured as a result of foreclosure by the senior lender. In the event of a bankruptcy of the entity providing the pledge of its ownership interests as security, the holder of a commercial real estate mezzanine loan may not have full recourse to the assets of such entity, or the assets of the entity may not be sufficient to satisfy the commercial real estate mezzanine loan. If a borrower defaults on a commercial real estate mezzanine loan or debt senior to a commercial real estate mezzanine loan, or in the event of a borrower bankruptcy, the commercial real estate mezzanine loan will be satisfied only after the senior debt. As a result, the holder of a commercial real estate mezzanine loan may not recover some or all of its investment. In addition, commercial real estate mezzanine loans may have higher loan to value ratios than conventional mortgage loans, resulting in less equity in the assets and increasing the risk of loss of principal. Commercial real estate mezzanine loans are also generally more illiquid compared to other loans and they may not be protected by financial covenants or limitations upon additional indebtedness.
      B-Notes. We may also own directly, or through our CDOs, B-Notes that may or may not have been rated by a recognized rating agency. B-Notes are junior participations in a first mortgage on a single property or group of related properties. The senior participation is known as an A-Note. Although a B-Note may be evidenced by its own promissory note, it shares a single borrower and mortgage with the A-Note and is secured by the same collateral. B-Notes bear an interest rate that is generally 400 to

800 basis points over the applicable index. B-Note lenders have the same obligations, collateral and borrower as the A-Note lender, but in most instances are contractually limited in rights and remedies in the case of a default. The B-Note is subordinate to the A-Note by virtue of a contractual or intercreditor arrangement between the A-Note lender and the B-Note lender. For the B-Note lender to actively pursue a full range of remedies, it must, in most instances, purchase the A-Note, or maintain its performing status in the event of a default on the B-Note. The B-Note lender may in some instances require a security interest in the stock or partnership interests of the borrower as part of the transaction. If the B-Note holder can obtain such security interest, it may be able to accelerate gaining control of the underlying property, subject to the rights of the A-Note holder.
      B-Notes share certain characteristics with subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding senior securities or the A-Notes. As opposed to a typical CMBS secured by a large pool of mortgage loans, B-Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B-Notes also share certain credit characteristics with second mortgages, in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note. The B-Note market has grown substantially in recent years with the expansion of the securitization market.
      As a result of B-Notes’ subordination in the credit structure, if a borrower defaults, there may not be sufficient funds remaining for B-Note holders after payment to the A-Note holders. B-Notes reflect similar credit risks to CMBS occupying the same degree of subordination in the credit hierarchy. However, since each transaction is privately negotiated, B-Notes can vary in their structural characteristics and risks. For example, the rights of holders of B-Notes to control the process following a borrower default may vary from transaction to transaction. Further, B-Notes typically are secured by a single property, and so reflect the risks associated with significant concentration. B-Notes generally are less liquid than CMBS.
      Trust Preferred Securities. We may also own TruPs through our CDO subsidiaries. Holders of TruPs are subject to interest rate risk, prepayment risk, credit risk, liquidity risk, market risk, legal risk and reinvestment risk. TruPs are issued by trusts sponsored by a financial institution or REIT and the only substantial asset of the trust is an unsecured long-term junior subordinated debt security issued by such financial institution or REIT. Payment on the TruP is thus dependent on the financial condition of the parent company. The trust is required to distribute cash on its TruPs only to the extent it receives cash on the subordinated debt securities it holds and the issuers of the subordinated debt securities may generally defer payment of the coupon for up to five years without any remedy being available to the holders of the subordinated debt securities or the TruPs. The ratings of TruPs are often implied or confidential only. Also, TruPs generally do not have debt-like covenants. Deferring or defaulting TruPs may be subject to restructuring risk, which may result in write downs or reductions in the coupon.
      The banks, thrifts and other financial institutions that sponsor TruPs may be small or regional institutions subject to local or regional economic downturns and commercial real estate or other asset concentrations in the relevant region or locality (although these risks are generally reduced on a pool basis in CDO transactions as a result of the diversity requirements of such transactions). TruPs sponsored by REITs are particularly subject to risks relating to real estate related assets, such as declines in real estate market values, competition from other properties, overbuilding or high vacancy rates, obsolescence of properties, available mortgage terms, environmental remediation and liability costs, real estate tax increases, zoning law changes, natural disasters and uninsured losses, acts of war and terrorism, and casualty and condemnation losses. In addition, unlike banks, thrifts and insurance companies, REITs are not subject to governmental regulatory oversight and periodic examination.
      The equity-like characteristics of TruPs permit them to be classified as equity for regulatory capital purposes while their debt-like characteristics allow them to be treated as debt and the coupon payments to be deductible for U.S. federal income tax purposes. Regulators could in the future challenge or limit the regulatory or tax-advantaged nature of TruPs.

      Total Return Swaps. We enter into total return swaps (“TRS”) through SOHC. TRS are subject to risks related to changes in interest rates, credit spreads, credit quality and expected recovery rates of the underlying credit instrument as well as renewal risks. A TRS agreement is a two-party contract under which an agreement is made to exchange returns from predetermined investments or instruments. TRS allow investors to gain exposure to an underlying credit instrument without actually owning the credit instrument. In these swaps, the total return (interest fixed fees and capital gains/losses on an underlying credit instrument) is paid to an investor in exchange for a floating rate payment. The investor pays a fraction of the value of the total amount of the credit instrument that is referenced in the swap as collateral posted with the swap counterparty. The TRS, therefore, is a leveraged investment in the underlying credit instrument. The gross returns to be exchanged or “swapped” between the parties are calculated based on a “notional amount,” which is valued monthly to determine each party’s obligation under the contract. We recognize all cash flows received (paid) or receivable (payable) from swap transactions on a net basis as realized or unrealized gains or losses in the consolidated statement of income. We are charged a finance cost by counterparties with respect to each agreement. The finance cost is reported as part of the realized or unrealized gains or losses. Because swap maturities may not correspond with the maturities of the credit instruments underlying the swap, we may wish to renew many of the swaps as they mature. However, there is a limited number of providers of such swaps, and there is no assurance the initial swap providers will choose to renew the swaps, and, if they do not renew, that we would be able to obtain suitable replacement providers.
      Credit Default Swaps. We may own, through SOHC, credit default swaps (“CDS”). CDS are subject to risks related to changes in interest rates, credit spreads, credit quality and expected recovery rates of the underlying credit instrument. A CDS is a contract in which the contract buyer pays a periodic premium until the contract expires or a credit event occurs. In return for this premium, the contract seller makes a payment to the buyer if there is a credit default or other specified credit event with respect to the issuer of the underlying credit instrument referenced in the CDS. SOHC may act as a buyer and seller of CDS by entering into contracts that reference CDOs from cash and synthetic structures backed by pools of corporate, consumer or structured finance debt. The change in fair value resulting from movements in interest rates, credit spreads, changes in credit quality and expected recovery rates is unrealized as CDS are not traded to realize this value. The valuation of CDS may require management to make certain assumptions and estimates and actual experience may differ from the estimates reflected in our subsequent combined financial statements, and the differences may be material.
Risks Related to Real Estate Interests

Real estate related instruments are subject to a number of general risks related to local and national economies, the operations of tenants and other factors.
      Purchases of real estate related instruments are subject to the general risks associated with real property investments, including: the burdens of ownership in real property; local, national and international economic conditions; the supply and demand for properties; the financial conditions of tenants, buyers and sellers of properties; changes in interest rates and the availability of mortgage funds which may render the sale or refinancing of properties difficult or impracticable; changes in environmental laws and regulations, planning laws, zoning laws and other governmental rules and fiscal and monetary policies; environmental claims arising in respect of properties acquired with undisclosed or unknown environmental problems or as to which inadequate reserves have been established; changes in real property tax rates; changes in energy prices; negative developments in the economy that depress travel activity; uninsured casualties; force major acts, acts of God, terrorist events, under-insured or uninsurable losses, and other factors which are beyond our reasonable control. In addition, real estate assets are subject to long-term cyclical trends that give rise to significant volatility in values.
      Many of these factors could cause fluctuations in rent schedules or operating expenses, causing the value of HFT REIT’s assets to decline and negatively affect our returns. The value of HFT REIT’s assets may fluctuate significantly due to these factors and may be significantly diminished in the event of a sudden downward market for real estate and real estate related assets. The returns available from assets depend on the amount of income earned and capital appreciation generated by the relevant underlying properties, as well as expenses incurred in connection therewith. If properties do not generate income sufficient to meet operating expenses, including amounts owed under any third-party borrowings and capital expenditures, HFT REIT’s returns will be adversely affected. In addition, the cost of complying with governmental laws and regulations and the cost and availability of borrowings may also affect the market value of and returns from the assets. HFT REIT’s returns would be adversely affected if the owners or tenants of the properties that HFT REIT owns were unable to pay rent or meet debt service obligations. Certain significant fixed expenditures associated with purchasing properties (such as third-party borrowings, taxes and maintenance costs) may stay the same or increase even when circumstances cause a reduction in returns from properties.

The lack of liquidity of real estate instruments could significantly impede HFT REIT’s ability to respond to adverse changes in the performance of its properties.
      Because real estate instruments can be illiquid, HFT REIT’s ability to promptly sell one or more properties that it may acquire in response to changing economic, financial and business conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond HFT REIT’s control. We cannot predict whether HFT REIT will be able to sell any property for the price or on the terms set by it, or whether any price or other terms offered by a prospective purchaser would be acceptable to it. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.
      HFT REIT may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that HFT REIT will have funds available to correct those defects or to make those improvements. HFT REIT may invest in partnerships (or other entities treated as partnerships for U.S. federal income tax purposes), and such partnerships may agree to lock-out provisions that materially restrict such partnerships from selling or otherwise disposing of their properties for a period of time or impose other restrictions, such as a limitation on the amount of debt that can be placed or repaid with respect to their properties. These lock-out provisions would restrict HFT REIT’s ability to sell a property or repay debt when such action may be otherwise advantageous. These factors and any others that would impede HFT REIT’s ability to respond to adverse changes in the performance of its properties could significantly harm its financial condition and operating results.

As an owner of real property, HFT REIT may be exposed to possible environmental liabilities.
      Under various foreign, U.S. federal, state and local environmental laws, ordinances and regulations, an owner of real property, such as HFT REIT, may be liable in certain circumstances for the costs of removal or remediation of certain hazardous or toxic substances at, under, or disposed of in connection with such property, as well as for certain other potential costs relating to hazardous or toxic substances including government fines and damages for injuries to persons and adjacent property. Such laws often impose liability without regard to whether the owner knew of, or was responsible for, the presence or disposal of such substances, and liability may be imposed on the owner in connection with the activities of an operator of the property. The cost of any required remediation, removal, fines or personal or property damages and the owner’s liability therefore could exceed the property’s value, and the value of HFT REIT’s assets. In addition, the presence of such substances, or the failure to properly dispose of or remediate such substances, may adversely affect HFT REIT’s ability to sell or rent such property or to borrow using such property as collateral which, in turn, would reduce HFT REIT’s revenues.
      Although we expect that HFT REIT typically will require the operator of the property to indemnify HFT REIT for certain environmental liabilities, the scope of such obligations may be limited, and we cannot assure you that any such operator would be able to fulfill its indemnification obligations.

Insurance on real estate or other assets may not cover all losses and certain types of insurance may be unavailable.
      There are certain types of losses, generally of a catastrophic nature, such as earthquakes, floods, hurricanes, terrorism or acts of war that may be uninsurable or not economically insurable. Inflation, changes in building codes and ordinances, environmental considerations, and other factors, including terrorism or acts of war, also might make the insurance proceeds insufficient to repair or replace a property if it is damaged or destroyed. Under such circumstances, the insurance proceeds received might not be adequate to restore our economic position with respect to the affected real property. As a result of the events of September 11, 2001, insurance companies are limiting or excluding coverage for acts of terrorism in insurance policies, and, in certain instances, HFT REIT may be unable to obtain adequate insurance with respect to its assets for terrorist acts and other catastrophic events. Given the size of the properties that HFT REIT may own, we may be subject to an increased risk of terrorist attacks and we likely will not to be able to obtain terrorism insurance. As a result, HFT REIT may suffer losses from acts of a catastrophic nature, such as terrorist attacks, that are not covered by insurance.
Risks Related to Loans

Our due diligence may not reveal all of an entity’s liabilities and may not reveal other weaknesses in its business.
      Before purchasing interests in a business entity, whether by originating or acquiring a loan to the entity, at our subsidiary level, or by acquiring the debt or equity securities issued by the entity, Highland Capital will assess the strength and skills of the entity’s management and other factors that it believes will determine the success of the purchase. In making the assessment and otherwise conducting customary due diligence, Highland Capital will rely on the resources available to it and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to newly organized entities because there may be little or no information publicly available about the entities. Against this background, there can be no assurance that Highland Capital’s due diligence processes will uncover all relevant facts or that any purchase will be successful.

Loans may become nonperforming for a variety of reasons.
      A nonperforming loan may require substantial workout negotiations or restructuring that may entail, among other things, a substantial reduction in the interest rate and/or a substantial write-down of the principal of the loan. Because of the unique and customized nature of a loan agreement and the private syndication of a loan, certain loans may not be purchased or sold as easily as publicly traded securities, and, historically, the trading volume in the loan market has been small relative to other markets. Loans may encounter trading delays due to their unique and customized nature, and transfers may require the consent of an agent or borrower. Risks associated with loans include the fact that prepayments may occur at any time without premium or penalty and that the exercise of prepayment rights during periods of declining spreads could cause us to reinvest prepayment proceeds in lower-yielding instruments.
      Loans and other debt instruments that we may directly or indirectly purchase are subject to credit risk and interest rate risk described above.
Risks Related to Taxation

Holders of the Trust’s common shares will be subject to U.S. federal income tax on their share of the LP’s taxable income, regardless of whether or when they receive any cash distributions from the Trust.
      The Trust intends to operate in a manner so as to qualify to be treated as a grantor trust for U.S. federal income tax purposes. As such, owners of common shares will be treated as the beneficial owners of a pro rata portion of the LP units held by the Trust. The LP intends to be treated, for U.S. federal income tax purposes, as a partnership and not as an association or a publicly traded partnership taxable as a corporation. Holders of the Trust’s common shares will be subject to U.S. federal income taxation and, in some cases, state, local and foreign income taxation on their share of the LP’s taxable income, regardless of whether or when they receive cash distributions from the Trust. In addition, certain of our holdings, including holdings in CFCs and PFICs, may produce taxable income without corresponding distributions of cash to us or produce taxable income prior to or following the receipt of cash relating to such income, and holders of the Trust’s common shares will be required to take such income into account in determining their taxable income. Holders of the Trust’s common shares may not receive cash distributions equal to their share of our taxable income.

Dividends paid by, or certain income inclusions derived with respect to the ownership of, CFCs, PFICs and REITs will not qualify for the reduced tax rates generally applicable to corporate dividends paid to individuals.
      Tax legislation enacted in 2003 and 2006 reduced the maximum U.S. federal income tax rate on certain corporate dividends payable to individuals and other non-corporate taxpayers to 15% through 2010. Dividends payable by, or certain income inclusions derived with respect to the ownership of, PFICs, certain CFCs (including the CFCs we own and expect to own) and REITs, however, are generally not eligible for the reduced rates. Although this legislation does not generally change the taxation of PFICs, CFCs and REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals to perceive investments in PFICs, CFCs or REITs, or in companies like us where a substantial portion of our holdings are in PFICs, CFCs and REITs, to be relatively less attractive than holdings in the stocks of non-CFC, non-PFIC and non-REIT corporations that pay dividends, which could adversely affect the value of the Trust’s common shares.

If the LP fails to satisfy the “qualifying income” exception, all of its income will be subject to an entity-level tax in the United States, which could result in a material reduction in cash flow and after-tax return for holders of the Trust’s common shares and thus could result in a substantial reduction in the value of the Trust’s common shares.
      Under current law and assuming full compliance with the terms of the LP Agreement (and other relevant documents) and based upon factual representations that will be made by us, we expect to receive an opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the LP will be treated as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes. The factual representations that will be made by us upon which Skadden, Arps, Slate, Meagher & Flom LLP will rely relate to our organization, operation, assets, activities, income, and present and future conduct of our operations. In general, if a partnership is “publicly traded” (as defined in the Code) it will be treated as a corporation for U.S. federal income purposes. A publicly traded partnership will, however, be taxed as a partnership, and not as a corporation for U.S. federal income tax purposes, so long as 90% or more of its gross income for each taxable year constitutes “qualifying income” within the meaning of Section 7704(d) of the Code. We refer to this exception as the “qualifying income exception.” Qualifying income generally includes rents, dividends, interest, and capital gains from the sale or other disposition of stocks, bonds and real property. Amounts included in gross income under Section 951(a)(1)(A)(i) of the Code, as “Subpart F income” from a CFC and under Section 1293(a) of the Code, as earnings from a PFIC that is a qualified electing fund (within the meaning of Section 1295 of the Code, “QEF”) generally are treated as dividends for these purposes to the extent that under Section 959(a)(1) or Section 1293(c) (as the case may be) there is a distribution out of earnings and profits of the taxable year that is attributable to amounts so included in gross income. The LP and Highland Capital will represent to Skadden, Arps, Slate, Meagher & Flom LLP, upon which representation Skadden, Arps, Slate, Meagher & Flom LLP will rely in connection with its tax opinions referred to herein, substantially to the effect that, for each of the LP’s taxable years, the income the LP accrues from CFCs or PFICs that are QEFs that does not meet the foregoing distribution requirement, together with any other income of the LP which is not qualifying income for purposes of the qualifying income exception, will not exceed 10% of the LP’s gross income. The LP’s subsidiaries that are CFCs or PFICs that are QEFs may be required, in certain circumstances, to enter into borrowings or other financings to make sufficient distributions or to take certain other actions to satisfy the foregoing representation. In the event that such subsidiaries are unable to enter into such borrowings or other financings or take such other actions for any reason, the LP may not be able to satisfy the foregoing representation. Qualifying income, however, also includes other income derived from the business of investing in, among other things, stocks and securities, which should generally include amounts included in gross income by the LP from CFCs and PFICs that are QEFs even if the distribution requirement (described above) is not satisfied by such CFCs and PFICs with respect to such income. Given the lack of authority directly addressing this issue, however, there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position, in which case, if the LP earned more than 10% of its gross income from such undistributed CFC and PFIC inclusions, the LP would not meet the qualifying income exception. We currently are seeking a ruling from the IRS with respect to this issue. The likelihood of obtaining such ruling, however, and its potential timing, is uncertain. Accordingly, there can be no assurance whether or when we will receive such a ruling from the IRS. If the LP failed to satisfy the “qualifying income” exception described above, items of income and deduction would not pass through to holders of the Trust’s common shares and holders of the Trust’s common shares would be treated for U.S. federal (and certain state and local) income tax purposes as shareholders in a corporation. In such case, the LP would be required to pay income tax at regular corporate rates on all of its income, including income derived from its non-U.S. assets. In addition, the LP would likely be liable for state and local income and/or franchise taxes on all of such income. Distributions to holders of common shares would constitute ordinary dividend income taxable to such holders to the extent of the LP’s earnings and profits, and the payment of these dividends would not be deductible by the LP. Taxation of the LP as a publicly traded partnership taxable as a corporation could result in a material reduction in cash flow and after-tax return for holders of the Trust’s common shares and thus could result in a substantial reduction in the value of the Trust’s common shares.

Our structure involves complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available, and which is subject to potential change, possibly on a retroactive basis. Any such change could result in adverse consequences to the holders of the Trust’s common shares.
      The U.S. federal income tax treatment of holders of the Trust’s common shares depends in some instances on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. Holders of common shares also should be aware that the U.S. federal income tax rules are constantly under review by the IRS, resulting in revised interpretations of established concepts. The IRS pays close attention to the proper application of tax laws to partnerships and investments in foreign entities. The present U.S. federal income tax treatment of an investment in the Trust’s common shares may be modified by administrative, legislative or judicial interpretation at any time, and any such action may affect investments and commitments previously made. We and holders of the Trust’s common shares could be adversely affected by any such change in, or any new, tax law, regulation or interpretation. Our organizational documents and agreements permit Highland Capital to modify the Trust Agreement or LP Agreement from time to time, without the consent of the holders of common shares, in order to address certain changes in U.S. federal income tax regulations, legislation or interpretation. In some circumstances, such revisions could have an adverse impact on some or all of the holders of common shares. Moreover, the LP applies certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to investors in a manner that reflects such investors’ beneficial shares of LP items, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. It is possible that the IRS will assert successfully that the conventions and assumptions used by the LP do not satisfy the technical requirements of the Code and/or Treasury Regulations and could require that items of income, gain, deduction, loss or credit be adjusted or reallocated in a manner that adversely affects holders of the Trust’s common shares.

There can be no assurance that the IRS will not assert successfully that some portion of the LP’s income is properly treated as effectively connected income with respect to non-U.S. investors. Moreover, dividends paid by HFT REIT, or any future REIT subsidiary, attributable to gains from the sale of U.S. real property interests will be treated as effectively connected income with respect to non-U.S. investors.
      While it is expected that the LP’s method of operation will not result in the LP generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. investors, there can be no assurance that the IRS will not assert successfully that some portion of the LP’s income is properly treated as effectively connected income with respect to such non-U.S. investors. Moreover, dividends paid by HFT REIT, or any future REIT subsidiary, attributable to gains from the sale of U.S. real property interests will be treated as effectively connected income with respect to non-U.S. investors. To the extent the LP’s income is treated as effectively connected income, non-U.S. investors generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of the LP income or loss effectively connected with such trade or business, and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income.

Although we anticipate that our foreign corporate subsidiaries will not be subject to U.S. federal income tax on a net basis, no assurance can be given that such subsidiaries, including SOHC and HFP Corp., will not be subject to U.S. federal income tax on a net basis in any given taxable year.
      We anticipate that our foreign subsidiaries that are CDOs will generally conduct their activities in such a way as not to be deemed to be engaged in a U.S. trade or business and not to be subject to U.S. federal income tax. We also anticipate that SOHC and HFP Corp. will continue to conduct their activities in such a way as not to be deemed to be engaged in a U.S. trade or business. There can be no assurance, however, that SOHC or HFP Corp. will not pursue investments or engage in activities that may cause them to be engaged in a U.S. trade or business. Moreover, there can be no assurance that as a result of any change in applicable law, treaty, rule or regulation or interpretation thereof, the activities of any of our foreign subsidiaries would not become subject to U.S. federal income tax. Further, there can be no assurance that unanticipated activities of our foreign subsidiaries would not cause such subsidiaries to become subject to U.S. federal income tax. If any of our foreign subsidiaries became subject to U.S. federal income tax (including the U.S. branch profits tax), it would reduce the amount of cash available for distribution to the LP, which in turn could have an adverse impact on the value of the Trust’s common shares. Although our foreign corporate subsidiaries are generally not expected to be subject to U.S. federal income tax on a net basis, such subsidiaries may generate income that may be subject to withholding taxes imposed by the United States or other countries.

The failure of any of our REIT subsidiaries to qualify as a REIT would generally result in such REIT subsidiary being subject to U.S. federal income tax on its net taxable income, which could result in a reduction in cash flow and after-tax return for holders of the Trust’s common shares and thus could result in a reduction of the value of the Trust’s common shares.
      The LP intends that HFT REIT, and any future REIT subsidiaries, will operate in a manner so as to qualify to be taxed as a REIT for U.S. federal income tax purposes. No ruling from the IRS or opinion of counsel has, however, been sought with regard to the treatment of HFT REIT as a REIT for U.S. federal income tax purposes. An entity’s ability to qualify as a REIT will depend on its satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. An entity’s ability to satisfy the asset tests depends upon its analysis of the characterization and fair market values of its assets, some of which are not susceptible to a precise determination, and for which the LP will not obtain independent appraisals. An entity’s compliance with the REIT income and quarterly asset requirements also depends upon such entity’s ability to successfully manage the composition of its income and assets on an ongoing basis. If any of our REIT subsidiaries were to fail to qualify as a REIT in any taxable year, it would be subject to U.S. federal income tax, including any applicable alternative minimum tax, on its net taxable income at regular corporate rates, and distributions would not be deductible by it in computing its taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to the LP, which in turn could have an adverse impact on the value of the Trust’s common shares and reduce the amount of cash available for distribution to holders of the Trust’s common shares. Unless entitled to relief under certain Code provisions, such entity also would be disqualified from taxation as a REIT for the four taxable years following the year during which it ceased to qualify as a REIT.

Complying with certain tax-related requirements may cause the LP to forego otherwise attractive business or investment opportunities or enter into borrowings or financings it may not have otherwise entered into.
      In order for the LP to be treated as a partnership for U.S. federal income tax purposes, and not as an association or publicly traded partnership taxable as a corporation, at least 90% of the LP’s gross income each taxable year must consist of interest, dividends, capital gains and other types of “qualifying income.” In addition, it is intended that the LP will operate so as to avoid generating a significant amount of income that is treated as effectively connected with the conduct of a U.S. trade or business with respect to non-U.S. investors or that is treated as UBTI with respect to tax exempt investors. In order to comply with these requirements, the LP (or its subsidiaries) may be required to invest through foreign or domestic corporations, forego attractive business or investment opportunities or enter into borrowings or financings it may not have otherwise entered into. Thus, compliance with these requirements may adversely affect the LP’s ability to operate solely to maximize profits.

In the event the Board elects to cause the exchange of the common shares for LP units, or if the IRS challenges successfully the Trust’s manner of reporting to investors (including, if the IRS asserts successfully that the Trust constitutes a partnership for U.S. federal income tax purposes), investors would receive annual tax information relating to their investment on IRS Schedules K-1, rather than on IRS Forms 1099 (or substantially similar forms as required by law).
      We intend to provide our investors with U.S. federal income tax information relating to their investment in the Trust each year on IRS Forms 1099 (or substantially similar forms as required by law). The LP Agreement and the Trust Agreement provide, however, that investors must exchange their common shares for LP units in the event that, among other things, the Board determines that the burdens of maintaining the Trust are greater than the benefits derived from maintaining the Trust. In addition, the IRS may challenge the Trust’s manner of reporting to investors (including, if the IRS asserts that the Trust constitutes a partnership or is ignored for U.S. federal income tax purposes). If the Board requires investors to exchange their common shares for LP units, or if the IRS challenged successfully the Trust’s manner of reporting to investors (including if the IRS asserted successfully that the Trust constitutes a partnership or is ignored for U.S. federal income tax purposes), we would be required to provide our investors with annual tax information relating to their investment each year on IRS Schedules K-1, rather than on IRS Forms 1099 (or substantially similar forms as required by law). In addition, the Trust could be subject to substantial penalties if it were determined that the Trust did not satisfy applicable reporting requirements.

We strongly urge you to review carefully the discussion under “Material U.S. Federal Income Tax Considerations” and to seek advice based on your particular circumstances from an independent tax advisor.
Risks Related to this Offering

There is no current market for the Trust’s common shares and an active trading market may never develop. If our share price fluctuates after this offering, you could lose all or a significant part of your investment.
      Prior to this offering, there was no public market for shares of our common shares. Further, given the complex nature of our holding company structure and given the fact that there are very few public companies that employ this structure, there can be no assurance that an active trading market for the Trust’s common shares will develop. Even if an active trading market develops, the market price of the Trust’s common shares may be highly volatile and could be subject to wide fluctuations after this offering. Some of the factors that could negatively affect our share price include:

•	actual or anticipated variations in our quarterly operating results;

•	changes in our earnings estimates or publication of research reports about us or our industry;

•	increases in market interest rates may lead purchasers of our shares to demand a higher yield;

•	changes in market valuations of similar companies;

•	adverse market reaction to any increased indebtedness we incur in the future;

•	additions or departures of Highland Capital’s key personnel;

•	speculation in the press or investment community;

•	market perception of our holding company structure; and

•	general market and economic conditions.
      As a result of these factors, investors in our common shares may not be able to resell their shares at or above the initial public offering price.

To the extent a market for our shares develops, common shares eligible for future sale may have adverse effects on our share price.
      We cannot predict the effect, if any, of future sales of common shares, or the availability of shares for future sales, on the market price of the common shares. Sales of substantial amounts of common shares, or the perception that such sales could occur, may adversely affect prevailing market prices for the common shares.
      Prior to completion of this offering, we have 26,721,561 common shares outstanding, as well as the restricted LP units and options (which will allow holders to obtain common shares) previously granted, or to be granted, to Highland Capital and/or its affiliates. Of these shares, the shares of common shares sold in this offering will be freely transferable without restriction or further registration under the Securities Act of 1933, as amended, or the “Securities Act”. None of the remaining securities will be freely tradable without restriction or registration under the Securities Act. Such common shares will be deemed to be “restricted securities” within the meaning of Rule 144 under the Securities Act and may not be transferred unless such common shares have been registered under the Securities Act or an exemption from registration is available. In general, upon satisfaction of certain conditions, Rule 144 permits the sale of certain amounts of restricted securities one year following the date of acquisition of the restricted securities and, after being held for two years, permits unlimited sales by persons unaffiliated with us. As the Trust’s common shares become eligible for sale under Rule 144, the volume of sales of the Trust’s common shares on applicable securities markets may increase, which could reduce the market price of the Trust’s common shares.
      In addition, we, the LP’s executive officers and directors, together with Highland Capital, its affiliates and their respective officers, directors and employees, who will hold common shares (or options) or securities convertible into common shares as of the closing of this offering have entered into lock-up agreements with respect to their common shares. Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., together, may, at any time and without notice, release all or any portion of the common shares subject to the foregoing lock-up agreements meaning that, subject to certain exceptions, they will not sell any shares without the prior consent of the representatives of the underwriters for 180 days after the date of this prospectus. If the restrictions under the lock-up agreement are waived, common shares will, subject to restrictions imposed by U.S. federal or state securities laws, be available for sale into the market, which could reduce the market price for the Trust’s common shares.

      We have granted to the holders of the common shares issued in our recent private placements certain registration rights to have the resale of their shares registered under the Securities Act. Upon registration, these common shares will be eligible for sale into the market. We are required to file a shelf registration statement registering such shares by October 31, 2006.
      We also may issue from time to time additional common shares in connection with the acquisition of investments and we may grant demand or piggyback registration rights in connection with such issuances.
      Sales of substantial amounts of common shares or the perception that such sales could occur may adversely affect the prevailing market price for the Trust’s common shares.

If you purchase common shares in this offering, you will experience immediate and significant dilution in the net tangible book value per share.
      We expect the initial public offering price of our common shares to be substantially higher than the book value per share of our outstanding common shares immediately after the offering. If you purchase our common shares in this offering, you will incur immediate dilution of approximately                     in the book value per share of our common shares from the price you pay for our common shares in this offering. In addition, we have made grants, and expect to continue to make grants, to our employees and other eligible persons and have reserved                     restricted LP units and options to purchase LP units for future issuance under our 2006 LP Unit Incentive Plan. To the extent that restricted LP units are granted and converted, and options to purchase LP units are granted, exercised and converted, there will be further dilution to investors.

Our internal controls over financial reporting contain material weaknesses. If we fail to remedy these weaknesses or otherwise fail to achieve and maintain effective internal controls on a timely basis, our internal controls would be considered ineffective for purposes of Section 404 of the Sarbanes-Oxley Act.
      A material weakness is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with the audit of our consolidated financial statements at June 30, 2006 and for the period from February 3, 2006 (commencement of operations) through June 30, 2006, our independent auditors indicated to us that they believe that the Trust did not maintain effective internal controls to ensure that (1) the classification of asset backed securities between the SFAS No. 115 categories of “available-for-sale” and “held-to-maturity” were in accordance with generally accepted accounting principles and (2) the calculation of amortization of premiums and discounts on securities, loans and debt were in accordance with generally accepted accounting principles. These material weaknesses resulted in audit adjustments to the Trust’s financial statements at June 30, 2006. Additionally, these material weaknesses could result in a misstatement of the Trust’s accounts and disclosures that would result in a misstatement to the interim or annual consolidated financial statements that would not be prevented or detected. Management is aware of these material weaknesses and is in the process of mitigating them but no assurance can be given that all such conditions will be fully remedied in a timely fashion. If we fail to remedy these weaknesses or otherwise fail to achieve and maintain effective internal controls on a timely basis, our internal controls would be considered ineffective for purposes of Section 404 of the Sarbanes-Oxley Act.

We are subject to the requirements of the Sarbanes-Oxley Act.
      As a public company, management will be required to deliver a report that assesses the effectiveness of our internal controls over financial reporting, pursuant to Section 302 of the Sarbanes-Oxley Act of 2002. Section 404 of Sarbanes-Oxley Act requires our auditors to deliver an attestation report on management’s assessment of, and the operating effectiveness of, our internal controls over financial reporting in conjunction with their opinion on our audited financial statements as of December 31 subsequent to the year in which our registration becomes effective. Pursuant to SEC release 2006-136, compliance with Sarbanes-Oxley section 404 could be deferred until after we have filed one annual report with the SEC. We have a substantial effort ahead of us to implement appropriate processes, document the system of internal control over key processes, assess their design, remediate any deficiencies identified and test their operation. We cannot give any assurances that all material weaknesses will be corrected or that additional material weaknesses will not be identified in the future in connection with our compliance with the provisions of Sections 302 and 404 of the Sarbanes-Oxley Act. The continued existence of the material weaknesses described above would preclude a conclusion by management and our independent auditors that we maintained effective internal control over financial reporting.

We will incur increased costs as a result of being a public company.
      Following this offering, as a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with recently adopted corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these new rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. We are currently evaluating these new rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

USE OF PROCEEDS
      We estimate that the net proceeds we will receive from the sale of           common shares in this offering will be approximately $           million or approximately $           million if the underwriters fully exercise their over-allotment option, in each case assuming an initial public offering price of $      per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting the underwriting discount and commissions, and estimated offering expenses of approximately $           million payable by us.
      Initially, we intend that one or more of the LP’s wholly-owned subsidiaries will use a substantial portion of the net proceeds from this offering primarily to purchase a majority of the equity of several of the additional CDOs that Highland Capital is structuring on our behalf. The net proceeds may also be used for other investments and general corporate purposes.
      We will not receive any proceeds from any shares sold by the selling shareholders.
INSTITUTIONAL TRADING OF OUR COMMON SHARES
      There is no public trading market for our common shares. Our common shares issued to qualified institutional buyers in connection with our February 2006 and October 2006 private offerings are eligible for trading in the PORTAL sm Market, or PORTAL, a subsidiary of the NASDAQ Stock Market, Inc., which permits secondary sales of eligible unregistered securities to qualified institutional buyers in accordance with Rule 144A under the Securities Act. The following table shows the high and low sales prices for our common shares for each quarterly period since our common shares became eligible for trading on PORTAL:

	High	Low
	Sales	Sales
	Price	Price

January 3, 2006 to March 31, 2006
April 1, 2006 to June 30, 2006
July 1, 2006 to September 30, 2006
      The information above regarding PORTAL prices may not be complete since we have access only to information regarding trades reported by our underwriters and not trades reported by other broker-dealers. Moreover, broker-dealers are not required to report all trades to PORTAL.
      As of October 31, 2006, we had 26,721,561 common shares issued and outstanding which were held by approximately           beneficial owners. As of           , 2006, there were           holders of record.

CAPITALIZATION
      The following table sets forth (1) our pro forma cash and capitalization at June 30, 2006 to give effect to the October 2006 private offering and (2) our cash and capitalization pro forma as adjusted to reflect the effects of the sale of our common shares in this offering at an assumed public offering price of $      per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us and the application of the net proceeds as described in “Use of Proceeds.” You should read this table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and notes thereto included elsewhere in this prospectus.

As of June 30, 2006
Pro Forma
	Historical	Pro Forma	As Adjusted

(In thousands)
Assets:
Cash and cash equivalents	$	$	$
Debt:
Debt — Collateralized debt obligations	$	$	$
Shareholders’ equity:
Common shares, par value $0.01 per share; unlimited shares authorized; outstanding — actual and shares outstanding — as adjusted	$	$	$
Additional paid-in capital
Accumulated other comprehensive income
Retained earnings
Total shareholders’ equity	$	$	$

(1)	Excludes 534,020 restricted LP units and options to purchase 822,198 LP units granted to Highland Capital and 66,667 LP units owned by Highland Capital.

DILUTION
      Purchasers of common shares offered in this prospectus will experience immediate and substantial dilution of the net tangible book value of their common shares from the public offering price. Our net tangible book-value as of September 30, 2006 (on a pro forma basis giving effect to common shares sold in the October 2006 private offering) was approximately $           million, or $           per common share. Net tangible book value per share represents the amount of our total tangible assets, which excludes deferred financing costs, minus our total liabilities, divided by the common shares and restricted common shares that were outstanding on September 30, 2006 (on a pro forma basis giving effect to common shares sold in the October 2006 private offering). After giving effect to the sale of           common shares in this offering at the public offering price of $      per share, the midpoint of the range set forth on the cover page of this prospectus, after deducting fees and estimated offering expenses payable by us, our as adjusted (on a pro forma basis giving effect to common shares sold in the October 2006 private offering) net tangible book value on September 30, 2006 would have been approximately $           million, or $           per share. This amount represents an immediate dilution in net tangible book value of $           per share to our existing shareholders and an immediate dilution in as pro forma adjusted net tangible book value of $           per share to new investors who purchase our common shares in this offering at the public offering price per share of $     . The following table shows this immediate per share dilution:

Public offering price per share	$
Net tangible book value per share on September 30, 2006 (on a pro forma basis giving effect to common shares sold in the October 2006 private offering), before giving effect to this offering	$
Dilution in net tangible book value per share attributable to this offering	$
As adjusted pro forma (on a pro forma basis giving effect to common shares sold in the October 2006 private offering) net tangible book value per share on September 30, 2006, after giving effect to this offering
$
Dilution in as adjusted net tangible book value per share to new investors	$
      The discussion and table above include                     restricted LP units granted to Highland Capital.
      The following table summarizes, as of September 30, 2006 (on a pro forma basis giving effect to common shares sold in the October 2006 private offering), the differences between the average price per share paid by our existing shareholders and by new investors purchasing common shares in this offering at the public offering price of $      per share, before deducting fees and estimated offering expenses payable by us in this offering:

	Shares Purchased			Total Consideration			Average
Price Per
	Number	Percent		Amount	Percent		Share

Existing shareholders(1)			%	$		%	$
New investors in this offering(2)			%			%
Total			%	$		%	$

(1)	Includes 534,020 restricted LP units granted to Highland Capital. Excludes 66,667 LP units owned by Highland Capital.

(2)	Assumes no exercise of the underwriters’ option to cover over-allotments.
      If the underwriters fully exercise their over-allotment option, the number of common shares held by existing holders will be decreased to      % of the aggregate number of common shares outstanding after this offering, and the number of common shares held by new investors will be increased to      %, of the aggregate number of common shares outstanding after this offering.

DISTRIBUTION POLICY
      The LP intends to distribute approximately 90% of its net income to the Trust and the other holders of LP units, including unvested restricted LP units. The Trust will distribute such amounts that it receives upon receipt to holders of the Trust’s common shares. All distributions from the LP will be made at the discretion of the Board, and will depend on a number of factors. The LP intends that over time it will distribute approximately 90% of the LP’s net income, although the amount distributed in any particular year may be more or less than 90% of net income due to a variety of factors, including timing differences between the recognition of net income and the receipt of cash.
      All distributions from the LP will be made at the discretion of the Board, and will depend on a number of factors affecting us, including:

•	our financial condition;

•	general business conditions;

•	actual results of operations;

•	the timing of the deployment of our equity capital;

•	debt service requirements of our subsidiaries;

•	availability of cash distributions from our subsidiaries;

•	our operating expenses;

•	any contractual, legal and regulatory restrictions on the payment of distributions by us to our shareholders or by our subsidiaries to us; and

•	other factors the Board in its discretion deem relevant.
      The LP is a holding company with no operations and is dependent upon the ability of its subsidiaries to generate and distribute revenue to the LP. The Trust holds no assets other than its interest in the LP (aside from cash and cash equivalents on a short-term basis) and will distribute all cash received from the LP to holders of the Trust’s common shares. To date, the LP has not made any distributions to the Trust.

SELECTED FINANCIAL DATA
      In the table below, we provide you with selected financial of the Trust. We have prepared this information as at June 30, 2006, or for the period from February 3, 2006 (commencement of operations) to June 30, 2006 using our consolidated financial statements for the period from February 3, 2006 (commencement of operations) to June 30, 2006, which have been audited by PricewaterhouseCoopers LLP, independent registered public accounting firm. Results for the period from February 3, 2006 (commencement of operations) to June 30, 2006 are not necessarily indicative of results that may be expected for the entire year.
      When you read this selected financial and other data, it is important that you read along with it the consolidated financial statements and related notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” which are included in this prospectus.

As of
Consolidated Balance Sheet	June 30, 2006

(In thousands)
Assets
Cash and cash equivalents	$101,227
Due from brokers	79,482
Trading securities and loans held for sale	91,162
Securities, available for sale — pledged	2,946,536
Loans, held-for-investment — pledged	3,773,673
Derivative financial instruments	1,220
Interest receivable	55,165
Prepaid expenses	183
Investments in equity of unconsolidated subsidiaries	6,061
Unamortized debt issue costs	33,070

Total assets	$7,087,779

Liabilities and Shareholders’ Equity
Notes payable	$3,262,278
Due to brokers	3,443,297
Accounts payable and accrued expenses	2,251
Management fee payable	1,910
Accrued interest payable	42,854
Other liabilities	18,709

Total liabilities	6,771,299
Minority interest in equity of consolidated subsidiaries	54,054

Shareholders’ Equity
Common shares ($0.01 par value, unlimited shares authorized; 16,467,335 common shares issued and outstanding)	165
Additional paid-in-capital	243,024
Accumulated other comprehensive income	1,351
Retained earnings	17,886

Total shareholders’ equity	262,426

Total liabilities and shareholders’ equity	$7,087,779

From February 3, 2006
(Commencement of Operations)
Consolidated Statement of Income	to June 30, 2006

(In thousands except for share and
per share amounts)
Revenue:
Interest income	$90,568
Other income	10,040

Total revenue	100,608

Operating expenses:
Interest expense	65,424
Management fees	1,910
Professional fees	7,949
Compensation expense	2,205
Other operating expenses	1,711

Total operating expenses	79,199

Operating income	21,409

Equity in income of unconsolidated subsidiaries	61
Realized loss and unrealized gain from investments:
Net realized loss on investment transactions	(67)
Net change in unrealized gain on investments	5,137

Total realized loss and unrealized gain from investments	5,070

Income before minority interest in income of consolidated subsidiaries	26,540
Minority interest in income of consolidated subsidiaries	(8,654)

Net income	$17,886

Net income per common share:
Basic	$1.09

Diluted	$1.01

Weighted average number of common shares outstanding:
Basic	16,419,137

Diluted	17,755,283

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
      The following discussion of our financial condition and results of operations should be read in conjunction with the financial statements and notes to those statements included elsewhere in this prospectus.
Overview
      The Trust is a Delaware statutory trust organized in January 2006 by our manager, Highland Capital, to own substantially all of the LP units of the LP. The LP is a holding company formed to provide the Trust’s common shareholders with the earnings from its leveraged credit subsidiaries and other assets. The LP primarily owns structured finance subsidiaries commonly known as CDOs. The LP owns (i) all of the outstanding capital stock of CDO Holdco, which holds controlling equity interests in CDOs, (ii) a 45% economic stake and a 51% voting stake in HFT REIT, which expects to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes and which will acquire equity interests in real property and other real estate related assets, (iii) a 25% economic and voting interest in HFC, a newly organized originator of loans primarily to middle-market companies, (iv) all of the outstanding capital stock of SOHC, a wholly-owned subsidiary which acquires and holds assets that may not be appropriate for the LP’s other subsidiaries, including non-rated debt and stressed and/or distressed assets, and (v) interests in other operating companies, limited in the case of domestic companies to minority interests (by value). The LP is expected to utilize the net proceeds from this offering to purchase a majority of the equity of additional CDOs and to further the business strategies of its subsidiaries.
      We seek to leverage the core competencies and resources of Highland Capital to implement a differentiated business strategy across various credit markets in order to provide a high level of risk-adjusted earnings to our shareholders. The LP’s income is primarily generated by the distributions that it receives from CDO Holdco, which includes distributions from its CDO subsidiaries and warehousing income related to warehouse arrangements entered into by HFP Corp. in connection with the procedures used to fund in-process CDO transactions. HFP Corp. participates in the economics of these facilities through contractual exposure but does not act as warehouse lender. Our other subsidiaries’ activities, including those in stressed and/or distressed assets, our interest in HFT REIT and our minority ownership of operating companies, are also expected to generate income and may also generate gains.
      Our subsidiaries operate on a leveraged basis. Although our business policies do not provide for any minimum or maximum limitations on leverage, the actual amount of leverage that we will utilize will depend upon a variety of factors, including type and maturity of assets, cost of financing, credit profile of the underlying assets and general economic and market conditions. Our CDO subsidiaries will normally obtain their borrowings through private offerings of rated and unrated debt. In addition, we expect our other subsidiaries will borrow through a variety of structures, including collateralized financings, private offerings of debt, warehouse facilities, bank credit facilities, repurchase agreements, mortgage loans on real estate and other borrowings. Our return on our assets and the cash we have available for distribution to our shareholders will be affected by changes in market conditions that cause changes in the costs of our financing to increase or decrease relative to the income that can be derived from the underlying assets.
      In addition to borrowings, we also expect to raise additional capital for our business through additional public and private offerings of common shares by the Trust and possibly through public and private offerings of preferred partnership interests by the LP.
      In February 2006, we completed our initial private offering of common shares, pursuant to which we raised approximately $247 million, resulting in approximately $241 million in net proceeds. We funded our first CDO investment on March 13, 2006. As of September 1, 2006, we have utilized approximately $139 million of the net proceeds from our initial private offering to acquire a majority of the equity of four CDOs structured for us by Highland Capital. These acquisitions provided us with immediate income from the net cash flows from approximately $4.9 billion in underlying collateral. Our current CDO subsidiaries include: (i) Tierra Alta Funding I, Ltd., an asset-backed CDO that owns RMBS and the debt tranches of third-party CDOs, (ii) Rockwall CDO Ltd., a CLO that owns corporate leveraged loans and debt tranches of third-party CLOs, (iii) Red River CLO Ltd., a CLO that owns senior secured loans of U.S. borrowers and (iv) Highlander Euro CDO B.V., a CDO that owns senior secured, second lien and mezzanine loans of European borrowers. The remaining proceeds from our initial private offering in February 2006 were used to capitalize SOHC, make investments of approximately $145 million in SOHC, $2 million in HFC and $4 million in HFT REIT, and for working capital.
      In October 2006, we completed an additional private placement of our common shares which generated net proceeds of approximately $162.5 million. We expect to use the net proceeds from the October 2006 offering, primarily to purchase a majority of the equity of several of the eight additional CDOs that Highland Capital is structuring on our behalf. As of September 1, 2006, the eight additional CDOs consisted of a diversified asset pool of over $3.1 billion in underlying collateral held within warehouse facilities. Immediately after purchasing the majority of the equity of these CDO subsidiaries, we will be provided with the proportionate income from the net cash flows generated by these underlying assets. In addition, we expect to earn warehousing income related to warehousing arrangements entered into by HFP Corp. in connection with the procedures used to fund these CDO transactions. For further information on the eight additional CDOs that Highland Capital is structuring on our behalf, see “Our Company — Collateralized Debt Obligation Issuers — Prospective CDO Subsidiaries.”
      Our CDO subsidiaries are subject to a series of collateral tests that are designed to protect the holders of, and to maintain the credit ratings associated with, their senior debt tranches. At times, these tests may require that distributions on the equity tranches be deferred (without triggering an event of default) which would prevent our subsidiaries, even if they are generating profits, from making distributions of profits to the LP. The results of our operations and the cash we have available for distribution to our shareholders will also be impacted by the default and recovery rates on the assets of our CDO subsidiaries.
      A variety of industry and economic factors may impact our financial condition and operating performance. These factors include:

•	interest rate trends,

•	rates of prepayment on leverage loans underlying our CDOs,

•	competition, and

•	other market developments.
      In addition, a variety of factors relating to our business may also impact our financial condition and operating performance. These factors include:

•	our leverage,

•	our access to funding and borrowing capacity,

•	our borrowing costs,

•	our hedging activities,

•	the market value of our investments, and

•	the requirements to qualify for an exemption from regulation under the 1940 Act.
Trends
      We believe the following trends may also affect our business:

Robust LBO Activity. A strong and steady flow of LBO transactions in the market over the past year combined with a move towards larger LBO transaction sizes has contributed to the continued sizeable supply of leveraged loans, high yield bonds, and other fixed income assets targeted by our business strategy. We expect this trend will continue in the near future and will enhance Highland Capital’s ability to source assets for the warehouse arrangements in which HFP Corp. participates, as well as for the Trust’s existing CDO subsidiaries.

Growing CDO Debt Market. According to Moody’s Quarterly Review, the annual volume of CDO issuances rated by Moody’s has increased from approximately $14 billion in 1996 to approximately $158 billion in 2006. The market’s healthy appetite for CDO debt affords us the ability to price debt attractively and to obtain warehouse funding at attractive rates, and allows us to negotiate a greater number of anticipated future CDO transactions over a lengthened period, thereby extending the in-process CDO pipeline and providing greater flexibility to us in planning future CDO transactions. These market conditions lead to robust competition from investment banks for warehouse and CDO underwriting contracts, which provides greater pricing and contract terms for future CDOs.

Stable Default Rates. Corporate default rates have been low relative to historical levels and we expect them to remain stable for the near future. Given our ability to achieve match-term low cost financing, stable default rates enhance our ability to generate stable cash flows over time.

Competition. We expect to face increased competition for our targeted investments. However, we expect that the size and growth of the market for these investments will continue to provide us with a variety of investment opportunities.

      For a discussion of additional risks relating to our business see “Risk Factors” and “— Quantitative and Qualitative Disclosures About Market Risk.”
Significant Accounting Policies
      The accompanying consolidated financial statements have been presented on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States.

Principles of Consolidation
      The Trust consolidates all non-variable interest entities in which it holds a greater than 50% interest. The Trust holds less than a 50% interest in HFC and HFT REIT, and therefore, the financial results for these entities have not been consolidated, but have been accounted for using the equity method of accounting.
      The Trust also consolidates all variable interest entities (“VIEs”) for which it is considered to be the primary beneficiary pursuant to Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities — an interpretation of ARB No. 51, as revised (“FIN 46R”). In general, FIN 46R requires an enterprise to consolidate a VIE when the enterprise holds a variable interest in the VIE and is deemed to be the primary beneficiary of the VIE. An enterprise is the primary beneficiary if it absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both. Tierra Alta Funding I, Ltd. and Rockwall CDO Ltd. are VIEs and are not considered to be qualifying special-purpose entities (“QSPE”) as defined by Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). The Trust has determined it is the primary beneficiary of these entities and has included the accounts of these entities in these consolidated financial statements.
      All inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates
      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts and disclosures in the consolidated financial statements. Actual results could differ from those estimates.

Securities Transactions, Valuation and Related Income
      The Trust records all security transactions on a trade-date basis. Pursuant to SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”), securities are classified as trading, available-for-sale or held-to-maturity. Securities classified as trading securities are valued at fair value at the date of the consolidated financial statements with the resulting net unrealized appreciation or depreciation reflected in the consolidated statement of income. Loans held for sale are carried at the lower of cost or market.

      In accordance with SFAS 115, the Trust classifies structured securities in which credit risk is minimal and no other factors could cause them to recover less than substantially all of their recorded investment as held-to-maturity securities. The Trust has the intent and ability to hold to maturity these securities in accordance the contractual obligations prescribed in the underlying CDO subsidiaries’ indentures or other operative documents. Accordingly, SFAS No. 115 permits the assets to be classified as held-to-maturity. The Trust’s subsidiaries may, however, from time to time, sell assets that have experienced significant credit deterioration, for example, or for some other reason prescribed within the operative documents. The Trust evaluates any such sale to ensure that it has no impact on their held-to-maturity classification. All securities classified as held-to-maturity are recorded at amortized cost.
      The Trust classifies structured securities held through our various consolidated CDO subsidiaries, and securities held within our consolidated warehouse entities that do not meet our criteria for held-to-maturity, as available-for-sale in accordance with SFAS No. 115. The Trust does not intend to trade these securities in the near term and has the intent, wherewithal, and ability to hold to maturity these securities for the same reasons described above. Factors that are beyond the Trust’s control which could result in the Trust not recovering substantially all of its recorded investment require that these securities be classified as available-for-sale. The Trust is recognizing interest income and any impairment pursuant to Emerging Issues Task Force Issue No. 99-20 (“EITF 99-20”), Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets. As of June 30, 2006, structured securities classified as available for sale amounted to approximately 42% of our assets, most of which we hold in our warehouse facility. These investments are carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income. Estimated fair values are based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in such securities.
      The Trust evaluates held-to-maturity and available-for-sale securities for other-than-temporary impairment charges under SFAS 115 in accordance with Financial Accounting Standards Board Staff Position (“FSP”) 115-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments and EITF 99-20, as applicable. These standards provide guidance to determine when an asset is considered impaired (i.e., has declined in fair value below its amortized cost), evaluate whether the impairment is other than temporary (i.e., the value of the asset will not be recovered over its remaining life), and, if the impairment is other-than-temporary, recognize an impairment loss equal to the difference between the asset’s amortized cost and its fair value. The Trust evaluates these securities for impairment as of each quarter end or more frequently if we become aware of any material information that would lead us to believe that a security may be impaired. The Trust considers many factors in determining whether the impairment of a security is other-than-temporary, including, but not limited to, the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the loss, the intent and financial ability to hold the security for a period of time sufficient for a recovery in its estimated fair value, recent events specific to the issuer or industry, external credit ratings and recent downgrades in such ratings. As of June 30, 2006, no such impairment charges deemed necessary. Unamortized premiums and discounts on securities are recognized over the contractual life using the effective interest method.
      Generally, other securities held by the Trust through its consolidated subsidiaries will consist of (i) assets that do not meet the eligibility requirements of typical CDO transactions, (ii) distressed assets, and (iii) other assets which we intend to buy and resell in order to take advantage of short term market fluctuations in price. It is the Trust’s policy to classify these other securities initially within the trading category. Should any fact or circumstance that would suggest otherwise become known to the Trust, or should any security be held longer than one year, the Trust will then assess the appropriateness of the classification and will make a determination as to whether such classification needs to be modified accordingly. As of June 30, 2006, securities classified as trading under SFAS No. 115 constituted less than 2% of total assets.
      Securities traded on a national securities exchange are stated at the last reported sales price on the day of valuation; other securities traded in the over-the-counter market and such securities for which no sale was reported on that date are stated at the last quoted bid price.

      Restricted securities and other securities that are not categorized as held-to-maturity for which quotations are not readily available are valued at fair value as determined by Highland Capital and our management, in good faith, either using prices furnished by entities such as investment brokers and dealers in a secondary market or Highland Capital’s best estimate based on its expertise and active participation with the corporate borrowers.

Loans
      The Trust holds, through its consolidated subsidiaries, whole loans and participations in various secured leveraged bank loans. Generally, these holdings are intended to be held for the long term and, therefore, they are recorded on the consolidated balance sheet initially at their purchase price and subsequently accounted for based on their outstanding principal plus or minus unamortized premiums or discounts. In certain instances such as when the credit fundamentals underlying a particular loan have deteriorated significantly, management may determine to sell a loan. Once that determination has been made, management will account for the loan at the lower of amortized cost or market value.
      Management maintains an allowance for loan losses at a level that we believe is adequate based on an evaluation of known and inherent risks related to the loan investments. When determining the adequacy of the allowance for loan losses management considers historical and industry loss experience, economic conditions and trends, the estimated fair values of the loans, credit quality trends and other factors that management determines are relevant. To estimate the allowance for loan losses, management first identifies impaired loans. Loans are generally evaluated for impairment individually, but loans purchased on a pooled basis with relatively smaller balances and substantially similar characteristics may be evaluated collectively for impairment. Management considers a loan to be impaired when, based on current information and events, it believes it is probable that we will be unable to collect all amounts due to us based on the contractual terms of the loan. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over the present value of expected future cash flows, the loan’s observable market price, or the fair value of the collateral, depending on the nature of the loan. Increases in the allowance for loan losses are recognized in the accompanying consolidated statement of income as a provision for loan losses. When management forecloses on the loan or transfers it to held for sale, the loan is charged-off or written-down and the allowance for loan losses is reduced.

Interest Income
      Interest income is accrued based upon the principal amount of the securities or loans and their contractual interest terms or based on the principles of EITF 99-20, as applicable. Premiums and discounts are amortized into interest income over the contractual lives of the securities or loans, held-for-investment using the effective yield method in accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.

Other Income
      Other income consists of realized gains and net interest income on Tierra Alta Funding I, Ltd. and Rockwall CDO Ltd. during the period from February 3, 2006 through close of the respective CDO subsidiary, when the Trust began bearing the risks and rewards of the Tierra Alta Funding I, Ltd. and Rockwall CDO Ltd. warehouse activities.

Cash and Cash Equivalents
      Cash and cash equivalents consist of cash held at U.S. banks, deposits with original maturities of less than 90 days, and money market funds.

Derivative Financial Instruments
      A swap agreement is a two-party contract under which an agreement is made to exchange returns from predetermined investments or instruments. The gross returns to be exchanged or “swapped” between the parties are calculated based on a “notional amount”, which is valued monthly to determine each party’s obligation under the contract. The Trust enters into swap transactions for speculative purposes and to manage interest rate risks and has not designated the swaps as designated accounting hedges. Consequently, the Trust has not applied hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. The fair values of the swap transactions are recorded on the balance sheet in derivative financial instruments and the change in fair value is recorded in the statement of income in net change in unrealized gain on investments. The Trust and its subsidiaries recognize all cash flows received (paid) or receivable (payable) from swap transactions on a net basis as realized gains or losses in the consolidated statement of income. The Trust and its subsidiaries are charged a finance cost by counterparties with respect to each agreement, which are reported as part of the realized gains or losses.

Margin Transactions
      In order to obtain more investable cash, the Trust and its subsidiaries may use various forms of leverage including purchasing securities on margin. Such leverage may allow the Trust and its subsidiaries to increase net assets at a greater rate during increasing markets, but also may lead to a more rapid decrease in net assets in a declining market. A margin transaction consists of purchasing an investment with money loaned by a broker and agreeing to repay the broker at a later date. Interest expense on the outstanding margin balance is based on market rates at the time of the borrowing.

Foreign Currency Transactions
      The Trust and its subsidiaries enter into transactions in multiple currencies. All foreign currency asset and liability balances are presented in U.S. dollars in the consolidated financial statements, translated using the exchange rate as of June 30, 2006. Revenues and expenses are recorded in U.S. dollars using an average exchange rate for the relative period. Foreign currency translation gains or losses are recorded as unrealized gains or losses in the consolidated statement of income.

Fair Value Financial Instruments
      Other than investments classified as held-to-maturity or held-for-investment, the fair value of the Trust and its subsidiaries’ assets and liabilities, which qualify as financial instruments under SFAS No. 107, Disclosure about Fair Value of Financial Instruments, approximates the carrying amounts presented in the consolidated balance sheet.

Financing
      The Trust, through its subsidiaries, finances its activities primarily through the use of secured borrowings in the form of securitization transactions structured as secured financings, warehouse facilities, and other secured and unsecured borrowings. The Trust recognizes interest expense on all borrowings on an accrual basis and the amortization of debt issue costs on an effective yield basis.

Share-Based Payments
      The Trust accounts for share-based compensation issued to non-employees, employees, directors, and affiliates of the Trust using the fair value based methodology prescribed by SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). Compensation cost related to restricted LP units and LP unit options issued to employees is measured at its estimated fair value at the grant date, and is amortized and expensed over the vesting period on a graded basis. Compensation cost related to restricted LP units and LP unit options issued to non-employees is measured at its estimated fair value at the grant date and remeasured at each reporting date, and is amortized and expensed over the vesting period on a graded basis.

Earnings per Share
      In accordance with SFAS No. 128, Earnings per Share, the Trust presents both basic and diluted earnings per common share in its consolidated financial statements and footnotes. Basic earnings per common share excludes dilution and is computed by dividing net income allocable to common stockholders by the weighted average number of common shares, including vested restricted common shares, outstanding for the period. Diluted earnings per share reflects the potential dilution from common unit options and unvested restricted common units, if they are not anti-dilutive.

Warehousing Agreements
      As of June 30, 2006, through HFP Corp., we were party to various warehousing agreements with various financial institutions, pursuant to which HFP Corp. participates in the warehouse economics of various CDOs. Highland Capital selects the collateral for each such CDO. Under the terms of each warehousing agreement, upon sale or liquidation of the assets acquired and warehoused in accordance with the terms of the related agreement, Highland Capital or its designees, including HFP Corp., are entitled to receive all or a portion of the “positive carry” and Highland Capital or its designees, including HFP Corp., are responsible to pay all or a portion of the “negative carry” with respect to such assets pursuant to the terms of the agreement. The term “positive carry” means all gains payable to Highland Capital or its designees upon the sale of assets in accordance with the terms of the related agreement, including interest proceeds payable to Highland Capital, and the term “negative carry” means all losses payable by Highland Capital upon the sale of assets, including losses related to interest proceeds. If the CDO transaction is not consummated, we would be required to liquidate the warehoused collateral and we would have to pay any amount by which the original purchase price of the collateral exceeds its sale price, subject to negotiated caps, if any, on our exposure.

Income Taxes
      The LP is a partnership and the Trust expects to be a grantor trust, and each is therefore not a taxable entity for U.S. federal income tax purposes. As such, the LP and the Trust do not directly pay U.S. federal income tax. Our taxable income or loss is includable in the taxable income of each of our shareholders.
      The LP’s treatment as a corporation under the “publicly-traded partnership” rules of Section 7704 of the Code would substantially reduce the cash distributions on the common shares that we distribute quarterly. The anticipated benefit of an investment in our common shares depends largely on the treatment of the LP as a partnership for U.S. federal income tax purposes. Section 7704 of the Code requires the LP to derive 90% or more of its annual gross income from interest, dividends, capital gains and other types of “qualifying income” to continue to be treated as a partnership for U.S. federal income tax purposes. We may not find it possible, regardless of our efforts, to meet this income requirement or may inadvertently fail to meet this income requirement. Current law may change so as to cause the LP to be treated as a corporation for U.S. federal income tax purposes without regard to its sources of income or otherwise subject the LP to entity-level taxation.
      If the LP were to be treated as a corporation for U.S. federal income tax purposes, the LP would pay U.S. federal income tax on its income at the corporate tax rate, which is currently a maximum of 35%, and would pay state income taxes at varying rates. In such a case, distributions to shareholders would generally be taxed as corporate distributions and be treated as dividend income to the extent of the LP’s current and accumulated earnings and profits for U.S. federal income tax purposes. Because a tax would be imposed upon us as a corporation, the cash available for distribution to a shareholder would be substantially reduced, which could cause a substantial reduction in the value of our shares.
      In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise or other forms of taxation. If any state were to impose a tax upon us as an entity, the cash available for distribution to our shareholders would be reduced, which could cause a substantial reduction in the value of our shares.
      Some of our domestic corporate subsidiaries and corporations in which we have an equity investment will likely pay U.S. federal and state income taxes.

Incentive Allocation
      Our management agreement with Highland Capital provides for an incentive allocation in the form of a profit allocation and a corresponding cash distribution from the LP if our net income exceeds certain benchmarks. See “Management-Management Agreement-Incentive Allocation,” for a description of this compensation. We accrue the incentive allocation during the period for which it is earned.

Recent Accounting Pronouncements
      In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140 (“SFAS No. 155”). SFAS No. 155 (i) permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, (ii) clarifies which interest-only strip receivables are not subject to the requirements of SFAS No. 133, (iii) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments that contain an embedded derivative requiring bifurcation, (iv) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and (v) amends SFAS No. 140 to eliminate the prohibition on a QSPE from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. We have not yet determined the impact, if any, that the implementation of SFAS 155 will have on our results of operations or financial condition.
      In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS No. 157”). SFAS No. 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Trust), and interim periods within those fiscal years, with early adoption permitted. We have not yet determined the impact, if any, that the implementation of SFAS No. 157 will have on our results of operations or financial condition.
      Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” was issued by the Securities and Exchange Commission (“SEC”) during September 2006. SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. We are currently evaluating the impact of SAB 108 on our consolidated financial statements.
Financial Condition
      The following table summarizes our assets classified as trading (Corporate Bonds, Common Shares and Preferred Stock) and loans held for sale (Term Notes) held by SOHC as of June 30, 2006:

		Net	Gross
	Premium/	Amortized	Unrealized	Estimated
	(Discount)	Cost	Gain/(Loss)	Fair Value

	(In thousands)
Corporate Bonds	$(12,071)	$57,929	$3,344	$61,273
Common Shares	—	2,222	694	2,916
Preferred Stock	—	47	25	72
Term Notes	24	27,047	(146)	26,901

Total	$(12,047)	$87,245	$3,917	$91,162

      Included in the trading securities are three securities with a cost of $4,507,591 and a fair value of $4,447,157 that have resale restrictions as of June 30, 2006 that prevent us from selling them in the open market.
      For the period from February 3, 2006 (commencement of operations) through June 30, 2006, the Trust had realized gains of approximately $151,000 attributable to sales of trading securities. As of

June 30, 2006, approximately $3,917,000 of unrealized appreciation in the value of trading securities is included in the statement of income.
      The following table summarizes our assets classified as available-for-sale, including senior and mezzanine tranches of CDO transactions, as of June 30, 2006, which are carried at estimated fair value:

	Net	Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	(Losses)	Fair Value

	(In thousands)
Asset-backed securities held by the CDO subsidiaries	$2,688,391	$13,447	$(11,859)	$2,689,979
Asset-backed securities held by warehouse facilities	256,794	593	(830)	256,557

Total	$2,945,185	$14,040	(12,689)	$2,946,536

      All securities in an unrealized loss position at June 30, 2006 have been in an unrealized loss position for less than three months. Our review of such securities indicates that the decrease in estimated fair value is not due to other than temporary changes in the underlying credit fundamentals or in the amount of principal and interest expected to be received. In addition, the Trust has the financial wherewithal and management has the intent to hold the securities for a period of time sufficient for a recovery in the estimated fair value. Therefore, management does not believe any of the securities held are other-than-temporarily impaired at June 30, 2006.
      Assets classified as available for sale are not sold with the intent of realizing trading gains or to minimize trading losses. Any sales of these assets would typically be specific to credit quality matters. For the period from February 3, 2006 (commencement of operations) through June 30, 2006, we did not sell any securities classified as available for sale.
      The following table summarizes the net amortized cost and estimated fair value of our asset backed securities classified as available-for-sale by contractual maturity as of June 30, 2006:

	Net
	Amortized	Estimated
	Cost	Fair Value

	(In thousands)
Due within one year	$—	$—
One to five years	11,000	11,008
Five to ten years	47,118	46,774
Greater than ten years	2,887,067	2,888,754

Total	$2,945,185	$2,946,536

      The following summarizes our loans held-for-investment as of June 30, 2006:

			Net
	Principal/Par	Premium	Amortized
	Amount	(Discount)	Cost

	(In thousands)
Loans held in CDO subsidiaries	$686,118	$1,416	$687,534
Loans held in warehouse arrangements	3,078,596	7,543	3,086,139

Total	$3,764,714	$8,959	$3,773,673

      We identified no impaired loans at June 30, 2006 and therefore have established no allowance for loan losses. Additionally, there were no charge-offs or write downs of loans during the period ended June 30, 2006. At June 30, 2006, there was approximately $4,600,000 of unfunded loan purchase commitments.
      Fair values of loans held-for-investment are determined using price estimates provided by an independent pricing service. If the independent pricing service cannot provide estimates for a given loan, we determine estimated fair value based on (i) current financial information of the borrowing company and its performance against its operating plan; (ii) changing value of collateral supporting the loan; (iii) changes to the market for the borrowing company’s service or product; and (d) market interest spreads. The fair value of our loans held-for-investment was approximately $3,779,098,000 at June 30, 2006.

Real Estate Investments
      At June 30, 2006, we reported a $5.4 million investment by HFT REIT, an entity which acquires equity interests in real estate and other real estate related assets. At June 30, 2006, HFT REIT held:

	Date of
Name	Funding	Cost

	(In thousands)
Breckenridge (multi-family)	3/20/2006	$1,000
Trimarchi (multi-family)	4/11/2006	3,000
Lockhill (retail)	6/30/2006	1,405

Totals		$5,405

Highland Financial Corporation
      At June 30, 2006, we had a $2.0 million investment in HFC, a newly organized originator of loans primarily to middle market companies.

Equity Securities
      Our investment policies allow us to acquire equity securities of other operating companies, limited in the case of domestic companies to minority interests (by value). At June 30, 2006, no direct investments in equity had been made by the LP.

Derivative Financial Instruments
      Tierra Alta Funding I, Ltd. has entered into an interest rate swap agreement for purposes of managing its interest rate risk exposure relating to its variable rate debt. Under the agreement, on the date of closing, Tierra Alta Funding I, Ltd. received from the counterparty an upfront payment of approximately $18.7 million to be used, together with the proceeds of the notes and the asset-backed short-term notes (the “CP Notes”), to facilitate the purchase of collateral and to pay certain fees and expenses. As of June 30, 2006, the $18.7 million upfront payment has been recorded in other liabilities in the accompanying consolidated balance sheet. The interest rate swap commenced on August 5, 2006, matures on May 6, 2014, has a fixed rate of 6.556%, a variable rate of three month LIBOR (5.50% at June 30, 2006) and a notional amount of $260 million.
      As of June 30, 2006, SOHC was a party to two TRS transactions and a participation agreement. The TRS transactions and the participation agreement allowed SOHC to participate in the returns from certain assets on a leveraged basis. The participation agreement differed structurally from the TRS transactions by allowing the underlying assets to be purchased upon termination of the agreement. The counterparties to these contractual arrangements are major financial institutions with which we and our affiliates may also have other financial relationships. All three transactions require collateral to be posted against the notional value of the underlying assets that determine the fair value of the various transactions.

      As of June 30, 2006, the transactions were valued as follows:

		Notional	Collateral	Estimated
	Termination Date	Value	Balance	Fair Value

	(In thousands)
TRS transaction 1	April 24, 2009	$103,440	$44,023	$1,016
TRS transaction 2	April 15, 2009	119,316	12,635	(84)
Participation Agreement	August 3, 2006	195,751	12,417	288

Total			$69,075	$1,220

Liabilities
      At June 30, 2006, we had outstanding obligations, through our subsidiaries, totaling approximately $6.6 billion with weighted-average current borrowing rates of 5.41%. At June 30, 2006, there was approximately $3.4 billion outstanding that is due to brokers, which primarily includes balances outstanding under warehouse agreements which have weighted average borrowing rate of 5.32%. There was also approximately $1.1 billion of long-term borrowings outstanding through our CDO subsidiaries, Tierra Alta Funding I, Ltd. and Rockwall CDO Ltd. with a weighted average borrowing rate of 6.08%. In addition, to further leverage our activities, Tierra Alta Funding I, Ltd. issued asset-backed short-term notes (“CP Notes”) with a maximum maturity of 270 days. At June 30, 2006 Tierra Alta Funding I, Ltd. had issued CP Notes of $2.1 billion with a weighted average borrowing rate of 5.19%. All borrowing rates above assume 3-month LIBOR and EURIBOR rates of 5.50% and 3.056%, respectively, as of June 30, 2006.

Shareholder’s Equity
      On February 3, 2006, we issued 16,212,573 shares in a private placement and received net proceeds of approximately $237,365,000, net of underwriters’ discount and placement fees. On March 3, 2006, the over-allotment option was exercised and we issued an additional 254,762 shares for approximately $3,619,000, net of underwriters’ discount and placement fees. On October 26, 2006, we issued 10,203,922 shares in a private placement and received net proceeds of approximately $162.5 million, net of underwriters’ discount and placement fees. As of October 31, 2006, all of the shares issued are outstanding. All LP options and restricted LP units are dilutive as of June 30, 2006.
      The following table presents a reconciliation of basic and diluted income per share for the period from February 3, 2006 through June 30, 2006:

	Basic	Diluted

	(In thousands, except share and
	per share amounts)
Net income	$17,886	$17,886
Weighted — average number of common shares outstanding	16,419,137	17,755,283
Net income per share	$1.09	$1.01
Results of Operations For the Period February 3, 2006 (commencement of operations) to June 30, 2006

Summary
      Our net income for the period was approximately $17.9 million or $1.09 per weighted average basic and $1.01 per weighted average diluted share outstanding.

Revenue
      Total revenue for the period was $100.6 million, which includes interest income of $90.6 million, and other income of $10.0 million resulting from realized and net interest income on Tierra Alta Funding I, Ltd. and Rockwall CDO Ltd. from February 3, 2006 through close of the respective CDO subsidiary.

Operating Expenses
      Operating expenses for the period totaled $79.2 million, which includes interest expense of $65.4 million, professional fees of approximately $7.9 million, expenses related to our incentive plans of approximately $2.2 million, base management fees of approximately $1.9 million, and approximately $1.7 million in expenses related to startup costs and other miscellaneous expense.
      Highland Capital has waived its right to receive the fees payable to it pursuant to the terms and conditions of the governing agreements related to each CDO subsidiary. Each waiver will expire on February 3, 2008. After February 3, 2008, it will be within Highland Capital’s sole discretion whether to continue to waive any portion or all of such fees.

Liquidity and Capital Resources
      We held cash and cash equivalents of approximately $101.2 million at June 30, 2006.
      We used approximately $30 million of net cash for the period February 3, 2006 (commencement of operations) to June 30, 2006 primarily as a result of daily operations and the purchase of the SOHC proprietary trading portfolio.
      Our investing activities used net cash of approximately $3.4 billion for the period February 3, 2006 (commencement of operations) to June 30, 2006 primarily from the purchase of assets for our warehousing facilities of approximately $2.7 billion, the purchase of loans held-for-investment of approximately $669 million, the investment in equity of unconsolidated subsidiaries of approximately $6.0 million and the payment of collateral for derivative transactions and warehouse agreements offset by payments from securities and loans of approximately $25 million.
      Our financing activities provided net cash of $3.5 billion for the period February 3, 2006 (commencement of operations) to June 30, 2006 primarily attributable to the sale of common shares in our initial offering of approximately $241 million, net of offering costs, debt proceeds from issuance of long-term debt of approximately $1.1 billion, proceeds from short-term note issuance of approximately $6.6 billion, partially offset by payments on short-term notes of approximately $4.5 billion, a hedge upfront payment of approximately $18.7 million, capital contributions from minority interest investors of consolidated entities of approximately $45.4 million, and payment of debt issuance costs of approximately $34.3 million.
      Notes payable consists of the following as of June 30, 2006:

(In thousands)
Tierra Alta Funding I, Ltd. Notes	$345,778
Rockwall CDO Ltd. Notes	791,500
CP Notes	2,125,000

Total	$3,262,278

      On March 30, 2006 and May 10, 2006, CDO Holdco closed on the Tierra Alta Funding I, Ltd. and Rockwall CDO Ltd. subsidiaries, respectively. In connection with those closings, debt was sold to third parties using the assets of the CDO subsidiaries as collateral. The debt is paid down as payments are received on the collateral assets of the CDO subsidiaries. Any remaining debt outstanding as of the stated maturity will be due and payable on that date. As of June 30, 2006, interest expense of approximately $5,157,000 and $6,431,000 was incurred and unpaid related to Tierra Alta Funding I, Ltd. and Rockwall CDO Ltd., respectively.

      The following information summarizes the long term borrowings of the consolidated CDO subsidiaries, Tierra Alta Funding I, Ltd. and Rockwall CDO Ltd., as of June 30, 2006:

Tierra Alta Funding I, Ltd.:

	Principal/Par
	Amount	Proceeds at	Stated	Stated
	Outstanding	Closing	Interest Rate	Maturity

	(In thousands)
Class A1 Notes	$90,000	$90,000	3m LIBOR + .43%	02/05/2046
Class A2 Notes	155,000	154,876	3m LIBOR + .53%	02/05/2046
Class A3A Notes	47,600	47,600	3m LIBOR + .62%	02/05/2046
Class A3B Notes	2,400	2,400	5.72%	02/05/2046
Class B1A Notes	27,900	27,682	3m LIBOR + 1.70%	02/05/2046
Class B1B Notes	2,100	2,100	6.80%	02/05/2046
Class C Notes	22,000	21,120	3m LIBOR + 3.50%	02/05/2046

Total	$347,000	$345,778

Rockwall CDO Ltd.:

	Principal/Par
	Amount	Proceeds at	Stated	Stated
	Outstanding	Closing	Interest Rate	Maturity

	(In thousands)
Class A-1LA Notes	$538,000	$538,000	3m LIBOR + .30%	08/01/2021
Class A-1LB Notes	96,000	96,000	3m LIBOR + .50%	08/01/2021
Class A-2L Notes	76,000	76,000	3m LIBOR + .65%	08/01/2021
Class A-3L Notes	36,500	36,500	3m LIBOR + 1.40%	08/01/2021
Class A-4L Notes	10,000	10,000	3m LIBOR + 1.70%	08/01/2021
Class B-1L Notes	21,000	21,000	3m LIBOR + 2.25%	08/01/2021
Class X Notes	14,000	14,000	3m LIBOR + .36%	08/01/2013

Total	$791,500	$791,500

      In order to further leverage its activities, Tierra Alta Funding I, Ltd. issues CP Notes through private placement transactions using various placement agents. A maximum amount of $2,125 million in CP Notes can be issued by Tierra Alta Funding I, Ltd., and will (i) mature not later than 270 days after the date of issuance thereof, and (ii) not contain any provision for automatic rollover or extension. During the period ended June 30, 2006, Tierra Alta Funding I, Ltd. issued a total of approximately $6,595 million in CP Notes, with principal repayments on the CP Notes totaling approximately $4,470 million during the same period. Interest expense of approximately $27.2 million was incurred for the period ended June 30, 2006, for which approximately $6.4 million had not been paid as of June 30, 2006.

      The following table summarizes the CP Notes outstanding as of June 30, 2006:

		Proceeds	Stated
		from	Interest	Stated
Issue Date	Par Amount	Issuance	Rate	Maturity

	(In thousands)
03/30/2006	$35,900	$35,416	5.000%	07/05/2006
06/01/2006	170,845	170,000	5.085%	07/06/2006
06/06/2006	170,846	170,001	5.090%	07/11/2006
04/19/2006	35,838	35,417	5.030%	07/12/2006
06/08/2006	170,851	170,001	5.120%	07/13/2006
06/13/2006	170,855	170,000	5.150%	07/18/2006
04/26/2006	35,839	35,418	5.040%	07/19/2006
06/15/2006	170,862	170,001	5.185%	07/20/2006
06/20/2006	100,000	99,488	5.270%	07/25/2006
06/20/2006	70,875	70,513	5.260%	07/25/2006
05/03/2006	35,841	35,417	5.070%	07/26/2006
06/22/2006	170,881	170,000	5.300%	07/27/2006
06/27/2006	170,885	169,999	5.330%	08/01/2006
05/10/2006	35,842	35,417	5.080%	08/02/2006
06/29/2006	170,886	170,001	5.325%	08/03/2006
05/30/2006	171,711	170,002	5.120%	08/08/2006
05/17/2006	35,844	35,417	5.100%	08/09/2006
05/24/2006	35,846	35,417	5.125%	08/16/2006
05/31/2006	35,848	35,417	5.150%	08/23/2006
06/07/2006	35,848	35,417	5.155%	08/30/2006
06/14/2006	35,856	35,417	5.250%	09/06/2006
06/21/2006	35,866	35,417	5.360%	09/13/2006
06/28/2006	35,862	35,407	5.440%	09/20/2006

	$2,139,727	$2,125,000

      In connection with the issuance of the CP Notes, Tierra Alta Funding I, Ltd. has entered into an agreement (the “CP Liquidity Agreement”) with Citibank, N.A. (the “CP Liquidity Counterparty”) whereby the CP Liquidity Counterparty will provide liquidity by (i) purchasing newly issued CP Notes at a contractually defined variable rate, (ii) compensating Tierra Alta Funding I, Ltd. for excess costs in connection with issuing CP Notes that were not purchased by the CP Liquidity Counterparty as described in (i) above, and (iii) to provide funding in the event that Tierra Alta Funding I, Ltd. does not have the available cash necessary to pay the discount on maturing CP Notes.
      The CP Liquidity Agreement has an initial term of 335 days from the date of closing that is extendible by the CP Liquidity Counterparty in its sole discretion initially for up to an additional 364 days, and annually thereafter for additional 364 day terms. Should the CP Liquidity Counterparty fail to extend the maturity of the CP Liquidity Agreement and if at that time any CP Notes are outstanding, the CP Liquidity Counterparty will be obligated, subject to satisfaction of the conditions to exercise under the CP Liquidity Agreement, to purchase in a one-time single issuance, Class F Notes issued pursuant to the terms of Tierra Alta Funding I, Ltd.’s governing documents and bearing interest at a rate of LIBOR + 0.35%, with a maturity date of February 5, 2046. The purchase of such Class F Notes by the CP Liquidity Counterparty will provide Tierra Alta Funding I, Ltd. with sufficient funds on such maturity date to enable Tierra Alta Funding I, Ltd. to repay the principal of maturing CP Notes.

Contractual Obligations and Commitments
      As of June 30, 2006, we had entered into a management agreement with Highland Capital whereby the LP’s subsidiaries, or in certain circumstances the LP, will collectively pay Highland Capital a base management fee quarterly in arrears in an amount equal to 0.4375% of the LP’s equity (equal to 1.75% on an annualized basis). Highland Capital uses its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.
      For purposes of calculating the base management fee, the LP’s equity means, for any quarter, the sum of the net proceeds from any issuance of the LP units after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, plus the LP’s retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that the LP pays for repurchases of its LP units; provided that the foregoing calculation of the equity shall be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between Highland Capital and our independent directors and approval by a majority of the LP’s independent directors in the case of non-cash charges.
      Highland Capital’s base management fee shall be calculated by Highland Capital within 30 days after the end of each fiscal quarter and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee within 15 business days following the delivery of Highland Capital’s calculations. Pursuant to the terms of the management agreement, Highland Capital will forfeit the management fee, if the shares offered in the various private offerings have not been registered within 270 days following the closing of the initial offering. Consequently, the management fee has been accrued in the consolidated financial statements, but not yet paid.
      In addition to the management fee, HSAC shall receive a quarterly incentive allocation in the LP in an amount equal to 25% of the amount by which net income, as calculated prior the incentive allocation and excluding non-cash charges and special one-time events pursuant to changes in GAAP, exceeds the greater of 2% or 0.50% plus one-fourth of the U.S. Ten Year Treasury Rate of the LP’s capital at the beginning of the quarter. Pursuant to the terms of the management agreement, the incentive allocation will be deferred until the shares offered in the various private offerings have not been registered by November 3, 2006. As of June 30, 2006, the incentive allocation earned was approximately $3.3 million and is included in the minority interest in the statement of income and on the balance sheet of the consolidated financial statements.
      As of June 30, 2006, HFP Corp. had entered into nine warehouse agreements with various financial institutions, pursuant to which we participate in the warehouse economics of various CDOs. Highland Capital selects the collateral for each CDO in which we participate. Our warehouse agreement arrangements are described below.
      As of June 30, 2006, HFP Corp. was party to various warehouse agreements with various financial institutions, pursuant to which it participates in the warehouse economics of various CDOs. Highland Capital selects the collateral for each such CDO. Under the terms of each warehouse agreement, upon sale or liquidation of the assets acquired and warehoused in accordance with the terms of the related agreement, Highland Capital or its designees, including HFP Corp., are entitled to receive all or a portion of the “positive carry” and Highland Capital or its designees, including HFP Corp., are responsible to pay all or a portion of the “negative carry” with respect to such assets pursuant to the terms of the agreement. The term “positive carry” means all gains payable to Highland Capital or its designees upon the sale of assets in accordance with the terms of the related agreement, including interest proceeds payable to Highland Capital, and the term “negative carry” means all losses payable by Highland Capital upon the sale of assets, including losses related to interest proceeds. If the CDO transaction is not consummated, we would be required to liquidate the warehoused collateral and we would have to pay any amount by which the original purchase price of the collateral exceeds its sale price, subject to negotiated caps, if any, on our exposure.

Quantitative and Qualitative Disclosures About Market Risk

Market Risk
      Our investments expose us to market risk. Market risk represents the potential loss that may be incurred by us due to a change in the market value of the financial instruments underlying our investments. Our exposure to market risk is determined by a number of factors, including the size, composition, and diversification of the related financial instruments, interest rates and market volatility. We actively manage our exposure to market risk by reviewing the strategies underlying our investment decisions, setting market risk limits and by managing the underlying collateral related to the structures under management. In respect of floating rate syndicated bank loans, we enter into a contractual relationship directly with the corporate borrower, and as such we are exposed to certain degrees of risk, including interest rate, market risk and the potential non-payment of principal and interest, including default or bankruptcy of the corporate borrower or the early payment by the corporate borrower.
      Most of our investments are in securities which are not listed on a national securities exchange and which have a greater amount of both market and credit risk than many other financial instruments. These investments trade in a limited market and may not be able to be immediately liquidated if needed. Because of the inherent uncertainty of these investments, management’s best estimates may differ significantly from values that would have been used had a broader market for the investments existed. We may use various forms of leverage which increases the effect of any investment value changes on our invested capital.

Credit Risk
      Credit risk is a function of corporate defaults and recovery rates. Credit risk represents the maximum potential loss that we face if the borrowers of the collateral underlying our investments fail to perform pursuant to the terms of their agreements. We manage credit risk by (i) limiting the total amount of arrangements outstanding, both by the individual counterparty and in the aggregate, (ii) monitoring the size, maturity dates, and structure of the arrangements and (iii) applying uniform credit standards for all activities associated with credit risk. We also manage the credit risk of the collateral underlying our investments by using the criteria established in the collateral management agreements. These agreements require us to continually monitor the overall credit quality of the underlying collateral.

Yield Spread Risk
      Most of our investments are also subject to yield spread risk. For a majority of these securities, value is based on a market credit spread over the rate payable to LIBOR or U.S. Treasuries of like maturity. In other words, their value is dependent on the yield demanded on such securities by the market, as based on their credit relative to LIBOR or to U.S. Treasuries. An excessive supply of these securities combined with reduced demand will generally cause the market to require a higher spread on these securities, resulting in the use of a higher or “wider” spread over the benchmark rate to value these securities. Under these conditions, the value of our securities portfolio would tend to decrease. Conversely, if the spread used to value these securities were to decrease or “tighten,” the value of our securities would tend to increase. Such changes in the market value of our securities portfolio may affect our net equity or cash flow either directly through their impact on unrealized gains or losses on available-for-sale securities by diminishing our ability to realize gains on such securities, or indirectly through their impact on our ability to borrow, access capital or receive structured product flows.

Reinvestment Risk
      We intend to continue to fund a substantial portion of our investments with borrowings that, after the effect of hedging, have interest rates based on indices and repricing terms similar to, but of somewhat longer maturities than, the interest rate indices and repricing terms of our investments. Thus, we anticipate that in most cases the interest rate indices and repricing terms of our mortgage assets and our funding sources will not be identical, thereby creating a reinvestment risk on a significant portion of our portfolio.

During periods of changing interest rates, such reinvestment risk could impact our financial condition, cash flows and results of operations.
      Our analysis of risks is based on management’s experience, estimates, models and assumptions. These analyses rely on models which utilize estimates of fair value and interest rate sensitivity. Actual economic conditions or implementation of investment decisions by our management may produce results that differ significantly from the estimates and assumptions used in our models and the projected results shown in this prospectus.

Financing Risk
      We currently fund our assets through warehouse facilities and through debt securities issued by our CDO subsidiaries. If we are unable to arrange warehouse agreements with banks that include the same size allowances and rates we receive today, it could potentially decrease the earnings distributable from CDO Holdco. In addition, investors in the debt securities issued by our CDO subsidiaries may not continue to purchase the securities at rates which we consider attractive, it could have a negative impact on the earnings of our CDO subsidiaries.
Risk Management
      We seek to manage our interest rate risk exposure to protect our portfolio of investment securities and related debt against the effects of major interest rate changes. We generally seek to manage our interest rate risk by:

•	attempting to structure our borrowing agreements to have a range of different maturities, terms, amortizations and interest rate adjustment periods;

•	using derivatives, such as financial futures, swaps, options, caps, floors and forward sales, to adjust the interest rate sensitivity of our CDO investments and our borrowings; and

•	actively managing, on an aggregate basis, the interest rate indices, interest rate adjustment periods, and gross reset margins of our CDOs and the interest indices and adjustment periods of our borrowings.

CDO MARKET OVERVIEW
      In general, CDOs are bankruptcy-remote, special purpose investment vehicles formed to acquire, monitor and, to varying degrees, manage a pool of fixed-income assets. CDOs are financing vehicles that allow owners of financial assets to obtain long-term funding, minimize refinancing risk, minimize maturity risk and secure a fixed cost of funds over an underlying market interest rate. Issuers have different motivations for creating or sponsoring CDOs. Investment advisory firms, such as Highland Capital, create and sponsor CDOs as a means of maximizing for shareholders the spread between the cost of borrowings and the return profile of the CDO’s underlying collateral. This type of CDO is commonly referred to as an “arbitrage CDO.” CDOs are also created by commercial banks and other financial institutions to efficiently finance fixed-income assets and are also used as a means of transferring the risk of owning fixed-income assets. Commercial banks and other financial institutions usually structure this type of CDO for the purpose of addressing regulatory capital and balance sheet considerations. This type of CDO is commonly referred to as a “balance sheet CDO.”
      The CDO market can be further divided into four major sectors based on the types of fixed-income assets that comprise their underlying collateral pool: (i) CLOs; (ii) asset-backed CDOs; (iii) commercial real estate CDOs and (iv) TruPs CDOs. The following chart illustrates, based on data derived from IFR Markets, Highland Capital’s estimate of the approximate percentage of total CDO issuance volume for the period January 1, 2006 through August 11, 2006 in each of the four major CDO categories, as well as for other CDOs that do not fall into any of the four major CDO categories. In addition, the chart summarizes the types of fixed-income assets that comprise the underlying collateral pool of CLOs, asset-backed CDOs, commercial real estate CDOs, TruPs CDOs and other CDOs.
2006 YTD U.S. CDO Issuance Volume
and Underlying Collateral
According to Moody’s Quarterly Review, the annual volume of CDO issuances rated by Moody’s has increased from approximately $14 billion in 1996 to approximately $158 billion in 2006, representing a compound annual growth rate of approximately 31%. We believe the growth in the sector has been driven by the continued search for returns by CDO equity investors and the fact that investors in general have been attracted to the market by strong collateral performance, attractive asset and liability spreads when compared to alternatives and the value of structural considerations such as diversification, subordination, increasingly experienced collateral managers, and the benefits of a maturing and more sophisticated market. We believe the combination of these factors has provided investors with consistent returns, improved liquidity and transparency in a variety of market and economic conditions.

Structure Overview
      A CDO issues different classes of securities, the repayment of which is linked to the performance of the underlying collateral. The securities issued by a CDO are tranched into rated and unrated classes. The rating of each class is determined by a variety of factors, including but not limited to the priority of the claim on the cash flows generated by the underlying collateral. The senior notes issued by a CDO are typically rated by one or more rating agencies in one of the two highest rating categories (e.g., “Double A” or above), may pay interest at a fixed or a floating rate and have the highest priority claim on cash flows. The mezzanine debt classes (together with the senior debt classes, “CDO Debt”) issued by a CDO are typically rated by one or more rating agencies in the third or lower rating categories (e.g., “Single A” and below), may pay interest at a fixed or floating rate, may be required to defer and capitalize interest payments and have a claim on the cash flows subordinate to that of the senior notes. The most junior tranche of securities issued by a CDO, commonly structured as preferred shares, income notes or subordinate notes, is generally unrated and represents the first loss position in a CDO (the “CDO Equity”). The holders of CDO Equity receive a payment from any residual interest proceeds or principal proceeds generated by the underlying collateral, after payment of expenses and debt service on the securities that rank senior to the CDO Equity. In a typical CDO, a substantial portion of the capital is represented by CDO Debt, which normally can be raised at a low cost in the debt markets relative to the yield earned on the collateral purchased since most of the CDO Debt is highly rated.
      Ownership of the CDO Equity represents a leveraged exposure primarily to credit performance of the underlying collateral and is characterized by a combination of expected significant current cash flow as well as the opportunity for positive returns through long-term appreciation of the underlying portfolio due primarily to credit improvement. The lower ratings of the lower rated tranches within a CDO reflect a greater possibility that adverse changes in the financial condition of the CDO or in general economic conditions may impair the ability of the CDO to make payments of principal or interest.
      CDO securities representing the tranches in a CDO capital structure generally are limited recourse obligations of the CDO, payable solely from the underlying assets of the CDO or proceeds thereof. Consequently, holders of CDO securities must rely solely on distributions on the underlying collateral or proceeds thereof for payments. If distributions on the underlying collateral are insufficient to make payment on the CDO securities, no other assets will be available for payment of the deficiency, and following realization or liquidation of the underlying assets, the obligations of the issuer to pay such deficiency will be extinguished. As an additional credit enhancement, many CDOs provide for the deferral of interest on all but the most senior tranches. The subordinate tranches of many CDOs provide that a deferral of interest does not constitute an event of default that would provide holders of such tranches with associated default remedies. During periods of non-payment, deferred interest will generally be capitalized and added to the outstanding principal balance of the related security. Any such deferral will reduce the amount of current payments made on such securities.
Synthetic vs. Asset Purchase Structure
      CDOs do not always own their underlying collateral outright, but rather achieve collateral exposure synthetically by entering into TRS and CDS. In a TRS, the CDO receives the total return (interest, fees and capital gains/losses on underlying loans) in exchange for a fixed or floating rate of interest payment. The CDO may also be required to pay a fraction of the value of the total amount of the loans that are referenced in the swap as collateral posted with the swap counterparty. The TRS, therefore, is a leveraged investment in the underlying loan portfolio. By contrast, in a CDS, the CDO receives periodic payments from a counterparty that seeks protection against the default of a referenced fixed-income asset. In return for this payment, the CDO must pay the protection buyer default losses on the referenced assets if the obligor of the referenced assets defaults. A CDO may have a few synthetic exposures or be comprised entirely of synthetic exposures.

Typical CDO Terms
      The terms of a typical CDO may vary depending on the type of underlying collateral, prevailing market and economic conditions and the quality of the portfolio manager. As discussed in detail below, our CDOs will rely on a different exemption from the 1940 Act than the majority of CDOs in the marketplace. The following summarizes certain of the material terms of a typical CDO and some of the areas in which our CDOs will differ:
      Ramp-up Period — At closing, a CDO typically will have purchased approximately 50-75% of its targeted assets and is given an additional period, known as the ramp-up period, to complete the purchase of its remaining targeted assets. This ramp-up period typically ranges from 90 to 180 days.
      Maturity — The maturity date of a CDO refers to the last date on which any remaining CDO Debt must be repaid. In general, CDO Debt matures between 12 to 15 years from the closing date.
      Duration — Duration measures the price sensitivity of a CDO and is calculated based on the weighted average of the present values for all anticipated cash flows over its expected life. CDOs often have a relatively short expected duration (usually less than 10 years), as a typical CDO distributes excess cash flows quarterly or semi-annually concurrent with the payment of interest on its liabilities subject to compliance with overall collateral quality tests and other performance criteria.
      Trading Baskets — Most CDOs allow the portfolio manager to trade fixed-income assets, subject to compliance with selected collateral tests and annual volume limitations, which typically allow trading of up to 15% of the aggregate par amount of non-credit impaired assets (the “free trading basket”), and unlimited trading with regard to credit impaired assets. By contrast, our CDOs that will be structured to comply with Rule 3a-7 will be limited by the terms of their indentures with respect to trading fixed-income assets. The indentures of such CDOs will not contain any free trading basket and will not allow trading for the primary purpose of recognizing gain or decreasing loss. However, we may substitute assets that are credit impaired, improved, or otherwise as long as the substitution improves the credit quality of the overall portfolio.
      Reinvestment Period — Since many of the fixed-income assets held by a CDO represent debt obligations which may mature or be prepaid during its life, many CDOs are structured to allow the portfolio manager, at its discretion, to reinvest the principal payments, subject to certain restrictions. The reinvestment period for a typical CDO commences on the closing date and extends for a period of five to seven years, subject to earlier termination in the event of a default.
      Reinvestment Criteria — Generally, the portfolio manager is required to reinvest principal payments received during the reinvestment period in accordance with specified investment guidelines that are designed to preserve or enhance the credit ratings assigned to the CDO Debt. The primary difference between a typical CDO and our CDOs that will be structured to comply with Rule 3a-7 with respect to reinvestment criteria is that the indentures of our CDOs will contain prohibitions against disposing of assets or acquiring new assets for the primary purpose of realizing gains or decreasing losses due to changes in market value.
      Collateral Tests — CDOs typically are subject to a number of collateral tests that are designed to protect the holders of, and to maintain the credit ratings associated with, CDO Debt, including the following:

Collateral coverage tests: Cash flow CDO tests that divert cash flows from subordinated tranches, prevent reinvestment in new CDO assets, and cause senior tranches to be paid down. The two main collateral coverage tests are the over-collateralization test and the interest coverage test. Sometimes a ratings based test is also used.

Collateral quality tests: Cash flow CDO tests that restrict portfolio trading. These tests may include objective measures of portfolio diversity, average rating, average life, prospective average recovery, and minimum weighted average coupon or spread.

Diversity score: Rating agency’s index of a portfolio’s diversification, which generally focuses on the number of credits, number of industries, geographical diversity and asset categories of the underlying collateral.

Concentration tests: Concentration tests address the presence in the portfolio of single issuers, percentage of the collateral represented by loan participations, non-U.S. obligors, triple-C credits, deferred interest instruments and other factors.
      Fees — The portfolio manager in a typical CDO is entitled to receive senior and subordinate management fees periodically. In addition, portfolio managers typically are entitled to receive incentive fees periodically.
      Redemption — CDO Debt is typically subject to a right of redemption at the direction of at least two-thirds of the CDO Equity generally after a three to five year non-call period and subject, in many cases, to the payment of a make whole premium. The exercise of this right is typically also conditioned on the availability of sufficient funds to satisfy the redemption obligation including any make whole premium. CDO Debt is also typically subject to special redemption in the event that during the reinvestment period the portfolio manager is unable to reinvest principal payments in addition to qualifying collateral. In addition, CDO Debt will be mandatorily redeemed, subject to the availability of sufficient funds, in the event of a collateral coverage test failure.
      Warehouse Facilities — CDO warehouse facilities are typically lines of credit from commercial and investment banks that can be drawn upon to fund the acquisition of assets. These warehouse facilities are typically collateralized loans made to investors who invest in securities and loans that are then pledged to the warehouse lender. Third-party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans and, if there is a default under the warehouse line, for the benefit of the warehouse lender.
      The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency ratings and sector diversity requirements. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the financing facility.
1940 Act Exemption
      Most CDO issuers are excluded from status as investment companies under the 1940 Act by reason of their compliance with Section 3(c)(7). This essentially requires such issuers to engage in private offerings made only to qualified purchasers (as defined in the 1940 Act), but places no limitations on the ability of the issuer to purchase or sell assets or otherwise trade the underlying portfolio of securities.
      However, CDOs may also be structured to be exempt from investment company status under Rule 3a-7. Rule 3a-7 does not have restrictions on the manner of offering. Instead, Rule 3a-7 exempts from treatment as investment companies issuers that limit their activities as follows:

•	the issuer issues securities the payment of which depends primarily on the cash flow from “eligible assets,” which include many of the types of assets that are typically held in many CDOs, including financial assets, either fixed or revolving, that by their terms convert into cash within a finite time period plus any rights or other assets designed to assure the servicing or timely distribution of proceeds to security holders. This would include notes, bonds, debentures, evidences of indebtedness, certificates of deposit, leases, installment contracts, interest rate swaps, repurchase agreements, guaranteed investment contracts, accounts receivable, chattel paper, cumulative preferred stock, guarantees, annuities, and participations or beneficial interests in any of the foregoing and other assets that serve solely to support the credit of the issuer’s securities, such as letters of credit, guarantees, and cash collateral accounts;

•	the securities sold are fixed-income securities rated investment grade by at least one rating agency (fixed-income securities which are unrated or rated below investment grade may be sold to institutional accredited investors and any securities may be sold to qualified institutional buyers and to persons involved in the organization or operation of the issuer);

•	the issuer acquires and disposes of eligible assets only if:

•	done in accordance with the agreements pursuant to which the securities are issued; and

•	the acquisition or disposition does not result in a downgrading of the issuer’s fixed-income securities; and

•	the eligible assets are not acquired or disposed of for the primary purpose of recognizing gains or decreasing losses resulting from market value changes; and

•	unless the issuer is issuing only commercial paper, the issuer appoints an independent trustee, takes reasonable steps to transfer to the trustee an ownership or perfected security interest in the eligible assets, and meets rating agency requirements for commingling of cash flows.
      In addition, depending on the anticipated asset mix and liability structure of a particular CDO subsidiary, compliance with Rule 3a-7 may also require that the indenture governing the particular CDO include additional limitations on the types of assets the CDO may sell or acquire out of the proceeds of assets that mature, are refinanced or otherwise sold, on the period of time during which such transactions may occur, on the level of transactions that may occur or on other provisions of the indentures that govern the operation of the particular subsidiary.
      We expect that most of our CDO subsidiaries will be cash flow arbitrage CDOs that will be exempt from investment company status under Rule 3a-7. CDO subsidiaries may also be structured to be excluded from investment company status under Section 3(c)(5), which excludes from investment company status issuers that are primarily engaged in holding mortgages and other liens on and interests in real estate, in owning obligations (such as credit card receivables and trade debt) that represent all or part of the purchase price of merchandise, insurance and services, in financing manufacturers, wholesalers and retailers with respect to specific merchandise, insurance and services or in any combination of the foregoing. Some of our CDOs may satisfy one or more the Section 3(c)(5) exceptions. We and the underwriters have received and, at the closing of this offering, will receive an opinion of counsel to the effect that, subject to the assumptions specified in such opinion, each of our CDO subsidiaries that has been formed since our initial private offering in February 2006 is not an investment company without regard to the provisions of Sections 3(c)(1) and 3(c)(7) of the 1940 Act.

OUR COMPANY
Overview
      The Trust is a Delaware statutory trust organized in January 2006 by our manager, Highland Capital, to own substantially all of the LP units. The LP is a holding company formed to provide the Trust’s common shareholders with the earnings from its leveraged credit subsidiaries and other assets. The LP primarily owns structured finance subsidiaries commonly known as CDOs. The LP has utilized a portion of its capital to acquire (i) CDO Holdco, a wholly-owned subsidiary that holds equity interests in CDOs, (ii) a 45% economic stake and a 51% voting stake in HFT REIT, a Maryland corporation that expects to elect and qualify to be taxed as a REIT for U.S. federal income tax purposes that acquires equity interests in real property and other real estate related assets, (iii) a 25% economic and voting interest in HFC, a newly organized originator of loans primarily to middle-market companies, (iv) SOHC, a wholly-owned subsidiary which acquires and holds assets that may not be appropriate for the LP’s other subsidiaries, including non-rated debt and stressed and/or distressed assets and (v) interests in other operating companies, limited in the case of domestic companies to minority interests (by value). The LP is expected to utilize the net proceeds from this offering to purchase a majority of the equity of additional CDOs and to further the business strategies of its subsidiaries.
      We seek to leverage the core competencies and resources of Highland Capital to implement a differentiated business strategy across various credit markets in order to provide a high level of risk-adjusted earnings to our shareholders. The LP’s income is primarily generated by the distributions that it receives from CDO Holdco which includes distributions from its CDO subsidiaries after payment of CDO related expenses and debt service payments and warehousing income related to warehouse arrangements entered into by HFP Corp., a subsidiary of CDO Holdco, in connection with the procedures used to fund in-process CDO transactions. Our other subsidiaries’ activities, including those in stressed and/or distressed assets, our interest in HFT REIT and our minority ownership of operating companies, will generate similar income and may generate gains.
      In implementing our business strategy, we intend to use leverage at our subsidiaries in order to increase the potential return on shareholders’ equity. Although our business policies do not provide for any minimum or maximum limitations on leverage, the actual amount of leverage that we will utilize will depend upon a variety of factors, including type and maturity of assets, cost of financing, credit profile of the underlying assets and general economic and market conditions.
      In February 2006, we completed our initial private offering of common shares, pursuant to which we raised approximately $241 million in net proceeds. As of September 1, 2006, we utilized approximately $139 million of the net proceeds from our initial private offering to acquire a majority of the equity of four CDOs structured for us by Highland Capital. These acquisitions provide us with immediate income from the net cash flows from approximately $4.9 billion in underlying collateral. Our current CDO subsidiaries include: (i) Tierra Alta Funding I, Ltd., an asset-backed CDO that owns RMBS and the debt tranches of third-party CDOs, (ii) Rockwall CDO Ltd., a CLO that owns corporate leveraged loans and debt tranches of third-party CLOs, (iii) Red River CLO Ltd., a CLO that owns senior secured loans of U.S. borrowers and (iv) Highlander Euro CDO BV, a CDO that owns senior secured, second lien and mezzanine loans of European borrowers. The remaining proceeds from our initial private offering in February 2006 were used to capitalize SOHC, make investments in HFC and HFT REIT and for working capital.
      In October 2006, we completed an additional private placement of our common shares which generated net proceeds of approximately $162.5 million. We expect to use the net proceeds from the October 2006 offering, primarily to purchase a majority of the equity of several of the eight additional CDOs that Highland Capital is structuring on our behalf. As of September 1, 2006, the eight additional CDOs consist of a diversified asset pool of over $3.1 billion of underlying collateral, which is currently held in warehouse facilities. Immediately after purchasing the majority of the equity of each CDO, we will be provided with the proportionate income from the net cash flows generated by these underlying assets. In addition, we expect to earn warehousing income related to warehousing arrangements entered into by HFP Corp in connection with the procedures used to fund our prospective CDO transactions. For further information on the eight additional CDOs that we expect Highland Capital is structuring on our behalf, see “Our Company — Collateralized Debt Obligation Issuers — Prospective CDO Subsidiaries.”
      We have taken multiple steps to structure our relationship with Highland Capital so that our interests and those of Highland Capital are closely aligned. Highland Capital has committed to purchase directly from us            shares at the public offering price (which, together with the            shares it currently holds, represents approximately      % of our common shares outstanding upon completion of this offering). These shares, together with 66,667 LP units owned by Highland Capital and 175,953 restricted LP units that we expect will be granted to Highland Capital upon completion of this offering, represent approximately 13.1% of the Trust’s fully diluted common shares. The exclusivity provisions of the management agreement with Highland Capital mandate that we will be the only publicly traded entity sponsored by Highland Capital that is primarily engaged in the business of owning all or a majority of the equity interests of CDO subsidiaries. These provisions also provide that, subject to certain specified exceptions, until 75% of the proceeds from our February 2006 and October 2006 private offerings, and, 75% of the proceeds of this offering have been deployed by us in accordance with our business strategies, Highland Capital will not sponsor or act as collateral manager for any newly created eligible CDO other than on our behalf. Furthermore, at all times, the management agreement mandates that our company be allocated opportunities in accordance with Highland Capital’s asset allocation procedures which operate on a principle of fair allocation with respect to par bank debt to all of Highland Capital’s clients over time. In addition, HSAC, a wholly-owned subsidiary of Highland Capital, will receive an incentive allocation and corresponding distribution from the LP in addition to Highland Capital’s base management fee only after the net income of the LP allocable to LP units in any quarter exceeds an equivalent annual return equal to the greater of 8% or 2% above the U.S. Ten-Year Treasury Rate in effect for such quarter. We believe that these steps will create an incentive for Highland Capital and us to operate with the objective of maximizing earnings for our shareholders.
      We believe that our access to the resources, infrastructure and expertise of Highland Capital provides us with a wide variety of business opportunities and significant competitive advantages. We believe that this access, together with Highland Capital’s general philosophy of diversification and rigorous credit analysis for acquiring fixed-income assets, will position us to create a diversified portfolio that is designed to achieve our business objective. We expect Highland Capital to acquire assets for our benefit based on various factors, including: relative value, leveraged risk-adjusted earnings, current and projected credit fundamentals analysis, current and projected macroeconomic considerations, current and projected supply and demand, credit and market risk concentration limits, liquidity and cost of financing and compliance with relevant regulatory requirements.
Highland Capital
      The LP and its subsidiaries are externally managed by Highland Capital, pursuant to a management agreement, subject to oversight by the Board, which includes a majority of independent directors. All of the LP’s executive officers are employees of Highland Capital or one or more of its affiliates, except its controller who is a full-time employee of the LP.
      Founded in 1993, Highland Capital specializes in managing credit, structured product and special situation opportunities utilizing a fundamental research-driven, value-oriented approach. Highland Capital is a leading manager of alternative and credit sensitive debt products with over $30.9 billion in assets under management as of September 1, 2006. We believe that our access to the resources, infrastructure and expertise of Highland Capital will provide us with a wide variety of business opportunities and significant competitive advantages that will position us to produce attractive risk-adjusted earnings for our shareholders. Over the past few years, Highland Capital and/or its affiliates have been diversifying their business within traditional investment advisory activities and in other businesses, including the acquisition of NexBank SSB, a state chartered savings bank. The formation of the Trust and the LP primarily to own and operate CDOs and the formation of HFC to engage in the loan origination business represents further diversification by Highland Capital beyond investment management activities.

      Highland Capital currently manages assets through a variety of structures, including CDOs, separate accounts, structured financial products other than CDOs, hedge funds and registered investment companies. Since Highland Capital’s inception, Highland Capital and its affiliates have invested more than $500 million of their own capital in the equity tranches of its CDOs and other funds and accounts that it manages. The managed accounts of Highland Capital and its affiliates have investments in approximately 1,400 credit positions across approximately 36 industries. Highland Capital, or one of its affiliates or predecessors, has been an SEC-registered investment advisor since April 1993.
      Highland Capital believes it is one of the largest sponsors of CDOs in the United States. Since 1996, Highland Capital and its affiliates have sponsored 16 CDOs, including approximately $3.2 billion of CDO securities in 2005, and approximately $4.9 billion in 2006, and manage over $15.5 billion in CDO assets (including warehouse facilities relating to in-process CDO transactions) as of September 1, 2006.
Competitive Advantages
      Experienced Management Team. The LP’s Management Committee consists of three senior managers of Highland Capital who together have more than 50 years of combined experience in the fields of corporate finance, leveraged loans, capital markets, risk management, credit analysis, structured product and special situation investing. The LP’s Chairman, James Dondero, is a founding limited partner and President of the general partner of Highland Capital. The LP’s Chief Executive Officer and Chief Investment Officer, Todd Travers, is a limited partner and the Head of Structured Products at Highland Capital and is also a director of the LP. Mark Okada is a founding limited partner and Chief Investment Officer of the general partner of Highland Capital and a director of the LP. We expect that the extensive experience of these executives, and their ability to utilize all functional areas, capabilities, and processes of Highland Capital, provides us with the ability to generate acquisition opportunities across all of our targeted asset classes and effectively structure and finance our portfolio.
      Depth of Experience within Targeted Asset Classes. As of September 1, 2006, Highland Capital and its affiliates managed 19 CDOs, 16 of which Highland Capital has sponsored. Highland Capital has structured for us four CDOs which we have acquired since our February 2006 offering. We expect to use the net proceeds from our October 2006 private placement, together with the net proceeds of this offering, to purchase a majority of the equity of the eight additional CDOs that Highland Capital is structuring on our behalf. We expect that the eight additional CDOs will consist of a diversified asset pool of over $4.9 billion in underlying collateral including approximately $3.1 billion in warehouse facility assets as of September 1, 2006. Immediately after purchasing the majority of the equity of each CDO, we will be provided with the proportionate income from the net cash flows generated by these underlying assets. As of September 1, 2006, Highland Capital and its affiliates manage portfolios with over $15.5 billion in CDO assets (including warehouse facilities relating to in-process CDO transactions), purchase and sell more than $1.9 billion per month in principal amount of credit assets, and hold approximately 1,400 credit positions across 36 industries. HCREA, a real estate investment division of Highland Capital, will assist the LP’s subsidiaries in acquiring real property and real estate related assets. HCREA is responsible for managing approximately $376 million in real estate related assets as of September 1, 2006. Highland Capital also has opportunistically acquired minority interests in third-party sponsored CDOs as well as a variety of other fixed-income assets and equity and debt issued by operating companies.
      Flexible organizational structure. Our organizational structure provides us with the flexibility to structure a variety of CDOs and make other acquisitions across a broad range of industries and asset classes, further enhancing the diversification of our overall portfolio. The underlying collateral of CDOs can be opportunistically selected based on yields, expected credit performance, diversification objectives and the cost of match funding the assets. We believe our flexible organizational structure enables us to provide our shareholders with attractive risk-adjusted earnings in a tax efficient manner across a range of economic conditions and interest rate and credit cycles.
      Access to Highland Capital’s Infrastructure. We believe we have a significant competitive advantage through our access to Highland Capital and its affiliates. As of September 1, 2006, Highland Capital and its affiliates had 78 asset management professionals supported by an established operational infrastructure including 88 accounting, legal, business development, marketing, human resources, compliance and information technology professionals. These asset management professionals include 18 managers who, subject to Highland Capital’s credit analysis procedures, are responsible for selecting assets for our CDO subsidiaries, monitoring those assets and managing our other assets. They are assisted by 46 analysts. Highland Capital’s operational infrastructure professionals assist us in operating our CDO and other subsidiaries. Highland Capital’s real estate team assists the LP’s subsidiaries in acquiring real property and real estate related assets. We have access to Highland Capital’s credit trading group comprised of two senior traders, one bond trader and one portfolio analyst, as well as the structured products and portfolio management group.
      Track Record in Managing CDOs. As of September 1, 2006, the equity tranches of the 12 Highland Capital CDOs formed prior to December 31, 2005 have an average annualized dividend yield of 19.4% and an average internal rate of return based on the net asset value of the CDOs of 16.4%. Weighting the returns on CDOs by the amount of equity raised for each CDO results in a weighted average dividend yield and internal rate of return of 17.2% and 12.1%, respectively. All of these CDOs were structured to comply with the exemption provided by Section 3(c)(7), whereas most of the CDO subsidiaries that the LP owns, or will own, have been or will be structured to comply with the 1940 Act exemption provided by Rule 3a-7. As a result, the returns of the 12 CDOs may not be comparable to most of the CDOs structured or to be structured for the LP. See “CDO Market Overview — Typical CDO Terms” and “— 1940 Act Exemption” for more information on the differences between CDOs structured to comply with Section 3(c)(7) and those structured to comply with Rule 3a-7. Highland Capital’s existing investor base includes over 200 institutional investors which we believe will assist us in attracting investors for our CDOs. For further information relating to Highland Capital’s track record, see “Management — Highland Capital Track Record.”
      Access to Highland Capital’s Deal Flow. We recognize that acquiring assets in our targeted classes is highly competitive, and that we compete with many other participants for opportunities in these areas. Accordingly, we believe the ability to identify such opportunities is important to our success, and distinguishes us from many of our competitors. We believe that the strengths of Highland Capital and our ability to leverage these strengths give us a competitive advantage over our competitors. We expect to source the majority of our assets through Highland Capital’s relationships with a large and diverse group of financial intermediaries, including commercial and investment banks.
      Benefits of Highland Capital’s Management of each CDO. By acting as sponsor and manager of each of our CDOs we provide our shareholders with several advantages over direct CDO equity investors. We purchase equity at a lower cost basis than direct CDO investors (i.e., net of underwriting or placement fees). We expect this to result in higher internal rates of return and higher dividend yields than would a direct investment in otherwise comparable CDO equity. In addition, because an investment in the Trust offers exposure to a wide array of underlying assets held by the Trust, the Trust’s shares provide diversification benefits that are not typically available to investors investing directly in individual CDO transactions.
Business Strategy
      Our business strategy is to allocate our capital primarily to majority-owned special purpose structured finance subsidiaries that will be structured as CDOs, which are owned by CDO Holdco. These CDOs will focus on the four major CDO sectors: (i) CLOs, (ii) asset-backed, (iii) commercial real estate and (iv) TruPs. Within these sectors, our subsidiaries will own a broad range of fixed-income assets across a variety of industries. We also own (i) a 45% economic stake and a 51% voting stake in HFT REIT, (ii) a 25% economic and voting interest in HFC, (iii) a 100% interest in SOHC and (iv) interests in other operating companies, limited in the case of domestic companies to minority interests (by value).
Collateralized Debt Obligation Issuers
      The value of a CDO structure is derived from the arbitrage between the cost of borrowing and the return profile of the underlying collateral. With our CDO subsidiaries, Highland Capital seeks to maximize the spread differential between the yield on the underlying collateral and our cost of financing. In addition, Highland Capital seeks to construct each CDO portfolio to (a) to maximize relative value based on its credit views and (b) to maximize diversification in order to minimize the effect of isolated credit events on the overall portfolio. Our operation of CDOs utilizes Highland Capital’s infrastructure to minimize defaults of underlying assets and to maximize recoveries in the case of defaults.
      Our business strategy also seeks to achieve diversification of the LP’s overall asset exposure. Highland Capital will thus structure CDOs across a range of CDO sectors to maximize portfolio diversification and to minimize correlation between the expected performance of our various CDO subsidiaries.
      Within each of the four major CDO sectors, we will select assets that meet our objectives as majority holders of the equity. We have detailed below the CDO sectors that will be our primary focus, as well as the types of collateral that we will target within each sector. Our CDO strategy is differentiated from that of other similar companies in that we will invest only in Highland Capital managed CDOs. This strategy is beneficial to us in that (i) Highland Capital controls the management of each CDO including the asset selection of each CDO, (ii) we purchase CDO equity at lower cost because we do not pay the CDO underwriter a placement fee, (iii) we do not pay Highland Capital a management fee until February 3, 2008 and (iv) we participate in the warehousing economics of each CDO.

Corporate Loan CDOs (CLOs)
      Our CLO subsidiaries primarily acquire corporate leveraged loans. To a lesser extent, our CLOs also buy second lien loans and high yield bonds. We expect that most of the assets that will be held by our CLO subsidiaries will be rated below investment grade by one or more rating agencies. The composition of each CLO will be generally governed by the specific asset limitations possible in each CLO and the rating criteria attributed to a particular CLO.
      Corporate Leveraged Loans. Our CLO subsidiaries hold debt obligations of highly leveraged corporations, partnerships and other entities in the form of first and second lien loans, participations in corporate leveraged loans, commercial real estate mezzanine loans and bridge facilities. Given the high proportion of debt that is typically found in the capital structure of this type of borrower, these debt obligations are referred to as leveraged loans. Our CLO subsidiaries may acquire leveraged loans that are (i) widely syndicated, (ii) middle-market loans, which are not widely syndicated, (iii) U.S. Dollar denominated, and (iv) Euro denominated. Our CLOs, to the extent allowed by a CLO indenture, may also hold the second lien loans and commercial real estate mezzanine loans of certain issuers.
      High Yield Bonds. Our CLO subsidiaries also acquire high yield bonds, which are below investment grade debt obligations of corporations and other non-governmental entities. We expect that these bonds could be secured by a borrowers’ assets or unsecured, and could have an interest-only payment schedule, with the principal amount remaining outstanding and at risk until the bond matures.

Asset-Backed CDOs
      Our asset-backed CDO subsidiaries primarily acquire RMBS, diverse consumer, commercial and synthetic ABS and debt tranches of other asset-backed CDOs.
      Residential Mortgage-Backed Securities (RMBS). Our CDOs acquire RMBS. RMBS represent interests in pools of residential mortgage loans secured by one to four-family residential mortgage loans in which payments of both principal and interest are generally made monthly, net of any fees paid to the issuer, servicer or guarantor of the securities. We expect that the assets held by our CDOs in this asset class to principally consist of: adjustable rate RMBS; fixed rate RMBS; hybrid adjustable rate RMBS; and agency-backed RMBS. A majority of the RMBS which will be held by our CDOs will consist of non-agency adjustable rate and three and five-year hybrid adjustable rate mortgage-backed securities. We expect that most of these assets will be rated investment grade by one or more rating agencies.
      Synthetic ABS. Our synthetic ABS consist of synthetic securities with respect to which the reference obligations are ABS. Holders of synthetic ABS, including our CDO subsidiaries, bear various risks, including credit risk, liquidity risk, interest rate risk, market risk, operations risk, structural risk and legal risk. Synthetic ABS are debt obligations or debt securities that entitle the holders thereof to receive payments that depend primarily on the cash flow from (a) a specified pool of financial assets, either static or revolving, that by their terms convert into cash within a finite time period, together with rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of such securities or (b) real estate mortgages, either static or revolving, together with rights or other assets designed to assure the servicing or timely distribution of proceeds to holders of such securities.
      Other Asset-Backed Securities (ABS). Our CDO subsidiaries also invest in investment grade and non-investment grade ABS. The underlying collateral for ABS may be either consumer or commercial receivables in sectors such as auto, credit card, student loans and equipment. The structure of an asset-backed security and the terms of the investors’ interest in the collateral can vary widely depending on the type of collateral, the desires of investors and the use of credit enhancements. Issuers are special purpose entities owned or sponsored by banks and finance companies, captive finance subsidiaries of non-financial corporations or specialized originators such as credit card lenders. We expect that most of the asset-backed securities that we will acquire will be rated between Aaa/ AAA and Baa2/ BBB by Moody’s and S&P, respectively.
      CDO Debt. Our CDO subsidiaries also acquire the debt tranches of CDOs sponsored by third parties as well as Highland Capital. We believe that this asset class represents an attractive acquisition opportunity for our CDO subsidiaries. We expect that most of the CDO debt tranches that we will acquire will be rated between Aaa/ AAA and Ba2/ BB by Moody’s and S&P, respectively.

Commercial Real Estate CDOs
      Our commercial real estate CDO subsidiaries primarily acquire commercial real estate leveraged loans, CMBS, commercial real estate mezzanine loans and B-Notes.
      Commercial Real Estate Leveraged Loans. Our CDOs acquire commercial real estate leveraged loans, which are similar to the aforementioned corporate leveraged loans but are secured primarily by real estate assets. These loans rank senior to all other debt on the particular real estate assets and, as such, exhibit the lower default rates and higher recovery rates characteristic of corporate leveraged loans.
      Commercial Mortgage-Backed Securities (CMBS). Our commercial real estate CDOs acquire CMBS, which are securities backed by obligations (including certificates of participation in obligations) that are principally secured by mortgages on real property or interests therein having a multifamily or commercial use, such as regional malls, other retail space, office buildings, industrial or warehouse properties, hotels, nursing homes and senior living centers. These securities may be senior, subordinate, investment grade or non-investment grade securities. We expect the majority of the CMBS assets held by our CDOs to be rated by at least one nationally recognized rating agency. The majority of their CMBS assets will likely consist of securities that are part of a capital structure or securitization where the rights of such class to receive principal and interest are subordinate to senior classes but senior to the rights of lower rated classes of securities. We intend to acquire CMBS that will yield high current interest income and where we consider the return of principal to be likely. We intend to acquire CMBS from private originators of, or investors in, mortgage loans, including savings and loan associations, mortgage bankers, commercial banks, finance companies, investment banks and other entities.
      Commercial Real Estate Mezzanine Loans. Our commercial real estate CDOs acquire commercial real estate mezzanine loans, which are primarily secured by the pledge of the equity interests in a borrower that owns commercial real estate and usually rank subordinate in priority of payment to senior debt, such as senior bank debt and mortgage loans. Commercial real estate mezzanine loans, however, rank senior to common and preferred equity in a borrower’s capital structure. Some commercial real estate mezzanine loans may have elements of both debt and equity instruments, offering return on/of investment in the form of principal and interest payments on the mezzanine loan, while providing lenders an opportunity to participate in the capital appreciation of a borrower, if any, through an equity interest. This equity interest typically takes the form of warrants.
      B-Notes and Other Commercial Real Estate Subordinated Debt. Our commercial real estate CDOs acquire commercial real estate subordinated debt, or B-Notes, rated below investment grade by at least one nationally recognized rating agency. B-Notes are typically privately negotiated loans that are secured by first mortgages on single large commercial properties or groups of related properties, and are subordinated to senior participations, or A-Notes, secured by the same first mortgages on the same properties. B-Notes share certain credit characteristics with subordinated CMBS, in that both reflect an interest in a first mortgage and are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding senior securities or the A-Notes, as the case may be. As opposed to a typical CMBS secured by a large pool of mortgage loans, B-Notes typically are secured by a single property, and the associated credit risk is concentrated in that single property. B-Notes also share certain credit characteristics with second lien mortgages, in that both are subject to more credit risk with respect to the underlying mortgage collateral than the corresponding first mortgage or the A-Note, as the case may be.

Trust Preferred CDOs.
      Our trust preferred CDOs will acquire diversified pools of TruPs issued by trusts sponsored by banks, thrifts, insurance companies and other financial institutions (or holding companies thereof) and REITs. The trusts use the proceeds of the issuance of TruPs to purchase long-term junior subordinated debt securities issued by the sponsor. The trusts then distribute interest they receive on such debt to pay the coupon on their TruPs. TruPs make periodic coupon payments and have stated maturities, generally 30 years. They typically are not publicly rated, but may have implied or confidential ratings, particularly when they are included in a CDO transaction. The issuer of a trust preferred security is required to make the coupon payment only to the extent it receives payments on the subordinated debt securities it holds and the issuers of the subordinated debt securities (i.e., the sponsors) may defer the interest (typically for up to five years) without causing an event of default. TruPs typically have bullet maturities and five to ten-year non-call periods, after which they are typically callable at par. The equity-like characteristics of TruPs permit them to be classified as equity for regulatory capital purposes while their debt-like characteristics allow them to be treated as debt and the coupon payments to be deductible for U.S. federal income tax purposes.

Initial CDO Subsidiaries
      As of September 1, 2006 we utilized approximately $139 million of the net proceeds from our initial private offering of common shares in February 2006 to acquire a majority of the equity in the following CDOs that were structured for us by Highland Capital. These acquisitions provide us with immediate income from the net cash flows from over $4.9 billion in underlying collateral.

			HFT
		Asset	Equity	Credit
Subsidiary	Asset Type	Amount	Amount	Rating(1)	Closing Date

	($ in millions)
Tierra Alta Funding I, Ltd.	High-grade asset backed securities	$2,500	$23	Aa3/A1	March 23, 2006
Rockwall CDO Ltd.	Senior secured assets of U.S. borrowers	$870	$45	Ba3/B1	May 10, 2006
Red River CLO Ltd.	Senior secured assets of U.S. borrowers	$929	$45	B1/B2	August 3, 2006
Highlander Euro CDO B.V.	Senior secured assets of	€465	€25.5	B1/B2	August 23, 2006
	European borrowers	$(597)	$(32.5)

(1) Represents credit rating based on WARF.
     Tierra Alta Funding I, Ltd. Tierra Alta Funding I, Ltd. is a $2.5 billion high-grade CDO consisting primarily of ABS that closed on March 23, 2006. As of August 31, 2006 the CDO’s portfolio consisted of approximately $2.5 billion of total assets with a Weighted Average Risk Factor (“WARF”) of 41, representing a credit rating of Aa3/A1. Total assets include (i) $1.1 billion or 45% in principal amount of Residential B/ C MBS assets with a WARF of 70 (A1), (ii) $642 million or 26% in principal amount of Residential A MBS with a WARF of 10 (Aa1), (iii) $704 million or 28% of debt tranches from third-party CDOs with a WARF of 70 (A1), (iv) $20 million or 0.8% in large MBS assets with a WARF of 40 (Aa3), and (iv) $8 million or .3% in automobile leases with a WARF of 120 (A2). Approximately

89% of the assets are floating rate assets with a weighted average spread to 3-Month LIBOR of 0.70%. The remaining 11% of assets are fixed rate with a weighted average coupon of 5.48%. The CDO has a five year reinvestment period with an auction call eight years after closing. The debt tranches of this CDO were rated by S&P and Moody’s from AAA/ Aaa to BBB-/Baa3. We own approximately 66% of the equity, which represents $23 million of the total $35 million.
      Rockwall CDO Ltd. Rockwall CDO Ltd. is a $870 million CDO consisting primarily of senior secured assets of U.S. borrowers that closed on May 10, 2006. As of August 31, 2006, the CDO’s portfolio consisted of approximately $870 million of total assets, with a WARF of 1,905, representing a credit rating of Ba3/B1. Total assets include (i) $238 million or 27% in principal amount of CLO debt with a WARF of 476 (Baa2/Baa3) and (ii) $632 million or 73% in principal amount of corporate leveraged loans with a WARF of 2,444 (B1/B2). All of the assets are floating rate assets with a weighted average spread to 3-Month LIBOR of 2.56%. The CDO has a five-year reinvestment period for loans and three-year reinvestment period for CLOs. The CDO has debt tranches with ratings ranging from AAA/Aaa to BBB/Baa2. We own approximately 58% of the equity, which represents $45 million of the total $78.2 million.
      Red River CLO Ltd. Red River CLO Ltd. is a $900 million CLO consisting primarily of senior secured assets of U.S. borrowers that closed on August 3, 2006. As of August 31, 2006, the CDO’s portfolio consisted of approximately $929 million of total assets, with a WARF of 2,394, representing a credit rating of B1/B2. Total assets include: (i) $925 million or 99% in principal amount of senior secured loans with a WARF of 2,394 (B1/B2) and (ii) $4 million or 1% principal amount of high yield bonds with a WARF of 2,482 (B1/B2). All of the loan assets are floating rate assets with a weighted average spread to 3-month LIBOR of 2.76%. The fixed rate assets have a weighted average coupon of 7.44%. The CLO has a seven-year reinvestment period with an option to extend the reinvestment period in four year increments. The CLO has debt tranches with ratings ranging from AAA/Aaa to BB/Ba2. We own approximately 56% of the equity, which represents $45 million of the total $81 million.
      Highlander Euro CDO B.V. Highlander Euro CDO B.V. is a €500 million ($642 million) CDO consisting primarily of senior secured assets of European borrowers that closed on August 23, 2006. As of August 31, 2006, the CDO’s portfolio consisted of approximately €465 million ($597 million) of total assets, with a WARF of 2,284, representing a credit rating of B1/ B2. Total assets include (i) €383 million ($491 million) or 82% in principal amount of Senior Secured loans with a WARF of 2,229 (B1/B2), (ii) €72 million ($92 million) or 15% in principal amount of second lien and mezzanine loans with a WARF of 2,499 (B1/B2), and (iii) €10 million ($13 million) or 3% in principal amount of floating rate notes with a WARF of 2,855 (B2/ B3). All of the assets are floating rate assets with a weighted average spread to 3-Month EURIBOR of 3.18%. The CDO has a six year reinvestment period with an option to extend the reinvestment period in four year increments. The CDO has debt tranches with ratings ranging from AAA/Aaa to BB-/Ba3. We own approximately 51% of the equity, which represents €25.5 million ($32.7 million) of the total €50 million ($64.2 million).

Prospective CDO Subsidiaries
      We intend to acquire a controlling portion of the equity of several of the following CDOs that are being structured for us by Highland Capital, which will provide us with immediate income from the net cash flows from over $4.9 billion in underlying collateral. While we expect that these CDOs will close within the time period set forth in the table below, there can be no assurance that each CDO will close within such time period, if at all.

			HFT
		Asset	Equity	Credit	Expected
Subsidiary	Asset Type	Amount(1)	Amount(2)	Rating(3)	Closing Date

	($ in millions)
HFT Real Estate CDO 2006-1, Ltd.	Commercial real estate assets	$372	$45	Ba3/B1	Q4 2006
Grayson CLO, Ltd.	Senior secured assets of U.S. borrowers	$915	$59	B1/B2	Q4 2006

			HFT
		Asset	Equity	Credit	Expected
Subsidiary	Asset Type	Amount(1)	Amount(2)	Rating(3)	Closing Date

	($ in millions)
Highlander Euro CDO II B.V.	Senior secured assets of	€520	€25.5	B1/B2	Q4 2006
	European borrowers	$(667)	$(32.7)
Brentwood CLO, Ltd.	Senior secured, middle market assets	$353	$21	B1/B2	Q4 2006
Eastland CLO, Ltd.	Senior secured assets of U.S. borrowers	$328	$26	B1/B2	Q4 2006
Knox CDO Ltd.	Assets of other CDOs	$347	$28	Ba3/B1	Q1 2007
HFT Real Estate CDO 2006-2 Ltd.	Senior secured assets	$33	$30	B3	Q1 2007
Harrison CLO Ltd.	Senior secured, middle market assets	$157	$21	B1/B2	Q1 2007

(1)	Represents total assets in the warehouse facility as of August 31, 2006.
(2)	Represents the expected equity investment by the Trust.
(3)	Represents credit rating based on WARF as of August 31, 2006.
      The warehouses for Tierra Alta II, a high grade ABS transaction, and Tierra Baja, a mezzanine ABS transaction, that were in effect as of June 30, 2006, were liquidated in September 2006. Due to shrinking arbitrage opportunities in the high-grade ABS sector, the Trust decided it was not the best utilization of capital to invest in high-grade ABS CDO equity at this time. The proceeds from the sale of the assets were sufficient to pay the warehouse debt in both funds.
      Also in September 2006, HFT Real Estate CDO 2006-1 and the former HFT Real Estate CDO 2006-2 were merged into one transaction and upsized to be a $700 million transaction to close in the fourth quarter of 2006. The former HFT Real Estate CDO 2006-3 was renamed to be HFT Real Estate CDO 2006-2.
      HFT Real Estate CDO 2006-1, Ltd. HFT RE CDO 2006-1 Ltd. is expected to be a $700 million CDO consisting primarily of commercial real estate assets that is expected to close in Q4 2006. As of August 31, 2006, the CDO’s warehouse portfolio consisted of approximately $372 million of total assets, with a WARF of 2,158, representing a credit rating of Ba3/ B1, which is being financed at an average spread to LIBOR of 0.60%. Total assets include (i) $186 million or 50% in principal amount of real estate leveraged loans, (ii) $67 million or 18% in principal amount of CMBS, (iii) $38 million or 10% in principal amount of mezzanine notes, (iv) $76 million or 21% in principal amount of B-notes, and (v) $4 million or 1% in principal amount of other real estate CDOs. We expect the ultimate underlying collateral to be comprised of approximately 40% leveraged loans with a WARF of 2,100 (Ba3/B1), 20% B-notes with a WARF of 2,300 (B1/B2), 25% mezzanine loans with a WARF of 2,400 (B1/B2), 10% CMBS with a WARF of 610 (Baa3), and 5% real estate CDOs with a WARF of 610 (Baa3). We expect that approximately 95% of the assets will be floating rate assets with a weighted average spread to 3-month LIBOR of 2.40%. The CDO is expected to have a five-year reinvestment period with an option to extend the reinvestment period in four year increments. We expect the CDO to be rated by S&P and Moody’s and to offer debt tranches with ratings ranging from AAA/Aaa to Baa3/BBB-. We intend to purchase approximately 80% of the equity, which represents approximately $45 million of the total $54 million.
      Grayson CLO, Ltd. Grayson CLO, Ltd. is expected to be a $1,250 million CLO consisting primarily of senior secured assets of U.S. borrowers that is expected to close in Q4 2006. As of August 31, 2006 the CDO’s warehouse portfolio consisted of approximately $915 million of total assets, with a WARF of 2,379, representing a credit rating of B1/ B2, which is being financed at an average spread to LIBOR of 0.50%. Total assets include (i) $910 million or 99% in principal amount of senior secured leveraged loans and (ii) $3.5 million or 1% in bonds. We expect the ultimate underlying collateral to be comprised of approximately 90% senior secured leverage loans with a WARF of 2,350 (B1/B2), 7% second lien leverage loans with a WARF of 2,600 (B1/B2), and 3% bonds with a WARF of 2,600 (B1/B2). We expect approximately 97% of the assets will be floating rate assets with a weighted average spread to 3-month

LIBOR of 2.65%. The CDO is expected to have a seven-year reinvestment period with an option to extend the reinvestment period in four year increments. We expect the CDO to be rated by S&P and Moody’s and to offer debt tranches with ratings ranging from AAA/Aaa to Ba2/BB. We intend to purchase approximately 51% of the equity, which represents approximately $59 million of the total $114 million.
      Highlander Euro CDO II B.V. Highlander Euro CDO II B.V. is a €500 million ($642 million) CDO consisting primarily of senior secured assets of European borrowers that is expected to close in Q4 2006. As of August 31, 2006, the CDO’s warehouse portfolio consisted of approximately €520 million ($667 million) of total assets with a WARF of 2,408, representing a credit rating of B1/ B2, which is being financed at an average spread to EURIBOR of 0.60%. Total assets include (i) €435 million ($558 million) or 84% in principal amount of senior secured loans, (ii) €74 million ($95 million) or 14% in principal amount of second lien and mezzanine loans, and (iii) €11 million ($14 million) or 2% in principal amount of floating rate notes. We expect the ultimate underlying collateral to be comprised of approximately 80% senior secured loans with a WARF of 2,300 (B1/B2), 15% second lien and mezzanine loans with a WARF of 2,500 (B1/B2), and 5% of floating rate notes with a WARF of 2,500 (B1/B2). Approximately 95% of the assets will be floating rate assets with a weighted average spread to 3-month EURIBOR of 3.0%. The CDO is expected to have a six-year reinvestment period with an option to extend the reinvestment period in four year increments. We expect the CDO to be rated by S&P and Moody’s and to offer debt tranches with ratings ranging from AAA/Aaa to Ba2/BB. We intend to purchase 51% of the equity, which represents approximately €25.5 million ($32.7 million) of the total €50 million ($64.2 million).
      Brentwood CLO, Ltd. Brentwood CLO, Ltd. is expected to be a $400 million CLO consisting primarily of senior secured, middle market assets that is expected to close in Q4 2006. As of August 31, 2006, the CDO’s warehouse portfolio consisted of approximately $353 million of total assets with a WARF of 2,561 representing a credit rating of B1/B2, which is being financed at an average spread to LIBOR of 0.60%. Total assets include: (i) $248 million or 70% in principal amount of widely syndicated senior secured loans, and (ii) $105 million or 30% in principal amount of senior secured middle market loans. We expect the ultimate underlying collateral to be comprised of approximately 50% widely syndicated loans with a WARF of 2,200 (B1) and 50% middle-market loans with a WARF of 2,500 (B1/B2). We expect approximately 100% of the assets will be floating rate assets with a weighted average spread to 3-Month LIBOR of 2.85%. The CLO is expected to have a seven-year reinvestment period with an option to extend the reinvestment period in four year increments. We expect the CLO to be rated by S&P and Moody’s and to offer debt tranches with ratings ranging from AAA/Aaa to Baa3/BBB-. We intend to own 51% of the equity, which represents approximately $21 million of the total $40 million.
      Eastland CLO, Ltd. Eastland CLO, Ltd is expected to be a $500 million CLO consisting primarily of senior secured assets of U.S. borrowers that is expected to close in Q4 2006. As of August 31, 2006, the CDO’s warehouse portfolio consisted of approximately $328 million of total assets with a WARF of 2,375, representing a credit rating of B1/B2, which is being financed at an average spread to LIBOR of 0.60%. Total assets include $328 million or 100% in principal amount of senior secured leverage loans with a WARF of 2,375 (B1/B2). We expect the ultimate underlying collateral to be comprised of approximately 92.5% first lien senior secured leverage loans with a WARF of 2,450 (B1/B2), 6% of second lien senior secured loans with a WARF of 2,500 (B1/B2) and 1.5% bonds with a WARF of 2,500 (B1/B2). We expect approximately 98% of the assets will be floating rate assets with a weighted average spread to 3-month LIBOR of 2.65%. The CLO is expected to have a seven year reinvestment period with an option to extend the reinvestment period in four year increments. We expect the CLO to be rated by S&P and Moody’s and to offer debt tranches with ratings ranging from AAA/Aaa to Ba2/BB. We intend to own 51% of the equity, which represents approximately $26 million of the total $50 million.
      Knox CDO Ltd. Knox CDO Ltd. is expected to be a $600 million CDO consisting primarily of the assets of other CDOs that is expected to close in Q1 2007. As of August 31, 2006, the CDO’s warehouse portfolio consisted of approximately $347 million of total assets with a WARF of 1,943, representing a credit rating of Ba3/B1, which is being financed at an average spread to LIBOR of 0.70%. Total assets include (i) $262 million or 76% of senior secured leverage loans, and (ii) $85 million or 24% of CDO debt. We expect the ultimate underlying collateral to be comprised of approximately 70% of senior secured bank loans with a WARF of 2,400 (B1/B2) and the remaining 30% consisting of other CDOs with a WARF of 500 (Baa3). We expect 100% of the assets to be floating rate assets with a weighted average spread to 3-month LIBOR of 2.50%. The CDO will have a five-year reinvestment period for loans and three-year reinvestment period for CLOs. We expect the CDO to be rated by S&P and Moody’s and to offer debt tranches with ratings ranging from AAA/Aaa to Ba2/BB. We intend to own 51% of the equity, which represents approximately $28 million of the total $55 million.
      HFT Real Estate CDO 2006-2. HFT Real Estate CDO 2006-2 is expected to be a $500 million CDO consisting primarily of senior secured assets that is expected to close in Q1 2007. As of August 31, 2006, the CDO’s warehouse portfolio consisted of approximately $33 million of total assets with a WARF of 3,490, representing a credit rating of B3, which is being financed at an average spread to LIBOR of 0.60%. Total assets include: (i) $21 million or 63% of senior secured leverage loans, (ii) $10 million or 30% of B-notes, and (iii) $2 million or 6% mezzanine debt. We expect the underlying collateral to be comprised of approximately 40% whole loans with a WARF of 2,220 (B1), 20% B notes with a WARF of 2,220 (B1), 20% mezzanine notes with a WARF of 2,400 (B1/B2), 15% CMBS with a WARF of 500 (Baa2/Baa3) and 5% CRE CDOs with a WARF of 610 (Baa3). We expect approximately 95% of the assets will be floating rate assets with a weighted average spread to 3-month LIBOR of 2.50%. The CDO is expected to have a five year reinvestment period with an option to extend the reinvestment period in four year increments. We expect the CDO to be rated by S&P and Moody’s and to offer debt tranches with ratings ranging from AAA/Aaa to Baa3/BBB-. We intend to own 80% of the equity, which represents approximately $30 million of the total $39 million.
      Harrison CLO Ltd. Harrison CLO Ltd is expected to be a $400 million CLO consisting primarily of senior secured, middle market assets that is expected to close in Q1 2007. As of August 31, 2006, the CDO’s warehouse portfolio consisted of approximately $157 million of total assets with a WARF of 2,584 representing a credit rating of B1/B2, which is being financed at an average spread to LIBOR of 0.50%. Total assets include: (i) $129 million or 82% in principal amount of senior secured loans, and (ii) $28 million or 18% of senior secured middle market loans. We expect the ultimate underlying collateral to be comprised of approximately 50% widely syndicated loans with a WARF of 2,200 (B1) and 50% middle-market loans with a WARF of 2,500 (B1/B2). We expect approximately 100% of the assets will be floating rate assets with a weighted average spread to 3-month LIBOR of 2.85%. The CLO is expected to have a seven-year reinvestment period with an option to extend the reinvestment period in four year increments. We expect the CLO to be rated by S&P and Moody’s and to offer debt tranches with ratings ranging from AAA/Aaa to Baa3/BBB-. We intend to own 51% of the equity, which represents approximately $21 million of the total $40 million.
      In addition to the CDOs described above, we will deploy additional capital in a series of additional CDOs with the objective of maintaining diversification of the overall asset exposure and minimizing the correlation of earnings of each CDO.
      Highland Financial Real Estate Corp. We own a 45% interest in HFT REIT. The interest also represents 51% of the voting power in HFT REIT. The remaining equity interest is currently owned by Highland Capital. In the future, it is expected that some or all of the remaining equity interest will be owned by third party investors, Highland Capital affiliates and/or funds managed by Highland Capital. Our interest in HFT REIT is intended to provide a tax efficient means for our investors to participate in a professionally managed portfolio of real estate assets. HFT REIT expects to elect and qualify to be taxed as a REIT under Section 856 of the Code beginning with its taxable year ending on December 31, 2006, which generally allows it not to be subject to corporate level tax to the extent it currently distributes earnings. HFT REIT invests in vehicles that generate cash flows from real estate and real estate related assets and may invest in other REIT-qualifying real estate assets.
      Through June 30, 2006, HFT REIT has invested $5.4 million in two multi-family residential properties and a retail center and is in the process of finalizing one investment in an office building for approximately $2.4 million. Funding into HFT REIT by the LP and Highland Capital (or third party investors, Highland Capital affiliates and funds managed by Highland Capital, as applicable) have been and will be made on a pro rata basis.
      HFT REIT’s investments are typically sourced by HCREA. HCREA divides its investment activities into two basic groups: core asset acquisitions and value-added/development investing. With respect to core assets, the firm will consider any of the four major property types: retail, office, industrial and multifamily. Holding periods are typically four or more years. With respect to value added/development investing, HCREA sources opportunities ranging from ground up to land and lot development projects, condominiums, hotels, resorts and other specialized property types. HFT REIT will invest in these HCREA assets, subject to certain limitations under the REIT rules, and HFT REIT’s investment committee approval, as well as other appropriate non-HCREA assets.
      Highland Financial Corp. We own a 25% interest in HFC which will provide the LP with indirect access to proprietary loan origination and enables us to participate indirectly in associated loan origination fees and interest income. HFC intends to leverage Highland Capital’s relationships with approximately 1,400 corporate borrowers and knowledge of future financing needs. We anticipate that HFC will originate corporate leveraged loans, asset-backed loans typically secured by receivables and inventory, exit facilities for corporate borrowers emerging from bankruptcy, debtor in possession, loans and real estate related loans. It is intended that HFC will originate and syndicate these loans to third-party financial institutions, accounts managed by Highland Capital and our subsidiaries. The remaining 75% ownership interest in HFC is owned by Highland Capital, Nexbank SSB and Highland Credit Opportunities Fund, LP. Funding into HFC by the LP and by funds and affiliates of Highland Capital was made on a pro rata basis and each equity owner will hold rights of first offer to purchase the interests held by other equity holders and tag along rights in the case of equity interest transfers, provided, however, that the right of first offer will not be exercised by the LP if, in the opinion of counsel, it results in or could reasonably be expected to result in adverse U.S. federal income tax consequences to the LP or its subsidiaries.
      Highland Special Opportunities Holding Company. We own a 100% interest in SOHC, a Cayman Islands limited company treated as a corporation for U.S. federal income tax purposes. SOHC owns assets which are not appropriate for inclusion in our CDO subsidiaries. The investment objective of SOHC is to deliver attractive risk-adjusted returns by employing a multi-strategy investment approach to exploit relative value and arbitrage opportunities within the credit markets. Highland Capital opportunistically executes directional, relative value, capital structure arbitrage and event-driven investment strategies across various credit markets where it holds significant investment experience: primarily the leveraged loan, high yield, structured products and distressed markets. SOHC seeks to create a diversified portfolio of holdings that will maintain a low correlation to the broader equity and corporate bond markets, as well as to other alternative investment strategies.
      SOHC may own securities and other obligations of stressed, distressed and bankrupt issuers, including debt securities that are in covenant or payment default. These securities generally will have one or more of the following characteristics:

•	instruments that trade at a significant discount to the underlying asset value, suggesting a reasonable margin of safety to our cash flow;

•	instruments that trade at a low multiples of the average and expected cash flow generated by the issuer, suggesting a reasonable margin of safety to our cash flow;

•	instruments that trade at a high yield-to-maturity based on the expected events facing the issuer; and/or

•	instruments that provide a significant amount of current income based on the coupon rate and expected continuation of interest payments, as well as other characteristics.
      The stressed and/or distressed debt securities market has traditionally varied in different periods depending upon prevailing economic conditions, credit availability and the broader interest rate environment. During periods of challenging economic conditions, constrained credit markets and rising interest rates, the volume of stressed and/or distressed debt securities tends to increase in comparison to other periods.
      Direct Holdings. Periodically, we may purchase direct equity interests in operating companies that are treated as corporations for U.S. federal income tax purposes. Any such holding in a domestic operating company will not be greater than 50% of the value of such operating company. The remaining ownership interest in these companies may be owned by affiliates or accounts of Highland Capital or third parties. We may also purchase direct equity interests in non-U.S. operating companies.
CDO Portfolio Construction
      We conduct our business primarily through a series of CDO subsidiaries. We sponsor, construct the portfolios, own a majority of the equity, monitor and make necessary adjustments to the portfolios and oversee the operations of each of these CDOs.

General Guidelines
      Working with Highland Capital, the Board has established general policies, procedures and guidelines to govern our operations. These guidelines include avoiding assets or activities that would cause any of our CDO subsidiaries, to be treated as being engaged in a trade or business within the United States, cause the LP to fail to be treated as a partnership for U.S. federal income tax purposes, cause our investors to recognize unrelated business taxable income or cause us or any of our subsidiaries to be regulated as an investment company under the 1940 Act. We will review our assets and related compliance with our policies, procedures and guidelines at each regularly scheduled meeting of the Board and may change these policies, procedures and guidelines without approval of our shareholders. Highland Capital and other service providers will be subject to these guidelines.

Portfolio Construction
      The portfolio of each CDO subsidiary will be constructed utilizing assets passing Highland Capital’s rigorous credit processes. Highland Capital has distinct credit processes for each different asset type. Each portfolio will be constructed based on the specific business parameters of the CDO’s indenture. A CDO’s indenture will contain numerous criteria for its portfolio relating to industry, issuer, credit quality, type of instrument, maturity and other diversification and credit quality parameters. Highland Capital’s overall goals in portfolio construction, executed within the portfolio guidelines and constraints of the indenture, are (a) to maximize relative value based on its credit views and (b) to maximize diversification in order to minimize the effect of isolated credit events on the overall portfolio.

Asset Sourcing
      We recognize that acquiring assets in our targeted classes is highly competitive, and that we compete with many other participants for opportunities in these areas. Accordingly, we believe our ability to source such opportunities is important to our success, and distinguishes us from our competitors.
      Highland Capital currently sources many of the assets it manages through close relationships with a large and diverse group of financial intermediaries, including commercial and investment banks, financial sponsors, specialty dealers and brokerage firms. Highland Capital also capitalizes on its relationships in the financial community through its management of 19 CDOs and its involvement in approximately 1,400 credit positions. We also rely on the relationships that Messrs. Dondero, Okada and Travers have developed in their more than 50 combined years of involvement in new and existing enterprises. Highland Capital has created a team of dedicated traders whose primary function is to maintain relationships with these institutions and maximize Highland Capital’s asset sourcing capabilities. In addition, Highland Capital has also formed HFC, which engages in loan origination and serve as an additional source of assets.

Asset Allocation/ Diversification
      One of the major steps in constructing the portfolio for a CDO is to achieve the levels of diversification among industries, issuers, credit quality, type of instrument, and other parameters that are necessary in order to obtain the desired ratings of the CDO Debt. The CDO is then required to maintain compliance with these various tests in order to protect these ratings and the cash flow expected to be available to the holders of the CDO Equity. This process requires identifying and acquiring a wide variety of fixed-income instruments, each of which plays a role in achieving on a portfolio-wide basis the levels required under the indenture. A typical leveraged loan CDO may own as many as 200 different credits. We view our access to a large number and variety of assets through Highland Capital and/or its affiliates as a critical component of our ability to achieve these asset allocation and diversification requirements.

Credit Process
      Highland Capital has five established asset-specific committees that review and approve asset acquisitions and establish guidelines for the acquisition of assets by individual portfolio managers. The following chart sets forth the membership of Highland Capital’s investment committees:

European Leveraged
U.S. Leveraged Loans	Loans	Distressed Debt	CDO/ABS	Real Estate Debt

Mark Okada*	Mark Okada*	James Dondero*	Gibran Mahmud*	John Morgan*
Todd Travers	Todd Travers	Pat Daugherty	Todd Travers	Keith Beckman
Dave Walls	Appu Mundassery	Kurt Plumer		Todd Travers
Brett Pope	Paul Kauffman
John Morgan	Brad Borud
Paul Kauffman	Jean-Luc Eberlin
Brad Borud
Kurt Plumer

*	Indicates committee chair.
      For each proposed asset, the relevant committee at Highland Capital reviews the assessment, recommendation and material supporting information presented by the relevant asset management professionals. These supporting materials typically include a credit memorandum summarizing the credit underwriting and due diligence performed by these professionals. While the credit process varies to some degree for different types of assets, the various credit committees typically consider macroeconomic variables, including the status of economic cycles, trends in interest rates, world events and other economic factors, and transaction terms, including pricing and interest rates, covenants, collateral characteristics, credit rating, documentation, duration and maturity. In addition to the foregoing considerations, with respect to CLOs, the committee will also consider industry and company specific factors, including financial condition and historical financial data, quality of the issuer’s management team, leverage, debt service coverage, covenants, industry overview, competitive position within the industry, ratings, and other relevant issuer characteristics.
      Generally, majority approval by the relevant committee is necessary for a security or other instrument to be eligible for purchase. In addition, committee chairs often hold veto power over credit decisions as a result of these rigorous approval guidelines.
      Highland Capital has built a culture where credit research professionals are rewarded for total return performance. Portfolio managers are compensated based on the relative performance of the credits that they follow as compared with an industry index. With respect to our operations, this performance based compensation is intended to assist us in generating sustainable cash flows from the credit instruments held by our CDO subsidiaries while minimizing defaults and maximizing recoveries in the event of defaults.

Risk Management
      The risk management and operational oversight functions for our CDO subsidiaries are supervised by Highland Capital’s eight surveillance and compliance professionals.

Monitoring and Surveillance
      Individual portfolio holdings are continually monitored by industry portfolio managers. The extent of monitoring or intervention is generally determined by the degree of stress that a given credit is experiencing. Highland Capital conducts portfolio monitoring meetings twice each year. At these meetings, the portfolio managers provide updated credit reviews, discuss outlooks for their respective sectors, and defend and justify portfolio holdings. Credits are categorized in three baskets: red (riskiest or highest credit stressed), yellow (less risky), and green (least risky/stressed). The red credits comprise Highland Capital’s watch list and result in the most monitoring activities. The credit analysts may also coordinate with the stressed and/or distressed portfolio managers to mobilize Highland Capital’s workout capabilities to maximize recoveries on defaulted or stressed and/or distressed names.
      Each individual CDO is monitored from three different vantage points which integrate all of Highland Capital’s functional areas: credit, portfolio surveillance, and technical factors. The credit views from Highland Capital’s industry portfolio managers are first considered to direct asset substitutions or deletions based on credit-specific factors. For market technical factors, Highland Capital’s traders provide daily intelligence and technical input from the relevant markets, including general macro-trends and company-specific trends. Our and Highland Capital’s CDO surveillance analysts then use these technical and fundamental factors in order to ensure compliance with the CDO’s respective indenture coverage tests and other portfolio quality tests and limitations. In this manner, Highland Capital implements a process of portfolio optimization based on credit views, technical factors, and portfolio quality tests.

Asset replacement
      An asset may be sold out of one of our CDO subsidiaries if there is a significant deterioration or impairment in the credit or if Highland Capital has identified a replacement asset that will improve one or more of the CDO’s diversification and credit quality tests as well as the overall quality of the portfolio. An asset may not be sold, however, if the primary purpose of sale is to realize gain or minimize loss. We generally expect to hold most of the assets in our CDO subsidiaries to maturity and accordingly do not expect to engage in a significant volume of asset replacements. The proceeds of payoffs at maturity and principal prepayments may also be redeployed during the period provided by the indenture. Replacement assets are selected strictly in accordance with the terms of the indenture through the same process as the construction of the initial portfolio.

Workout process
      Highland Capital’s goal is to minimize defaults and maximize recoveries. To the extent defaults do occur, we will utilize Highland Capital’s extensive internal and external workout and restructuring platforms.
      Highland has committed extensive internal staffing to stressed and/or distressed investing, workouts and restructuring. It has also established external strategic relationships with turn around consultants, restructuring advisors and legal advisors. As a result, Highland Capital has become a leading stressed and/or distressed debt investor managing over $3.1 billion in assets in the distressed asset class as of September 1, 2006. We expect that we will be able to utilize Highland Capital’s workout and recovery expertise in the stressed and/or distressed asset class to minimize defaults and maximize recoveries in our CLO subsidiaries’ collateral assets.

Our Financing Strategy
      We use leverage at the subsidiary level in order to increase potential earnings to our shareholders. We use leverage for the purpose of financing our portfolio and do not expect to speculate on changes in interest rates. However, our use of leverage may also have the effect of increasing losses when economic conditions are unfavorable. Highland Capital has substantial experience in utilizing leverage across a wide variety of assets.
      Highland Capital actively uses warehouse facilities, repurchase agreements, total return swaps, and expects to use CDS, which are leveraged instruments, to enhance earnings.

CDOs
      The CDOs that we structure will employ high levels of leverage to enhance earnings on the equity that we own. We expect that this leverage will be provided by third-party investors who purchase the CDO Debt. The amount of leverage in a CDO will depend on the underlying collateral, including the expected performance of these assets.
      We intend to finance our CDO Equity with the proceeds from this and future offerings of our common shares and potentially from additional leverage obtained by one or more of our holding company subsidiaries. We will use temporary financing mechanisms such as warehouse facilities and repurchase agreements to finance the assets being assembled for a CDO issuance. For further information on CDOs, see “CDO Market Overview.”

Warehousing Agreements
      Our subsidiaries may utilize credit facilities to fund their acquisitions of assets of CDOs. These facilities are typically lines of credit from commercial and investment banks that can be drawn upon to fund the acquisition of assets. These warehouse facilities are typically collateralized loans made to us under which we in turn pledge the resulting assets to the warehouse lender. Third-party custodians, usually large banks, typically hold the securities and loans funded with the warehouse facility borrowings, including the securities, loans, notes, mortgages and other important loan documentation, for the benefit of the lender who is deemed to own the securities and loans and, if there is a default under the warehouse line, for the benefit of the warehouse lender.
      The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency ratings and sector diversity requirements. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the financing facility. We intend to maintain formal relationships with multiple counterparties for the purpose of maintaining warehouse lines on attractive terms.

Repurchase Agreements
      In addition to warehouse facilities, our subsidiaries may also utilize repurchase agreements to borrow against their corporate leveraged loans and high yield bonds, RMBS, other ABS, debt tranches of third-party CDOs, CMBS, commercial real estate mezzanine loans and B-Notes. Under these agreements, our subsidiaries will sell these assets to a counterparty and agree to repurchase the same securities from the counterparty at a price equal to the original sales price plus an interest factor. These repurchase agreements are accounted for as debt, secured by the underlying assets. During the term of a repurchase agreement, we earn the principal and interest on the related securities and pay interest to the counterparty. We intend to maintain formal relationships with multiple counterparties for the purpose of maintaining repurchase agreements on favorable terms.

Participation Agreements
      HFP Corp. enters into warehousing agreements with various financial institutions, pursuant to which it participates in the warehouse economics of various CDOs. Highland Capital selects the collateral for each CDO, the warehouse economics of which HFP Corp. participates in. Under the terms of each warehousing agreement, upon sale or liquidation of the assets acquired and warehoused in accordance with the terms of the related agreement, Highland Capital or its designees, including HFP Corp., are entitled to receive all or a portion of the “positive carry” and Highland Capital or its designees, including HFP Corp., are responsible to pay all or a portion of the “negative carry” with respect to such assets pursuant to the terms of the agreement. The term “positive carry” means all gains payable to Highland Capital or its designees upon the sale of assets in accordance with the terms of the related agreement, including interest proceeds payable to Highland Capital, and the term “negative carry” means all losses payable by Highland Capital upon the sale of assets, including losses related to interest proceeds. If the CDO transaction is not consummated, we would be required to liquidate the warehoused collateral and we would have to pay any amount by which the original purchase price of the collateral exceeds its sale price, subject to negotiated caps, if any, on our exposure.

Total Return Swaps
      SOHC uses TRS to gain exposure to an underlying credit instrument without actually owning the credit instrument. In these swaps, the total return (interest, fees and capital gains/losses on an underlying credit instrument) is paid to an investor in exchange for a fixed or floating rate payment. The investor usually posts only a fraction of the value of the total amount of the credit instrument that is referenced in the swap as collateral posted with the swap counterparty. The TRS, therefore, is a leveraged investment in the underlying credit instrument. We expect SOHC to generally enter into TRS with one, two or three year maturities. Because swap maturities may not correspond with the maturities of the credit instruments underlying the swap, we may wish to renew many of the swaps as they mature.

Credit Default Swaps
      SOHC may use CDS to gain exposure to underlying assets without actually owning the assets. A CDS is essentially a contract, in which the contract buyer pays a periodic premium until the contract expires or a credit event occurs. In return for this premium, the contract seller makes a payment to the buyer if there is a credit default or other specified credit event with respect to the issuer of the underlying credit instrument referenced in the CDS. SOHC may act as a buyer and seller of CDS by entering into contracts that reference CDOs from cash and synthetic structures backed by pools of corporate, consumer or structured finance debt.
Our Hedging and Interest Rate Risk Management Strategy
      We may from time to time utilize derivative financial instruments to hedge all or a portion of the interest and currency exchange rate risks and other financial market charges associated with our borrowings.
      We intend to engage in a variety of rate management techniques that seek to mitigate changes in interest rates or potentially other influences on the values of our assets. Our rate management techniques may include:

•	puts and calls on securities or indices of securities;

•	Eurodollar futures contracts and options on such contracts;

•	interest rate swaps and/or swaptions;

•	other similar transactions;

•	establish a long or short position on an underlying credit instrument by purchasing or selling CDS; and

•	currency hedging.
1940 Act Exclusion
      We intend to conduct our operations so that we are not required to register as an investment company under the 1940 Act. Section 3(a)(1)(C) defines as an investment company any issuer that is engaged or proposes to engage in the business of investing, reinvesting, owning, holding or trading in securities and owns or proposes to acquire investment securities having a value exceeding 40% of the value of the issuer’s total assets (exclusive of government securities and cash items) on an unconsolidated basis. Excluded from the term “investment securities,” among other things, are securities issued by majority owned subsidiaries that are not themselves investment companies and are not relying on the exception from the definition of investment company provided by Section 3(c)(1) or Section 3(c)(7) of the 1940 Act. We expect that most of our CDO subsidiaries and our REIT subsidiary will themselves not be investment companies as a result of exceptions or exemptions for structured finance companies and real estate finance companies and that our interests in these subsidiaries will constitute a substantial majority of our assets. Accordingly, we will not own or propose to acquire investment securities having a value in excess of 40% of the value of our total assets on an unconsolidated basis.
Competition
      We are subject to significant competition in seeking business opportunities. A number of entities compete with us to make the types of purchases that we plan to make, including REITs, financial and insurance companies, commercial and investment banks, commercial finance companies, public and private investment funds and other investors. A number of our competitors have greater resources than we do and we may not be able to compete successfully for assets.
Staffing
      The LP is externally managed by Highland Capital pursuant to a management agreement. All of the LP’s executive officers, except for the LP’s controller, also are employees of Highland Capital or one or more of its affiliates.
Legal Proceedings
      We and Highland Capital are not currently subject to any material legal proceedings.
Our Corporate Information
      Our offices are located at Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240, and our telephone number is (972) 628-4100.

HIGHLAND CAPITAL AND THE MANAGEMENT AGREEMENT
Highland Capital
      The LP is externally managed by Highland Capital pursuant to a management agreement. Pursuant to the management agreement, Highland Capital is responsible for administering the LP’s activities and certain day-to-day operations. Highland Capital has well-respected and established management resources for each of the LP’s targeted asset classes and a mature infrastructure supporting those resources. We also expect to benefit from Highland Capital’s finance and administrative capabilities for certain legal, compliance, and other operational matters including allocation and execution of purchases and sales of assets, securities valuation, risk management and information technology services.
Senior Officers of Highland Capital
      The following table sets forth certain information with respect to the senior officers of Highland Capital:

Name	Age	Position with Highland Capital

James Dondero	44	President of General Partner
Mark Okada	44	Chief Investment Officer and Executive Vice President of General Partner
Todd Travers	43	Head of Structured Products
The Management Agreement
      The LP and its subsidiaries are parties to a management agreement with Highland Capital, pursuant to which Highland Capital provides day-to-day management of the operations of the LP and its subsidiaries. The following summary of certain provisions of the management agreement is qualified in its entirety by reference to the management agreement which is incorporated herein by reference.
      Highland Capital makes final asset purchase and sale decisions on behalf of the LP and its subsidiaries. Highland Capital may, pursuant to the terms of the management agreement, delegate certain of its contractual obligations to third parties where, in the discretion of Highland Capital, it would be in our best interests and our shareholders’ best interests to do so.
      The management agreement provides that Highland Capital will not be liable in any way for any default, failure or defect in any of the LP’s business activities. Highland Capital may, however, incur liability and be terminated as manager of the LP in cases of willful misconduct, fraud or gross negligence under the management agreement.
      The management agreement requires Highland Capital to manage our business affairs in conformity with the policies and the guidelines that are approved and monitored by the Board. Highland Capital’s role as manager is under the supervision and direction of the Board. The management agreement provides that Highland Capital shall refrain from, among other things set forth in the management agreement, any action that in its good faith judgment would cause the LP to be engaged in (or to recognize any income that is considered to be derived from the conduct of) a U.S. trade or business within the meaning of Section 864 of the Code, provided that there shall be no limitation on the ability of the LP to recognize capital gain dividends from the REIT subsidiary attributable to sales of U.S. real property interests (as defined in Section 897 of the Code) on or after January 1, 2008. Highland Capital is responsible for (i) selecting, purchasing and selling our assets, (ii) managing the financing activities of the LP’s subsidiaries and (iii) providing us with advisory services. Highland Capital is responsible for our day-to-day operations and performs (or causes to be performed) such services and activities relating to our assets and operations as may be appropriate, provided, however, that Highland Capital is not required to provide services that would require it to make any certification pursuant to the Sarbanes-Oxley Act of 2002.

      In consideration for these services, we will pay to Highland Capital the management fee and will reimburse Highland Capital for all reasonable costs and expenses incurred by Highland Capital on our behalf. In addition, we have agreed to indemnify Highland Capital and its directors, officers, employees, members, advisors and agents to the fullest extent permitted by law against all liabilities and expenses (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the LP and counsel fees and disbursements on a solicitor and client basis) incurred in connection with acting as Highland Capital or a trustee, director, officer, employee, member, advisor or agent of Highland Capital, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made a party by reason of being or having been a manager or a trustee, director, officer, employee, member, advisor or agent of Highland Capital, except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence. Further, Highland Capital may, in the performance of its duties, consult with legal counsel and accountants, and any act or omission by Highland Capital on behalf of the LP or any of its subsidiaries in furtherance of the interests of the LP and subsidiaries in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and Highland Capital will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on behalf of the LP.
      The term of the management agreement is two years from its commencement in February 2006 and shall be automatically renewed for a one year term on each anniversary date after the initial two year term unless at least two-thirds of the independent directors or two-thirds of the holders of our outstanding common shares determine by resolution that there has been unsatisfactory performance by Highland Capital that is materially detrimental to us or the compensation payable to Highland Capital is unfair and the parties are unable to negotiate an acceptable compensation arrangement. Unless terminated for cause, and even if terminated on an anniversary date by us, Highland Capital will be entitled to a payment equal to four times the average amount of the annual management fee and incentive allocation earned by Highland Capital or its affiliates, as the case may be, during the 24-month period preceding such termination, and the LP will be required to purchase from the holder(s) of the limited partnership interest that pays the incentive allocation as described herein.
      The management services provided by Highland Capital under the management agreement are not exclusive to the LP and, except as set forth in the management agreement and as otherwise described herein, nothing in the management agreement prevents Highland Capital or its affiliates from providing similar services to other existing or future investment funds and other clients (including where their investment objectives overlap with the business plan of the LP) or from engaging in other activities. See “Other Business Activities of Highland Capital and/or its Affiliates; Certain Relationships and Third-Party Transactions” and “Highland Capital and the Management Agreement.”
      Highland Capital may at any time assign its duties under the management agreement, or all of its rights and obligations under the management agreement, to any entity which is an affiliate of Highland Capital at the time of assignment. Any permitted assignment shall bind the assignee in the same manner as Highland Capital is bound under the management agreement provided that Highland Capital will be liable for all acts or omissions of the assignee following any such assignment. Each entity and individual providing services to Highland Capital under any such delegation of duties will be indemnified and reimbursed to the same extent as a person or entity acting as manager or a trustee, director, officer, employee, member, advisor or agent of Highland Capital would be indemnified, as described above. The terms and provisions of the management agreement may be amended by the Board without the consent of our shareholders.
      The management agreement is governed by the laws of the State of New York.

Fees and Expenses of the Offering
      The expenses of the offering (including the costs of printing and preparing this prospectus, legal and accounting expenses and marketing expenses) and other incidental expenses will be paid out of the gross proceeds of this offering. We estimate the expenses of the offering to be $           million.
Management Fees, Options and Incentive Allocation
      We do not maintain an office or employ personnel. Instead, we rely on the facilities and resources of Highland Capital to conduct our operations. Expense reimbursements to Highland Capital will be made monthly.
      Highland Capital has waived the fees payable to it pursuant to the terms and conditions of the governing agreements related to each CDO subsidiary. Each waiver will expire on February 3, 2008. Following such two year period, it will be within Highland Capital’s sole discretion whether to continue to waive such fees.

Management Fee
      The LP’s subsidiaries, or in certain circumstances the LP, will collectively pay Highland Capital a base management fee quarterly in arrears in an amount equal to 0.4375% of the LP’s Equity (equal to 1.75% on an annualized basis). Highland Capital uses its management fee in part to pay compensation to its officers and employees who, notwithstanding that certain of them also are our officers, receive no cash compensation directly from us.
      For purposes of calculating the base management fee, the LP’s equity means, for any quarter, the sum of the net proceeds from any issuance of the LP units after deducting any underwriting discounts and commissions and other expenses and costs relating to the issuance, plus the LP’s retained earnings at the end of such quarter (without taking into account any non-cash equity compensation expense incurred in current or prior periods), which amount shall be reduced by any amount that the LP pays for repurchases of its LP units; provided that the foregoing calculation of the equity shall be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between Highland Capital and our independent directors and approval by a majority of the LP’s independent directors in the case of non-cash charges.
      Highland Capital’s base management fee shall be calculated by Highland Capital within 30 days after the end of each fiscal quarter and such calculation shall be promptly delivered to us. We are obligated to pay the base management fee within 15 business days following the delivery of Highland Capital’s calculations.
      If we do not file with the SEC a resale registration statement providing for the resale of the shares sold in this offering by October 31, 2006, Highland Capital will forfeit the base management fee in respect of the period from and after that date until such registration statement is filed with the SEC.

Reimbursement of Expenses
      We will bear our own expenses as set forth in the management agreement, including asset purchase expenses (i.e., expenses that Highland Capital reasonably determines to be related to the purchase of our assets), such as brokerage commissions, custodial fees, bank service fees, interest expenses and expenses related to a proposed purchase that was not consummated; expenses of our directors, officers and trustees; the costs associated with the establishment of any credit facilities and other indebtedness of ours (including commitment fees, legal fees, closing costs, and other costs); interest on our credit facilities or other indebtedness; expenses (including travel expenses) associated with or incurred in connection with the offering and sale of securities by us; the costs of insurance for our directors and officers; the costs of printing and mailing capital demand notices, proxies and reports to shareholders; asset purchase-related travel expenses; hedging expenses; legal expenses; professional fees (including, without limitation, expenses of consultants and experts) relating to assets; internal and external accounting expenses (including costs associated with any computer software or hardware used by us); auditing and tax preparation expenses; costs and expenses of rendering financial assistance to or arranging for financing for any assets; entity-level taxes; our tax-related litigation expenses, including our attorneys fees; administrative expenses; organizational expenses (including expenses associated with meetings of the Board and of the shareholders); certain administrative fees and expenses; fees and expenses of certain service companies; other similar expenses related to us; our winding-up costs, in the event of our dissolution; and extraordinary expenses. Highland Capital will perform the preponderance of the operational and accounting services on behalf of us internally. Our combined costs of the pass-through of the dedicated accounting and operations professionals, systems and the certain administrative fees and expenses should generally be comparable to the third-party costs which would otherwise be borne by us for external administrative services. To the extent that accounting and operational services are provided to us by Highland Capital and/or its affiliates, we will bear (i) all costs and expenses of Highland Capital and/or its affiliates that are directly attributable to the salaries, bonuses and fringe benefits payable to accounting and operations employees of affiliates of Highland Capital performing accounting and operations services and information systems, software and hardware utilized solely by us in connection with accounting and operations, and (ii) our allocable share of the costs and expenses of accounting and operations professionals and systems, that are directly attributable to the salaries, bonuses and fringe benefits payable to the accounting and operations professionals of affiliates of Highland Capital whose services are provided to us and to investment funds or accounts managed by Highland Capital and/or its affiliates and information systems, software and hardware utilized by us and investment funds or accounts managed by Highland Capital and/or its affiliates in connection with accounting and operations, such allocable share to be based on the relative time which the applicable employees providing such accounting and operational services devote, on an estimated basis, to us and the investment funds or accounts managed by Highland Capital and/or its affiliates. To the extent that expenses to be borne by us are paid by Highland Capital, we will reimburse Highland Capital for such expenses.

Incentive Allocation
      In addition to the base management fee, HSAC shall receive a quarterly incentive allocation in the LP in an amount equal to:

(i) 25% of the dollar amount by which

(a) the LP’s net income, (as determined by GAAP), before accounting for the incentive allocation, per weighted average LP unit for such quarter, exceeds

(b) an amount equal to the weighted average of the price per LP unit for all issuances of LP units, after deducting underwriting discounts and commissions and other costs and expenses relating to such issuances multiplied by the greater of 2% or 0.50% plus one-fourth of the U.S. Ten Year Treasury Rate for such quarter, multiplied by

(ii) the weighted average number of LP units outstanding during such quarter.
      The foregoing calculation of the incentive allocation will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges, after discussion between Highland Capital and our independent directors and approval by a majority of our independent directors. The incentive allocation calculation and associated distribution will be made quarterly in arrears.
      Highland Capital will compute the quarterly incentive allocation within 30 days after the end of each fiscal quarter, and the LP shall distribute cash in respect of the quarterly incentive allocation with respect to each fiscal quarter within five business days following the delivery to the LP of Highland Capital’s written statement setting forth the computations of the incentive allocation for such quarter.

CDO Fees
      Highland Capital has waived the fees payable to it pursuant to the terms and conditions of the governing agreements related to each CDO subsidiary. Each waiver will expire on February 3, 2008. Following such two year period, it will be within Highland Capital’s sole discretion whether to continue to waive such fees.
Resolution of Potential Conflicts of Interest; Equitable Allocation of Investment Opportunities
      The management services to be provided by Highland Capital under the management agreement are not exclusive to the LP. As a result, we are subject to a number of potential conflicts of interest relating to Highland Capital, as described in “Other Business Activities of Highland Capital and/or its Affiliates; Certain Relationships and Third-Party Transactions.”
      Highland Capital has historically managed accounts with similar or overlapping investment strategies and has a conflict-resolution system in place so that we may share equitably with other Highland Capital client accounts in all opportunities, particularly those involving a security with limited supply that may be suitable for our company and such other client accounts. This system also includes other controls designed to prevent any client account receiving unduly favorable treatment over time.
      Highland Capital’s compliance department and legal department have designed and oversee its conflict-resolution system. The program places particular emphasis on the equitable allocation of scarce opportunities where Highland Capital is unable to obtain the full amount of the instruments that it wishes to purchase for the relevant client accounts, such as newly-issued debt instruments. In these situations, Highland Capital’s policy is to first determine and document the amount of the instrument it wishes to purchase based on availability, the size and objectives of the accounts and other relevant factors, without regard to allocations to any particular accounts. Highland Capital then places an order for the total amount sought. If Highland Capital is able to obtain only partial execution of the order, its policy calls for the allocation of the purchased instruments in a manner that over time treats each account fairly. Because Highland Capital follows approximately 1,400 different credit positions and its client accounts are invested in fixed-income instruments of approximately 1,400 issuers, Highland Capital does not attempt to allocate on a pro rata basis. Rather the relevant allocation committee considers a wide range of factors including each account’s investment capacity, investment level, diversification and other account guidelines and other relevant factors.

MANAGEMENT
Directors and Executive Officers
      The Board consists of seven persons, a majority of whom our board has determined are independent in accordance with the general independence standards of the New York Stock Exchange Inc. and the LP Agreement. We refer to these individuals as our independent directors. The Board will elect our officers annually, each of whom will serve at the discretion of the Board. Under the LP Agreement, directors will hold office for a one year term.
      Our directors and executive officers, their ages and titles, are as follows:

Name	Age	Title	Highland Capital Title

James Dondero	44	Chairman	President of General Partner
Scott F. Kavanaugh	44	Independent Director
John E. Urban	43	Independent Director
Mark Okada	44	Director	Chief Investment Officer and Executive Vice President of General Partner
Gene C. McQuown	51	Independent Director
Michael P. Zarrilli	57	Independent Director
Todd Travers	43	Director, Chief Executive Officer and Chief Investment Officer	Head of Structured Products
Chad Schramek	30	Interim Chief Financial Officer	Controller
Clifford Stoops	35	Controller
Biographical Information
      Certain information regarding each of the directors and executive officers is set forth below.

•	James Dondero, CFA, CPA, CMA is a founding limited partner and President of the general partner of Highland Capital. Prior to Highland Capital, Mr. Dondero served as Chief Investment Officer of Protective Life’s GIC subsidiary. His portfolio management experience includes mortgage-backed securities, investment grade corporate, leveraged bank loans, emerging markets, derivatives, preferred stocks and common shares. From 1985 to 1989, he managed fixed- income funds for American Express. Prior to American Express, he completed the financial training at Morgan Guaranty Trust Company.

•	Scott F. Kavanaugh is a director of the LP. Mr. Kavanaugh served as an Executive at Provident Funding Mortgage Corporation from February 2003 to July 2003, and an Executive Vice President, Director and Treasurer of Commercial Capital Bank from January 2000 to February 2003. He was Managing Principal and Chief Operating Officer of Financial Institutional Partners Mortgage Company and the Managing Principal and President of Financial Institutional Partners, LLC, an investment banking firm, from April 1998 to February 2003.

•	John E. Urban is a director of the LP. Mr. Urban is the President of Urban Capital LLC, where he manages his personal assets. Until his retirement in 2001, Mr. Urban served as a Partner and Chief Operating Officer of the Fixed Income Leveraged Finance Business of Goldman Sachs in New York. He joined Goldman Sachs in Fixed Income in 1992, became a Managing Director in 1996 and was named Partner in 1998. Previously, he worked at the Continental Bank as a Senior Director and NationsBank of Texas as an Assistant Vice President and Credit Analyst.

•	Mark Okada, CFA is a founding limited partner and Chief Investment Officer of the general partner of Highland Capital, where he is responsible for overseeing investment activities for various funds. Prior to Highland Capital, Mr. Okada served as Manager of Fixed Income for Protective Life’s GIC subsidiary, where he was primarily responsible for the bank loan portfolio and other risk assets from 1990 to 1993. Mr. Okada has over 19 years of experience in the leveraged finance market. From 1986 to 1990, he served as Vice President for Hibernia National Bank.

•	Gene C. McQuown is a director of the LP. From 1989 until 2006, he was employed by J.E. Robert Company as a Senior Managing Director of JER, and President of JER Investors Trust, a public mortgage REIT.

•	Michael P. Zarrilli is a director of the LP. He is currently Chief Executive Officer of Stanwich Capital LLC, which he founded in January 2006. Stanwich Capital LLC was formed to engage in financial and financial restructuring advisory and asset management. Previously, he was with JP Morgan and its predecessors for 32 years, most recently as Managing Director and Deputy Head of North American Credit Markets and member of its Management Committee.

•	Todd Travers, CFA is responsible for Highland Capital’s CDO business and is the primary portfolio manager for Highland Capital’s par debt funds. He is a member of the Credit Committee and heads a team that is responsible for structuring new transactions and implementing additional opportunities in Highland Capital’s core businesses. Formerly, Mr. Travers served as Portfolio Manager/ Portfolio Analyst from 1994 to 1998 for Highland Capital, during which time his responsibilities included managing a portion of Highland Capital’s leveraged loan and high yield debt portfolios. Prior to Highland Capital, Mr. Travers served as a Finance Manager at American Airlines.

•	Chad Schramek is the Controller for Highland Capital. Formerly, Mr. Schramek served as Assistant Controller at Highland Capital from 2000 to 2002. Prior to joining Highland Capital, Mr. Schramek served as a Senior Associate at PricewaterhouseCoopers, LLP, where he worked for three years and was involved in financial statement audits of middle market companies across several different industries.

•	Cliff Stoops, CPA joined Highland Capital in July 2006 and is responsible for the daily accounting requirements of the Trust and assists in the financial reporting requirements. Prior to joining Highland Capital, Mr. Stoops was a Manager at Ernst & Young LLP, where he worked for seven years and was involved in financial statement audits of various types of entities in the asset management field, including hedge funds, mutual fund advisors, and broker-dealers.
Board Committees
      We will establish the following committees of the Board: audit committee, compensation committee and nominating and corporate governance committee. Each of these committees will be comprised of independent directors only.
      Audit Committee. The audit committee will be responsible for approving our independent accountants, reviewing with our independent accountants the plans and results of the audit engagement, approving professional services provided by our independent accountants, reviewing the independence of our independent accountants and reviewing the adequacy of our internal accounting controls.
      Compensation Committee. The principal functions of the compensation committee will be to (i) evaluate the performance of our officers, (ii) review the compensation payable to our officers, (iii) evaluate the performance of Highland Capital, (iv) review the compensation and fees payable to Highland Capital under our management agreement and (v) administer the issuance of any shares issued to the employees of Highland Capital who provide services to the LP. The LP Agreement provides that any action by the Board to change the membership of the compensation committee must be approved by the affirmative vote of a majority of the independent directors.

      Nominating and Corporate Governance Committee. The nominating and corporate governance committee will be responsible for selecting, researching and nominating directors for election by our shareholders, selecting nominees to fill vacancies on the Board or a committee of the Board, developing and recommending to the Board a set of corporate governance principles and overseeing the evaluation of our the Board and our management.
Director Compensation
      Each independent director receives an annual fee of $35,000. Each independent director receives $1,000 for each Board or committee meeting attended, whether in person or telephonic, plus reimbursement of reasonable out-of-pocket expenses incurred in connection with attending each Board or committee meeting. We expect to pay additional compensation to each of the committee chairmen once the committees are established. In addition, we will purchase directors’ and officers’ liability insurance on behalf of our directors and officers. Independent directors will have the option to receive their directors’ fees paid in cash or LP units at a price per share equal to the market price at the time of payment.
Executive Compensation
      We have not paid, and do not intend to pay, any annual cash compensation to the LP’s executive officers for their services as executive officers. The LP’s executive officers are compensated by Highland Capital from the income Highland Capital receives under the management agreement.
2006 LP Unit Incentive Plan
      The purpose of the LP unit incentive plan is to provide incentives to our employees, our non-employee directors, Highland Capital and other service providers to stimulate their efforts toward our continued success, long-term growth and profitability and to attract, reward and retain key personnel. The incentive plans are administered by the compensation committee of the Board. Unless terminated earlier, the LP unit incentive plans will terminate in 2016 but will continue to govern unexpired awards. A maximum of 2,101,279 LP units have been reserved under both plans subsequent to the offering. The maximum number of LP units permitted to be issued under the plan will be increased proportionately to result in 10% of the LP units issued to the Trust upon completion of future offerings to be reserved for issuance under both plans.
      Concurrently with the completion of this offering, we will award to Highland Capital and other consultants options to purchase 278,542 LP units, representing 4.75% of the LP units issued to the Trust in connection with this offering. These options will have an exercise price equal to the price per common share in this offering and will vest in one-third increments on the first three anniversaries of the closing date of this offering.
      The exercise price of each LP unit option may not be less than 100% of the fair market value of our common shares on the date of grant. The committee will determine the terms of each option, including when each option may be exercised and the period of time, if any, after retirement, death, disability or termination of employment during which options may be exercised. Options become vested and exercisable in installments, and the exercisability of options may be accelerated by the compensation committee.
      Our LP unit incentive plans also permit the grant of restricted LP units. A restricted LP unit award is an award of LP units that may be subject to forfeiture, restrictions on transferability and such other restrictions, if any, as the compensation committee may impose at the date of grant. The LP units may vest and the restrictions may lapse separately or in combination at such time, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as our compensation committee may determine.
      We will award to Highland Capital and/or its affiliates 175,953 restricted LP units, representing approximately 3% of the LP units issued to the Trust in connection with this offering. Such awards shall vest in one-third increments on the first three anniversaries of the date of closing date of this offering.

      The Board may, at any time amend, alter or discontinue the incentive plan, but cannot, without a participant’s consent, take any action that would impair the rights of such participant under any award granted under the plan. To the extent required by law, the Board will obtain approval of the shareholders for any amendment that would:

•	other than through adjustment as provided in the incentive plan, increase the total number of LP units reserved for issuance under the incentive plans;

•	change the class of eligible participants under the incentive plan; or

•	otherwise require such approval.
Highland Capital Personnel
      We will use the resources of Highland Capital. Certain information regarding Highland Capital’s talent at our disposal is set forth below:

Par Loans

•	John Morgan, CFA — Senior Portfolio Manager. Mr. Morgan is a Senior Portfolio Manager for Highland Capital, covering the Retail, Food & Drug, and Restaurant & Lodging sectors. Prior to Highland Capital, Mr. Morgan served as Portfolio Analyst for Falcon Fund Management, LTD from August 1995 to February 2000, where he created comparables to assess the attractiveness of companies within industries and across the portfolio. He assisted the portfolio manager in the security selection process and the management of the portfolio. Prior to Falcon, Mr. Morgan was an Analyst for a Convertible Arbitrage Fund at Q Investments, where he analyzed financial statements and related corporate disclosures and performed analysis on potential investment opportunities. Mr. Morgan is a graduate of Southern Methodist University with a BS in Biological Sciences and an MBA.

•	Brett Pope, CFA — Senior Portfolio Manager. Mr. Pope is a Senior Portfolio Manager for Highland Capital, covering the Healthcare, Financial Services, Building Products, and Metals & Mining sectors. Prior to Highland Capital, Mr. Pope served as a Senior Equities Analyst in Healthcare at Street Advisor.com from 1999 to 2001 and as a Senior Research Analyst covering the Building Products and Financial Service sectors at Southwest Securities from 1996 to 1999. Prior to 1996, he served as a Senior Financial Analyst with Associates First Capital Corporation. Mr. Pope is a Magna Cum Laude graduate of the University of Texas at Austin. Mr. Pope is a CFA charterholder.

•	David Walls, CFA — Senior Portfolio Manager. Mr. Walls is a Senior Portfolio Manager for Highland Capital with oversight of the Cable, Wireless/ Wireline Telecom, Satellite, Aerospace/ Defense and Equipment Rental sectors. Prior to Highland Capital, Mr. Walls served as an Associate in the Asset Management unit of Lend Lease Real Estate Investments, underwriting and structuring acquisitions of bulk portfolios of distressed Korean real estate and corporate debt. Prior to his international responsibilities at Lend Lease, Mr. Walls performed loan workouts on a domestic portfolio of sub-and non-performing real estate secured assets. Prior to Lend Lease, Mr. Walls worked at U.S. Trust Company of California as an Assistant Vice President, Junior Portfolio Manager in their Fixed Income Portfolio Management group and for Capital Research & Management Company as a fixed-income trader. Mr. Walls is a graduate of Northwestern University with a BA in Economics, and the Kellogg School of Management at Northwestern University with an MBA in Finance and Marketing. Mr. Walls is a member of AIMR and DAIA, and is a CFA charterholder.

ABS

•	Gibran Mahmud, CPA — Portfolio Manager. Mr. Mahmud is involved in managing Highland Capital’s CDO funds and is part of the team that is responsible for structuring new transactions and implementing additional opportunities in Highland Capital’s core business. Formerly, Mr. Mahmud served as Controller at Highland Capital from 2001 to 2003. Prior to Highland Capital, Mr. Mahmud served as a Senior Analyst at Fleet Capital where he was involved in the originating, structuring, modeling and credit analysis for clients primarily in the manufacturing, retail and services industries. Formerly, Mr. Mahmud was a senior accountant at Arthur Andersen. Mr. Mahmud is a graduate of Baylor University with a Bachelors in Accounting and an MBA with an emphasis in Finance. Mr. Mahmud is a Certified Public Accountant.

Distressed Loans

•	Patrick H. Daugherty — Senior Distressed Portfolio Manager. Mr. Daugherty is a Senior Portfolio Manager and General Counsel at Highland Capital. He is co-head of the Distressed Group, where he is responsible for managing the sourcing, investing and monitoring processes. In addition, he serves as head manager of the Private Equity Group and is responsible for all portfolio companies. Prior to Highland Capital, in early 1998, Mr. Daugherty served as Vice President in the Corporate Finance Group at NationsBanc Capital Markets, Inc. (now Bank of America Capital Markets, Inc.) where he originated and structured leveraged transactions for a $2.5 billion portfolio of mid-cap companies located in the Southwest. Mr. Daugherty has over 15 years of experience in stressed and/or distressed, high yield and corporate restructuring. He has been involved in over 100 bankruptcy situations and held steering committee positions in over 35 cases. Mr. Daugherty is a graduate of The University of Texas at Austin with a BBA in Finance, and he received his Juris Doctorate from The University of Houston School of Law. Mr. Daugherty is a member of the Texas Bar Association and was admitted to the American Bar Association in 1992.

•	Kurtis S. Plumer, CFA — Senior Distressed Portfolio Manager. Mr. Plumer is co-head of the Distressed Group at Highland Capital and is responsible for managing the sourcing, investing, and monitoring process. He has over 14 years of experience in stressed and/or distressed, high yield bond and leveraged loan products. Prior to Highland Capital, in 1999, Mr. Plumer was a stressed and/or distressed high yield bond trader at Lehman Brothers in New York, where he managed a $250 million portfolio invested in global stressed and/or distressed securities. While at Lehman Brothers, he also traded emerging market sovereign bonds. Prior to joining Lehman Brothers, Mr. Plumer was a corporate finance banker at NationsBanc Capital Markets, Inc. (now Bank of America Capital Markets, Inc.), where he focused on mergers and acquisitions and financing transactions for the bank’s clients. Mr. Plumer is a graduate of Baylor University with a BBA in Economics and Finance, and the Kellogg School at Northwestern University with an MBA in Strategy and Finance. Mr. Plumer is a CFA charterholder.

PRINCIPAL AND SELLING SHAREHOLDERS
      The following table sets forth certain ownership information with respect to our common shares for those persons who directly or indirectly own, control or hold with the power to vote, 5% or more of our outstanding common shares and all executive officers and directors, individually and as a group.

Immediately after this
offering(1)

Shares
Name and Address(2)	Owned	Percentage

James Dondero
Mark Okada
Scott F. Kavanaugh
John E. Urban
Todd Travers
Chad Schramek
Clifford Stoops
Gene C. McQuown
Michel P. Zarrilli
Highland Capital Management, L.P.
All executive officers and directors as a group (9 persons)

(1)	Assumes issuance of shares offered hereby. Does not reflect (A) common shares reserved for issuance upon exercise of the underwriters’ over-allotment option, or (B) restricted LP units and options to purchase LP units granted to Highland Capital and other consultants.

(2)	The address for all executive officers and directors is c/o Highland Financial Trust, Two Galleria Tower, 13455 Noel Road, Suite 800, Dallas, Texas 75240.

OTHER BUSINESS ACTIVITIES OF HIGHLAND CAPITAL AND/ OR ITS AFFILIATES;
CERTAIN RELATIONSHIPS AND THIRD-PARTY TRANSACTIONS
      The management services provided by Highland Capital under the management agreement are not exclusive to the LP and its subsidiaries. Highland Capital and/or its affiliates, engage in a broad spectrum of activities, including investment advisory activities, and have extensive investment activities that are independent from, and may from time to time conflict with, our business activities and strategies. Certain affiliates of Highland Capital may advise, sponsor or act as investment manager to other investment funds, portfolio companies of private equity investments and other persons or entities (including prospective investors in the Trust’s common shares) that have investment objectives that overlap with our business plan and that may, therefore, compete with us for asset acquisition opportunities. A number of collective investment vehicles currently managed by Highland Capital, including Highland CDO Opportunity Fund, Ltd., have investment objectives which overlap, in part, with our business plan. We will therefore face a number of conflicts of interest with Highland Capital and its affiliates with respect to the allocation of asset acquisition opportunities. In addition, subject to the exclusivity provisions of the management agreement, Highland Capital may raise new investment funds whose investment objectives overlap with the business plan of the LP, which may further compound these conflicts.
      The exclusivity provisions of the management agreement provide that, until 75% of the proceeds from this offering and from initial private offering in February 2006, and in the event of our anticipated initial public offering, 75% of the proceeds of such offering have been deployed by us in accordance with our business strategies, Highland Capital will not sponsor or act as investment manager for any newly created CDO other than on our behalf. In addition, these provisions mandate that we will be the only publicly traded entity sponsored by Highland Capital that will be primarily engaged in the business of owning all or a majority of the equity interests of CDO subsidiaries. Notwithstanding the foregoing, Highland Capital may sponsor and/or act as investment manager for (i) CDOs being structured as of the date of our February 2006 offering, (ii) certain market value CDOs and (iii) any CDO with an asset ratio substantially similar to Tierra Alta Funding I, Ltd., provided that in the case of (ii) and (iii), Highland Capital will first offer us the opportunity to purchase at least a majority equity interest in the vehicles described in clauses (ii) and (iii) on the same terms as would be offered to third parties before offering such opportunity to third parties, which opportunity may be accepted upon a majority approval of the Board, including a majority of the independent directors, in the Board’s sole discretion.
      Under the management agreement, Highland Capital has agreed to allocate asset acquisition opportunities among us, on the one hand, and the investment management account managed or advised by it in accordance with its asset allocation procedures. Under these procedures, Highland Capital will use its reasonable best judgment and act in a manner which it considers fair and reasonable in allocating asset acquisition opportunities. When it is determined that it would be appropriate for us or one of our subsidiaries and one or more of such investment management accounts to participate together in an investment opportunity, Highland Capital will seek to allocate opportunities for all of the participating entities, including us, on an equitable basis, taking into account, among other things, such factors as the relative amounts of capital available for new purchases, the financing available in respect of an asset, legal restrictions, the size, liquidity and anticipated duration of the proposed asset acquisition, and the respective business objectives and policies and asset portfolios of us and the affiliated entities for which participation is appropriate. Accordingly, it is possible that we may not be given the opportunity to participate at all in certain acquisitions made by our affiliates that meet our business objective, but expect over time to receive a fair allocation of such opportunities.
      To further address potential conflicts arising out of transactions between us, on the one hand, and Highland Capital and/or its affiliates, on the other, a majority of the Board’s directors are independent directors who are unaffiliated with Highland Capital and/or its affiliates. The management agreement requires certain transactions be approved by a majority of our independent directors. See “Highland Capital and the Management Agreement — Alignment of Interests.”

      During the formation period of a new CDO, the warehouse receives allocations in accordance with Highland Capital’s overall allocation policies. The basic principle of Highland Capital’s allocation policies is to allocate opportunities in a manner that treats each account fairly over time. Because Highland Capital’s client accounts are invested in fixed-income instruments of approximately 1,400 issuers, Highland Capital does not attempt to allocate on a pro rata basis. Rather the relevant allocation committee considers a wide range of factors including each account’s investment capacity, investment level, diversification and other account guidelines and other relevant factors.
      We anticipate co-purchasing assets alongside affiliates of Highland Capital, including purchases of assets from, and interests in loans to unaffiliated third parties. In addition, we may acquire interests in unaffiliated third parties where an affiliate of Highland Capital has acquired, is concurrently acquiring or intends to acquire a different interest in the same counterparty. In such instances, our interest may be senior or junior to, or have rights different from or adverse to, the interest owned by Highland Capital’s affiliate and will be in compliance with Highland Capital’s policies, procedures and guidelines.
      Under the management agreement, we may only sell assets to or buy assets from Highland Capital and/or its affiliates in compliance with our policies, procedures and guidelines and with prior approval of a majority of the Board’s independent directors. However, clients of Highland Capital and/or its affiliates in which they do not have a substantial investment are not considered affiliates for purposes of this paragraph.
      In addition, we may purchase securities issued in connection with the financing of a securitization vehicle owned by an affiliate of Highland Capital, and affiliates of Highland Capital may make similar purchases from us. Under the management agreement, we will generally be required to seek the approval of a majority of the Board’s independent directors before we engage in any such transaction.
      Highland Capital may determine, in light of our differing business objectives and of a particular affiliate which has co-invested with us and other factors applicable to the specific situation, to dispose of or all or a portion of an asset on our behalf at the same time as such asset or portion thereof or a related asset is being retained by such affiliate. Conversely, Highland Capital may determine to retain all or a portion of an asset on behalf of the LP where such asset or a related instrument is being disposed of on behalf of such affiliate. Each of these determinations may present an actual or potential conflict of interest that is subject to Highland Capital allocation and conflict of interest policies.
      Under the management agreement, there are no limits on the percentage of our total assets that may be comprised of assets of the type described above. Assets of the type described above may not be the result of arm’s length negotiations and may involve actual or potential conflicts between our interests and the interests of other affiliates of Highland Capital. In addition, where we co-purchase assets with another affiliate of Highland Capital, our returns on such assets may differ and, in some cases, materially from our affiliate’s returns as a result of a variety of factors, including differences in the rates at which we are able to finance our assets as compared to our affiliate and differences in the timing of our disposition of such asset as compared to our affiliate.
      The policies and procedures adopted by the Board also provide that material conflict of interest between Highland Capital and the holders of the Trust’s common shares or of interests in the LP. In addition, the policies and procedures adopted by the Board provide that the Board’s independent directors may amend the policies and procedures to add categories of assets with respect to which the Board’s independent directors will be deemed to have pre-approved based on conditions and parameters set forth in such additional guidelines and procedures.
      Our chairman and each of our officers and those of the LP also serve or may serve as officers or directors of Highland Capital and serve or may serve as officers or directors of Highland Capital and/or one or more of its existing or future affiliates. Such individuals may therefore have obligations to the investors in affiliates of Highland Capital which may, in particular circumstances, conflict with our interests or those of our shareholders.

      Affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., the underwriters, owned approximately 6.2% and 6.2%, respectively, of our outstanding common shares as of October 31, 2006, which shares were acquired in our February 2006 private placement. See “Principal Shareholders.” In addition, affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. have provided and in the future may provide investment banking, commercial banking, advisory and/or other similar services to us and to Highland Capital and/or its affiliates from time to time for which they have received and in the future may receive customary fees and expenses. See “Underwriting.”

DESCRIPTION OF SHARES AND ORGANIZATIONAL DOCUMENTS
OF THE TRUST AND THE LP
General
      The following is a summary of the material terms of the shares representing beneficial interests of the Trust, which we refer to as common shares, and the limited partnership interests in the LP, which we refer to as LP units. The Trust Agreement of the Trust, which we refer to as the Trust Agreement, and the agreement of limited partnership of the LP, which we refer to as the LP Agreement, provide for the issuance of common shares and LP units, respectively, and the distributions on and voting rights of common shares and the LP units, respectively. The following description is subject to the provisions of the Delaware Statutory Trust Act and the Delaware Limited Partnership Act. The statements that follow are subject to and are qualified in their entirety by reference to all of the provisions of each of the Trust Agreement and the LP Agreement, which will govern your rights as a holder of common shares and the Trust’s rights as a holder of LP units, copies of each of which are available upon request.
Authorized Beneficial Interests of the Trust and the LP
      Common Shares. Each common share represents one beneficial interest in the Trust and each common share corresponds to one underlying LP unit owned by the Trust. The Trust is authorized to issue an unlimited number of common shares and the LP is authorized to issue a corresponding number of LP units plus incentive interests and any units purchased directly by Highland Capital. Immediately following the completion of this offering, the Trust will have                      common shares outstanding, and, excluding LP units issued under any LP equity incentive plan and LP units held directly by Highland Capital, the LP will have an equal number of corresponding LP units outstanding. The Trust is authorized to issue shares in exchange for LP units received upon the exercise of options and vesting of restricted LP units. The LP has an outstanding special limited partnership interest (relating to the incentive allocation), which is held by HSAC. Holders of the Trust’s common shares have no preference, conversion, exchange, sinking fund, redemption or appraisal rights and have no preemptive rights to subscribe for any of our securities. In the event of our liquidation, dissolution or winding up, our holders of common shares are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of any preferred partnership interests that may be issued by the LP prior to distribution.
      Preferred Units. The Board is authorized to cause the LP from time to time (without approval of partners of the LP or shareholders of the Trust) to create and issue additional common or preferred LP partnership interests in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties that rank senior to the LP units with regard to (i) the allocations of items of income, gain, loss, deduction and credit, and (ii) the rights to receive distributions, including upon dissolution and liquidation of the LP.
Voting Rights
      Each outstanding common share is entitled to one vote for each share on any matter with respect to which the Trust, as the holder of LP units, is entitled to vote, as provided in the LP Agreement and as summarized below. Pursuant to the terms of the LP Agreement and the Trust Agreement, unless the Trust is dissolved or determines to distribute all of the LP units that it holds to the holders of common shares, it must remain the sole holder of all outstanding LP units, except for the LP units issued under any LP equity incentive plan and LP units held directly by Highland Capital, and, with respect to those matters subject to vote by the members of the LP, the LP will act at the direction of the Trust, subject to the requirement that any matter adverse to the rights of the special limited partnership interest be approved by a majority of the holders of such interest. The LP will provide to the Trust, for transmittal to shareholders of the Trust, the appropriate form of proxy to enable shareholders of the Trust to direct, in proportion to their percentage ownership of common shares, the Trust’s vote. The Trust will vote its LP units in the affirmative and negative in the same proportion as the affirmative and negative votes of holders of common shares, and the Trust will abstain from voting its LP units in the same proportion as the holders of the common shares abstain.
      The LP Agreement provides that the holders of LP units are entitled to vote for the election of all directors. The directors of the LP will be elected at each annual meeting of partners of the LP, except that directors may also be elected at a special meeting of partners called by the chairman of the Board of the Directors of the LP, the LP’s chief executive officer, if any, or by resolution adopted by the Board or at a special meeting to replace directors who have been removed by the holders of LP units as provided in the LP Agreement. Directors will be elected by a plurality of LP units represented at the meeting, assuming the presence of a quorum. Because neither the Trust Agreement nor the LP Agreement provides for cumulative voting rights, the holders of a plurality of the outstanding common shares of the Trust represented at a meeting will effectively be able to elect all the directors of the LP standing for election at the meeting.
Approval of Certain Actions by Holders of Common Shares and LP Units
      The LP Agreement and the Trust Agreement provide that, without the approval of holders of at least a majority of the outstanding LP units or Trust common shares, as applicable, the LP or the Trust, as the case may be, may not take any action (other than to amend organizational documents as described below) that under the mandatory provisions of the Delaware Business Corporation Law, a Delaware corporation could not take without obtaining the approval of its stockholders.
Management of the LP
      Pursuant to the LP Agreement, the management of the LP is vested in the General Partner. However, the General Partner will delegate irrevocably its rights and responsibilities relating to the management of the LP to the Board, provided, however, the General Partner will retain the authority to (i) take any action necessary to avoid the LP being taxed as a corporation, (ii) make any filings required by any law or regulation and (iii) take administrative acts relating to the admission of new members or the transfer of LP units. The LP Agreement authorizes the LP to engage outside managers to administer the LP’s business activities and day-to-day operations, subject to the oversight of the Board and the LP Agreement. The LP has entered into a management agreement with Highland Capital, pursuant to which Highland Capital is responsible for providing general supervision of, and assistance with respect to, all of the LP’s activities.
Board of Directors of the LP
      The number of directors which will constitute the whole Board shall be no fewer than three nor more than 12. The number of directors which shall constitute the whole Board shall be determined, within such parameters, from time to time by resolution adopted by a majority of the Board then in office. At all times, a majority of the seats on the whole Board shall be reserved for independent directors. The term of each director will be from the effective date of such director’s election for a one-year period until such director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal as provided below. Any director or the whole Board may be removed upon the affirmative vote of holders representing at least two-thirds of the common units entitled to vote, given at an annual meeting or at a special meeting of partners of the LP called for that purpose. The vacancy in the Board caused by any such removal shall be filled by the holders of LP units as provided in the LP Agreement. Unless otherwise required by law, any vacancy on the Board may be filled by a majority of the directors then in office, provided that a quorum is present, and any other vacancies may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director. If there are no directors in office, vacancies shall be filled by holders representing a majority of the LP units, provided that a quorum is present, at a duly called meeting of the partners of the LP. Any director elected to fill a vacancy resulting from an increase in the number of directors shall hold office for a term that shall coincide with the shortest remaining term of the other directors on the Board and until such director’s successor is elected and qualified, unless sooner removed. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of such director’s predecessor and until such director’s successor is elected and qualified, unless sooner removed.
Board Committees
      The LP Agreement provides that the Board may designate one or more committees consisting of one or more directors of the LP, which may exercise, to the extent provided by the Board, the powers and authority of the Board under the LP Agreement. Pursuant to such authority, the Board has authorized the creation of an audit committee, a compensation committee and a nominating and corporate governance committee. See “Management — Board Committees.”
Officers
      The Board may elect or appoint such officers and agents as may be deemed necessary or advisable from time to time. Pursuant to this authority, the Board has appointed persons to hold the following senior offices of the LP: Chief Executive Officer, Chief Investment Officer, Chief Financial Officer and Controller. See “Management — Senior Officers of the LP.”
Management of the Trust
      Pursuant to and subject to the Trust Agreement, the management of the Trust is vested in the two Trustees, the Regular Trustee and the Delaware Trustee. The Board (with the approval of a majority of the independent directors) has the power to remove the Regular Trustee and appoint a successor Regular Trustee.
      The Delaware Trustee does not have any authority. The Regular Trustee, among other matters, has the following duties:

(i) to maintain bank accounts, brokerage accounts and other custody accounts for the Trust;

(ii) to maintain evidence of intangible Trust assets;

(iii) to maintain Trust records;

(iv) to maintain an office for Trust business;

(v) to originate, facilitate and review Trust reports;

(vi) to execute documents and authorize Trust account transactions;

(vii) to retain accountants, attorneys, agents and other advisors in connection with its duties;

(viii) to file reports and returns on behalf of the Trust with government agencies to the extent required by law and as specifically directed in writing by the LP; and

(ix) to perform such other actions as are necessary to effect any of the foregoing.
      In addition, the Regular Trustee is required to follow the direction of the LP only with regard to ministerial and administrative matters.
      Notwithstanding anything to the contrary herein or in the Trust Agreement, no action may be taken by the Trustees to the extent that such action would cause the Trustees to be considered to have the power to vary the investment of the beneficial owners or otherwise to cause the Trust to no longer qualify as a grantor trust for U.S. federal income tax purposes.
      Pursuant to the Trust Agreement, the Trust may hold only LP units (aside from cash and cash equivalents on a short-term basis).

Right to Enforce the Provisions of the LP Agreement by Holders of Common Shares
      The LP Agreement and the Trust Agreement each provide that a holder of common shares may directly institute a legal proceeding against the LP for its own benefit and to exercise the rights of a Limited Partner under the provisions of the LP Agreement to enforce the provisions of the LP Agreement. This provision will have the effect of placing holders of common shares (with the requisite minimum number of votes) in the position to call special meetings of partners of the LP, remove members of the Board, consent to amendment of the LP Agreement, and take other actions reserved for the holders of LP units under the LP Agreement. In addition, the LP Agreement and the Trust Agreement provide that holders of 35% or more of the outstanding common shares have the right to cause the Trust to bring a derivative action in the right of the LP under the Delaware Revised Uniform Limited Partnership Act.
Right to Obtain Certain Documents and Information
      Each holder of an LP unit will have the right, for a purpose solely related to such person’s interest as a limited partner in the LP (which will not include any commercial purpose), upon written demand with a statement of the purpose of such demand and at such holder’s own expense (including such copying and administrative charges as the General Partner may establish from time to time):

•	to obtain a copy of the most recent annual and quarterly reports filed with the SEC by the LP or the Trust pursuant to the Exchange Act;

•	to obtain a copy of the LP’s U.S. federal, state, and local income tax returns for each fiscal year;

•	to obtain a current list of the name and notice mailing address of each holder of LP units; and

•	to obtain a copy of the LP Agreement and the Certificate of Limited Partnership of the LP and certain related documents.
      Under the LP Agreement the LP is also obligated to provide the Trust such information as may be necessary for the Trust to make reports to its shareholders and to prepare and file any reports, notices or other documents with any governmental authority or self-governing association.
      Notwithstanding the above, the General Partner, as directed by the Board, may keep confidential from the holders of LP units, for such period of time as the Board determines to be reasonable, any information that (i) the Board reasonably believes to be in the nature of trade secrets or other confidential and/or proprietary information, the disclosure of which the Board in good faith believes is not in the best interests of the LP or the Trust or could damage the LP or the Trust or their respective businesses; or (ii) the LP is required by law or by agreements with an unaffiliated third-party to keep confidential.
Approval of Certain Actions by Holders of Common Shares and LP Units
      The LP Agreement and the Trust Agreement provide that, without the approval of holders of at least a majority of the outstanding LP units or Trust common shares, as applicable, the LP or the Trust, as the case may be, may not take any action (other than to amend organizational documents as described below) that under the mandatory provisions of the Delaware General Corporation Law a Delaware corporation could not take without obtaining the approval of its stockholders.
Mandatory Exchange
      The Trust Agreement provides that in the event the Board determines that (i) the Trust or the LP, or both, is, or is reasonably likely to be, treated as a corporation for U.S. federal income tax purposes, (ii) the Trust is, or is reasonably likely to be, required to issue IRS Schedules K-1 to holders of common shares, (iii) the existence of the Trust otherwise results, or is reasonably likely to result, in a material tax detriment to the Trust, the holders of common shares, the LP or any of its partners, or (iv) the burdens of maintaining the existence of the Trust are greater than the benefits derived from maintaining the existence of the Trust, the LP, as sponsor of the Trust, must cause the Trust to exchange all common shares then outstanding for an equal number of LP units, which we refer to as a mandatory exchange, and dissolve the

Trust. The LP, as sponsor of the Trust, will, or will cause the transfer agent for the common shares to, mail a copy of notice of such exchange to the shareholders of the Trust at least 30 days prior to the mandatory exchange. Upon the completion of a mandatory exchange, each holder of common shares immediately prior to the completion of the mandatory exchange will be admitted to the LP as a limited partner in respect of an equal number of LP units, as applicable, and the Trust will cease to be a partner of the LP. The mandatory exchange generally should not be a taxable transaction for U.S. federal income tax purposes, and following such exchange, holders of common interests will receive IRS Schedules K-1 with respect to their interests rather than IRS Forms 1099 (or substantially similar forms as required by law).
Dissolution of the Trust and the LP
      The LP Agreement provides that the LP will dissolve, and its affairs be wound up, only upon the first to occur of any of the following:

(1) an event of withdrawal of the General Partner, as defined in the Delaware Revised Uniform Limited Partnership Act (other than an event of bankruptcy), unless, within ninety days after such event of withdrawal holders of a majority of the LP units agree in writing to continue the business of the LP and to the appointment, effective as of the date of withdrawal, of a successor General Partner;

(2) an election to dissolve the LP made by the General Partner, upon approval by the Board;

(3) entry of a decree of judicial dissolution of the LP pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act or the sale of all or substantially all of the assets and properties of the LP; or

(4) a final and non-appealable judgment is entered by a court of competent jurisdiction ruling that the General Partner is bankrupt or insolvent, or a final and non-appealable order for relief is entered by a court with appropriate jurisdiction against the General Partner, in each case under any federal or state bankruptcy or insolvency laws as now or hereafter in effect, unless prior to the entry of such order or judgment a majority in interest of the holders of LP units agree in writing to continue the business of the LP and to the appointment, effective as of a date prior to the date of such order or judgment, of a substitute General Partner.
      The LP Agreement further provides that the LP will not be dissolved by the admission of substituted or additional limited partners or by the admission of a successor General Partner in accordance with the terms of the LP Agreement.
      Upon liquidation and winding up of the LP, the then holders of LP units will be entitled to share ratably in the assets of the LP legally available for distribution following payment to creditors.
Anti-Takeover Provisions
      Certain provisions of the management agreement, Trust Agreement and the LP Agreement may make it more difficult for third-parties to acquire control of the Trust and the LP by various means. These provisions could deprive the shareholders of the Trust of opportunities to realize a premium on the common shares owned by them. In addition, these provisions may adversely affect the prevailing market price of common shares. These provisions are intended to:

•	protect the position of Highland Capital and its rights to manage the business and affairs of the LP under the management agreement;

•	enhance the likelihood of continuity and stability in the composition of the Board and in the policies formulated by the Board;

•	discourage certain types of transactions which may involve an actual or threatened change in control of the Trust and the LP;

•	discourage certain tactics that may be used in proxy fights;

•	encourage persons seeking to acquire control of the Trust and the LP to consult first with Highland Capital and the Board to negotiate the terms of any proposed business combination or offer; and

•	reduce the vulnerability of the Trust and the LP to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of the outstanding common shares or that is otherwise unfair to shareholders of the Trust.
      A number of provisions of the LP Agreement and the Trust Agreement could have the effect of making it more difficult for a third-party to acquire, or of discouraging a third-party from acquiring, control of the Trust and the LP. The LP Agreement and the Trust Agreement provide that directors of the LP may be removed by the affirmative vote of at least two-thirds of the common shares (subject to the voting rights of any holders of preferred interests or incentive interests issued by the LP, if any).
      The LP Agreement and the Trust Agreement provide that special meetings of partners of the LP may only be called by the LP, the chairman of the Board, the chief executive officer, if any, of the LP, or by resolution adopted by the Board or the holders of at least 35% of our outstanding LP units. The LP Agreement provides that directors of the LP may be elected at the annual meeting of partners of the LP, at a special meeting of partners called by the chairman of the Board or the LP’s chief executive officer, if any, or by resolution adopted by the Board or at a special meeting to replace directors who have been removed by the holders of LP units as provided in the LP Agreement. The LP Agreement and the Trust Agreement also provide that holders of LP units, or holders of common shares, seeking to bring business before an annual meeting of partners or to nominate candidates for election as directors at an annual meeting of partners of the LP must provide notice thereof in writing to the LP not less than 90 days and not more than 120 days prior to the anniversary date of the preceding year’s annual meeting of the LP. In addition, the limited partner or holder of common shares furnishing such notice must be a limited partner or shareholder of record on both (1) the date of delivering such notice and (2) the record date for the determination of partners or shareholders entitled to vote at such meeting. The LP Agreement and the Trust Agreement specify certain requirements as to the form and content of a partner’s or shareholder’s notice, as the case may be. These provisions may preclude holders of LP units or of common shares from bringing matters before an annual meeting or from making nominations for directors at an annual or special meeting.
      Authorized but unissued LP units or common shares are available for future issuance, at the discretion of the Board (without approval of partners of the LP or shareholders of the Trust). In addition, the Board is authorized to cause the LP from time to time (without approval of partners of the LP or shareholders of the Trust) to create and issue additional preferred LP partnership interests in one or more classes or series, with such designations, preferences and relative, participating, optional or other special rights, powers and duties, including rights, powers and duties that rank senior to the LP units with regard to (i) the allocations of items of income, gain, loss, deduction and credit, and (ii) the rights to receive distributions, including upon dissolution and liquidation of the LP. These additional partnership interests or common shares may be utilized for a variety of purposes, including future public offerings to raise additional capital, fund acquisitions and employee benefit plans. The existence of authorized but unissued common shares or preferred partnership interests in the LP, could render more difficult or discourage an attempt to obtain control of the Trust and the LP by means of a proxy contest, tender offer, merger or otherwise.
Fiduciary Duties of Directors and Officers of the LP and of the General Partner
      The LP Agreement provides that the LP’s directors owe substantially similar fiduciary duties to the LP and its equity holders, including the Trust, as the directors of a Delaware business corporation owe to the corporation and its stockholders.
      The LP Agreement also provides that the General Partner does not have any greater fiduciary or similar duties to the LP, other than those of loyalty and good faith, than an officer of a corporation for profit organized under the General Business Corporation Law of Delaware would have to such corporation or its stockholders. The LP Agreement further provides that the General Partner does not have any fiduciary duties to the Trust or the holders of the common shares.

Limitations on Liability and Indemnification of Highland Capital and Our Directors and Officers
      The management agreement provides that Highland Capital and its directors, officers, employees, partners, members, advisors and agents (in their capacities as such), will not be liable to us, any subsidiary of ours, the LP directors, our shareholders or any subsidiary for any acts or omissions by any of the foregoing arising from the performance of any of their obligations or duties under the management agreement, except that Highland Capital will be so liable by reason of acts or omissions constituting fraud, willful misconduct or gross negligence. Pursuant to the management agreement, we have agreed to indemnify Highland Capital and its directors, officers, employees, partners, members, advisors and agents, to the fullest extent permitted by law against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the LP and counsel fees and disbursements on a solicitor and client basis) arising from the performance of any of their obligations or duties under the management agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which any such person may hereafter be made party by reason of being or having been the manager of the LP or as contemplated by Delaware law, a trustee, director, officer, employee, member, partner, advisor or agent of Highland Capital in such capacity, except by reason of acts or omissions constituting fraud, willful misconduct or gross negligence.
      The LP Agreement provides that our directors will not be liable for monetary damages to us, any subsidiary of ours, for any acts or omissions arising from the performance of any of their obligations or duties in connection with the LP, except as follows: (i) for any breach of the director’s duty of loyalty to the LP or its limited partners; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for any transaction from which the director derived an improper personal benefit. The LP Agreement provides that the LP will indemnify its directors and officers or any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the LP) by reason of the fact that the person is or was a director, officer, employee or agent of the LP, or is or was serving at the request of the LP as a director, officer, employee or agent of another company, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the LP, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
      The LP Agreement further provides that the General Partner will not be liable for monetary damages to the LP, any holders of LP units or any assignees for losses sustained or liabilities incurred as a result of errors in judgment or of any act or omission if the General Partner acted in good faith. The LP Agreement further provides that, to the fullest extent permitted by Delaware law with regard to a corporation for profit organized under the General Business Corporation Law of Delaware, the LP will indemnify and hold harmless the General Partner and each officer, employee or agent of the LP or any such person that or is or was serving at the request of the LP as a director, officer, employee or agent of another entity (in their capacities as such), from and against any and all losses, claims, damages, liabilities, that relate to the operations of the LP or the Trust as set forth in the LP Agreement.
      Each of the persons entitled to be indemnified for expenses and liabilities as contemplated above may, in the performance of his, her or its duties, consult with legal counsel and accountants, and any act or omission by such person on behalf of the LP or the Trust in furtherance of the interests of the LP and the Trust in good faith in reliance upon, and in accordance with, the advice of such legal counsel or accountants will be full justification for any such act or omission, and such person will be fully protected for such acts and omissions; provided that such legal counsel or accountants were selected with reasonable care by or on behalf of the LP or the Trust.
      We have also entered and may in the future enter into indemnification agreements with certain directors and executive officers of the LP. These provisions and agreements may have the practical effect in some cases of eliminating our shareholders’ ability to collect monetary damages from such directors and executive officers.
      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the LP pursuant to the foregoing provisions, the LP has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Return of Capital
      Unless expressly determined otherwise by the Board, no partner of the LP will be entitled to the withdrawal or return of its capital contribution, except to the extent of distributions made pursuant to the LP Agreement or upon termination of the LP as provided herein.
Reimbursement of Expenses
      The LP Agreement authorizes the LP to reimburse the Trust for all expenses that it incurs relating to the ownership and operation of the LP, including (i) expenses relating to the ownership of LP units, (ii) trustee fees and expenses, (iii) fees, expenses and other amounts paid or reimbursed pursuant to the management agreement, including expenses incurred and amounts paid by the Trust pursuant to the indemnification obligations of the LP under the management agreement, (iv) insurance premiums and other, (v) costs associated with establishment and maintenance of any credit facilities, and (vi) all other expenses incurred in connection with the fulfillment of its purposes.
Records and Accounting
      The LP will keep or cause to be kept at the principal office of the LP those records and documents required to be maintained by the Delaware Revised Uniform Limited Partnership Act and other books and records deemed by the Board to be appropriate with respect to the LP’s business. The books of the LP will be maintained, for financial and tax reporting purposes, on an accrual basis in accordance with generally accepted accounting principles, or such other basis as the Board determines to be necessary or appropriate and in compliance with applicable laws, rules and regulations.
Financial Reports
      Under the LP Agreement, the LP is required to mail to each holder of LP units, as soon as practical but in no event later than 90 days after the end of each year, an annual report containing financial statements of the LP, and the Trust for such year, presented in accordance with generally accepted accounting principles. In addition, as soon as practicable, but in no event later than 45 days after the close of each quarter (except the last fiscal quarter of each year), the LP is required to mail to each holder of LP a report containing unaudited financial statements of the LP, and the Trust, and such other information as may be required by applicable law or regulation, or as the Board determines to be appropriate. After the initial public offering, the LP and the Trust will be required to send to partners and shareholders only those reports as will be required by the Exchange Act and other applicable law.
Tax Reports
      Under the LP Agreement, the LP is required to arrange for the preparation and timely filing of all returns of partnership income, gains, deductions, losses and other items required of the partnership for U.S. federal and state income tax purposes and to furnish, as soon as reasonably practicable following the close of each fiscal year, the tax information reasonably required by Limited Partners for U.S. federal and state income tax reporting purposes.
      In addition, the LP is required to arrange for the Trust to prepare and timely file all tax returns required by the Trust and, as soon as reasonably practicable following the close of each fiscal year, to send to holders of common shares all information needed by such holders to prepare their own U.S. income tax returns.

Tax Matters Partner
      Under the LP Agreement, the General Partner (or another Partner designated by the General Partner) is the “tax matters partner” of the LP for U.S. federal income tax purposes and is authorized to act as the “tax matters partner” of the LP or in any similar capacity under state, local or foreign law. The tax matters partner is authorized, but not required: (1) to enter into any settlement with the IRS with respect to any administrative or judicial proceedings for the adjustment of items required to be taken into account by a partner for income tax purposes, (2) to seek judicial review of such final adjustments made to the LP’s tax returns, (3) to intervene in any action brought by any other partner for judicial review of a final adjustment, (4) to file a request for an administrative adjustment with the IRS, (5) to enter into an agreement with the IRS to extend tax assessment periods, and (6) to take any other action on behalf of the partners or the LP in connection with any tax audit or judicial review proceeding to the extent permitted by applicable law or regulations.
Voluntary Transfer of the General Partner Interest
      The General Partner may not transfer any of its general partner interest or withdraw as General Partner, except (i) to an affiliate of the General Partner or employees of the LP or (ii) with the approval of Board, including a majority of the independent directors. The General Partner shall not allow any transfer of the equity interests in the General Partner, except with the approval of Board, including a majority of the independent directors.
Mandatory Transfer of the General Partner Interest
      The LP Agreement further provides that, upon notice to the General Partner, the General Partner shall sell the units comprising the general partner interest in the LP (each of which is equivalent economically to a LP unit) to a person designated by the Board of Directors. The sale transaction shall close on the date specified in the notice given by the Board, which date shall be not less than 15 nor more than 30 days after the notice is given. The purchase price payable for each general partner unit shall equal the market price of an LP unit (as determined under the LP Agreement) as of the date the notice is given by the Board. No vote of any limited partner shall be required for such mandatory transfer of the general partner interest, but a condition to closing such transaction will be that all outstanding allocations and distributions have been made to Highland Capital and/or its affiliates under all agreements.
Limited Partners’ Rights to Transfer
      Subject to the requirements of applicable U.S. federal and state securities laws and the provisions of any other agreement with the partnership to which a holder of LP units is subject, a holder of LP units may transfer, with or without the consent of the General Partner or the Board, all or any portion of its LP units.
Tax Allocations Among Transferring Limited Partners
      Upon transfer of LP units on any day other than the first day of a calendar year, net income and/or net loss and other items allocable among partners for such year will be allocated among the transferor and the transferee by taking into account their varying interests during the year in accordance with Section 706(d) of the Code, using any convention permitted by law and selected by the General Partner.
Incentive Interests
      The LP Agreement gives the Board the right, in its discretion, to grant incentive interests to persons that would allow such persons to participate in the profits or revenues of the LP. The Board may grant incentive interests that allow the holders of such incentive interests to convert such interests into common shares, on terms and conditions determined by the Board in its discretion.

Amendment of the LP Agreement
      A proposed amendment to the LP Agreement will be adopted and be effective as an amendment to the LP Agreement if it is approved by the Board and it receives the approval of a majority in interest of the outstanding LP units.
      In addition, the Board has the power, without the consent of the Limited Partners, to amend the LP Agreement as may be required to facilitate or implement any of the following purposes:

(1) in connection with the initial public offering (including, but not limited to, the operation of the LP following the consummation of such initial public offering), to make any changes with respect to any matters (including, but not limited to, accounting and tax related matters) arising under the LP Agreement as may be required to satisfy or comply with any requirements, conditions, or guidelines contained in or relating to any order, directive, opinion, rule or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

(2) to add to the obligations of the General Partner or surrender any right or power granted to the General Partner or any affiliate of the General Partner for the benefit of the holders of LP units;

(3) to set forth and reflect in the LP Agreement the designations, rights, powers, duties, and preferences of the holders of any additional partnership interests issued pursuant to the LP Agreement;

(4) to reflect changes that do not adversely affect the holders of the LP units in any material respect, or to cure any ambiguity, correct or supplement any provision in the LP Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the LP Agreement that will not be inconsistent with law or with the provisions of the LP Agreement; and

(5) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a U.S. federal or state agency or contained in U.S. federal or state law.
      The LP will provide notice to the Limited Partners (which may be by SEC filings) prior to the effectiveness of any amendments made under the above provisions.
      Further, the General Partner will be required to admit persons into the LP as limited partners who satisfy the requirements for admission as set forth in the LP Agreement.
      Notwithstanding the above, the LP Agreement provides that it will not be amended (without the consent of each partner adversely affected) if such amendment would (i) convert a Limited Partner’s interest in the partnership into a general partner interest; (ii) modify the limited liability of a Limited Partner in a manner adverse to such Limited Partner; (iii) cause the LP to be taxed as a corporation for U.S. federal income tax purposes; or (iv) amend the provisions relating to this paragraph. Further, the LP Agreement will not be amended without the consent of a majority of the independent directors if such amendment would involve a material conflict of interest between us or the LP and our manager or its affiliates.
Amendment of the Trust Agreement
      The LP has the power to direct the Trustee to amend the Trust Agreement, without the consent of shareholders, as may be required to facilitate or implement any of the following purposes:

(1) in connection with the initial public offering of, to make any changes with respect to any matters (including, but not limited to, accounting and tax related matters) arising under the Trust Agreement as may be required to satisfy or comply with any requirements, conditions, or guidelines contained in or relating to any order, directive, opinion, rule or regulation of a U.S. federal or state agency or contained in U.S. federal or state law;

(2) to reflect the admission, substitution, termination, or withdrawal of shareholders in accordance with the Trust Agreement;

(3) to reflect changes that do not adversely affect the shareholders in any material respect, or to cure any ambiguity, correct or supplement any provision in the Trust Agreement not inconsistent with law or with other provisions, or make other changes with respect to matters arising under the Trust Agreement that will not be inconsistent with law or with the provisions of the Trust Agreement; and

(4) to satisfy any requirements, conditions, or guidelines contained in any order, directive, opinion, ruling or regulation of a federal or state agency or contained in federal or state law.
      Notwithstanding the above, certain amendments to the Trust Agreement, as described below, are subject to the following:

(i) no amendment will alter the rights, powers or immunities of the Delaware Trustee without its consent, and no amendment that relates to this paragraph will be made without the consent of the Delaware Trustee;

(ii) no amendment to any provision of the Trust Agreement will be made without the additional approval of a majority of the independent directors of the Board, if such amendment involves an actual material conflict of interest between us, the LP, our shareholders or holders of LP units on the one hand and our manager or its Affiliates on the other;

(iii) amendments to the provision of the Trust Agreement that govern amendments will, except as provided above, require the approval by at least 75% of the outstanding common shares; and

(iv) no amendment will permit any action to be taken by the Trustees to the extent that such action would cause the Trustees to be considered to vary the investment of the beneficial owners or otherwise to cause the Trust to fail to be treated as a grantor trust for U.S. federal income tax purposes.
Transfer Agent and Registrar
      The transfer agent and registrar for the common shares is American Stock Transfer & Trust Company.
Listing
      We will apply to have our shares of common shares listed on the New York Stock Exchange under the symbol “          .”

SHARES ELIGIBLE FOR FUTURE SALE
      Prior to this offering, there has been no public market for our common shares. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common shares prevailing from time to time. Sales of substantial amounts of our common shares in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common shares.
      Prior to this offering, we had 26,721,561 common shares outstanding. Upon completion of this offering, we will have outstanding an aggregate of approximately                      shares of our common shares. The shares of common shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act unless the shares are held by any of our “affiliates,” as that term is defined in Rule 144 under the Securities Act. As defined in Rule 144, an “affiliate” of an issuer is a person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the issuer. The shares of common shares issued in connection with our private placement and all shares of our common shares held by our affiliates, including our officers and directors, are restricted securities as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered under the securities laws or if they qualify for an exemption from registration under Rule 144, as described below.
Rule 144
      In general, under Rule 144, a person who owns shares of our common shares that are restricted securities and that were acquired from us or any of our affiliates at least one year prior to the proposed sale is entitled to sell, within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of:

•	1% of the number of shares of common shares then outstanding; or

•	the average weekly trading volume of the common shares on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.
      Sales under Rule 144 are also subject to certain manner of sale provisions, certain notice requirements and the availability of current public information about us.
      Our affiliates must comply with all the provisions of Rule 144 other than the one-year holding period requirement in order to sell shares of our common shares that are not restricted securities (such as shares acquired by our affiliates either in this offering or through purchases in the open market following this offering).
Rule 144(k)
      Under Rule 144(k), a person who has not been our affiliate at any time during the three months preceding a sale is entitled to sell restricted securities without regard to the public information, volume limitation, manner of sale and notice provisions of Rule 144, provided that at least two years have elapsed since the later of the date the shares were acquired from us or any of our affiliates.
Lock-Up Agreements
      We will agree with the underwriters not to offer to sell, contract to sell, or otherwise dispose of, loan, pledge or grant any rights with respect to any of our common shares, any options or warrants to purchase any of our common shares or any securities convertible into or exercisable for any of our common shares for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part, subject to certain exceptions. Each of the LP’s executive officers and directors, together with Highland Capital, its affiliates and their respective officers, directors and employees have agreed not to offer, sell, pledge, contract to sell (including any short sale), grant any options to purchase or otherwise dispose of, or enter into any transaction that is designed to, or could be expected to, result in the disposition of any of our common shares or other securities convertible into or exchangeable or exercisable for our common shares or derivatives of our common shares owned by these persons prior to this offering or common shares issuable upon exercise of options or warrants held by these persons for a period of 180 days after the effective date of the registration statement of which this prospectus is a part without the prior written consent of each of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. In addition, our shareholders who purchased shares in our February 2006 and October 2006 private offerings and who are not our affiliates have agreed, for a period of at least 60 days after the effective date of the registration statement of which this prospectus is a part, that they will not, without the prior written consent of each of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., directly or indirectly offer to sell, sell or otherwise dispose of any of our common shares or any securities convertible into, or exercisable or exchangeable for, our common shares or our other capital stock.
      Notwithstanding the foregoing, if (1) during the last 17 days of the lock-up periods described above, (A) we release earnings results of (B) material news or a material event relating to us occurs, or (2) prior to the expiration of the lock-up periods, we announce that we will release earnings results during the 16-day period following the last day of the lock-up periods, then in each case the lock-up periods will be extended until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of material news or a material event relating to us, as the case may be, unless each of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. waives, in writing, such extension.
Registration Rights
      The holders of the Trust’s common shares sold in our initial private offering in February 2006 and our private offering in October 2006 are entitled to benefits under registration rights agreements. The registration rights agreements require us, among other things, to (1) use our best efforts to file with the SEC no later than October 31, 2006 a registration statement providing for the resale of the registrable securities described in such registration rights agreements, (2) use our commercially reasonable efforts to cause the registration statement to become effective under the Securities Act as soon as practicable after the filing and (3) use our commercially reasonable efforts to maintain the registration statement’s effectiveness under the Securities Act until the first to occur of (A) such time as all of the common shares covered by the registration statement have been sold pursuant to the registration statements or pursuant to Rule 144 under the Securities Act, (B) such time as, in the opinion of counsel, all of the common shares not held by affiliates of us, and covered by the registration statements, are eligible for sale pursuant to Rule 144(k) (or any successor or analogous rule) under the Securities Act and (C) the third anniversary of the effective date of the registration statement. After our obligation terminates as described in (A), (B) or (C), Highland Capital and their respective affiliates participating in both private offerings will also have the right to require us to register the resale of their common shares and to “piggy-back” their shares on other registration statements we might file in connection with any future public offering.
      Notwithstanding the foregoing, we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods,” if:

•	the lead underwriter in any underwritten public offering by us of the Trust’s common shares advises us that an offer or sale of shares covered by the registration statement would have a material adverse effect on our offering;

•	the Board determines in good faith that the sale of shares covered by the registration statement would materially impede, delay or interfere with any proposed financing, offer or sale of securities, acquisition, corporate reorganization or other significant transaction involving our company; or

•	the Board determines in good faith that it is in our best interests or it is required by law that we supplement the registration statement or file a post-effective amendment to the registration statement in order to ensure that the prospectus included in the registration statement contains the financial information required under Section 10(a)(3) of the Securities Act, discloses any fundamental change in the information included in the prospectus or discloses any material information with respect to the plan of distribution that was not disclosed in the registration statement or any material change to that information,

and we provide the shareholders notice of the suspension. The cumulative blackout periods in any 12 month period commencing on the closing of the offering may not exceed an aggregate of 90 days and furthermore may not exceed 45 consecutive days, except as a result of a refusal by the SEC to declare any post-effective amendment to the registration statement as effective after we have used all commercially reasonable efforts to cause the post-effective amendment to be declared effective, in which case, we must terminate the blackout period immediately following the effective date of the post-effective amendment.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS
      TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, INVESTORS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF FEDERAL TAX ISSUES IN THIS OFFERING MEMORANDUM IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY INVESTORS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON INVESTORS UNDER THE INTERNAL REVENUE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY THE TRUST IN CONNECTION WITH THE PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) BY THE TRUST OF THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) INVESTORS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.
      The following discussion summarizes the material U.S. federal income tax considerations relating to an investment in common shares by investors who purchase common shares pursuant to this offering. This discussion is based on the Code, Treasury Regulations promulgated thereunder, administrative rulings and pronouncements of the IRS, and judicial decisions, all as in effect on the date hereof and all of which are subject to change or differing interpretations, possibly with retroactive effect.
      The discussion does not purport to describe all of the U.S. federal income tax considerations applicable to us or that may be relevant to a particular investor in view of such investor’s particular circumstances and, except to the extent specifically provided below, is not directed to investors subject to special treatment under the U.S. federal income tax laws, such as banks or other financial institutions, dealers in securities or currencies, tax-exempt entities, regulated investment companies, REITs, non-U.S. persons (as defined below), insurance companies, mutual funds, persons holding shares as part of a hedging, integrated or conversion transaction or a straddle, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, charitable remainder unit trusts under Section 664 of the Code, common trust funds, or persons liable for the alternative minimum tax. In addition, this summary does not discuss any aspect of state, local or non-U.S. tax law and assumes that investors will hold the common shares as a capital asset within the meaning of Section 1221 of the Code.
      No statutory, administrative or judicial authority directly addresses the treatment of the common shares or instruments similar to the common shares for U.S. federal income tax purposes. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below. Moreover, other than as specifically discussed below, no advance rulings have been sought from the IRS regarding any matter discussed in this memorandum. Accordingly, prospective investors are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of the common shares, as well as the effects of state, local and non-U.S. tax laws, including potential state tax filing requirements.
      For purposes of the following discussion, a U.S. person is a person that is (i) a citizen or resident of the United States, (ii) a corporation (or other entity taxable as a corporation) created or organized under the laws of the United States or any state thereof or the District of Columbia, (iii) an estate, the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust (a) the administration over which a U.S. court can exercise primary supervision and (b) all of the substantial decisions of which one or more U.S. persons have the authority to control. A “non-U.S. person” is a person that is not a U.S. person or an entity treated as a partnership for U.S. federal income tax purposes.
      The tax treatment of partners in a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) that is an investor generally depends on both the status of the partner (rather than the partnership) and the activities of the partnership and is not specifically addressed herein. Partners in partnerships purchasing the common shares should consult their tax advisors.
      Status of the Trust. Skadden, Arps, Slate, Meagher & Flom LLP has acted as the Trust’s counsel in connection with the offering. The Trust expects to receive the opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the Trust will not be classified for U.S. federal income tax purposes as an association or a publicly traded partnership taxable as a corporation. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinion. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions relating to the Trust’s organization, operation, assets and activities, and that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that the Trust, at all times, has operated and will continue to operate in accordance with the method of operation described in the Trust Agreement and this prospectus, and is conditioned upon factual representations and covenants regarding the Trust’s organization, operation, assets, activities, and present conduct of its operations, and assumes that such representations and covenants are accurate and complete. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise us or the holders of the Trust’s common shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law.
      The Trust intends to take the position that it is a grantor trust for U.S. federal income tax purposes. As such, for U.S. federal income tax purposes, each investor will be treated as the beneficial owner of a pro rata portion of the LP units held by the Trust. While we believe that the Trust is organized and intends to operate so that it will qualify to be treated for U.S. federal income tax purposes as a grantor trust, given the highly complex nature of the rules governing trusts, the ongoing importance of factual determinations, and the possibility of future changes in our circumstances, no assurance can be given that the IRS will not contend, or a court will not ultimately hold, that the Trust should instead be treated as a partnership or ignored for U.S. federal income tax purposes. While such recharacterization could impact the manner in which the Trust’s annual tax information is reported to investors, it should not materially impact the timing of income or loss recognition or character of income or loss realized by investors. If the Trust is found not to constitute a grantor trust for U.S. federal income tax purposes or the Board determines in its sole discretion that the burdens of maintaining the existence of the Trust are greater than the benefits derived from maintaining the existence of the Trust, including among other things, that our investors will be required to receive an IRS Schedule K-1 and not an IRS Form 1099 (or substantially a similar form as required by law) with respect to their income from the Trust, then the Board may dissolve the Trust and transfer the LP units to investors in exchange for the common shares. If the IRS challenges successfully the Trust’s manner of reporting to investors (including, if the IRS asserts successfully that the Trust constitutes a partnership or is ignored for U.S. federal income tax purposes), or if common shares are exchanged for LP units, investors would receive annual tax information relating to their investment on IRS Schedules K-1, rather than on IRS Forms 1099 (or substantially similar forms as required by law). In general, any dissolution of the Trust and exchange of LP units for common shares should not be a taxable transaction to shareholders, the Trust or the LP.
      The Trust’s sole asset is an interest in the LP. Consequently, the Trust’s income, gains, losses, deductions and expenses depend upon the corresponding items recognized by the LP.
      The following discussion is based upon the assumption that (i) the Trust is classified as a grantor trust and (ii) each investor in the common shares is treated as owning a direct interest in the LP, in each case for U.S. federal income tax purposes, unless the context indicates otherwise.
      Classification of the LP. Skadden, Arps, Slate, Meagher & Flom LLP has acted as the LP’s counsel in connection with the offering. The LP expects to receive the opinion of Skadden, Arps, Slate, Meagher & Flom LLP to the effect that the LP will be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation. It must be emphasized that the opinion of Skadden, Arps, Slate, Meagher & Flom LLP will be based on various assumptions and representations relating to the LP’s organization, operation, assets, activities and income, including that all factual representations and statements set forth in all relevant documents, records and instruments are true and correct, all actions described in this prospectus are completed in a timely fashion and that the LP, at all times, has operated and will continue to operate in accordance with the method of operation described in its organizational documents and this prospectus, and is conditioned upon factual representations and covenants regarding the LP’s organization, operation, assets, activities, income, and present and future conduct of its operations, and assumes that such representations and covenants are accurate and complete.
      While the LP believes that it was organized, has operated and intends to continue to operate so that it will qualify to be treated for U.S. federal income tax purposes as a partnership, and not as an association or a publicly traded partnership taxable as a corporation, given the highly complex nature of the rules governing partnerships, the ongoing importance of factual determinations, and the possibility of future changes in the LP’s circumstances, no assurance can be given by Skadden, Arps, Slate, Meagher & Flom LLP or the LP that it will so qualify for any particular year. Skadden, Arps, Slate, Meagher & Flom LLP will have no obligation to advise the LP or the holders of the Trust’s common shares of any subsequent change in the matters stated, represented or assumed, or of any subsequent change in the applicable law. The LP’s taxation as a partnership will depend on its ability to meet, on a continuing basis, through actual operating results, the “qualifying income exception” (as described below), the compliance with which will not be reviewed by Skadden, Arps, Slate, Meagher & Flom LLP on an ongoing basis. Accordingly, no assurance can be given that the actual results of the LP’s operations for any taxable year will satisfy the qualifying income exception. You should be aware that opinions of counsel are not binding on the IRS, and no assurance can be given that the IRS will not challenge the conclusions set forth in such opinions.
      If, for any reason (including the LP’s failure to meet the qualifying income exception), the LP were treated as an association or publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, the LP would be subject to U.S. federal income tax on its taxable income at regular corporate income tax rates, without deduction for any distributions to investors, thereby materially reducing the amount of any cash available for distribution to investors.
      Under Section 7704 of the Code, unless certain exceptions apply, a publicly traded partnership is generally treated and taxed as a corporation, and not as a partnership, for U.S. federal income tax purposes. A partnership is a publicly traded partnership if (i) interests in the partnership are traded on an established securities market or (ii) interests in the partnership are readily tradable on a secondary market or the substantial equivalent thereof. We believe that we are currently, or will be following the offering, treated as a publicly traded partnership.
      If 90% or more of the income of a publicly traded partnership during each taxable year consists of “qualifying income,” it will be treated as a partnership, and not as an association or publicly traded partnership taxable as a corporation, for U.S. federal income tax purposes (the “qualifying income exception”). Qualifying income generally includes rents, dividends, interest and capital gains from the sale or other disposition of stocks, bonds and real property. Amounts included in gross income under Section 951(a)(1)(A)(i) of the Code as “Subpart F income” from a controlled foreign corporation (within the meaning of Section 957 of the Code, a “CFC”) and under Section 1293(a) of the Code, as earnings from a passive foreign investment company (within the meaning of Section 1297 of the Code, a “PFIC”) that is a qualified electing fund (within the meaning of Section 1295 of the Code, “QEF”) generally are treated as dividends for this purpose to the extent that under Section 959(a)(1) or Section 1293(c) (as the case may be) there is a distribution out of the earnings and profits of the taxable year that is attributable to amounts so included in gross income. The LP and Highland Capital will represent to Skadden, Arps, Slate, Meagher & Flom LLP, upon which representation Skadden, Arps, Slate, Meagher & Flom LLP will rely in connection with its tax opinions referred to herein, substantially to the effect that, for each of the LP’s taxable years, the income the LP accrues from CFCs or PFICs that are QEFs that does not meet the foregoing distribution requirement, together with any other income of the LP which is not qualifying income for purposes of the qualifying income exception, will not exceed 10% of the LP’s gross income. The LP’s subsidiaries that are CFCs or PFICs that are QEFs may be required, in certain circumstances, to enter into borrowings or other financings to make sufficient distributions or to take certain other actions to satisfy the foregoing representation. In the event that such subsidiaries are unable to enter into such borrowings or other financings or take such other actions for any reason, the LP may not be able to satisfy the foregoing representation. Qualifying income, however, also includes other income derived from the business of investing in, among other things, stocks and securities, which should generally include amounts included in gross income by the LP from CFCs and PFICs that are QEFs even if the distribution requirement (described above) is not satisfied by such CFCs and PFICs with respect to such income. Given the lack of authority directly addressing this issue, however, there can be no assurance that the IRS would not assert, or that a court would not sustain, a contrary position, in which case, if the LP earned more than 10% of its gross income from such undistributed CFC and PFIC inclusions, the LP would not meet the qualifying income exception. We currently are seeking a ruling from the IRS with respect to this issue. The likelihood of obtaining such ruling, however, and its potential timing, is uncertain. Accordingly, there can be no assurance whether or when we will receive such a ruling from the IRS.
      We believe the LP will satisfy the qualifying income exception. There can be no assurance, however, that the IRS would not challenge the LP’s compliance with the qualifying income requirements and, therefore, assert that it would be taxable as a corporation for U.S. federal income tax purposes. In such event, the amount of cash available for distribution to investors would likely be reduced materially.
      Taxation of Investors on the LP’s Profits and Losses. By reason of its taxation as a partnership for U.S. federal income tax purposes, the LP itself is not subject to U.S. federal income tax. Rather, each investor in computing its U.S. federal income tax liability for a taxable year will be required to take into account its allocable share of items of the LP’s income, gain, loss, deduction and credit for the taxable year of the LP ending within or with the taxable year of such investor, regardless of whether the investor has received any distributions. It is possible that the U.S. federal income tax liability of an investor with respect to its allocable share of the earnings of the LP in a particular taxable year could exceed the cash distributions to the investors for the year, thus requiring an out-of-pocket tax payment by the investor. The characterization of an item of the LP’s income, gain, loss, deduction or credit generally will be determined at the LP level (rather than at the investor level).
      Allocation of Profits and Losses. For each fiscal year of the LP, items of income, gain, loss, deduction or credit recognized by the LP will be allocated among the investors in accordance with their allocable shares of the LP’s items of income, gain, loss, deduction and credit. An investor’s allocable share of such items will be determined by the LP Agreement, provided such allocations either have “substantial economic effect” or are determined to be in accordance with the investor’s interest in the LP. If the allocations provided by the LP Agreement do not have “substantial economic effect” and were successfully challenged by the IRS, the redetermination of the allocations to a particular investor for U.S. federal income tax purposes could be less favorable than the allocations set forth in the LP Agreement.
      Section 706 of the Code generally requires that items of partnership income and deductions be allocated between transferors and transferees of partnership interests on a daily basis. The LP will apply certain assumptions and conventions in an attempt to comply with applicable rules and to report income, gain, deduction, loss and credit to investors in a manner that reflects such investors’ beneficial shares of LP items, but these assumptions and conventions may not be in compliance with all aspects of applicable tax requirements. In addition, as a result of such allocation method, you may be allocated taxable income even if you do not receive any distributions. Moreover, investors who purchase common shares pursuant to this offering may be allocated differing amounts of income, gain, loss, deduction and credit of the LP than other investors as a result of Section 704(c) of the Code and the Treasury Regulations promulgated thereunder.
      If the LP’s convention is not allowed by the Treasury Regulations (or only applies to transfers of less than all of a holder’s shares) or if the IRS otherwise does not accept the LP’s convention, the IRS may contend that taxable income or losses of the LP must be reallocated among the holders of the common shares. If such a contention were sustained, the holders’ respective tax liabilities would be adjusted to the possible detriment of certain holders. The Board is authorized to revise the LP’s method of allocation between transferors and transferees (as well as among holders whose interests otherwise could vary during a taxable period).
      Adjusted Tax Basis of LP units. LP distributions generally will not be taxable to an investor to the extent of such investor’s adjusted tax basis in the LP units it is treated as holding. In addition, an investor is allowed to deduct its allocable share of LP losses (if any) only to the extent of such investor’s adjusted tax basis in the LP units it is treated as holding at the end of the taxable year in which the losses occur. An investor’s adjusted tax basis is generally equal to the investor’s aggregate purchase price for common shares (and hence LP units) and is generally increased by the investor’s allocable share of LP profits (and items of income and gain). An investor’s adjusted tax basis is generally decreased by the investor’s allocable share of LP losses (and items of loss, deduction and expense), the amount of cash distributed by the LP to the investor and the LP’s tax basis of property (other than cash) distributed by the LP to the investor. Moreover, an investor’s adjusted tax basis will include the investor’s allocable share of LP liabilities, if any.
      To the extent that an investor’s allocable share of LP losses are not allowed because the investor has insufficient adjusted tax basis in its LP units, such disallowed losses may be carried over by the investor to subsequent taxable years and will be allowed if and to the extent of the investor’s adjusted tax basis in its LP units in subsequent taxable years.
      Treatment of Distributions. Cash distributions by the LP with respect to LP units or in redemption of less than all the LP units an investor is treated as owning generally will not be taxable to such investor. Instead, such distributions will reduce, but not below zero, the adjusted tax basis in all of the LP units treated as held by such investor immediately before the distribution. If such distributions by the LP to an investor exceed the investor’s adjusted tax basis in the LP units treated as held by such investor, the excess will be taxable to the investor as gain from a sale or exchange of the LP units (as described in “Disposition of Interest” below). It is possible that partial redemptions made during the taxable year could result in taxable gain to an investor where no gain would otherwise have resulted if the same partial redemption were made at the end of the taxable year. A reduction in an investor’s allocable share of the LP’s liabilities, and certain distributions of marketable securities by the LP, are treated as cash distributions for U.S. federal income tax purposes.
      Disposition of Interest. A sale or other taxable disposition of all or a part of an investor’s common shares (including in redemption for cash of all of the investor’s common shares) will be treated as a disposition of all or part, as the case may be, of the LP’s interests such investor is treated as holding. Such sale or disposition generally will result in the recognition of gain or loss in an amount equal to the difference, if any, between the amount realized on the disposition (including the investor’s share of any indebtedness, if any, of the LP) and the investor’s adjusted tax basis in the LP units such investor is treated as holding (as described in “Adjusted Tax Basis of LP units” above). An investor’s adjusted tax basis will be adjusted for this purpose by its allocable share of the LP’s income or loss for the year of such sale or other disposition. Any gain or loss recognized with respect to such sale or other disposition generally will be treated as capital gain or loss and will be long-term capital gain or loss if the investor’s holding period for the LP units the investor is treated as owning exceeds one year. A portion of such gain, however, will be treated as ordinary income under the Code to the extent attributable to the investor’s allocable share of unrealized gain or loss in assets of the LP to the extent described in Section 751 of the Code. This would include unremitted earnings of any CFCs held, directly or indirectly, by the LP although in the case of an investor who is an individual, the amount treated as ordinary income may be limited pursuant to Section 1248 of the Code.
      Investors who purchase common shares at different times and intend to sell all or part of the common shares within a year of their most recent purchase are urged to consult their tax advisors regarding the application of certain “split holding periods” rules to them and the treatment of any gain or loss as long-term or short term capital gain or loss. In this regard, special rules would apply if the LP is treated as a publicly traded partnership for U.S. federal income tax purposes.
      An investor who disposes of the common shares at a time when the LP holds stock in a PFIC that is not a QEF would be treated as disposing of an interest in such PFIC to the extent of such investor’s pro rata share of such PFIC stock held by the LP. See “Nature of the LP’s Business Activities — Non-Cash Income from LP Investments in Non-U.S. Corporations — PFIC” for a discussion of the tax treatment applicable to a disposition of stock of a PFIC that is not a QEF.

      An investor who is a non-U.S. person who disposes of the common shares at a time when the LP holds stock in a REIT would be treated as disposing of an interest in such REIT to the extent of such investor’s pro rata share of the REIT stock held by the LP. See “Material U.S. Federal Income Tax Considerations Relating to Investments in REITs” for a discussion of the tax treatment applicable to a disposition of REIT stock.
      Limitation on Deductibility of Capital Losses. Any capital losses generated by the LP (or upon a disposition of the Trust’s common shares) generally will be deductible by investors who are individuals only to the extent of such investors’ capital gains for the taxable year plus up to $3,000 of ordinary income ($1,500 in the case of a married individual filing a separate return). Excess capital losses may be carried forward by individuals indefinitely. Any capital losses generated by the LP (or upon a disposition of the Trust’s common shares) generally will be deductible by corporate investors to the extent of such investors’ capital gains for the taxable year. Corporations may carry capital losses back three years and forward five years. Prospective investors should consult their tax advisors regarding the deductibility of capital losses.
      Limitation on Deductibility of Certain LP Losses. Individuals and certain closely held C corporations are allowed to deduct their allocable share of the LP’s losses (if any) only to the extent of each such investor’s “at risk” amount in the LP at the end of the taxable year in which the losses occur. The amount for which an investor is “at risk” with respect to its interest generally is equal to its adjusted tax basis for such interest, less any amounts borrowed (x) in connection with its acquisition of such interest for which it is not personally liable and for which it has pledged no property other than its interest; (y) from persons who have a proprietary interest in the LP and from certain persons related to such persons; and (z) for which the investor is protected against loss through nonrecourse financing, guarantees or similar arrangements. To the extent that an investor’s allocable share of the LP’s losses is not allowed because the investor has an insufficient amount at risk in the LP, such disallowed losses may be carried over by the investor to subsequent taxable years and will be allowed if and to the extent of the investor’s at risk amount in subsequent years.
      It is not expected that the LP will generate any material amount of income or losses from “passive activities” for purposes of Section 469 of the Code. Accordingly, income allocated by the LP to an investor generally may not be offset by the passive losses of such investor and losses allocated to an investor generally may not be used to offset passive income of such investor. Investors also should consult their tax advisors regarding the possible application to them of the limitations on the deductibility of losses from certain passive activities contained in Section 469 of the Code.
      Investment Interest Limitation. Individuals and other noncorporate investors are allowed to deduct their allocable share of LP “investment interest” (within the meaning of Section 163(d) of the Code and the Treasury Regulations promulgated thereunder) only to the extent of each such investor’s net investment income for the taxable year. An investor’s net investment income generally is the excess, if any, of the investor’s investment income from all sources (which is gross income from property held for investment) over investment expenses from all sources (which are deductions allowed that are directly connected with the production of investment income). Investment income excludes net capital gain attributable to the disposition of property held for investment, as well as “qualified dividend income” that is taxable at long-term capital gains, unless the investor elects to pay tax on such gain or income at ordinary income rates.
      To the extent that an investor’s allocable share of LP investment interest is not allowed as a deduction because the investor has insufficient net investment income, such disallowed investment interest may be carried over by the investor to subsequent taxable years and will be allowed if and to the extent of the investor’s net investment income in subsequent years. If an investor borrows to finance the purchase of the common shares, any interest paid or accrued on the borrowing will be allocated among the LP’s assets for purposes of determining the portion of such interest that is investment interest subject to the foregoing limitations or passive interest subject to the passive activity rules under Section 469 of the Code. The portion of such interest allocated to property held for investment (such as stock in a corporation) will be treated as investment interest. Investors should consult their tax advisors regarding the application to them of the allocation of such interest among the assets of the LP. Since the amount of an investor’s allocable share of LP investment interest that is subject to this limitation will depend on the investor’s aggregate investment interest and net investment income from all sources for any taxable year, the extent, if any, to which LP investment interest will be disallowed under this rule will depend on each investor’s particular circumstances each year.
      Limitation on Deduction of Certain Other Expenses. An individual, estate or trust may deduct so-called “miscellaneous itemized deductions,” which include fees and other expenses of the LP, only to the extent that such deductions exceed 2% of the adjusted gross income of the taxpayer. The amount of an investor’s allocable share of such expenses that is subject to this disallowance rule will depend on the investor’s aggregate miscellaneous itemized deductions from all sources and adjusted gross income for any taxable year. Thus, the extent, if any, to which such fees and expenses will be subject to disallowance will depend on each investor’s particular circumstances each year. Other limitations are also imposed on itemized deductions of high-income individuals. An investor’s share of management fees and certain other expenses attributable to the LP will constitute miscellaneous itemized deductions for these purposes.
      It is intended that the incentive allocation constitutes an allocable share of LP earnings and not a fee. No assurance can be given, however, that the IRS could not recharacterize successfully the incentive allocation as a fee, in which case investors could be subject to the limitations on deductibility relating to miscellaneous itemized deductions and certain other itemized deductions of high-income individuals with respect to such amount, as described above. Prospective investors are urged to consult their tax advisors regarding their ability to deduct expenses incurred by the LP.
      Organizational expenses of the LP are not currently deductible, but must be amortized ratably over a period of 15 years. Syndication expenses of the LP (i.e., expenditures made in connection with the marketing and issuance of the common shares, including placement fees) are neither deductible nor amortizable.
      Tax Elections. Under Section 754 of the Code, the LP is permitted to elect to have the basis of its assets adjusted in the event of a distribution of property to an investor or in the event of a transfer of an interest in the LP by sale or exchange (including the sale of LP units that is deemed to occur in connection with a sale of the common shares) or as a result of the death of an investor. Pursuant to the terms of the LP Agreement, the General Partner (which is an affiliate of Highland Capital), in its sole discretion, is authorized to, and currently intends to, make such election. Such an election, if made, can be revoked only with the consent of the IRS. The LP will also be required to reduce the tax basis in its assets in connection with certain redemptions and dispositions of common shares (including the sale of LP units that is deemed to occur in connection with a sale of common shares).
      The calculations under Section 754 of the Code are complex, and there is little legal authority concerning the mechanics of the calculations, particularly in the context of publicly traded partnerships and partnerships held by grantor trusts. To help reduce the complexity of those calculations and the resulting administrative costs to the LP, the LP will apply certain conventions in determining and allocating basis adjustments. It is possible that the IRS will successfully assert that the conventions utilized by the LP do not satisfy the technical requirements of the Code or the Treasury Regulations and, thus, will require different basis adjustments to be made. Such different basis adjustments could adversely affect the manner in which income, gain, loss, deduction and credit of the LP is allocated to certain investors.
      Regulated Investment Companies. We anticipate that 90% or more of an investor’s allocable share of the LP’s gross income during each year will be income described in Section 851(b)(2) of the Code for purposes of the investor’s determination as to whether such investor satisfies the income requirements necessary to qualify as a regulated investment company for U.S. federal income tax purposes.
      Unrelated Business Taxable Income. An investor that is a tax-exempt organization for U.S. federal income tax purposes and, therefore, generally exempt from U.S. federal income taxation, may nevertheless be subject to “unrelated business income tax” to the extent, if any, that its allocable share of the LP’s income consists of unrelated business taxable income, or UBTI. A tax-exempt partner in a partnership (or an entity treated as partnership for U.S. federal income tax purposes) that regularly engages in a trade or business which is unrelated to the exempt function of the tax-exempt partner must include in computing its UBTI, its pro rata share (whether or not distributed) of such partnership’s gross income derived from such unrelated trade or business. Moreover, such tax-exempt partner could be treated as earning UBTI to the extent that such entity derives income from “debt-financed property,” or if the partnership interest itself is debt financed. Debt-financed property means property held to produce income with respect to which there is “acquisition indebtedness” (i.e., indebtedness incurred in acquiring or holding property).
      We expect that the LP generally will not (i) borrow directly to make investments, and therefore will not have income from “debt-financed property” or (ii) make investments or undertake activities directly or indirectly that will result in UBTI from engaging in a trade or business. Tax-exempt investors are urged to consult their tax advisors concerning the possible U.S. federal, state, local and non-U.S. tax consequences arising from an investment in the Trust.
Nature of the LP’s Business Activities
      The LP has invested, and will continue to invest, directly or indirectly in a variety of assets, including, but not limited to, (i) securities of non-U.S. entities, including equity of non-U.S. corporations that (x) are CDOs and (y) are likely to be classified as CFCs or PFICs; (ii) securities of U.S. entities, including equity of taxable U.S. corporations; and (iii) equity of REITs.
      Such investments have different tax consequences, which may vary depending on their particular terms and each investor’s particular circumstances. Certain of the LP’s business activities are subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain or “qualified dividend income” into higher taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause the LP (and thus the investors) to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the timing as to when a purchase or sale of stock or securities is deemed to occur, and (vi) adversely alter the characterization of certain complex financial transactions.
      The discussion below describes the U.S. federal income tax considerations that may be relevant to some, but not to all, of the LP’s investments and contemplated investments. Accordingly, prospective investors are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of the LP’s business activities.
      Non-Cash Income from LP Investments in Non-U.S. Corporations. All or most of the non-U.S. entities owned directly and indirectly by the LP are classified as CFCs and/or PFICs, and it is anticipated that all or most of the non-U.S. entities in which the LP invests, directly or indirectly, in the future, will be classified as CFCs and/or PFICs. As discussed below, it is possible that such investments will cause the LP (and thus the investors) to recognize income or gain without a corresponding receipt of cash. The rules applicable to an investment in such non-U.S. entities are complex, and, by necessity, the discussion below is only a summary. Thus, prospective investors are urged to consult their tax advisors in this regard.

CFCs
      A non-U.S. entity will be treated as a CFC if it is treated as a non-U.S. corporation for U.S. federal income tax purposes and if more than 50% of (i) the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote or (ii) the total value of the stock of the non-U.S. entity, is owned, within the meaning of Section 958(a) of the Code, or is treated as owned by reason of applying the attribution rules of ownership of Section 958(b) of the Code, by U.S. Shareholders (as defined below) on any day during the taxable year of such non-U.S. entity.

      For purposes of this discussion, a “U.S. Shareholder” with respect to a non-U.S. entity means a U.S. person (within the meaning of Section 957(c) of the Code) that owns (within the meaning of Section 958(a) of the Code) or is treated as owning (by reason of applying the attribution rules of ownership of Section 958(b) of the Code) 10% or more of the total combined voting power of all classes of stock of the non-U.S. entity entitled to vote (whether actually or in substance).
      If a non-U.S. entity held by the LP directly or indirectly is treated as a CFC for an uninterrupted period of 30 days or more during the tax year, then if the LP is a U.S. Shareholder with respect to such non-U.S. entity and is treated as owning (within the meaning of Section 958(a) of the Code) shares in such non-U.S. entity on the last day of the non-U.S. entity’s tax year, each investor (regardless of whether such investor is a U.S. Shareholder with respect to such CFC) in the Trust’s common shares generally will be required to include in its gross income its allocable share of the LP’s pro rata share of such non-U.S. entity’s income from dividends, interest, net gains from the sale or other disposition of stocks or securities (determined in accordance with the Code and Treasury Regulations) and certain other income as described under Section 951 of the Code and the Treasury Regulations promulgated thereunder (such inclusions in gross income, collectively, “Subpart F Inclusions”), regardless of whether the LP receives cash in respect of its income or the investor receives a distribution. The aggregate Subpart F Inclusions in any taxable year for a non-U.S. entity treated as a CFC are limited to such entity’s current earnings and profits. Subpart F Inclusions are treated as ordinary income (whether or not such inclusions are attributable to net capital gains). Thus, an investor may be required to report as ordinary income its allocable share of the LP’s Subpart F Inclusions without corresponding receipts of cash and may not benefit from capital gain treatment with respect to the portion of the LP’s earnings (if any) attributable to net capital gains of the CFC. The tax basis of the LP in the shares of such non-U.S. entity, and of an investor in the LP units it is treated as holding, will be increased to reflect Subpart F Inclusions. Subpart F Inclusions will be treated as income from sources within the United States, for certain foreign tax credit purposes, to the extent derived by the CFC from U.S. sources. Subpart F Inclusions will not be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. investors. Amounts included as Subpart F Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to the U.S. Shareholder. Moreover, any gain allocated to an investor from a disposition of stock in a CFC by the LP would be treated as ordinary income to the extent of the investor’s allocable share of the current and/or accumulated earnings and profits of the CFC. In this regard, earnings and profits would not include any amounts previously taxed pursuant to the CFC rules. Net losses (if any) of a non-U.S. entity owned by the LP that is treated as a CFC will not, however, pass through to the investors.
      If a non-U.S. entity held by the LP is classified as a CFC, and an investor is required to include amounts in income with respect to such non-U.S. entity pursuant to this subheading, then the consequences described under this subheading “CFCs” (and not the consequences described under the subheading “PFICs “below) generally will apply to the investor. If the LP’s ownership percentage in a non-U.S. entity changes such that the LP is not always a U.S. Shareholder with respect to such non-U.S. entity, then the LP and the investors may be subject to the PFIC and CFC rules. The interaction of these rules is complex, and investors are urged to consult their tax advisors in this regard.
      The discussion under this subheading “CFCs” does not address the tax consequences applicable to an investor that owns an interest in a CFC both through the LP and either directly or indirectly through a chain of ownership that does not include the LP. Such investors are urged to consult their tax advisors regarding the tax consequences in such circumstances.
      See “Classification of the LP” for a discussion of “qualifying income” with respect to Subpart F Inclusions.

PFICs
      A non-U.S. entity will be treated as a PFIC for U.S. federal income tax purposes if (i) such entity is treated as a non-U.S. corporation for U.S. federal income tax purposes and (ii) either 75% or more of the gross income of such entity for the taxable year is “passive income” (as defined in Section 1297 of the Code and the Treasury Regulations promulgated thereunder) or the average percentage of assets held by such entity during the taxable year which produce passive income or which are held for the production of passive income is at least 50%. A. U.S. investor will be subject to the PFIC rules for an investment in a PFIC without regards to its percentage ownership.
      The LP intends, where possible, to make an election with respect to each entity treated as a PFIC to treat such non-U.S. entity as a QEF (a “QEF Election”) in the first year it holds shares in such entity. A QEF Election is effective for the LP’s taxable year for which the election is made and all subsequent taxable years and may not be revoked without the consent of the IRS.
      As a result of a QEF Election, each investor will be required to include in its gross income each year its allocable share of the LP’s pro rata share of such non-U.S. entity’s ordinary earnings and net capital gains, at ordinary income and long-term capital gain rates, respectively (such inclusions in gross income, “QEF Inclusions”), for each year in which the non-U.S. entity owned directly or indirectly by the LP is a PFIC, regardless of whether the LP receives cash in respect of its income or the investor receives distributions from the LP. Thus, investors may be required to report taxable income as a result of QEF Inclusions without corresponding receipts of cash. An investor may, however, elect to defer, until the occurrence of certain events, payment of the U.S. federal income tax attributable to QEF Inclusions for which no current distributions are received, but will be required to pay interest on the deferred tax computed by using the statutory rate of interest applicable to an extension of time for payment of tax. Net losses (if any) of a non-U.S. entity owned by the LP that is treated as a PFIC will not, however, pass through to investors and may not be carried back or forward in computing such PFIC’s ordinary earnings and net capital gain in other taxable years. Consequently, investors may, over time, be taxed on amounts that, as an economic matter, exceed the net profits of the LP. The tax basis of the LP in the shares of such non-U.S. entities, and of an investor in the LP units it is treated as holding, will be increased to reflect QEF Inclusions. No portion of the QEF Inclusion attributable to ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons. Amounts included as QEF Inclusions with respect to direct and indirect investments generally will not be taxed again when actually distributed to the U.S. person.
      In certain cases, the LP may be unable to make a QEF Election with respect to a PFIC. This could occur if the LP is unable to obtain the information necessary to make a QEF Election because, for example, such entity is not an affiliate of the LP or because such entity itself invests in underlying investment vehicles over which the LP has no control. If the LP does not make a QEF Election with respect to a PFIC, Section 1291 of the Code will treat all gain on a disposition by the LP of shares of such entity, gain on the disposition of the common shares by an investor at a time when the LP owns shares of such entity, as well as certain other defined “excess distributions,” as if the gain or excess distribution were ordinary income earned ratably over the shorter of the period during which the investor held its common shares or the period during which the LP held its shares in such entity. For gain and excess distributions allocated to prior years, (i) the tax rate will be the highest in effect for that taxable year and (ii) the tax will be payable generally without regard to offsets from deductions, losses and expenses. Investors will also be subject to an interest charge for any deferred tax. No portion of this ordinary income will be eligible for the favorable tax rate applicable to “qualified dividend income” for individual U.S. persons.
      See “Classification of the LP” for a discussion of “qualifying income” with respect to QEF Inclusions.
      Investment in CDOs. CDOs generally conduct their activities in such a way as not to be deemed to be engaged in a U.S. trade or business and not to be deemed to generate “effectively connected income.” The Code and the Treasury Regulations promulgated thereunder provide a specific exemption from U.S. federal income tax to non-U.S. corporations which restrict their activities in the United States to trading in stocks and securities (and any other activity closely related thereto) for their own account, whether such trading (or such other activity) is conducted by the non-U.S. person or its employees or through a resident broker, commission agent, custodian or other agent. This particular exemption does not apply to non-U.S. corporations that are engaged in activities in the United States other than trading in stocks and securities (and any other activity closely related thereto) for their own account or that are dealers in stocks and securities. CDOs owned, directly or indirectly, by the LP likely will rely on such exemption from U.S. federal income tax on a net basis. There can be no assurance, however, that such entities will be able to satisfy the requirements for such exemption and, therefore, will not be subject to U.S. federal income tax on their income on a net basis. Although the CDOs in which we invest are generally not expected to be subject to U.S. federal income tax on a net basis, such CDOs may generate income that may be subject to withholding taxes imposed by the United States or other countries. To the extent that such entities are subject to U.S. federal income taxes on their income on a net basis or to withholding taxes, the LP’s return on its investment in such entities will be adversely affected.
      Investments in REITs. See “Material U.S. Federal Income Tax Considerations Relating to Investments in REITs.”
      Investment in Highland Special Opportunities Holding Company and HFP CDO Construction Corp. We anticipate that SOHC and HFP Corp. will continue to conduct their activities in such a way as not to be deemed to be engaged in a U.S. trade or business. There can be no assurance, however, that SOHC or HFP Corp. will not pursue investments or engage in activities that may cause them to be engaged in a U.S. trade or business. Moreover there can be no assurance that as a result of any change in applicable law, treaty, rule or regulation or interpretation thereof, the activities of SOHC or HFP Corp. would not become subject to U.S. federal income tax on a net basis. Although SOHC and HFP Corp. are generally not expected to be subject to U.S. federal income tax on a net basis, they may generate income that may be subject to withholding taxes imposed by the United States or other countries. If SOHC or HFP Corp. became subject to U.S. federal income tax on a net basis or to withholding taxes, it would reduce the amount of cash available for distribution to the LP, which in turn could have an adverse impact on the value of the Trust’s common shares.
      Qualified Dividends and Certain Capital Gains. Tax legislation enacted in 2003 and 2006 reduced the U.S. federal income tax rates on (i) capital gains received by individuals and (ii) “qualified dividend income” received by individuals from certain domestic and foreign corporations. Subject to the discussion under “Disposition of Interest” and “Nature of the LP’s Investment  — Non-Cash Income from LP Investments in Non-U.S. Corporations,” the reduced rates applicable to capital gains generally will also apply to capital gains recognized by investors who sell the common shares that they have held for more than one year. The reduced rates, which do not apply to short-term capital gains, generally apply to long-term capital gains from sales or exchanges recognized prior to December 31, 2010.
      Non-U.S. Currency Gains or Losses. If the LP makes an investment denominated in a currency other than the U.S. dollar, then the LP may recognize gain or loss attributable to fluctuations in such currency relative to the U.S. dollar. The LP may also recognize gain or loss on such fluctuations occurring between the time it obtains and disposes of non-U.S. currency, between the time it accrues and collects income denominated in a non-U.S. currency, or between the time it accrues and pays liabilities denominated in a non-U.S. currency. Such gains or losses generally will be treated as ordinary income or loss, and such gain generally will be treated as “qualifying income” under Section 7704(d) of the Code and the Treasury Regulations promulgated thereunder.
      Non-U.S. Taxes. Certain dividend, interest and other income received by the LP from sources outside of the United States may be subject to withholding taxes imposed by other countries. The LP may also be subject to capital gains taxes in certain other countries where it purchases and sells stocks and securities. Tax treaties between the United States and other countries may affect, reduce or eliminate such taxes. Investors will be required to include such taxes in their income and generally will be entitled to claim either a credit (subject, however, to various limitations on foreign tax credits) or a deduction (subject to the limitations generally applicable to deductions) for their share of such non-U.S. taxes in computing their U.S. federal income taxes.

      Alternative Minimum Tax. In certain circumstances, individuals, corporations and other taxpayers may be subject to an alternative minimum tax in addition to regular tax. An investor’s potential alternative minimum tax liability may be affected by reason of an investment in the common shares. The extent, if any, to which the alternative minimum tax applies will depend on each investor’s particular circumstances for each taxable year.
      Tax Reporting by the Trust and the LP. Information returns will be filed with the IRS, as required, with respect to income, gain, loss, deduction and other items derived by the LP. The LP will file a partnership return with the IRS and intends to issue an IRS Schedule K-1 to the Trustee of the Trust. The Trustee intends to report all necessary items to investors on a tax information statement on IRS Form 1099, or a substantially similar form as required by law. If an investor holds his shares of the common shares through a nominee (such as a bank or investment manager), we anticipate that the nominee will provide an investor with an IRS Form 1099 or a substantially similar form. In each case, such IRS forms will be supplemented by additional tax information that will be made available to each investor.
      We note that given the lack of authority addressing structures similar to that of the Trust and the LP, it is not certain that the IRS will agree with the manner in which tax reporting by the Trust and the LP will be undertaken and the Trust could be subject to substantial penalties if it were determined that the Trust did not satisfy applicable tax reporting requirements. In such case, the Board may decide to dissolve the Trust and transfer the LP units to investors in exchange for common shares. If the Board elects to dissolve the Trust and to transfer LP units to investors, or if the IRS challenges successfully the Trust’s manner of reporting to investors (including, if the IRS asserts successfully that the Trust constitutes a partnership or is ignored for U.S. federal income tax purposes), investors would receive annual tax information relating to their investment on IRS Schedules K-1, rather than on IRS Forms 1099 (or substantially similar forms as required by law).
      Tax Audits. Under the Code, adjustments in tax liability with respect to the LP items generally will be made at the LP level in a partnership proceeding rather than in separate proceedings with each investor. The General Partner (or another Partner designated by the General Partner) will represent the LP as its “tax matters partner” during any audit and in any dispute with the IRS. Each investor will be informed of the commencement of an audit of the LP. In general, the tax matters partner may enter into a settlement agreement with the IRS on behalf of, and that is binding upon, the investors.
      Non-U.S. Persons. Investors who are non-U.S. persons generally will be subject to U.S. withholding tax at a 30% rate on the gross amount of their allocable share of the LP’s interest, dividends (including dividends from HFT REIT), rents and other fixed or determinable annual or periodical income received from sources within the United States if such income is not treated as effectively connected with a trade or business within the United States. The LP generally would be required to withhold and pay over to the IRS such 30% withholding tax. The 30% rate may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which such non-U.S. persons reside or are organized, provided the non-U.S. person provides the required certification (generally, on IRS Form W8-BEN) to the Trust. The 30% withholding tax does not apply to certain portfolio interest on obligations of U.S. persons allocable to certain investors who are non-U.S. persons (provided certain requirements are met and the required certification is made by the non-U.S. person). Moreover, investors who are non-U.S. persons generally are not subject to U.S. tax on their allocable share of LP’s capital gains if (i) such gains are not effectively connected with the conduct of a U.S. trade or business of such non-U.S. persons; (ii) a tax treaty is applicable and such gains are not attributable to a permanent establishment in the United States maintained by such non-U.S. persons; or (iii) such non-U.S. persons are individuals who are not present in the United States for 183 or more days during the taxable year (assuming certain other conditions are met).
      Non-U.S. persons treated as engaged in a U.S. trade or business are generally subject to U.S. federal income tax at the graduated rates applicable to U.S. persons on their net income which is considered to be effectively connected with such U.S. trade or business. Non-U.S. persons that are corporations may also be subject to a 30% branch profits tax on such effectively connected income. The 30% rate applicable to branch profits may be reduced or eliminated under the provisions of an applicable income tax treaty between the United States and the country in which the non-U.S. person resides or is organized.
      While it is expected that the LP’s method of operation will not result in the LP generating significant amounts of income treated as effectively connected with the conduct of a U.S. trade or business with respect to investors who are non-U.S. persons, there can be no assurance that the IRS will not assert successfully that some portion of the LP’s income is properly treated as effectively connected income with respect to such investors. In addition, if HFT REIT, or any REIT subsidiary in which we invest in the future, recognizes gain from the disposition of a U.S. real property interest, such gain will be treated as income that is effectively connected with a U.S. trade or business. See “Material U.S. Federal Income Tax Considerations Relating to Investments in REITs.” If an investor who is a non-U.S. person were treated as being engaged in a U.S. trade or business in any year because an investment of the LP in such year constituted a U.S. trade or business, such investor generally would be required to (i) file a U.S. federal income tax return for such year reporting its allocable share, if any, of the LP income or loss effectively connected with such trade or business and (ii) pay U.S. federal income tax at regular U.S. tax rates on any such income. Moreover, an investor who is a corporate non-U.S. person might be subject to a U.S. branch profits tax on its allocable share of the LP’s effectively connected income. In addition, we would be required to withhold and pay over to the IRS certain amounts with respect to any non-U.S. person’s allocable share of the LP’s effectively connected income. Any amount so withheld would be creditable against such non-U.S. person’s U.S. federal income tax liability, and such non-U.S. person could claim a refund to the extent that the amount withheld exceeded such non-U.S. person’s U.S. federal income tax liability for the taxable year. Finally, if the LP is engaged in a U.S. trade or business, a portion of any gain recognized by an investor who is a non-U.S. person on the sale or exchange of its common shares may be treated for U.S. federal income tax purposes as effectively connected income, and hence such non-U.S. person may be subject to U.S. federal income tax on the sale or exchange.
      In general, different rules from those described above apply in the case of non-U.S. persons subject to special treatment under U.S. federal income tax law, including a non-U.S. person (i) who has an office or fixed place of business in the United States or is otherwise carrying on a U.S. trade or business; (ii) who is an individual present in the United States for 183 or more days or has a “tax home” in the United States for U.S. federal income tax purposes; or (iii) who is a former citizen or resident of the United States.
      Investors who are individual non-U.S. persons generally will be subject to U.S. federal estate tax on the value of U.S.-situs property owned at the time of their death. It is unclear whether partnership interests (such as the LP units) will be considered U.S.-situs property. Accordingly, investors who are non-U.S. holders may be subject to U.S. federal estate tax on all or part of the value of the LP units owned at the time of their death.
      Prospective investors who are non-U.S. persons are urged to consult their tax advisors with regard to the U.S. federal income tax consequences to them of acquiring, holding and disposing of the common shares, as well as the effects of state, local and non-U.S. tax laws.
      See “Material U.S. Federal Income Tax Considerations Relating to Investments in REITs” for a general discussion of the material U.S. federal income tax considerations applicable to non-U.S. persons with respect to the LP’s ownership of REITs.
      Tax Shelter Regulations. In certain circumstances, an investor who disposes of an interest in a transaction resulting in the recognition by such investor of significant losses in excess of certain threshold amounts may be obligated to disclose its participation in such transaction (a “reportable transaction”) in accordance with recently issued regulations governing tax shelters and other potentially tax-motivated transactions (the “Tax Shelter Regulations”). In addition, an investment in the LP may be considered a “reportable transaction” if, for example, the LP recognizes certain significant losses in the future. Investors should consult their tax advisors concerning any possible disclosure obligation under the Tax Shelter

Regulations with respect to the disposition of their interest in the LP or their allocable share of certain LP losses.
      Certain State, Local and Non-U.S. Tax Matters. Investors, as well as the LP itself (and various vehicles in which it invests) may be subject to various state, local and non-U.S. taxes and tax filing requirements. Prospective investors are urged to consult their tax advisors with respect to the state, local and non-U.S. tax consequences of acquiring, holding and disposing of the common shares, including potential state tax filing requirements.
      Backup Withholding. The LP is required in certain circumstances to backup withhold on certain payments paid to noncorporate holders of the common shares who do not furnish us with their correct taxpayer identification number (in the case of individuals, their social security number) and certain certifications, or who are otherwise subject to backup withholding. Backup withholding is not an additional tax. Any amounts withheld from payments made to you may be refunded or credited against your U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS.
Material U.S. Federal Income Tax Considerations Relating to Investments in REITs
      As discussed above, the LP has invested in HFT REIT and may make a portion of its future investments through one or more REITs. In light of that and the complexity of the REIT rules, certain aspects of such rules are discussed below.
      Taxation of a REIT. Under the Code, a REIT itself is generally not subject to tax to the extent that it currently distributes its income to its shareholders. To qualify as a REIT, an entity must meet a number of technical U.S. federal income tax requirements, including requirements relating to ownership of shares, nature and diversification of assets, sources of income and distributions. The LP anticipates that each REIT through which it invests will satisfy such requirements. In summary form, these technical requirements as they would apply to the each such REIT include the following: (i) a REIT must have at least 100 beneficial owners; (ii) shares in the REIT must be transferable; (iii) there must be no group of five or fewer individuals (as defined in the Code to include certain entities) holding in the aggregate, directly or indirectly (including through the LP), more than 50% (by value) of the REIT; (iv) a REIT generally must distribute substantially all of its taxable income on a current basis; (v) 75% of a REIT’s gross income must be from real property, mortgages and certain related types of assets and 95% must be from those sources together with certain types of passive investment income; (vi) at least 75% of the value of a REIT’s total assets must be represented by real estate assets, cash and cash items and government securities; (vii) a REIT is subject to limits on its ability to receive rent or interest which is dependent upon income or profits or income from short-term investments; (viii) a REIT generally cannot directly receive any substantial income from managing properties or performing other services; and (ix) a REIT is subject to strict limits on its ability to develop properties for sale. While HFT REIT believes that it has been organized and operated in conformity with the requirements for qualifications and taxation as a REIT under the Section 856 of the Code beginning with its taxable year ending December 31, 2006, no assurance can be given that the IRS will not challenge HFT REIT’s qualification as a REIT or that HFT REIT will be able to operate in accordance with the REIT requirements in the future. It should be noted that no IRS ruling or opinion of counsel has been sought regarding HFT REIT’s qualification as a REIT for U.S. federal income tax purposes.
      If an entity failed to qualify as a REIT and was not able to cure such failure under the applicable provisions of the Code, it would be subject to U.S. federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates, and it would not be permitted to deduct distributions to its shareholders. In addition, to the extent of current and accumulated earnings and profits, all distributions would be taxable as dividend income and, subject to certain limitations under the Code, corporate distributees could be eligible for the dividends-received deduction and individual U.S. shareholders could be eligible for the reduced U.S. federal income tax rate on corporate dividends.
      Assuming an entity through which the LP invests qualifies as a REIT, in general, the REIT will not be subject to U.S. federal income tax on the portion of its ordinary income and capital gain that is distributed to shareholders. The REIT would be subject to tax at corporate rates on any net ordinary income or capital gain not so distributed. The REIT would also be subject to a tax equal to 100% of net income from any prohibited transaction and to alternative minimum tax liability (which could arise if it has significant items of tax preference). A “prohibited transaction” is a sale of inventory or property held for sale to customers in the ordinary course of business. The LP generally does not anticipate that any REIT in which it invests, including HFT REIT, will generate significant amounts of income from prohibited transactions.
      A REIT will be subject to a 4% non-deductible excise tax for each calendar year on the excess of its “required distribution” for such calendar year over its “distributed amount” for such calendar year. The “required distribution” is the sum of 85% of the REIT’s ordinary income for such calendar year, plus 95% of its capital gain net income for the year with certain adjustments. The “distributed amount” is the deduction for dividends paid, plus the amount of a REIT’s taxable income or capital gains subject to corporate level tax for the calendar year, with certain adjustments. The LP intends that each REIT established by the LP will generally make sufficient distributions each year to avoid liability for the 4% excise tax. It is possible that a REIT may on occasion declare a dividend in one year and not receive the cash to pay such dividend until some point during the following year. In such a case, a REIT may incur borrowings to pay the distribution by a date that allows it to avoid the excise tax.
      Taxation of REIT Shareholders. Each of the holders of the Trust’s common shares will be allocated a portion of the income that the LP realizes with respect to its ownership of REIT shares. Each such holder generally will be taxed with respect to this allocated income in the same manner as if such holder held the REIT shares directly. Distributions made by a REIT to its taxable shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income and will not be eligible for the dividends-received deduction for corporations or the reduced rate of U.S. federal income tax on dividend income for U.S. individuals. Distributions that a REIT designates as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the REIT’s actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. Corporate shareholders, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current and accumulated earnings and profits will generally not be taxable to a shareholder to the extent that they do not exceed the shareholder’s adjusted basis in its shares, but rather will reduce such adjusted basis. To the extent that such distributions exceed the adjusted basis of a shareholder’s shares they will be included in income as long-term capital gain (or short-term capital gain if the shares have been held for one year or less), assuming the shares are a capital asset in the hands of the shareholder. Any consent dividends deemed paid by a REIT will be taxable as ordinary income to the shareholders to the extent of earnings and profits, even though no cash will be distributed by the REIT. Shareholders may not include in their income tax returns any net operating losses or capital losses of a REIT.
      A shareholder’s gain on the sale of its shares in a REIT will be taxed at long-term or short-term capital gain rates, depending on how long the shares were held, and assuming the shares were a capital asset in the hands of the shareholder. In general, however, any loss upon a sale or exchange of shares by a shareholder that has held such shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of previous distributions from a REIT to the shareholder that were required to be treated by such shareholder as long-term capital gain.
      Taxation of Tax-Exempt REIT Shareholders. Income from a business conducted through a REIT generally is not treated as UBTI to the holder of shares in the REIT, assuming the shares are not debt-financed or used in an unrelated business of such holder. Similarly, except as described below, distributions by a REIT to a shareholder that is a tax-exempt entity generally will not constitute UBTI based on such assumptions. In general, borrowings by a REIT itself will not cause a partnership owning shares in such REIT to be considered to have acquisition indebtedness for UBTI purposes.
      Notwithstanding the foregoing, a pension trust qualified under Section 401(a) of the Code (a “qualified trust”) that owns more than 10% of a REIT’s shares is required to recognize any UBTI from

REIT distributions if the REIT is considered to be “pension-held.” A “pension-held REIT” is a REIT that is more than 50% owned by a group of five or fewer individuals and qualified trusts if either: (i) at least one qualified trust owns more than 25% of the REIT or (ii) a group of qualified trusts, each separately holding more than 10% of the REIT, collectively own more than 50% of the REIT.
      If a REIT is pension-held, it must determine the extent to which its dividends would constitute UBTI for its more than 10% qualified trust shareholders. For this purpose, the activities of the REIT are tested for UBTI as if it were a qualified trust. Qualified trusts are not required to report UBTI with respect to REIT dividends if the REIT’s gross income that would be deemed UBTI (less direct expenses) constitutes less than 5% of its gross income (less direct expenses). Thus, if the REIT would not have generated UBTI at least equal to 5% of its income if it were a qualified trust, then no qualified trust holding shares in the REIT will have UBTI with respect to the REIT’s dividends. Conversely, if the REIT would have recognized UBTI at least equal to 5% of its income if it were a qualified trust, then any qualified trust that owns more than 10% of a pension-held REIT will recognize UBTI on the REIT’s dividends in the same proportion as the REIT’s deemed gross UBTI (less direct expenses) bears to its total gross income (less direct expenses).
      The LP can not give any assurances that a REIT in which the LP invests will not be a “pension-held REIT” as described above. Each tax-exempt investor is urged to consult its own tax advisor regarding the tax consequences of investing in the LP.
Non-U.S. Persons
      An investor in the Trust’s common shares who is a non-U.S. person will be allocated a portion of the income that the LP realizes with respect to its ownership of REIT shares. Each such non-U.S. person generally will be taxed with respect to this allocated income in the same manner as if such non-U.S. Person held the REIT shares directly. Accordingly, dividends from the REIT that are not attributable to gains from the sale of U.S. real property interests would be subject to U.S. withholding tax at a 30% rate (subject to reduction by applicable treaty). Dividends that are attributable to gains from the sale of U.S. real property interests (as defined for U.S. federal income tax purposes) would be subject under the Foreign Investment in Real Property Tax Act of 1980 (“FIRPTA”) provisions of the Code to withholding tax at the maximum applicable U.S. federal income tax rate, and would be considered income effectively connected with a U.S. trade or business (which would require the filing of U.S. federal income tax returns by non-U.S. persons and which would be subject to the branch profits tax for corporate non-U.S. persons). For these purposes, dividends paid are first considered attributable to gains from the sale of U.S. real property interests, if any. Gains on the sale of the REIT stock, however, would not be subject to U.S. federal income tax, so long as the REIT was “domestically controlled.” A domestically controlled REIT is a REIT in which, at all times during a specified testing period, less than 50% in value of its shares is held directly or indirectly by non-U.S. persons. Although no assurance can be given, the LP believes that any REIT in which it invests, including HFT REIT, will be a domestically controlled REIT and, therefore, the sale of stock of such REIT, including the indirect sale that would occur upon a sale of the Trust’s common shares by a non-U.S. investor, should not be subject to taxation under FIRPTA.
      Prospective investors in the Trust’s common shares should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on their indirect investment in stock or other securities of any REIT in which the LP invests.

ERISA CONSIDERATIONS
General
      ERISA and Section 4975 of the Code, impose certain restrictions on (a) employee benefit plans (as defined in Section 3(3) of ERISA) that are subject to Title I of ERISA, (b) plans (as defined in Section 4975(e)(1) of the Code) that are subject to Section 4975 of the Code (including individual retirement accounts or Keogh plans), (c) any entities whose underlying assets include plan assets by reason of a plan’s investment in such entities (each of (a), (b) and (c), a “Plan”) and (d) persons who have certain specified relationships to Plans (“Parties in Interest” under ERISA and “Disqualified Persons” under the Code). Moreover, an insurance company’s general account may be deemed to include assets of the Plans investing in the general account (e.g., through the purchase of an annuity contract), and such insurance company might be treated as a Party in Interest with respect to a Plan by virtue of such investment. ERISA also imposes certain duties on persons who are fiduciaries of Plans subject to ERISA, and ERISA and Section 4975 of the Code prohibit certain transactions between a Plan and Parties in Interest or Disqualified Persons with respect to such Plan. Violations of these rules may result in the imposition of excise taxes and other penalties and liabilities under ERISA and the Code.
      We, or certain of our affiliates, may be Parties in Interest or Disqualified Persons with respect to a number of Plans. Accordingly, investment in the Trust by a Plan that has such a relationship could be deemed to constitute a transaction prohibited under Title I of ERISA or Section 4975 of the Code (e.g., the indirect transfer to or use by Party in Interest or Disqualified Person of assets of a Plan). Such transactions may, however, be subject to one or more statutory or administrative exemptions such as ERISA §408(b)(17), which exempts certain transactions involving non-fiduciary service providers; Prohibited Transaction Class Exemption (“PTCE”) 90-1, which exempts certain transactions involving insurance company pooled separate accounts; PTCE 91-38, which exempts certain transactions involving bank collective investment funds; and PTCE 84-14, which exempts certain transactions effected on behalf of a Plan by a “qualified professional asset manager”; PTCE 95-60, which exempts certain transactions involving insurance company general accounts; PTCE 96-23, which exempts certain transactions effected on behalf of a Plan by an “in-house asset manager;” or another available exemption. Such exemptions may not, however, apply to all of the transactions that could be deemed prohibited transactions in connection with a Plan’s investment in the Trust.
      Under the DOL Plan Assets Regulation, if a Plan invests in an “equity interest” of an entity that is neither a “publicly offered security” nor a security issued by an investment company registered under the 1940 Act, the Plan’s assets are deemed to include both the equity interest itself and an undivided interest in each of the entity’s underlying assets, unless it is established that the entity is an “operating company” or that equity participation by Benefit Plan Investors (as defined below) is not “significant.”
      The Trust’s common shares are “equity interests” for this purpose; the Trust will not be registered under the 1940 Act; and it is not likely that the Trust will qualify as an “operating company” for this purpose.
      A publicly offered security is a security that:

•	is freely transferable,

•	is part of a class of securities that is owned by 100 or more investors independent of the issuer and of one another, and

•	is either:

•	part of a class of securities registered under Section 12(b) or 12(g) of the Exchange Act, or

•	sold to the plan as part of an offering of securities to the public pursuant to an effective registration statement under the Securities Act and the class of securities of which such security is part is registered under the Exchange Act within the requisite time.

      Although no assurances can be given, the Underwriters expect that:

•	there will be no restrictions imposed on the transfer of interests in the Trust’s common shares,

•	interests in the Trust’s common shares will be held by at least 100 independent investors at the conclusion of the offering, and

•	interests in the Trust’s common shares will be sold as part of an offering pursuant to an effective registration statement under the Securities Act and then will be timely registered under the Exchange Act.
      If interests in the Trust’s common shares fail to meet the criteria of publicly-offered securities, the trust assets may be deemed to include assets of the plans that are shareholders. In that event, transactions involving the trust and parties in interest or disqualified persons with respect to such plans might be prohibited under ERISA and the tax code. Thus, an investment by a plan in certificates could result in liability under ERISA and the tax code unless a statutory or administrative exemption such as those described above exist and the plan satisfies all conditions for such exemptive relief.
Special Considerations Applicable to Insurance Company General Accounts
      Assets held by an insurance company general account will not constitute plan assets for purposes of the fiduciary responsibility provisions of ERISA and Section 4975 of the Code to the extent such assets relate to contracts or policies issued to employee benefit plans on or before December 31, 1988, provided the insurer complies with the specified conditions.
Plans Not Subject to ERISA or the Code
      Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), foreign plans (as defined in Section 4(a)(4) of ERISA) and certain church plans (as defined in Section 3(33) of ERISA) are not subject to ERISA requirements. It should be noted, however, that any such plan that is qualified and exempt from taxation under Sections 401(a) and 501(a) of the Code may be subject to the prohibited transaction rules set forth in Section 503 of the Code, and under certain circumstances in the case of church plans, Section 4975 of the Code. Also, some foreign plans and governmental plans may be subject to foreign, federal, state or local laws which are, to a material extent, similar to the provisions of ERISA or Section 4975 of the Code (a “Similar Law”). Each fiduciary of a plan subject to Similar Law should make its own determination as to the need for and the availability of any exemptive relief.
General Investment Considerations
      The foregoing discussion is based on laws in effect on the date of this Offering Memorandum and is subject to any subsequent changes therein. The foregoing discussion is merely a summary and should not be construed as legal advice or as complete in all relevant respects.
      Due to the complexity of the applicable rules and the penalties imposed upon persons involved in prohibited transactions, it is particularly important that prospective Plan investors consult with their counsel regarding the consequences under ERISA of their acquisition and ownership of the Trust’s common shares and the potential consequences of such investment with respect to their specific circumstances. Moreover, each Plan fiduciary should take into account, among other considerations, whether the fiduciary has the authority to make the investment; whether the investment constitutes a direct or indirect transaction with a Party in Interest or Disqualified Person; the composition of the Plan’s portfolio with respect to diversification by type of asset; the Plan’s funding objectives; the tax effects of the investment; and whether under the general fiduciary standards of investment prudence and diversification an investment in Trust’s common shares is appropriate for the Plan, taking into account the overall investment policy of the Plan and the composition of the Plan’s investment portfolio.

      The sale of Trust’s common shares to a Plan is in no respect a representation by the Trust that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING
      Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as joint bookrunning managers of the offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Number of Shares

Citigroup Global Markets Inc.
J.P. Morgan Securities Inc

Total

      The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the over-allotment option described below) if they purchase any of the shares.
      The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus and some of the shares to dealers at the public offering price less a concession not to exceed $           per share. The underwriters may allow, and dealers may reallow, a concession not to exceed $           per share on sales to other dealers. If all of the shares are not sold at the initial public offering price, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. may change the public offering price and the other selling terms. Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. have advised us that the underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of our common shares offered by them.
      We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to  additional common shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering over-allotments, if any, in connection with this offering. To the extent the option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.
      We, the LP’s officers and directors, together with Highland Capital, its affiliates and their respective officers, directors and employees have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of both Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., dispose of or hedge any of our common shares or any securities convertible into or exchangeable for our common shares. Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.
      Prior to this offering, there has been no public market for our common shares. Consequently, the initial public offering price for the shares was determined by negotiations between us and Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. Among the factors considered in determining the initial public offering price were our record of operations, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the prices at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our common shares will develop and continue after this offering.
      We have applied to have our common shares listed on the New York Stock Exchange under the symbol “          .” The underwriters have undertaken to sell common shares to a minimum of 2,000 beneficial owners in lots of 100 or more shares to meet the New York Stock Exchange distribution requirements for trading.
      The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional common shares.

	No Exercise	Full Exercise

Per Share	$	$
Total	$	$
      In connection with the offering, Citigroup Global Markets Inc., on behalf of the underwriters, may purchase and sell common shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common shares in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing common shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.
      The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when Citigroup Global Markets Inc. repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.
      Any of these activities may have the effect of preventing or retarding a decline in the market price of the common shares. They may also cause the price of the common shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.
      We estimate that the total expenses of this offering will be $          .
      Certain of the underwriters and/or their affiliates have provided and in the future may provide investment banking, commercial banking, advisory and/or other similar services to us and to Highland Capital and/or its affiliates from time to time for which they have received and in the future may receive customary fees and expenses. In particular, affiliates of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are lenders under certain credit facilities financing the acquisition of assets for two of the initial CDO subsidiaries. In that regard, an affiliate of Citigroup Global Markets Inc. participates in (i) a warehouse facility with an aggregate of approximately $371 million of borrowings outstanding as of September 20, 2006 financing the acquisition of assets for Eastland CDO, Ltd., (ii) a warehouse facility with an aggregate of approximately $242.5 million of borrowings outstanding as of October 4, 2006 financing the acquisition of assets for HFT Real Estate CDO 2006-1, Ltd. and (iii) a warehouse facility financing the acquisition of assets of Highland Credit Opportunities Fund for which there are currently no borrowings outstanding. An affiliate of J.P. Morgan Securities Inc. participates in a warehouse facility with an aggregate of approximately $157.3 million of borrowings outstanding as of September 29, 2006 financing the acquisition of assets for Harrison CLO Ltd.

      Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. acted as initial purchasers/placement agents in connection with the October 2006 private placement of our common shares. Citigroup Global Markets Inc., J.P. Morgan Securities Inc., Goldman, Sachs & Co. and Credit Suisse Securities (USA) LLC acted as initial purchasers/placement agents in connection with the February 2006 private placement of our common shares. In connection with those transactions, we agreed to reimburse the initial purchasers/placement agents for reasonable out-of-pocket expenses incurred by the initial purchasers/placement agents and to pay the fees and expenses of counsel to the initial purchasers/placement agents. Our agreement with Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. also requires us to offer to engage each of them as a joint lead bookrunner and joint lead underwriter in connection with this offering.
      An affiliate of Citigroup Global Markets Inc. purchased 1,666,667 common shares for its own account at the offering price for approximately $25 million in our February 2006 private placement. In addition, an affiliate of J.P. Morgan Securities Inc. purchased 1,666,667 common shares for its own account at the offering price for approximately $25 million in our February 2006 private placement.
      A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representatives will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.
      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS
      Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Clifford Chance US LLP, New York, New York.
EXPERTS
      The consolidated financial statements as of June 30, 2006 and for the period from February 3, 2006 (commencement of operations) through June 30, 2006, included in this prospectus, have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the U.S. Securities and Exchange Commission, or the SEC, a registration statement on Form S-1 under the Securities Act in connection with this offering of our common shares. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement, and the exhibits and schedules thereto. We have omitted certain portions of the registration statement from the prospectus in accordance with the rules and regulations of the SEC. You should refer to the registration statement for further information. Statements contained in this prospectus as to the contents of any contract or other document that is filed as an exhibit to the registration statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or document.
      Copies of this registration statement, all exhibits and amendments, as well as such reports and other information, when so filed, may be inspected without charge and may be obtained at prescribed rates at the SEC’s Public Reference Room located at 450 Fifth Street, N.W., Room 1200, Washington, D.C. 20549. The public may obtain information regarding the Washington, D.C. Public Reference Room by calling the SEC at 1-800-SEC-0330 or by contacting the SEC at its website at www.sec.gov. Our SEC filings, including the registration statements, and other information may also be inspected at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.
      The information at our website is not incorporated in this prospectus by reference, and you should not consider it a part of this prospectus.

Highland Financial Trust
Index
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006

Report of Independent Registered Public Accounting Firm
To the Trustees and Shareholders
     of Highland Financial Trust
In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in shareholders’ equity and of cash flows present fairly, in all material respects, the consolidated financial position of Highland Financial Trust and its subsidiaries at June 30, 2006, and the consolidated results of their operations and their cash flows for the period from February 3, 2006 (commencement of operations) through June 30, 2006 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
October 2, 2006
/s/ PricewaterhouseCoopers LLP
Dallas, Texas

Highland Financial Trust
Consolidated Balance Sheet
At June 30, 2006

(Amounts in thousands,
except share information)
Assets
Cash and cash equivalents	$101,227
Due from brokers	79,482
Trading securities and loans held for sale	91,162
Securities, available for sale — pledged	2,946,536
Loans, held-for-investment — pledged	3,773,673
Derivative financial instruments	1,220
Interest receivable	55,165
Prepaid expenses	183
Investments in equity of unconsolidated subsidiaries	6,061
Unamortized debt issue costs	33,070

Total assets	$7,087,779

Liabilities and Shareholders’ Equity
Notes payable	$3,262,278
Due to brokers	3,443,297
Accounts payable and accrued expenses	2,251
Management fee payable	1,910
Accrued interest payable	42,854
Other liabilities	18,709

Total liabilities	6,771,299
Minority interest in equity of consolidated subsidiaries	54,054

Shareholders’ Equity
Common shares ($0.01 par value, unlimited shares authorized; 16,467,335 common shares issued and outstanding)	165
Additional paid-in-capital	243,024
Accumulated other comprehensive income	1,351
Retained earnings	17,886

Total shareholders’ equity	262,426

Total liabilities and shareholders’ equity	$7,087,779

The accompanying notes are an integral part of these consolidated financial statements.

Highland Financial Trust
Consolidated Statement of Income
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006

(Amounts in thousands,
except share and per
share information)
Revenue:
Interest income	$90,568
Other income	10,040

Total revenue	100,608

Operating expenses:
Interest expense	65,424
Management fees	1,910
Professional fees	7,949
Compensation expense	2,205
Other operating expenses	1,711

Total operating expenses	79,199

Operating income	21,409

Equity in income of unconsolidated subsidiaries	61
Realized loss and unrealized gain from investments:
Net realized loss on investment transactions	(67)
Net change in unrealized gain on investments	5,137

Total realized loss and unrealized gain from investments	5,070

Income before minority interest in income of consolidated subsidiaries	26,540
Minority interest in income of consolidated subsidiaries	(8,654)

Net income	$17,886

Net income per common share:
Basic	$1.09

Diluted	$1.01

Weighted average number of common shares outstanding:
Basic	16,419,137

Diluted	17,755,283

The accompanying notes are an integral part of these consolidated financial statements.

Highland Financial Trust
Consolidated Statement of Changes in Shareholders’ Equity
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006

				Accumulated
	Shares of	Common	Additional	Other		Total
	Common	Stock at	Paid-In	Comprehensive	Retained	Shareholders’	Comprehensive
	Stock	Par Value	Capital	Income	Earnings	Equity	Income

	(Amounts in thousands, except share information)
Balance at February 3, 2006	—	$—	$—	$—	$—	$—	$—
Issuance of shares	16,467,335	165	240,819		—	240,984	—
Issuance of share options and restricted shares	—	—	2,205		—	2,205	—
Net income			—		17,886	17,886	17,886
Net change in unrealized gain on securities available-for-sale				1,351		1,351	1,351

							$19,237

	16,467,335	$165	$243,024	$1,351	$17,886	$262,426

The accompanying notes are an integral part of these consolidated financial statements.

Highland Financial Trust
Consolidated Statement of Cash Flows
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006

(Amounts in
thousands)
Cash flows from operating activities:
Net income	$17,886
Adjustments to reconcile net income to cash and cash equivalents used in operating activities:
Amortization of debt issuance costs	1,326
Compensation expense	2,205
Earnings allocated to minority interests	8,654
Net realized losses on investments	67
Net unrealized gain on investments	(5,137)
Equity in income of unconsolidated subsidiaries	(61)
Gain on derivative financial instruments	(1,220)
Changes in assets and liabilities
Interest receivable	(52,200)
Prepaid expenses	(183)
Accounts payable and accrued expenses	2,251
Management fee payable	1,910
Accrued interest payable	42,854
Purchase of trading securities and loans held for sale, net of sale proceeds	(48,416)

Net cash and cash equivalents used in operating activities	(30,064)
Cash flows from investing activities:
Due from broker — restricted cash	(78,176)
Purchases of securities available-for-sale	(2,680,777)
Principal payments on securities available-for-sale	12,491
Purchases of loans, held for investment	(669,068)
Principal payments on loans, held for investment	14,355
Proceeds from sales of loans	5,491
Investment in equity of unconsolidated subsidiaries	(6,000)

Net cash and cash equivalents used in investing activities	(3,401,684)

Cash flows from financing activities:
Proceeds from issuance of common shares	240,984
Proceeds from issuance of long-term debt	1,137,278
Proceeds from short-term note issuance	6,594,590
Payments on short-term notes	(4,469,590)
Upfront cash payment from derivative	18,709
Payment of debt issuance costs	(34,396)
Capital contributions from minority interest investors of consolidated subsidiaries	45,400

Net cash and cash equivalents provided by financing activities	3,532,975

Net increase in cash and cash equivalents	101,227

Cash and cash equivalents at beginning of period	—
Cash and cash equivalents at end of period	$101,227

Supplemental cash flow information
Cash paid for interest	$22,570

Non-cash investing and financing activities
Counterparty financing of warehouse assets	$3,443,297

Unsettled trading securities purchased	$1,306

The accompanying notes are an integral part of these consolidated financial statements.

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006

1.	Description of Business
      Highland Financial Trust and its subsidiaries (the “Trust”) was formed on January 20, 2006 in the state of Delaware, and commenced operations on February 3, 2006. The primary purpose of the Trust is to own substantially all of the ownership units (99.58% at June 30, 2006) of Highland Financial Partners, L.P. (“the Partnership”). The Partnership is a Delaware partnership formed to provide the Trust’s common shareholders with the earnings from its subsidiaries, which include Highland CDO Holding Company (“CDO Holdco”), Highland Special Opportunities Holding Company (“SOHC”), a 45% economic ownership of Highland Financial Real Estate Corp (“HFT REIT”) and a 25% economic ownership of Highland Financial Corp (“HFC”). CDO Holdco, a wholly-owned Cayman Islands Corporation, holds equity interests in collateralized debt issuers (“CDO subsidiaries”). HFT REIT is a Maryland corporation that holds equity interests in real property and other real estate related assets. HFC is a Delaware corporation organized to originate loans primarily to middle-market companies. SOHC is a wholly-owned Cayman Islands Corporation that holds investments such as non-rated debt and distressed assets. The Trust and its subsidiaries also may make direct investments in debt, equity, and other securities in the normal course of business. The Partnership’s general partner is HFP GP, LLC (the “General Partner”), a Delaware limited liability corporation. Highland Capital Management, LP (the “Manager”) is the sole member of the General Partner. The Manager, in its capacity as manager of the Trust and its subsidiaries’ assets and the management of delegated day-to-day operations of the Trust and its subsidiaries, at all times will be subject to the supervision of the Partnership Board of Directors.

2.	Significant Accounting Policies
      The accompanying consolidated financial statements have been presented on the accrual basis of accounting in conformity with accounting principles generally accepted in the United States.

Principles of Consolidation
      The Trust consolidates all non-variable interest entities in which it holds a greater than 50 percent interest. The Trust holds less than a 50 percent interest in HFC and HFT REIT, therefore the financial results for these entities have not been consolidated, but have been accounted for using the equity method of accounting.
      The Company also consolidates all variable interest entities (“VIEs”) for which it is considered to be the primary beneficiary pursuant to Financial Accounting Standards Board (“FASB”) Interpretation No. 46R, Consolidation of Variable Interest Entities — an interpretation of ARB No. 51, as revised (“FIN 46R”). In general, FIN 46R requires an enterprise to consolidate a VIE when the enterprise holds a variable interest in the VIE and is deemed to be the primary beneficiary of the VIE. An enterprise is the primary beneficiary if it absorbs a majority of the VIE’s expected losses, receives a majority of the VIE’s expected residual returns, or both. Tierra Alta Funding I, Ltd. (“Tierra Alta”) and Rockwall CDO, Ltd. (“Rockwall”) are VIEs and are not considered to be qualifying special-purpose entities (“QSPE”) as defined by Statement of Financial Accounting Standards (“SFAS”) No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS No. 140”). The Company has determined it is the primary beneficiary of these entities and has included the accounts of these entities in these consolidated financial statements.
      All inter-company balances and transactions have been eliminated in consolidation.

Use of Estimates
      The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
the amounts and disclosures in the consolidated financial statements. Actual results could differ from those estimates.

Securities Transactions, Valuation and Related Income
      The Trust records all security transactions on a trade-date basis. Pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 115, Accounting for Certain Investments in Debt and Equity Securities (“SFAS 115”), securities are classified as trading, available-for-sale or held-to-maturity. Securities classified as trading securities are valued at fair value at the date of the consolidated financial statements with the resulting net unrealized appreciation or depreciation reflected in the consolidated statement of income. Loans held for sale are carried at the lower of cost or market.
      In accordance with SFAS 115, the Trust classifies structured securities in which credit risk is minimal and no other factors could cause them to recover less than substantially all of their recorded investment as held-to-maturity securities. The Trust has the intent and ability to hold to maturity these securities in accordance the contractual obligations prescribed in the underlying CDO subsidiaries’ indentures or other operative documents. Accordingly, SFAS No. 115 permits the assets to be classified as held-to-maturity. The Trust’s subsidiaries may, however, from time to time, sell assets that have experienced significant credit deterioration, for example, or for some other reason prescribed within the operative documents. The Trust evaluates any such sale to ensure that it has no impact on their held-to-maturity classification. All securities classified as held-to-maturity are recorded at amortized cost.
      The Trust classifies structured securities held through our various consolidated CDO subsidiaries, and securities held within our consolidated warehouse entities that do not meet our criteria for held-to-maturity, as available-for-sale in accordance with SFAS No. 115. The Trust does not intend to trade these securities in the near term and has the intent, wherewithal, and ability to hold to maturity these securities for the same reasons described above. Factors that are beyond the Trust’s control which could result in the Trust not recovering substantially all of its recorded investment require that these securities be classified as available-for-sale. The Trust is recognizing interest income and any impairment pursuant to Emerging Issues Task Force Issue No. 99-20 (“EITF 99-20”), Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets. These investments are carried at estimated fair value, with unrealized gains and losses reported in accumulated other comprehensive income. Estimated fair values are based on quoted market prices, when available, or on estimates provided by independent pricing sources or dealers who make markets in such securities.
      The Trust evaluates held-to-maturity and available-for-sale securities for other-than-temporary impairment charges under SFAS 115 in accordance with Financial Accounting Standards Board Staff Position (“FSP”) 115-1, The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments and EITF 99-20, as applicable. These standards provide guidance to determine when an asset is considered impaired (i.e., has declined in fair value below its amortized cost), evaluate whether the impairment is other than temporary (i.e., the value of the asset will not be recovered over its remaining life), and, if the impairment is other-than-temporary, recognize an impairment loss equal to the difference between the asset’s amortized cost and its fair value. The Trust evaluates these securities for impairment as of each quarter end or more frequently if we become aware of any material information that would lead us to believe that a security may be impaired. The Trust considers many factors in determining whether the impairment of a security is other-than-temporary, including, but not limited to, the length of time the security has had a decline in estimated fair value below its amortized cost, the amount of the loss, the intent and financial ability to hold the security for a period of time sufficient for a recovery in its estimated fair value, recent events specific to the issuer or industry, external credit ratings and recent downgrades in such ratings. As of June 30,

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
2006, no such impairment charges were deemed necessary. Unamortized premiums and discounts on securities are recognized over the contractual life using the effective interest method.
      Generally, other securities held by the Trust through its consolidated subsidiaries will consist of (i) assets that do not meet the eligibility requirements of typical CDO transactions, (ii) distressed assets, and (iii) other assets which we intend to buy and resell in order to take advantage of short term market fluctuations in price. It is the Trust’s policy to classify these other securities initially within the trading category. Should any fact or circumstance that would suggest otherwise become known to the Trust, or should any security be held longer than one year, the Trust will then assess the appropriateness of the classification and will make a determination as to whether such classification needs to be modified accordingly. As of June 30, 2006, securities classified as trading under SFAS No. 115 constituted less than 2% of total assets.
      Securities traded on a national securities exchange are stated at the last reported sales price on the day of valuation; other securities traded in the over-the counter market and such securities for which no sale was reported on that date are stated at the average bid and sale price.
      Restricted securities and other securities that are not categorized as held-to-maturity for which quotations are not readily available are valued at fair value as determined by the Manager and the Trust’s management, in good faith, either using prices furnished by entities such as investment brokers and dealers in a secondary market or the Manager’s best estimate based on its expertise and active participation with the corporate borrowers.

Loans
      The Trust holds, through its consolidated subsidiaries, whole loans and participations in various secured leveraged bank loans. Generally, these holdings are intended to be held for the long term and, therefore, they are recorded on the consolidated balance sheet initially at their purchase price and subsequently accounted for based on their outstanding principal plus or minus unamortized premiums or discounts. In certain instances when the credit fundamentals underlying a particular loan have deteriorated significantly or management can improve the quality of the subsidiary’s holdings in terms of the various rating agency tests that apply to the subsidiary, management may determine to sell a loan. Once that determination has been made, management will account for the loan at the lower of amortized cost or market value.
      Management maintains an allowance for loan losses at a level that we believe is adequate based on an evaluation of known and inherent risks related to the loan investments. When determining the adequacy of the allowance for loan losses management considers historical and industry loss experience, economic conditions and trends, the estimated fair values of the loans, credit quality trends and other factors that management determines are relevant. To estimate the allowance for loan losses, management first identifies impaired loans. Loans are generally evaluated for impairment individually, but loans purchased on a pooled basis with relatively smaller balances and substantially similar characteristics may be evaluated collectively for impairment. Management considers a loan to be impaired when, based on current information and events, we believe it is probable that we will be unable to collect all amounts due to us based on the contractual terms of the loan. When a loan is impaired, the allowance for loan losses is increased by the amount of the excess of the amortized cost basis of the loan over the present value of expected future cash flows, the loan’s observable market price, or the fair value of the collateral, depending on the nature of the loan. Increases in the allowance for loan losses are recognized in the accompanying consolidated statement of income as a provision for loan

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
losses. When management forecloses on the loan or transfers it to held for sale, the loan is charged-off or written-down and the allowance for loan losses is reduced.

Interest Income
      Interest income is accrued based upon the principal amount of the securities or loans and their contractual interest terms or based on the principles of EITF 99-20, as applicable. Premiums and discounts are amortized into interest income over the contractual lives of the securities or loans, held-for-investment using the effective yield method in accordance with SFAS No. 91, Accounting for Nonrefundable Fees and Costs Associated with Originating or Acquiring Loans and Initial Direct Costs of Leases.

Other Income
      Other income consists of realized gains and net interest income on Tierra Alta and Rockwall during the period from February 3, 2006 through close of the respective CDO subsidiary, when the Trust began bearing the risks and rewards of the Tierra Alta and Rockwall warehouse activities.

Income Taxes
      The Partnership is organized as a partnership and the Trust expects to be classified as a grantor trust for tax purposes, and each is therefore not a taxable entity for U.S. federal income tax purposes. As such, the Partnership and the Trust do not directly pay U.S. federal income tax and, therefore, no provision has been made for such taxes in the accompanying consolidated financial statements. Any taxable income or loss is includable in the taxable income of each of the Trust shareholders.
      HFT REIT intends to elect REIT status for 2006. As a REIT, HFT REIT generally will not be subject to federal income tax on income that is distributed to its stockholders. Under the Internal Revenue Code, REITs are subject to numerous organizational and operational requirements, including a requirement that they distribute at least 90% of their taxable income. If HFT REIT fails to qualify for taxation as a REIT in any year, its income will be taxed at regular corporate rates, and it may be precluded from qualifying for treatment as a REIT for the four-year period following its failure to qualify. Even if it qualifies as a REIT for federal income tax purposes, it may still be subject to state and local taxes on its income and property and to federal income and excise taxes on its undistributed income. For the period ended June 30, 2006, HFT REIT had minimal operations.

Cash and Cash Equivalents
      Cash and cash equivalents consist of cash held at U.S. banks, deposits with original maturities of less than 90 days, and money market funds.

Derivative Financial Instruments
      A swap agreement is a two-party contract under which an agreement is made to exchange returns from predetermined investments or instruments. The gross returns to be exchanged or “swapped” between the parties are calculated based on a “notional amount”, which is valued monthly to determine each party’s obligation under the contract. The Trust enters into swap transactions for speculative purposes and to manage interest rate risks and has not designated the swaps as designated accounting hedges. Consequently, the Trust has not applied hedge accounting treatment under SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended and interpreted. The fair values of the swap transactions are recorded on the balance sheet in derivative financial instruments and the change in fair value is recorded in the statement of income in net change in unrealized gain on investments. The Trust and its subsidiaries recognize all cash flows received (paid) or receivable (payable) from swap transactions on a net basis as realized gains or losses in the

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
consolidated statement of income. The Trust and its subsidiaries are charged a finance cost by counterparties with respect to each agreement, which are reported as part of the realized gains or losses.

Margin Transactions
      In order to obtain more investable cash, the Trust and its subsidiaries may use various forms of leverage including purchasing securities on margin. Such leverage may allow the Trust and its subsidiaries to increase net assets at a greater rate during increasing markets, but also may lead to a more rapid decrease in net assets in a declining market. A margin transaction consists of purchasing an investment with money loaned by a broker and agreeing to repay the broker at a later date. Interest expense on the outstanding margin balance is based on market rates at the time of the borrowing.

Foreign Currency Transactions
      The Trust and its subsidiaries enter into transactions in multiple foreign currencies. All foreign currency asset and liability balances are presented in U.S. dollars in the consolidated financial statements, translated using the exchange rate as of June 30, 2006. Revenues and expenses are recorded in U.S. dollars using an average exchange rate for the relative period. Foreign currency translation gains or losses are recorded as unrealized gains or losses in the consolidated statement of income.

Fair Value Financial Instruments
      Other than investments classified as held-to-maturity or held-for-investment, the fair value of the Trust and its subsidiaries’ assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure about Fair Value of Financial Instruments,” approximates the carrying amounts presented in the consolidated balance sheet.

Financing
      The Trust finances the acquisition of its investments in securities and loans, primarily through the use of secured borrowings in the form of securitization transactions structured as secured financings, warehouse facilities, and other secured and unsecured borrowings. The Trust recognizes interest expense on all borrowings on an accrual basis and the amortization of debt issue costs on an effective yield basis.

Share-Based Payments
      The Trust accounts for share-based compensation issued to non-employees, employees, directors, and affiliates of the Trust using the fair value based methodology prescribed by SFAS No. 123(R), Share-Based Payment (“SFAS No. 123(R)”). Compensation cost related to restricted LP units and LP unit options issued to employees is measured at its estimated fair value at the grant date, and is amortized and expensed over the vesting period on a graded basis. Compensation cost related to restricted LP units and LP unit options issued to non-employees is measured at its estimated fair value at the grant date and remeasured at each reporting date, and is amortized and expensed over the vesting period on a graded basis.

Earnings per Share
      In accordance with SFAS No. 128, Earnings per Share, the Trust presents both basic and diluted earnings per common share (“EPS”) in its consolidated financial statements and footnotes. Basic earnings per common share (“Basic EPS”) excludes dilution and is computed by dividing net income allocable to common shareholders by the weighted average number of common shares, including vested restricted common shares,

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
outstanding for the period. Diluted earnings per share (“Diluted EPS”) reflects the potential dilution from common unit options and unvested restricted common units, if they are not anti-dilutive.
Recently Issued Accounting Standards & Interpretations
SFAS No. 155
      The FASB issued Statement of Financial Accounting Standards No. 155 (“SFAS No. 155”), “Accounting for Certain Hybrid Financial Instruments — an amendment of FASB Statements No. 133 and 140” in February 2006. SFAS No. 155 (1) permits fair value remeasurement for hybrid financial instruments that contain an embedded derivative that would otherwise require bifurcation, (2) clarifies which interest-only strip receivables are not subject to the requirements of SFAS No. 133, (3) establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or hybrid financial instruments that contain an embedded derivative requiring bifurcation, (4) clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives and (5) amends SFAS No. 140 to eliminate the prohibition on a QSPE from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. The Statement is effective for all financial instruments acquired or issued after fiscal years beginning after September 15, 2006. The Trust has not yet determined the impact, if any, that the implementation of SFAS 155 will have on their results of operations or financial condition.
SFAS No. 157
      In September 2006, the FASB issued Statement of Financial Accounting Standards No. 157, “Fair Value Measurements” (“SFAS 157”). SFAS 157 clarifies the principle that fair value should be based on the assumptions market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company), and interim periods within those fiscal years, with early adoption permitted. The Trust has not yet determined the impact, if any, that the implementation of SFAS 157 will have on their results of operations or financial condition.
SAB 108
      Staff Accounting Bulletin No. 108 (“SAB 108”), “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements,” was issued by the Securities and Exchange Commission (“SEC”) during September 2006. SAB 108 expresses SEC staff views regarding the process by which misstatements in financial statements are evaluated for purposes of determining whether financial statement restatement is necessary. SAB 108 is effective for fiscal years ending after November 15, 2006, and early application is encouraged. We are currently evaluating the impact of SAB 108 on our consolidated financial statements.

3.	CDO Subsidiaries
      On March 30, 2006, Tierra Alta closed. Tierra Alta is an asset-backed CDO that owns residential mortgage-backed securities and the debt tranches of third-party CDOs. On the day of closing, CDO Holdco invested in the preferred shares of Tierra Alta, acquiring a majority stake representing approximately 66% of the outstanding equity.

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
      On May 10, 2006, Rockwall closed. Rockwall owns corporate leveraged loans and debt tranches of third-party collateralized loan obligations (“CLO”). On the day of closing, CDO Holdco invested in the preferred shares of Rockwall, acquiring a majority stake representing approximately 58% of the outstanding equity.

4.	Warehousing Agreements
      The Trust, through its subsidiaries, (collectively “the Trust”), uses warehousing agreements to fund the acquisition of assets for future CDO transactions. These facilities are typically lines of credit from commercial and investment banks that can be drawn upon to fund the purchases. The Manager selects the assets and the third-party custodians, usually large banks, typically hold the securities and loans. The pool of assets in a warehouse facility typically must meet certain requirements, including term, average life, investment rating, agency ratings and sector diversity requirements. Failure to comply with these requirements could result in either the need to post additional collateral or cancellation of the financing facility.
      Under the terms of each warehousing agreement, the Trust is entitled to receive all or a portion of the “positive carry” and is responsible to pay all or a portion of the “negative carry”. The term “positive carry” means net interest income and other gains payable to the Trust or its designees upon the sale of assets in accordance with the terms of the related agreement. The term “negative carry” means all losses payable by the Trust upon the sale of assets, including losses related to interest proceeds. If the transaction is not consummated, the Trust, through HFP Corp., would be required to liquidate the warehouse assets and would be liable for any amount by which the original purchase price of the collateral exceeds its sale price.
      On June 15, 2006, the Trust entered into a Warehousing Agreement with Highlander Euro CDO, B.V. (“Highlander I”) and J.P. Morgan Securities Ltd. to purchase asset backed securities prior to the anticipated closing of Highlander I. Pursuant to this agreement, J.P. Morgan Securities Ltd financed the initial purchase of collateral assets at a rate of EURIBOR plus an average spread of 0.60% on the notional amount of the funded assets. As of June 30, 2006, approximately $621,377,000 of collateral assets were purchased under this agreement. The Trust is entitled to approximately 93% of the net interest earned on the underlying collateral and the realized gains or losses, if any, attributable to sale (or deemed sale) of the underlying collateral during the warehousing period with the CDO Fund being entitled to the remaining balance. Net income of Highlander I was approximately $6,555,500 for the period ended June 30, 2006.
      On June 15, 2006, the Trust entered into a Warehousing Agreement with Red River CLO, Ltd (“Red River”) and MMP-5 Funding, LLC to purchase asset backed securities prior to the anticipated closing of Red River. Pursuant to this agreement, MMP-5 Funding, LLC financed the initial purchase of collateral assets during the warehousing at a rate of LIBOR plus an average spread of 0.50% on the notional amount of the funded assets. As of June 30, 2006, approximately $554,746,000 of collateral assets were purchased under this agreement. The Trust is entitled to approximately 71% of the net interest earned on the underlying collateral and the realized gains or losses, if any, attributable to sale (or deemed sale) of the underlying collateral during the warehousing period with the CDO Fund being entitled to the remaining balance. Net income of Red River was approximately $2,605,000 for the period ended June 30, 2006.
      On June 15, 2006, the Trust entered into a Warehousing Agreement with HFT Real Estate CDO 2006-1, Ltd. (“RE CDO1”) and Citigroup Financial Products, Inc. to purchase collateral prior to the anticipated closing of RE CDO1. Pursuant to this agreement, Citigroup Financial Products, Inc. financed the initial purchase of collateral assets during the warehousing period at a rate of LIBOR plus an average spread of 0.60% on the notional amount of the funded assets. As of June 30, 2006, approximately $262,044,000 of collateral assets were purchased under this agreement. The Trust is entitled to approximately 75% of the net interest earned on the underlying collateral and the realized gains or losses, if any, attributable to sale (or deemed sale) of the underlying collateral during the warehousing period with the CDO Fund being entitled to the remaining balance. Net income of RE CDO1 was approximately $2,093,000 for the period ended June 30, 2006.

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
      On June 15, 2006, the Trust entered into a Warehousing Agreement with Grayson CLO, Ltd. (“Grayson”) and US Bank National Association to purchase collateral prior to the anticipated closing of Grayson. Pursuant to this agreement, US Bank National Association financed the initial purchase of collateral assets during the warehousing period at a rate of LIBOR plus an average spread of 0.50% on the notional amount of the funded assets. As of June 30, 2006, approximately $687,566,000 of collateral assets were purchased under this agreement. The Trust is entitled to approximately 75% of the net interest earned on the underlying collateral and the realized gains or losses, if any, attributable to sale (or deemed sale) of the underlying collateral during the warehousing period with the CDO Fund being entitled to the remaining balance. Net income of Grayson was approximately $1,404,000 for the period ended June 30, 2006.
      On June 15, 2006, the Trust entered into a Warehousing Agreement with Highlander Euro CDO II B.V. (“Highlander II”) and Goldman Sachs International to purchase collateral prior to the anticipated closing of Highlander II. Pursuant to this agreement, Goldman Sachs International financed the initial purchase of collateral assets during the warehousing period and at a rate of EURIBOR plus an average spread of 0.60% on the notional amount of the funded assets. As of June 30, 2006, approximately $365,656,000 of collateral assets were purchased under this agreement. The Trust is entitled to approximately 94% of the net interest earned on the underlying collateral and the realized gains or losses, if any, attributable to sale (or deemed sale) of the underlying collateral during the warehousing period with the CDO Fund being entitled to the remaining balance. Net income of Highlander II was approximately $1,948,000 for the period ended June 30, 2006.
      On June 15, 2006, the Trust entered into a Warehousing Agreement with Tierra Alta Funding II, Ltd (“Tierra Alta II”) and Wachovia Bank, N.A. to purchase collateral prior to the anticipated closing of Tierra Alta II. Pursuant to this agreement, Wachovia Bank, N.A. financed the initial purchase of collateral assets during the warehousing period at a rate of LIBOR plus an average spread of 0.18% on the notional amount of the funded assets. As of June 30, 2006, approximately $149,025,000 of collateral assets were purchased under this agreement. The Trust is entitled to approximately 71% of the net interest earned on the underlying collateral and the realized gains or losses, if any, attributable to sale (or deemed sale) of the underlying collateral during the warehousing period with the CDO Fund being entitled to the remaining balance. Net income of Tierra Alta II was approximately $9,000 for the period ended June 30, 2006.
      On June 15, 2006, the Trust entered into a Warehousing Agreement with Eastland CLO, Ltd (“Eastland”) and Citigroup Financial Products, Inc. to purchase collateral prior to the anticipated closing of Eastland. Pursuant to this agreement, Citigroup Financial Products, Inc. financed the initial purchase of collateral assets during the warehousing period at a rate of LIBOR plus an average spread of 0.60% on the notional amount of the funded assets. As of June 30, 2006, approximately $201,410,000 of collateral assets were purchased under this agreement. The Trust is entitled to approximately 75% of the net interest earned on the underlying collateral and the realized gains or losses, if any, attributable to sale (or deemed sale) of the underlying collateral during the warehousing period with the CDO Fund being entitled to the remaining balance. Net income of Eastland was approximately $222,000 for the period ended June 30, 2006.
      On June 15, 2006, the Trust entered into a Warehousing Agreement with HFT RE CDO 2006-2 Ltd. (“RE CDO2”) and Bank of America N.A. to purchase collateral prior to the anticipated closing of RE CDO2. Pursuant to this agreement, Bank of America N.A. financed the initial purchase of collateral assets during the warehousing period at a rate of LIBOR plus an average spread of 0.60% on the notional amount of the funded assets. As of June 30, 2006, approximately $66,319,000 of collateral assets were purchased under this agreement. The Trust is entitled to approximately 75% of the net interest earned on the underlying collateral and the realized gains or losses, if any, attributable to sale (or deemed sale) of the underlying collateral during the warehousing period with the CDO Fund being entitled to the remaining balance. Net income of RE CDO2 was approximately $61,000 for the period ended June 30, 2006.

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
      On June 15, 2006, the subsidiaries of the Trust entered into a Warehousing Agreement with Brentwood CLO, Ltd. (“Brentwood”) and Bank of America N.A. to purchase collateral prior to the anticipated closing of Brentwood. Pursuant to this agreement, Bank of America N.A. financed the initial purchase of collateral assets during the warehousing period at a rate of LIBOR plus an average spread of 0.60% on the notional amount of the funded assets. As of June 30, 2006, approximately $196,381,000 of collateral assets were purchased under this agreement. The Trust is entitled to approximately 80% of the net interest earned on the underlying collateral and the realized gains or losses, if any, attributable to sale (or deemed sale) of the underlying collateral during the warehousing period with the CDO Fund being entitled to the remaining balance. Net income of Brentwood was approximately $48,000 for the period ended June 30, 2006.
      On June 15, 2006, the Trust entered into a Warehousing Agreement with Knox CDO, Ltd (“Knox”) and Bear, Stearns & Co., Inc. to purchase collateral prior to the anticipated closing of Knox. Pursuant to this agreement, Bear, Stearns & Co., Inc. financed the initial purchase of collateral assets during the warehousing period at a rate of LIBOR plus an average spread of 0.70% on the notional amount of the funded assets. As of June 30, 2006, approximately $120,802,000 of collateral assets were purchased under this agreement. The Trust is entitled to approximately 75% of the net interest earned on the underlying collateral and the realized gains or losses, if any, attributable to sale (or deemed sale) of the underlying collateral during the warehousing period with the CDO Fund being entitled to the remaining balance. Net income of Knox was approximately $48,000 for the period ended June 30, 2006.
      On June 15, 2006, the Trust entered into a Warehousing Agreement with Harrison CLO, Ltd. (“Harrison”) and JPMorgan Chase Bank N.A. to purchase collateral prior to the anticipated closing of Harrison. Pursuant to this agreement, JPMorgan Chase Bank N.A. financed the initial purchase of collateral assets during the warehousing period at a rate of LIBOR plus an average spread of 0.50% on the notional amount of the funded assets. As of June 30, 2006, approximately $117,677,000 of collateral assets were purchased under this agreement. The Trust is entitled to approximately 80% of the net interest earned on the underlying collateral and the realized gains or losses, if any, attributable to sale (or deemed sale) of the underlying collateral during the warehousing period with the CDO Fund being entitled to the remaining balance. Net income of Harrison was approximately $78,000 for the period ended June 30, 2006.
      On June 29, 2006, the Trust entered into a Warehousing Agreement with HFT Real Estate CDO 2006-3 (“RE CDO3”) and Wachovia Bank, N.A. to purchase collateral prior to the anticipated closing of RE CDO3. No assets had been purchased by RE CDO3 as of June 30, 2006.

5.	Investments
      The following table summarizes the Trust’s securities classified as trading (Corporate Bonds, Common Shares and Preferred Stock) and loans held for sale (Term Notes) as of June 30, 2006:

	Premium/	Amortized	Unrealized	Estimated
	(Discount)	Cost	Gain/(Loss)	Fair Value

	(In thousands)
Corporate Bonds	$(12,071)	$57,929	$3,344	$61,273
Common Shares	—	2,222	694	2,916
Preferred Stock	—	47	25	72
Term Notes	24	27,047	(146)	26,901

Total	$(12,047)	$87,245	$3,917	$91,162

      Included in the trading securities are three securities with a cost of $4,507,591 and a fair value of $4,447,157 that have resale restrictions as of June 30, 2006 that prevent the Trust from selling them in the open market.

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
      For the period from February 3, 2006 (commencement of operations) through June 30, 2006, the Trust had realized gains of approximately $151,000 attributable to sales of trading securities. As of June 30, 2006, approximately $3,917,000 of unrealized appreciation in the value of trading securities is included in the statement of income.
      The following table summarizes the Trust’s securities classified as available-for-sale, including senior and mezzanine tranches of CDO transactions, as of June 30, 2006, which are carried at estimated fair value:

	Net	Gross	Gross
	Amortized	Unrealized	Unrealized	Estimated
	Cost	Gains	(Losses)	Fair Value

	(In thousands)
Asset backed securities held by the CDO subsidiaries	$2,688,391	$13,447	$(11,859)	$2,689,979
Asset backed securities held by warehouse facilities	256,794	593	(830)	256,557

Total	$2,945,185	$14,040	(12,689)	$2,946,536

      All securities in an unrealized loss position at June 30, 2006 have been in an unrealized loss position for less than three months. The Trust’s review of such securities indicates that the decrease in estimated fair value is not due to other than temporary changes in the underlying credit fundamentals or in the amount of principal and interest expected to be received. In addition, the Trust has the financial wherewithal and management has the intent to hold the securities for a period of time sufficient for a recovery in the estimated fair value. Therefore, management does not believe any of the securities held are other-than-temporarily impaired at June 30, 2006.
      Assets classified as available for sale are not sold with the intent of realizing trading gains or to minimize trading losses. Any sales of these assets are done with the intent of improving the overall composition of the portfolio which would typically be specific to credit quality matters. For the period from February 3, 2006 (commencement of operations) through June 30, 2006, the Trust did not sell any securities classified as available for sale.
      The following table summarizes the net amortized cost and estimated fair value of the asset backed securities classified as available-for-sale by contractual maturity as of June 30, 2006:

	Net
	Amortized	Estimated
	Cost	Fair Value

	(In thousands)
Due within one year	$—	$—
One to five years	11,000	11,008
Five to ten years	47,118	46,774
Greater than ten years	2,887,067	2,888,754

Total	$2,945,185	$2,946,536

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)

6.	Loans, Held-for-Investment
      The following summarizes the Trust’s loans, held-for-investment as of June 30, 2006:

			Net
	Principal/Par	Premium	Amortized
	Amount	(Discount)	Cost

	(In thousands)
Loans held in CDO subsidiaries	$686,118	$1,416	$687,534
Loans held in warehouse arrangements	3,078,596	7,543	3,086,139

Total	$3,764,714	$8,959	$3,773,673

      The Trust identified no impaired loans at June 30, 2006 and thus has established no allowance for loan losses. Additionally, there were no charge-offs or write downs of loans during the period ended June 30, 2006. At June 30, 2006, there was approximately $4,600,000 of unfunded loan purchase commitments.
      Fair values of loans, held-for-investment are determined using price estimates provided by an independent pricing service. If the independent pricing service cannot provide estimates for a given loan, the Trust determines estimated fair value based on (a) current financial information of the borrowing company and its performance against its operating plan; (b) changing value of collateral supporting the loan; (c) changes to the market for the borrowing company’s service or product; and (d) market interest spreads. The fair value of loans, held-for-investment was approximately $3,779,098,000 at June 30, 2006.

7.	Derivative Transactions
      Tierra Alta has entered into an interest rate swap agreement for purposes of managing its interest rate risk exposure relating to its variable rate debt. Under the agreement, on the date of closing, Tierra Alta received from the counterparty an upfront payment of $18,709,000 to be used, together with the proceeds of the notes and the CP Notes, to facilitate the purchase of collateral and to pay certain fees and expenses. As of June 30, 2006, the $18,709,000 upfront payment has been recorded in other liabilities in the accompanying consolidated balance sheet. The interest rate swap commences on August 5, 2006, matures on May 6, 2014, has a fixed rate of 6.556%, a variable rate of three month LIBOR (5.50% at June 30, 2006) and a notional amount of $260,000,000.
      As of June 30, 2006, SOHC was a party to two Total Return Swap (“TRS”) transactions and a participation agreement. The TRS transactions and the participation agreement allowed SOHC to participate in the returns from certain assets on a leveraged basis. The participation agreement differed structurally from the TRS transactions by allowing the underlying assets to be purchased upon termination of the agreement. The counterparties to these contractual arrangements are major financial institutions with which the Trust and affiliates may also have other financial relationships. All three transactions require collateral to be posted against the notional value of the underlying assets that determine the fair value of the various transactions.
      As of June 30, 2006, the transactions were valued as follows:

		Notional	Collateral	Estimated
	Termination Date	Value	Balance	Fair Value

	(In thousands)
TRS transaction 1	April 24, 2009	$103,440	$44,023	$1,016
TRS transaction 2	April 15, 2009	119,316	12,635	(84)
Participation Agreement	August 3, 2006	195,751	12,417	288

Total			$69,075	$1,220

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)

8.	Incentive Compensation Plan
      On February 3, 2006, the Board adopted the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan for Non-Natural Persons and the Highland Financial Partners, L.P. 2006 LP Unit Incentive Plan (collectively, “the Plan”). The purposes of the Plan are (a) to facilitate the ownership of common units of the Partnership (the “LP Units”) by officers, directors, employees, advisors, and consultants in order to reinforce the alignment of their interests with those of the Partnership, (b) to assist the Partnership in attracting and retaining officers, directors, employees, advisors, and consultants with experience and ability, and (c) to benefit the Partnership by encouraging high levels of performance by such individuals in connection with such individual’s performance of services for the Partnership or any of its subsidiaries. The Board of Directors administers the Plan.
      The Plan issues restricted LP Units and options to purchase LP Units (collectively, the “Awards”). The Plan authorizes that a total of 1,621,257 LP Units may be issued under the Plan. The aggregate number of LP Units that may be granted to any participant during any calendar year may not exceed 50% of the total LP Units reserved for the purposes of the Plan. Awards vest equally over a three year period on each anniversary date of the grant date. The Trust made its initial grants under the Plan on February 3, 2006 and March 3, 2006, the dates of the private placements of common shares.
      The following table summarizes restricted LP Unit transactions:

		Non-
	Employees	Employees	Total

	(In thousands)
Unvested LP Units as of February 3, 2006
Issued	246,667	279,711	526,377
Vested	—	—	—
Forfeited	—	—	—

Unvested LP Units as of June 30, 2006	246,667	279,711	526,377

      None of the restricted LP Units were vested at June 30, 2006. The restricted LP Units granted to the employees of the Trust were valued using the fair market value at the time of the grant, which was $15.00 per share. Pursuant to SFAS 123(R), the Trust is required to revalue any unvested restricted LP Units granted to non-employees at the current market price at each reporting period.
      The following table summarizes LP Unit option transactions:

	Employees		Non-Employees
					Total
	Number of	Exercise	Number of	Exercise	Number of
	Options	Price	Options	Price	Options

	(In thousands)
Outstanding as of February 3, 2006
Granted	246,667	$15.00	563,431	$15.00	810,097
Vested
Exercised
Forfeited

Outstanding as of June 30, 2006	246,667	$15.00	563,431	$15.00	810,097

      None of the LP Unit options outstanding were vested at June 30, 2006. The LP Unit options for employees are measured at the fair value on the date of the grant and the LP Unit options for non-employees

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
are measured using the fair market value at each reporting date. The LP Unit options for employees and non-employees are valued using the Black-Scholes model including the following assumptions:

		Non-
	Employees	Employees

	(In thousands)
Discount rate	4.5% – 4.6%	5.1% – 5.2%
Volatility	18%	18%
Dividend yield	8.5%	8.5%
      The estimated fair value of each LP Unit option was approximately $0.84 for both employees and non-employees. Each LP Unit option expires ten years from the date of grant and has an exercise price of $15.00 per LP Unit. For the period ended June 30, 2006, the components of share — based compensation expense are as follows and are included in additional paid-in-capital and compensation expense in the accompanying consolidated balance sheet and statement of income, respectively:

As of
June 30, 2006

(In thousands)
Restricted LP Units granted to Employees	$942
Restricted LP Units granted to Non-Employees	1,098
LP Unit options granted to Employees	51
LP Unit options granted to Non-Employees	114

Total share based compensation expense	$2,205

9.	Notes Payable
      Notes payable consists of the following as of June 30, 2006:

(In thousands)
Tierra Alta Notes	$345,778
Rockwall Notes	791,500
CP Notes	2,125,000

Total	$3,262,278

      On March 30, 2006 and May 10, 2006, CDO Holdco closed on the Tierra Alta and Rockwall CDO subsidiaries, respectively. In connection with those closings, debt was sold to third parties using the assets of the CDO subsidiaries as collateral. The debt is paid down as payments are received on the collateral assets of the CDO subsidiaries. Any remaining debt outstanding as of the stated maturity will be due and payable on that date. As of June 30, 2006, interest expense of approximately $5,157,000 and $6,431,000 was incurred and unpaid related to Tierra Alta and Rockwall, respectively.

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
      The following information summarizes the long term borrowings of the consolidated CDO subsidiaries, Tierra Alta and Rockwall, as of June 30, 2006:

Tierra Alta:

	Principal/Par
	Amount	Proceeds at	Stated	Stated
	Outstanding	Closing	Interest Rate	Maturity (1)

	(In thousands)
Class Al Notes	$90,000	$90,000	3m LIBOR + .43%	02/05/2046
Class A2 Notes	155,000	154,876	3m LIBOR + .53%	02/05/2046
Class A3A Notes	47,600	47,600	3m LIBOR + .62%	02/05/2046
Class A3B Notes	2,400	2,400	5.72%	02/05/2046
Class B1A Notes	27,900	27,682	3m LIBOR + 1.70%	02/05/2046
Class BIB Notes	2,100	2,100	6.80%	02/05/2046
Class C Notes	22,000	21,120	3m LIBOR + 3.50%	02/05/2046

Total	347,000	$345,778

(1)	The Notes have a call date of February 5, 2011 at the option of the Trust and an auction call date at the option of the trustee of February 5, 2014.

Rockwall:

	Principal/Par
	Amount	Proceeds at	Stated	Stated
	Outstanding	Closing	Interest Rate	Maturity (1)

	(In thousands)
Class A-1LA Notes	$538,000	$538,000	3m LIBOR + .30%	08/01/2021
Class A-1LB Notes	96,000	96,000	3m LIBOR + .50%	08/01/2021
Class A-2L Notes	76,000	76,000	3m LIBOR + .65%	08/01/2021
Class A-3L Notes	36,500	36,500	3m LIBOR + 1.40%	08/01/2021
Class A-4L Notes	10,000	10,000	3m LIBOR + 1.70%	08/01/2021
Class B-1L Notes	21,000	21,000	3m LIBOR + 2.25%	08/01/2021
Class X Notes	14,000	14,000	3m LIBOR + .36%	08/01/2013

Total	$791,500	$791,500

      In order to further leverage its activities, Tierra Alta issues asset-backed short-term notes (the “CP Notes”) through private placement transactions using various placement agents. A maximum amount of $2,125,000,000 in CP Notes can be issued by Tierra Alta, and will (i) mature not later than 270 days after the date of issuance thereof, and (ii) not contain any provision for automatic rollover or extension. During the period ended June 30, 2006, Tierra Alta issued a total of approximately $6,594,590,000 in CP Notes, with principal repayments on the CP Notes totaling approximately $4,469,590,000 during the same period. Interest expense of approximately $27,201,000 was incurred for the period ended June 30, 2006, for which approximately $6,431,000 had not been paid as of June 30, 2006.

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
      The following table summarizes the CP Notes outstanding as of June 30, 2006:

		Proceeds	Stated
		from	Interest	Stated
Issue Date	Par Amount	Issuance	Rate	Maturity

	(In thousands)
03/30/2006	$35,900	$35,416	5.000%	07/05/2006
06/01/2006	170,845	170,000	5.085%	07/06/2006
06/06/2006	170,846	170,001	5.090%	07/11/2006
04/19/2006	35,838	35,417	5.030%	07/12/2006
06/08/2006	170,851	170,001	5.120%	07/13/2006
06/13/2006	170,855	170,000	5.150%	07/18/2006
04/26/2006	35,839	35,418	5.040%	07/19/2006
06/15/2006	170,862	170,001	5.185%	07/20/2006
06/20/2006	100,000	99,488	5.270%	07/25/2006
06/20/2006	70,875	70,513	5.260%	07/25/2006
05/03/2006	35,841	35,417	5.070%	07/26/2006
06/22/2006	170,881	170,000	5.300%	07/27/2006
06/27/2006	170,885	169,999	5.330%	08/01/2006
05/10/2006	35,842	35,417	5.080%	08/02/2006
06/29/2006	170,886	170,001	5.325%	08/03/2006
05/30/2006	171,711	170,002	5.120%	08/08/2006
05/17/2006	35,844	35,417	5.100%	08/09/2006
05/24/2006	35,846	35,417	5.125%	08/16/2006
05/31/2006	35,848	35,417	5.150%	08/23/2006
06/07/2006	35,848	35,417	5.155%	08/30/2006
06/14/2006	35,856	35,417	5.250%	09/06/2006
06/21/2006	35,866	35,417	5.360%	09/13/2006
06/28/2006	35,862	35,407	5.440%	09/20/2006

	$2,139,727	$2,125,000

      In connection with the issuance of the CP Notes, Tierra Alta has entered into an agreement (the “CP Liquidity Agreement”) with Citibank, N.A. (the “CP Liquidity Counterparty”) whereby the CP Liquidity Counterparty will provide liquidity by (i) purchasing newly issued CP Notes at a contractually defined variable rate, (ii) compensating Tierra Alta for excess costs in connection with issuing CP Notes that were not purchased by the CP Liquidity Counterparty as described in (i) above, and (iii) to provide funding in the event that Tierra Alta does not have the available cash necessary to pay the discount on maturing CP Notes.
      The CP Liquidity Agreement has an initial term of 335 days from the date of closing that is extendible by the CP Liquidity Counterparty in its sole discretion initially for up to an additional 364 days, and annually thereafter for additional 364 day terms. Should the CP Liquidity Counterparty fail to extend the maturity of the CP Liquidity Agreement and if at that time any CP Notes are outstanding, the CP Liquidity Counterparty will be obligated, subject to satisfaction of the conditions to exercise under the CP Liquidity Agreement, to purchase in a one-time single issuance, Class F Notes issued pursuant to the terms of Tierra Alta’s governing documents and bearing interest at a rate of LIBOR + 0.35%, with a maturity date of February 5, 2046. The

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
purchase of such Class F Notes by the CP Liquidity Counterparty will provide Tierra Alta with sufficient funds on such maturity date to enable Tierra Alta to repay the principal of maturing CP Notes.

10.	Concentration of Credit and Other Risks
      All of the Trust and its subsidiaries’ investments expose them to market and/or credit risk. Market risk represents the potential loss that may be incurred by the Trust and its subsidiaries due to a change in the market value of the underlying financial instrument. The Trust and its subsidiaries’ exposure to market risk is determined by a number of factors, including the size, composition, and diversification of the related financial instruments; interest rates; and market volatility. The Trust actively manages its exposure to market risk by reviewing the strategy underlying its investment decisions, setting market risk limits, and by managing the underlying collateral related to the structures under management. In respect of purchased bank loans, the Trust and its subsidiaries are exposed to certain degrees of risk, including interest rate, market risk and the potential non-payment of principal and interest, including default or bankruptcy of the corporate borrower or the early payment by the borrower. In addition, the Trust and its subsidiaries manage credit risk by: limiting the total amount of arrangements outstanding, both by individual counterparty and in the aggregate; by monitoring the size, maturity dates, and structure of the arrangements; and by applying uniform credit standards for all activities associated with credit risk. The credit risk of the underlying collateral of the structures is also monitored and managed by the Trust based on the criteria established in the collateral management agreements. These agreements require management to continually monitor the overall credit quality of the underlying collateral.
      Some of the Trust and its subsidiaries’ investments are in securities which are not listed on a national securities exchange and which have a greater amount of both market and credit risk than many other financial instruments. These investments trade in a limited market and may not be able to be immediately liquidated if needed.
      Counterparty credit risk represents the maximum potential loss that the Trust and its subsidiaries face if the counterparties to any derivative agreements or the borrowers of the underlying collateral of the structures fail to perform pursuant to the terms of their agreements. With respect to any derivative agreements, the Trust and its subsidiaries issue collateral to the counterparties and the value and adequacy of the collateral is continuously monitored.
      The Trust and its subsidiaries may invest in securities or maintain cash denominated in currencies other than the U.S. dollar. The Trust and its subsidiaries are exposed to risk that the exchange rate of the U.S. dollar relative to other currencies may change in a manner, which has an adverse affect on the reported value of the Trust and its subsidiaries’ assets and liabilities denominated in currencies other than the U.S. dollar.
      The clearing operations for the Trust and its subsidiaries’ securities are provided by major financial institutions. At June 30, 2006, substantially all cash and cash equivalents and all securities owned were held with major financial institutions. Credit risk is measured by the loss the Trust and its subsidiaries would record if the major financial institutions failed to perform pursuant to terms of their obligations. Management regularly monitors the financial stability of these financial institutions and does not believe there is a significant credit risk associated with them.
      The Trust and its subsidiaries are subject to credit risk to the extent any broker with which the Trust conducts business is unable to deliver cash balances or securities, or is unable to clear security transactions on the Trust and its subsidiaries’ behalf. Management monitors the financial condition of the brokers with which the Trust and its subsidiaries conducts business and believes the likelihood of loss under those circumstances is remote.

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)

11.	Due from/to Brokers
      The Trust and its subsidiaries conduct business with brokers for its investment activities. The clearing and depository operations for the Trust and its subsidiaries’ investment activities are performed pursuant to customary agreements with the brokers. At June 30, 2006, the due from brokers balance in the consolidated balance sheet includes collateral at the Trust and its subsidiaries’ clearing brokers and receivables for securities transactions pending settlement. Collateral represents restricted cash balances held by a counterparty to a contract over the life of the contract to represent a specified percentage of the notional value of the contract.
      The table below summarizes the due from brokers balance as of June 30, 2006:

Amount

(In thousands)
Purchases of trading securities pending settlement	$1,306
Collateral held (restricted cash) by underwriter for warehouse agreement	9,101
Collateral held (restricted cash) by counterparties to swap transactions	69,075

Total	$79,482

      Due to brokers represents a payable to various counterparties for warehouse purchases pending settlement and amounts owed for the use of leverage within some of its consolidated affiliates’ broker relationships. The securities and loans in the warehouse entities are pledged as collateral for the related broker liabilities.
      The table below summarizes the due to brokers at June 30, 2006:

Amount

(In thousands)
Margin debt	$38,928
Purchases pending settlement, CLO	61,366
Purchases pending settlement, warehouse agreements	3,343,003

Total	$3,443,297

12.	Related Party Transactions
      Pursuant to the terms of the management agreement dated February 3, 2006 between the Partnership and Highland Capital Management, L.P. (“Highland Capital”), the Trust will pay a quarterly base management fee to Highland Capital for operating expenses incurred by Highland Capital on behalf of the Trust and its subsidiaries. The fee is calculated at the end of each quarter and is equal to 0.4375% (1.75% on an annualized basis) of the Trust’s income for the quarter adjusted to exclude non-cash charges or income items and special one-time events pursuant to changes in GAAP. Pursuant to the terms of the Trust’s offering documents, Highland Capital will forfeit the base management fee, if a registration statement for the shares offered in the various private offerings has not been filed within 270 days following the closing of the offerings. As of June 30, 2006, the management fee accrued and unpaid was approximately $1,910,000 and is included in management fee payable and management fee expense in the accompanying consolidated balance sheet and consolidated statement of income, respectively.

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
      In addition to the base management fee, an affiliate of Highland Capital Management, L.P. shall receive a quarterly incentive allocation in the Partnership in an amount equal to:

(i) 25% of the dollar amount by which

(a) the Partnership’s net income, (as determined by GAAP), before accounting for the incentive allocation, per weighted average Partnership unit for such quarter, exceeds

(b) an amount equal to the weighted average of the price per Partnership unit for all issuances of Partnership units, after deducting underwriting discounts and commissions and other costs and expenses relating to such issuances multiplied by the greater of 2% or 0.50% plus one-fourth of the U.S. Ten Year Treasury Rate for such quarter, multiplied by

(ii) the weighted average number of Partnership units outstanding during such quarter.
      The foregoing calculation of the incentive allocation will be adjusted to exclude special one-time events pursuant to changes in GAAP, as well as non-cash charges. The incentive allocation calculation and associated distribution will be made quarterly in arrears. Pursuant to the terms of the Trust’s offering documents, the incentive allocation will be deferred until a registration statement for the shares offered in the various private offerings has been filed. As of June 30, 2006, the incentive allocation accrued was approximately $3,335,000 and is included in the minority interest in the statement of income and on the balance sheet of the consolidated financial statements.
      During 2006, the Trust and its subsidiaries maintained accounts at NexBank, SSB (“NexBank”), a related party. As of June 30, 2006, balances in the accounts were approximately $5,354,000. Interest in the amount of approximately $363,000 was earned, and is recorded in the consolidated statement of income for the period ended June 30, 2006.
      As compensation for its management services to Tierra Alta and Rockwall, Highland Capital Management, LP is entitled to receive servicing fees for purchasing, selling and monitoring the assets in these entities. Highland Capital Management, LP is also entitled to an additional servicing fee after all other distributions are made and residual earnings remain in the entities. As of June 30, 2006, Highland Capital Management, LP had earned approximately $542,000 of servicing and additional servicing fees from Tierra Alta and Rockwall.
      The warehousing agreements are guaranteed by Highland Capital Management, L.P. through the date the related CDO transaction closes. As of June 30, 2006, $3,343,003,000, included in due from brokers in the accompanying consolidated balance sheet, is guaranteed.

13.	Minority Interest in Equity of Consolidated Subsidiaries
      As of June 30, 2006, the Trust has consolidated entities that have interests owned by affiliates of the Trust and unrelated third parties. These interests are reported as minority interest in equity of consolidated subsidiaries in the accompanying consolidated balance sheet. Income attributable to these holdings is reported in minority interest in income of consolidated subsidiaries in the accompanying consolidated statement of income.

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)
      The table below summarizes the assets included in “Minority interest in equity of consolidated subsidiaries” in the in the accompanying consolidated balance sheet:

Amount

(In thousands)
Interest in Tierra Alta and Rockwall owned by affiliates	$32,779
Interest in Tierra Alta and Rockwall owned by unrelated entities	14,048
Interest in Highland Financial Partners owned by affiliates	1,074
Interest in warehouses owned by affiliates	2,818
Incentive allocation earned by affiliate	3,335

$54,054

      The table below summarizes the income included in “Minority interest in income of consolidated subsidiaries” in the accompanying consolidated statement of income:

Amount

(In thousands)
Interest in Tierra Alta and Rockwall owned by affiliates	$1,699
Interest in Tierra Alta and Rockwall owned by unrelated entities	728
Interest in Highland Financial Partners owned by affiliates	74
Interest in warehouses owned by affiliates	2,818
Incentive allocation earned by affiliate	3,335

$8,654

14.	Equity
      On February 3, 2006, the Trust issued 16,212,573 shares in a private placement for approximately $237,365,000, net of placement fees. On March 3, 2006, the over-allotment option was exercised and the Trust issued an additional 254,762 shares for approximately $3,619,000, net of placement fees. As of June 30, 2006 all of the shares issued are outstanding. All Partnership options and restricted common Partnership units are dilutive as of June 30, 2006.
      The following table presents a reconciliation of basic and diluted income per share for the period from February 3, 2006 through June 30, 2006:

	Basic	Diluted

	(In thousands, except share and
	per share amounts)
Net income	$17,886	$17,886
Weighted — average number of common shares outstanding	16,419,137	17,755,283
Net income per share	$1.09	$1.01

15.	Commitments
      In the normal course of business the Trust and its subsidiaries may enter into contracts which provide general indemnifications and contain a variety of presentations and warranties that may expose the Trust and its subsidiaries to some risk of loss. In addition to the other financial commitments discussed in the consolidated financial statements, the amount of future losses arising from such undertakings, while not quantifiable, is not expected to be significant.

Highland Financial Trust
Notes to Consolidated Financial Statements
For the Period from February 3, 2006 (commencement of operations) through June 30, 2006 — (Continued)

16.	Subsequent Events
      On August 23, 2006, Highlander Euro CDO, B.V. (“Highlander I”) closed. Highlander I owns Eurodollar secured leveraged bank loans. On the day of closing, CDO Holdco invested in the preferred shares of Highlander I, acquiring a majority stake representing approximately 51% of the outstanding equity.
      On August 3, 2006, Red River CLO, Ltd (“Red River”) closed. Red River owns secured leveraged bank loans. On the day of closing, CDO Holdco invested in the preferred shares of Red River, acquiring a majority stake representing approximately 56% of the outstanding equity.
      On July 24, 2006, HFP CDO Construction Corporation was formed as a Cayman Islands Company that is wholly owned by CDO Holdco. This entity was created for the purposes of becoming the subsidiary that would enter into the warehousing agreements for existing and all future warehouse transactions.

                            Shares
Common Shares

PROSPECTUS
          , 2007

Citigroup	JPMorgan

PART II.     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
      The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by Highland Financial Trust.

Securities and Exchange Commission registration fee	$5,350
NASD filing fee	5,500
NYSE listing fee	*
Legal fees and expenses	*
Accounting fees and expenses	*
Printing and engraving expenses	*
Blue Sky fees and expenses	*
Transfer Agent and Registrar fees	*
Miscellaneous fees	*

Total expenses	*

      * To be completed by amendment.

Item 14.	Indemnification of Directors and Officers.
      Highland Financial Trust (the “Company”) is a statutory trust organized under the law of Delaware. Section 3817 of the Delaware Statutory Trust Act provides that, subject to such standards and restrictions, if any, as are set forth in the governing instruments of a statutory trust, a statutory trust shall have the power to indemnify and hold harmless any trustee or beneficial owner or other person from and against any and all claims and demands whatsoever. Pursuant to the Company’s Amended and Restated Trust Agreement, Highland Financial Partners, L.P. has agreed, to the fullest extent permitted by applicable law, to indemnify and hold harmless (i) the trustees of the Company, (ii) any officer, director, shareholder, employee, representative or agent of the trustees of the Company, and (iii) any employee or agent of the Company from and against any loss, damage, liability, tax, penalty, expense or claim of any kind or nature whatsoever incurred by such person by reason of the creation, operation or termination of the Company or any act or omission performed or omitted by such person in good faith on behalf of the Company and in a manner such person reasonably believed to be within the scope of authority conferred on such person by the Company’s Amended and Restated Trust Agreement, except that no such person is entitled to be indemnified in respect to any loss, damage or claim incurred by such person by reason of fraud, gross negligence or willful misconduct with respect to such acts or omissions.

Item 15.	Recent Sales of Unregistered Securities.
      On February 3, 2006, the Company sold 16,212,573 of its common shares of beneficial interest, $0.01 par value (the “Common Shares”), to Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. (the “Underwriters”). The Company issued these Common Shares to the Underwriters in reliance on the exemption from the registrations requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 4(2) of the Securities Act. The Underwriters paid the Company a purchase price of $          per Common Share, for total net proceeds to the Company of approximately $237.4 million. The Underwriters resold all of these Common Shares to (i) Qualified Institutional Buyers (as defined in Rule 144A under the Securities Act) in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act, (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation S under the Securities Act and (iii) investors in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation D under the Securities Act.

      On October      , 2006, the Company sold 10,203,922 Common Shares to the Underwriters. The Company issued these Common Shares to the Underwriters in reliance on the exemption from the registrations requirements of the Securities Act provided by Section 4(2) of the Securities Act. The Underwriters paid the Company a purchase price of $163.1 million per Common Share, for total net proceeds to the Company of $          . The Underwriters resold all of these Common Shares to (i) Qualified Institutional Buyers in reliance on the exemption from the registration requirements of the Securities Act provided by Rule 144A under the Securities Act, (ii) investors outside the United States in reliance on the exemption from the registration requirements of the Securities Act provided under Regulation S under the Securities Act and (iii) investors in reliance on the exemption from the registration requirements of the Securities Act provided by Regulation D under the Securities Act.
      INSERT DESCRIPTION OF OTHER SALES OF COMMON SHARES, IF ANY
      GRANT OF RESTRICTED SHARES PURSUANT TO THE LONG-TERM INCENTIVE PLAN

Item 16.	Exhibits and Financial Statement Schedules.
      (a) Exhibits.

Exhibit
Number		Title

1	.1*	Form of Underwriting Agreement by and among Highland Financial Trust and the underwriters named therein.
3	.1*	Certificate of Trust of Highland Financial Trust.
3	.2*	Trust Agreement of Highland Financial Trust.
3	.3*	Amended and Restated Trust Agreement of Highland Financial Trust.
4	.1*	Form of Certificate of Common Share of Highland Financial Trust.
5	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
21	.1*	Subsidiaries of Highland Financial Trust.
23.1		Consent of PricewaterhouseCoopers LLP.
23	.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
24.1		Power of Attorney (set forth on the signature page to this registration statement).

*	To be filed by amendment.
      (b) Financial Statement Schedules.
      All schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable, and, therefore, have been omitted.

Item 17.	Undertakings.
      (a) The undersigned registrant hereby undertakes to provide the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as are required by the underwriters to permit prompt delivery to each purchaser.
      (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
      (c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each posteffective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on the 31st day of October, 2006.

HIGHLAND FINANCIAL TRUST

By:	/s/ Todd Travers

Todd Travers
Chief Executive Officer and Chief Investment Officer
POWER OF ATTORNEY
      Each person whose signature appears below hereby constitutes and appoints J. Kevin Ciavarra and Michael S. Minces, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether pre-effective or post-effective, including any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Todd Travers Todd Travers	Director, Chief Executive Officer and Chief Investment Officer (Principal Executive Officer)	October 31, 2006

/s/ Chad Schramek Chad Schramek	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	October 31, 2006

/s/ James Dondero James Dondero	Chairman of the Board	October 31, 2006

/s/ Scott F. Kavanaugh Scott F. Kavanaugh	Director	October 31, 2006

/s/ John E. Urban John E. Urban	Director	October 31, 2006

Signature	Title	Date

/s/ Mark Okada Mark Okada	Director	October 31, 2006

/s/ Gene C. McQuown Gene C. McQuown	Director	October 31, 2006

/s/ Michael P. Zarrilli Michael P. Zarrilli	Director	October 31, 2006

EXHIBIT INDEX

Exhibit
Number		Title

1	.1*	Form of Underwriting Agreement by and among Highland Financial Trust and the underwriters named therein.
3	.1*	Certificate of Trust of Highland Financial Trust.
3	.2*	Trust Agreement of Highland Financial Trust.
3	.3*	Amended and Restated Trust Agreement of Highland Financial Trust.
4	.1*	Form of Certificate of Common Share of Highland Financial Trust.
5	.1*	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
21	.1*	Subsidiaries of Highland Financial Trust.
23.1		Consent of PricewaterhouseCoopers LLP.
23	.2*	Consent of Skadden, Arps, Slate, Meagher & Flom LLP.
24.1		Power of Attorney (set forth on the signature page to this registration statement).

*	To be filed by amendment.